   As filed with the Securities and Exchange Commission on November 21, 2001

                                                 Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                           THE J. M. SMUCKER COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

               OHIO                               2033                            34-0538550
 (State or Other Jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  Incorporation or Organization)      Classification Code Number)           Identification Number)

                             ---------------------
                                STRAWBERRY LANE
                           ORRVILLE, OHIO 44667-0280
                                 (330) 682-3000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             ---------------------
                           STEVEN J. ELLCESSOR, ESQ.
                  VICE PRESIDENT -- FINANCE AND ADMINISTRATION
                           THE J. M. SMUCKER COMPANY
                                STRAWBERRY LANE
                           ORRVILLE, OHIO 44667-0280
                                 (330) 682-3000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                             ---------------------
                                   COPIES TO:

WILLIAM P. RITCHIE, ESQ.                            DAVID P. PORTER, ESQ.
JONES, DAY, REAVIS & POGUE                          JONES, DAY, REAVIS & POGUE
77 WEST WACKER                                      NORTH POINT
CHICAGO, ILLINOIS 60601                             901 LAKESIDE AVENUE
(312) 782-3939                                      CLEVELAND, OHIO 44114-1190
                                                    (216) 586-3939

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable following the effective date of this registration statement and the date on which all other conditions to the merger of The Procter & Gamble Ohio Brands Company with and into The J. M. Smucker Company pursuant to the merger agreement described in the enclosed document have been satisfied or waived.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                                               PROPOSED MAXIMUM
                TITLE OF EACH CLASS OF                      AMOUNT TO BE      AGGREGATE OFFERING        AMOUNT OF
              SECURITIES TO BE REGISTERED                 REGISTERED(1)(2)         PRICE(3)         REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Common Shares, without par value.......................      24,442,505          $780,326,972           $195,082
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) The maximum number of common shares of The J. M. Smucker Company that may be registered is based on the maximum number of shares canceled by The J. M. Smucker Company in connection with the merger described in the attached proxy statement-prospectus. Does not include shares to be issued in the merger to holders of The Procter & Gamble Ohio Brands Company, the issuance of which will be the subject of a separate registration statement.

(2) One preferred share purchase right will attach to and trade with each common share. These rights are also covered by this registration statement and the value attributed to them, if any, is reflected in the market price of the common shares.

(3) Based upon the average high and low prices in the consolidated reporting system of the common shares of The J. M. Smucker Company on The New York Stock Exchange on November 19, 2001, in accordance with Rules 457(c) and
    (f)(1), and estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                [SMUCKERS LOGO]

     You are cordially invited to attend The J. M. Smucker Company's Special Meeting of Shareholders at 11:00 a.m. Eastern Standard Time, on Friday, March 1, 2002, at The Arden Shisler Center for Education & Economic Development, 1625 Wilson Road, Wooster, Ohio (adjacent to Fisher Auditorium on the campus of the Ohio Agricultural Research and Development Center). A map showing the location of The Arden Shisler Center for Education & Economic Development is on the back cover. A notice of the special meeting and the proxy statement follow.

     At the meeting, you will be asked to approve the merger of the Jif peanut butter and Crisco shortening and oils businesses of The Procter & Gamble Company into Smucker. In the merger, shareholders of Smucker and shareholders of P&G will receive new Smucker common shares. In certain events, shareholders of Smucker may receive cash for some of their Smucker shares in the merger. After the merger, we expect that between 45 - 47.5% of the new Smucker shares will be owned by current Smucker shareholders and between 52.5 - 55% of the new Smucker shares will be owned by P&G shareholders. The new Smucker shares will have time phase voting rights, but only with respect to certain specified matters, such as mergers, sales of all, or substantially all, of our assets, and amendments to our articles of incorporation and regulations. With respect to all other matters, including the election of directors, the new Smucker shares will be entitled to one vote per share. All new Smucker common shares issued in the merger will initially be ten-vote shares for time phase voting purposes and will be listed on The New York Stock Exchange.

     Your board of directors believes that the merger and the combination of these three strong icon brands -- Smucker's, Jif and Crisco -- should enhance shareholder value by creating a new and exciting company with a leading position in three food categories, excellent earnings power, and a strong financial position to pursue new product development and acquisition opportunities. Your board of directors also believes that the merger should increase the liquidity and trading volume of our common shares and expand our investor base. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSED MERGER.

     Your participation in this special meeting, either in person or by proxy, is very important. If you are a record holder of common shares, you will find enclosed a proxy card(s) with a return envelope. For more information concerning voting by proxy, please see the section of this document beginning on page entitled "Voting by Proxy." We encourage you to read this entire document carefully. This document provides you with detailed information about the special meeting, the terms of the merger, and the Jif and Crisco businesses. You may also obtain information about Smucker from publicly available documents that we have filed with the Securities and Exchange Commission. See "Where You Can
Find More Information" beginning on page   .

     It is very important that your shares be represented and voted at the special meeting, regardless of whether you plan to attend in person. PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD(S) AT YOUR EARLIEST CONVENIENCE. We are very excited about the opportunities the proposed merger brings, and we thank you for your consideration and continued support.

Sincerely,

/s/ Timothy P. Smucker
Chairman and
Co-Chief Executive Officer

/s/ Richard K. Smucker
  President and
  Co-Chief Executive Officer

                                PRELIMINARY COPY

                           THE J. M. SMUCKER COMPANY
                                STRAWBERRY LANE
                           ORRVILLE, OHIO 44667-0280

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

     A Special Meeting of Shareholders of The J. M. Smucker Company will be held at 11:00 a.m., Eastern Standard Time, on Friday, March 1, 2002. The purposes of the special meeting are for you to consider and vote upon:

     - A proposal to approve the merger of a wholly owned subsidiary of Procter & Gamble, which will hold the Jif and Crisco businesses, into Smucker with Smucker as the surviving company, by adopting the merger agreement relating to the merger; and

     - To consider any other matter that may properly come before the meeting.

     Please note that admission to the meeting will be by admission card only. If you plan to attend the meeting, you may obtain an admission card as follows:

     - If you are a record holder of common shares, please mark the appropriate box on the enclosed proxy card(s) so that we can mail an admission card to you in advance of the meeting.

     - If you are not a record holder, but instead hold your common shares in the name of your broker, bank or other nominee, write to our corporate secretary to request an admission card and furnish proof of shareholder status, such as a bank or brokerage firm account statement.

     All shareholders WITH ADMISSION CARDS are cordially invited to attend the special meeting, although only those shareholders of record at the close of business on Monday, December 31, 2001, are entitled to notice of the special meeting and to vote at the meeting or any adjournment or postponement of the meeting.

                                          STEVEN J. ELLCESSOR
                                          Vice President -- Finance and
                                          Administration,
                                          Secretary, and General Counsel

 PLEASE VOTE YOUR SHARES PROMPTLY.  YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE
                            ENCLOSED PROXY CARD(S).

                             ---------------------

                         If you have questions, contact
                   Georgeson Shareholder Communications, Inc.
                            Call Toll-Free: [NUMBER]

                             ---------------------

Orrville, Ohio, January   , 2002

               YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR SIGNED
             AND DATED PROXY CARD(S) AT YOUR EARLIEST CONVENIENCE.

THE INFORMATION IS THIS PROXY STATEMENT-PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT-PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION             , 2001

                           PROXY STATEMENT-PROSPECTUS

                           THE J. M. SMUCKER COMPANY

                        COMMON SHARES, WITHOUT PAR VALUE

                                MERGER PROPOSED

THE J. M. SMUCKER COMPANY

- New York Stock Exchange Symbol:  SJM

THE PROCTER & GAMBLE OHIO BRANDS COMPANY

- A newly formed, wholly owned subsidiary of The Procter & Gamble Company (New York Stock Exchange Symbol: PG), which will hold the Jif peanut butter and Crisco shortening and oils businesses of P&G at the time of the merger. The Procter & Gamble Ohio Brands Company is an Ohio corporation that is not publicly traded.

THE MERGER:

- The Procter & Gamble Ohio Brands Company will merge with and into Smucker.

- Upon completion of the merger, Smucker expects to issue approximately 49,370,000 new Smucker common shares representing the combined business operations of Smucker's and P&G's Jif and Crisco businesses.

- Smucker shareholders will exchange each of their current Smucker common shares for approximately 0.96 new Smucker common shares. Cash will be paid in lieu of issuing fractional shares. In certain circumstances, all Smucker shareholders will receive a cash payment, and the number of new Smucker common shares they receive in the merger will be reduced ratably to reflect the amount of cash received.

- P&G shareholders will receive one new Smucker common share for every 50 P&G common shares that they hold.

     YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE   FOR A
DESCRIPTION OF SOME OF THE RISKS YOU SHOULD CONSIDER IN EVALUATING THE PROPOSED MERGER.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NEW SMUCKER COMMON SHARES TO BE ISSUED IN THE MERGER OR DETERMINED THAT THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this proxy statement-prospectus is January   , 2002,

   and it is first being mailed to shareholders on or about January   , 2002.

                      REFERENCES TO ADDITIONAL INFORMATION

     This document incorporates important business and financial information about Smucker from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this document by accessing the Securities and Exchange Commission's website maintained at "www.sec.gov" or by requesting copies in writing or by telephone from Smucker at the following address:

                           The J. M. Smucker Company
                                Strawberry Lane
                           Orrville, Ohio 44667-0280
                         Attention: Investor Relations
                                 (330) 682-3000

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY FEBRUARY 22, 2002 IN ORDER TO RECEIVE THEM BEFORE OUR SPECIAL MEETING OF SHAREHOLDERS. WE WILL MAIL THE DOCUMENTS YOU REQUEST BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, BY THE NEXT BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

     See "Where You Can Find More Information" beginning on page   .

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Summary.....................................................     1
  Questions and Answers About the Special Meeting...........     1
  Smucker...................................................     5
  The Procter & Gamble Ohio Brands Company..................     5
  The Merger................................................     6
  Merger Consideration......................................     6
  Amended Articles of Incorporation.........................     8
  Board of Directors Recommendation to Shareholders.........     9
  Fairness Opinion of William Blair & Company, L.L.C........     9
  Shareholders Agreement....................................     9
  Ancillary Agreements......................................     9
  Listing of New Smucker Common Shares......................     9
Financial Summary...........................................    10
  Market Price Data and Dividends...........................    10
  Dividend Policy...........................................    10
  Selected Historical Financial Data of Smucker.............    11
  Selected Combined Historical Financial Data of the Jif and
     Crisco Businesses......................................    12
  Selected Unaudited Condensed Combined Pro Forma Financial
     Data of Smucker........................................    13
  Comparative Per Share Data................................    13
Risk Factors................................................    14
Special Note Regarding Forward-Looking Statements...........    16
The Merger..................................................    17
  Background of the Merger..................................    17
  Reasons for the Merger; Recommendation of the Smucker
     Board..................................................    20
  Opinion of Smucker's Financial Advisor....................    21
  Stock Exchange Listing....................................    29
  Material United States Federal Income Tax Consequences of
     the Merger.............................................    29
  Consequences of the Merger................................    30
  Accounting Treatment......................................    31
  Regulatory Approvals......................................    31
  Dissenters' Rights........................................    31
The Special Meeting.........................................    34
  Purpose, Time and Place...................................    34
  Record Date; Voting Information...........................    34
  Voting by Proxy...........................................    35
  Revocation of Proxies.....................................    36
  Share Ownership of Management and Certain Shareholders....    36
  Solicitation of Proxies...................................    36
Business of Smucker.........................................    37
  Overview and Products.....................................    37
  Employees.................................................    39
  Legal Proceedings.........................................    39
  Properties................................................    39
  Management Discussion and Analysis of the Jif and Crisco
     Businesses.............................................    40

                                                               PAGE
                                                               ----
The Merger Agreement........................................    44
  Summary of the Transactions...............................    44
  General...................................................    44
  Timing of Closing.........................................    44
  Articles of Incorporation and Regulations of Smucker......    44
  Board of Directors and Officers of Smucker Following the
     Completion of the Merger...............................    44
  Merger Consideration; Conversion of Shares................    44
  Exchange Agent; Procedures for Exchange of Certificates;
     Fractional Shares......................................    46
  Representations and Warranties............................    46
  Covenants.................................................    47
  Conditions to the Completion of the Merger................    51
  Termination of the Merger Agreement.......................    53
  Effect of Termination; Termination Fees...................    54
The Contribution Agreement..................................    55
  Summary of the Transactions...............................    55
  General...................................................    55
  Contribution and Transfer of the Jif and Crisco Businesses
     and the Assumption of Liabilities......................    55
  Representations and Warranties............................    57
  Covenants.................................................    58
  Indemnification and Arbitration...........................    58
The Shareholders Agreement..................................    59
  Agreement to Vote and Proxy...............................    59
  Restrictions on Transfer..................................    59
  Standstill................................................    60
  Termination...............................................    60
Ancillary Agreements........................................    61
  Transitional Services Agreement...........................    61
  Manufacturing Plant Separation Agreement..................    61
  Tax Sharing Agreement.....................................    63
Comparison of the Rights of Smucker Shareholders Before and
  After the Merger..........................................    64
Experts.....................................................    65
Legal Matters...............................................    65
Tax Matters.................................................    65
Submission of Future Shareholder Proposals..................    65
Where You Can Find More Information.........................    66
Smucker SEC Filings.........................................    67
Index to Financial Statements...............................   F-1

ANNEXES
Merger Agreement............................................   A-1
Contribution Agreement......................................   B-1
Shareholders Agreement......................................   C-1
William Blair Opinion.......................................   D-1
Sections 1701.84 and 1701.85 of the Ohio Revised Code.......   E-1
Amended Articles of Incorporation...........................   1-F

                                    SUMMARY

     This summary highlights selected information contained in this document, and does not include all the information that is important to you. To understand fully the proposed merger of the Jif and Crisco businesses with Smucker, and for a more complete description of the terms and conditions of the merger, you should read this entire document and the documents to which we have referred
you. See "Where You can Find More Information" (page   ). We have included page
references parenthetically to direct you to a more complete description of each topic presented in this summary.

I.  QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

GENERAL

Q:  ON WHAT AM I BEING ASKED TO VOTE?

A:  You are being asked to approve the merger of Procter & Gamble's Jif and
    Crisco businesses with and into Smucker (page   ).

Q:  WHY AM I BEING ASKED TO VOTE?

A: Your vote is required under both Ohio corporate law and the rules of The New York Stock Exchange.

     - Ohio corporate law requires your approval of the merger through adoption of the agreement and plan of merger, which also acts as approval of the changes to our articles of incorporation that will result from the merger.

     - The rules of The New York Stock Exchange require your approval for the issuance of shares in connection with the merger.

     Your vote on the merger will fulfill both requirements.

Q:  WHO IS ELIGIBLE TO VOTE?

A: You are eligible to vote your Smucker common shares at the special meeting if you were a shareholder of record of those shares at the close of business
    on December 31, 2001 (page   ).

MERGER OF THE JIF AND CRISCO BUSINESSES WITH AND INTO SMUCKER

Q: WHY SHOULD I VOTE IN FAVOR OF THE MERGER OF THE JIF AND CRISCO BUSINESSES WITH AND INTO SMUCKER?

A: The combination of these three icon brands, Smucker's, Jif and Crisco -- all with leading market positions -- will create a new and exciting company with a leading position in three food categories. Smucker believes that the merger should enhance shareholder value by significantly increasing its earnings power and strengthening its position in both the minds of consumers and in the center aisles of the nation's retail outlets. Smucker also believes that the combined company will be well-positioned to pursue new product development and acquisition opportunities. See "The Merger --
    Reasons for the Merger; Recommendation of the Smucker Board" (page   ).

Q: WHAT IS THE POSITION OF THE SMUCKER BOARD OF DIRECTORS REGARDING THE MERGER OF THE JIF AND CRISCO BUSINESSES INTO SMUCKER?

A:  Your board of directors has unanimously approved the merger and recommends
    that you vote FOR the proposed merger (page   ).

Q:  WHAT WILL HAPPEN IN THE PROPOSED MERGER?

A: P&G will spin off its Jif and Crisco businesses to its shareholders, and immediately thereafter those businesses will merge with and into Smucker. Smucker will survive the merger as a stand-alone company and will hold and conduct the combined business operations of Smucker's, Jif and Crisco. Following the merger, we expect that P&G shareholders will hold between
    52.5 - 55% of the outstanding new Smucker common shares (page   ).

Q:  HOW MANY VOTES ARE NEEDED TO APPROVE THE MERGER?

A: The merger requires the approval of at least two-thirds of the voting power of our common shares, giving effect to ten-vote shares. If you do not vote, it will have the same effect as a vote against the merger.

    Each Smucker common share will have ten votes on the merger proposal and each other matter to be considered at the special meeting, if any, unless there has been a change in beneficial ownership of that common share during the four years immediately preceding December 31, 2001. In the event that there has been a change in beneficial ownership of a share during those four years, the current owner of that share will have only one vote with respect to that share.

    Our directors, executive officers, and several members of the Smucker family have indicated that they intend to vote their Smucker common shares FOR the merger. Several of these Smucker family members have also entered into an agreement with P&G that requires them to vote for the merger and grants to P&G a proxy to vote their shares in favor of the merger. As of December 31, 2001, these directors, executive officers, and family members were entitled
    to vote approximately   Smucker common shares, or approximately      % of
    the outstanding Smucker common shares, representing in the aggregate,
    approximately           % to           % of the voting power of the
    outstanding Smucker common shares (page   ).

Q: IF THE MERGER IS APPROVED, WHAT ARE THE SIGNIFICANT CONDITIONS TO ITS COMPLETION?

A: If the merger is approved, its completion is subject to the satisfaction (or waiver, where permissible) of a number of conditions, including P&G's receipt of certain tax rulings from the Internal Revenue Service and Smucker shareholders' receipt of at least 45% of the new Smucker common shares to be
    issued in the merger (page   ).

Q:  WHAT WILL SMUCKER SHAREHOLDERS RECEIVE IN THE MERGER IF IT IS APPROVED?

A: In the merger, current Smucker common shares will be converted into new Smucker common shares. Smucker will hold and conduct the combined business operations of Smucker, Jif and Crisco.

    If P&G receives all of its requested tax rulings, we expect that Smucker shareholders will receive approximately 0.96 new Smucker common shares following the merger for each Smucker common share held as of the record date for the distribution.

    If P&G does not obtain all of the requested tax rulings, all Smucker shareholders will receive a cash payment in an amount necessary to satisfy P&G that those tax rulings are not required, and the number of new Smucker common shares they receive in the merger will be decreased ratably to reflect the amount of cash received. Although we will not have a final determination until just prior to closing, we expect that the cash amount to be paid to Smucker shareholders will not exceed $2.05 per share even if P&G does not obtain any of the requested tax rulings. In that situation, we would expect that Smucker shareholders would receive approximately 0.87 new Smucker common shares following the merger for each current Smucker common
    share held as of the record date for the distribution (page   ).

    No fractional new Smucker common shares will be issued to Smucker shareholders in the merger. Smucker shareholders that would otherwise be entitled to a fraction of a new Smucker common share will receive a cash payment in lieu of issuance of that fractional share. Following the merger, we expect that between 45 - 47.5% of the outstanding Smucker common shares will be held by current Smucker shareholders.

Q: WHY WILL I RECEIVE LESS THAN ONE WHOLE NEW SMUCKER COMMON SHARE FOR EACH OF MY CURRENT SMUCKER COMMON SHARES?

A: Immediately after the completion of the merger, the percentage of Smucker common shares to be held by Smucker shareholders and P&G shareholders will be based upon the agreement of the parties as set forth in the merger agreement, which reflects economic and tax considerations. This agreement, which calls for each P&G shareholder to receive one new Smucker common share for every 50 P&G common shares, will result in an exchange of one Smucker common share held as of the record date for the distribution into less than one new Smucker common share. Although you will receive less than one new Smucker common share for each of your existing shares, the new shares that you will receive will reflect the value of Smucker after the merger. With the addition of Jif and Crisco, Smucker will have significantly greater assets, revenues, and earnings on a pro forma basis. Management believes that this will result in a value for Smucker, and, therefore for your shares, that will be greater after the merger than before the announcement of the merger.

Q:  HOW WILL MY RIGHTS AS A SMUCKER SHAREHOLDER DIFFER AFTER THE MERGER?

A: After the merger, your rights as a holder of new Smucker common shares will be governed by the articles of incorporation attached to this document as Annex F, rather than our current articles of incorporation. Under the time phase voting provisions of our current articles, Smucker shareholders that have held their shares for four years are entitled to ten votes for each of those shares on all matters submitted to Smucker shareholders for approval. The time phase voting provisions of the articles of incorporation that will be in effect following the merger would limit the situations in which eligible shareholders can exercise ten votes per share to certain specified matters, such as mergers, change of control transactions, sales of all, or substantially all, of our assets, and amendments to our articles and regulations other than any amendment that increases the number of votes to which holders of new Smucker common shares are entitled or expand the matters to which time phase voting applies. With respect to all other matters, including the election of directors, shares under the new articles
    of incorporation will be entitled to one vote per share (page   ).

Q:  WHAT WILL P&G SHAREHOLDERS RECEIVE IN THE MERGER IF IT IS APPROVED?

A: As a result of the merger, P&G shareholders will receive one new Smucker common share for every 50 P&G common shares that they held as of the record date for the distribution of the Jif and Crisco businesses to P&G shareholders. No fractional new Smucker common shares will be issued to P&G shareholders in the merger. P&G shareholders that otherwise would be entitled to a fraction of a new Smucker common share will receive a cash
    payment in lieu of issuance of that fractional share (page   ). Following
    the merger, we expect that between 52.5 - 55% of the outstanding new Smucker common shares will be held by P&G shareholders.

Q:  ARE THERE RISKS ASSOCIATED WITH THE MERGER?

A: Yes. We may not achieve the expected benefits of the merger because of the risks and uncertainties discussed in the section entitled "Risk Factors"
    starting on page   and the section entitled "Special Note Regarding
    Forward-Looking Statements" starting on page   . Those risks include, among
    other things, risks relating to the uncertainty that we will be able to integrate the Jif and Crisco businesses successfully and uncertainties relating to the performance of the businesses following the completion of the merger.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: If the merger is approved, we expect to complete the merger as soon as possible after the satisfaction or waiver (where permissible) of the conditions to the merger, including P&G's receipt of its requested rulings from the IRS. We currently anticipate that the merger will be completed
    during the first or second calendar quarter of 2002 (page   ).

Q:  IF I DO NOT VOTE IN FAVOR OF THE MERGER, WILL I HAVE DISSENTERS' RIGHTS?

A: You will be entitled to statutory dissenters' rights if you do not vote in favor of the merger and you follow the procedures described in this document
    to assert your dissenters' rights (page   ). If you vote in favor of the
    merger you will not have dissenters' rights.

Q: WHAT ARE THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO ME RESULTING FROM THE MERGER?

A: The conversion of your current Smucker common shares into new Smucker common shares in the merger should be a tax-free event to you under the federal income tax laws. In some circumstances, you may receive some cash in addition to new Smucker common shares. In that case, the cash you receive will generally be taxable. You will also receive cash in lieu of any fractional shares issuable to you in the merger. You will generally recognize a gain or loss due to the merger equal to the difference between the amount of cash and the tax basis allocated to the fractional share (page
      ).

     WE ENCOURAGE YOU TO CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

PROCEDURES

Q:  WHAT SHOULD I DO NOW?

A: YOU SHOULD MAIL YOUR SIGNED AND DATED PROXY CARD(S) IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE SO THAT YOUR SHARES WILL BE REPRESENTED AND VOTED AT THE SPECIAL MEETING. If you plan to attend the special meeting, please be sure to obtain an admission card.

Q:  DO I NEED TO SEND IN MY SHARE CERTIFICATES NOW?

A: Do NOT send in your share certificates now. Do NOT send in your share certificate with your proxy card(s). If the merger is approved, we will send you a letter describing how to exchange your share certificates after the merger is completed.

Q: IF I AM NOT GOING TO ATTEND THE SPECIAL MEETING, SHOULD I RETURN MY PROXY CARD(S)?

A. YES. Returning your proxy card(s) ensures that your shares will be represented at the special meeting, even if you are unable to or do not attend.

Q:  CAN I CHANGE MY VOTE AFTER I MAIL MY PROXY CARD(S)?

A:  Yes. If you are a record holder, you can change your vote by:

     - sending a written notice to the corporate secretary of Smucker that is received prior to the special meeting and states that you revoke your proxy;

     - signing a new proxy card(s) and returning it by mail to our transfer agent so that it is received prior to the special meeting; or

     - obtaining an admission card, attending the special meeting, and voting in person.

     If your shares are held in street name by your broker, you will need to contact your broker to revoke your proxy.

Q:  WHAT IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER?

A: Your broker will vote your shares with respect to the merger only if you provide written instructions to your broker on how to vote, so it is important that you provide your broker with instructions. If you do not provide your broker with instructions, under the rules of The New York Stock Exchange, your broker will not be authorized to vote with respect to the merger. To ensure that your broker receives your instructions, we suggest that you send them in the envelope enclosed with the instructions. If you wish to vote in person at the meeting, and hold your shares in your broker's name, you must contact your broker and request a document called a "legal proxy." You must bring this legal proxy to the meeting in order to vote in person.

Q: WHAT IF I DO NOT VOTE, ABSTAIN FROM VOTING, OR DO NOT INSTRUCT MY BROKER TO VOTE MY SHARES?

A: If you do not vote, it will have the same effect as a vote against the merger. Abstentions and broker non-votes will also have the effect of votes against the merger.

Q:  WHO CAN ANSWER MY QUESTIONS?

A: If you have any questions regarding the special meeting or need assistance in voting your shares, please contact our proxy solicitor:

                       Georgeson Shareholder Communications, Inc.
                       111 Commerce Road
                       Carlstadt, New Jersey 07072-2586
                       Attn: [NAME]
                       Telephone: [PHONE]

                       or

                       The J. M. Smucker Company
                       Strawberry Lane
                       Orrville, Ohio 44667-0280
                       Attn: Investor Relations
                       Telephone: (330) 682-3000

                       All other questions should be directed to:

                       The J. M. Smucker Company
                       Strawberry Lane
                       Orrville, Ohio 44667-0280
                       Attn: Office of the Corporate Secretary
                       Telephone: (330) 682-3000

Q:  WHERE CAN I FIND MORE INFORMATION ABOUT SMUCKER?

A:  You can find more information about Smucker from various sources described
    under "Where You Can Find More Information" starting on page   .

II.  ADDITIONAL INFORMATION

SMUCKER

     Smucker, an Ohio corporation, manufactures and markets food products on a worldwide basis. Smucker's principal products are fruit spreads, dessert toppings, fruit and vegetable juices, juice beverages, natural peanut butter, industrial fruit products such as bakery and yogurt fillings, syrups, condiments, and gift packages.

                           The J. M. Smucker Company
                                Strawberry Lane
                           Orrville, Ohio 44667-0280
                                 (330) 682-3000

THE PROCTER & GAMBLE OHIO BRANDS COMPANY

     The Procter & Gamble Ohio Brands Company is a wholly owned subsidiary of The Procter & Gamble Company that will hold the Jif peanut butter and Crisco shortening and oils businesses of P&G at the time of the merger. We will refer to The Procter & Gamble Ohio Brands Company as "P&G Ohio" throughout this document.

                    The Procter & Gamble Ohio Brands Company
                        c/o The Procter & Gamble Company
                           One Procter & Gamble Plaza
                             Cincinnati, Ohio 45201
                                 (513) 983-1100

JIF AND CRISCO

     The Jif peanut butter brand has been a leader in the stabilized peanut butter category for over 20 years. The Jif brand had 34% of the stabilized peanut butter sales in the United States in calendar year 2000. The Jif business includes such products as Jif peanut butter in Regular, Reduced Fat and Simply Jif varieties, and Jif Smooth Sensations in Apple Cinnamon, Chocolate Silk, and Berry Blend varieties.

     Crisco has been a leader in the shortening and cooking oils category for over 50 years. Crisco products were introduced in 1911 and now include shortening, sprays and cooking oils. The Crisco brand had 24% of the shortening, cooking oils, and sprays sales in the United States in calendar year 2000.

     The Jif and Crisco businesses together have approximately 350 employees and have combined net revenues of approximately $615.3 million.

THE MERGER (PAGE   )

     In connection with the merger, P&G will transfer and contribute its Jif and Crisco businesses to P&G Ohio pursuant to the terms of a contribution agreement.
See "The Contribution Agreement" beginning on page   . Immediately prior to the
merger, P&G will spin off P&G Ohio by distributing all of the P&G Ohio common shares to P&G shareholders on a pro rata basis. P&G Ohio will then be merged with and into Smucker in accordance with the terms of a merger agreement. See
"The Merger Agreement" beginning on page   . As noted below under "Merger
Consideration," P&G shareholders will receive one new Smucker common share for every 50 P&G shares that they hold and Smucker shareholders will receive approximately 0.96 new Smucker common shares for each Smucker common share they hold. In certain circumstances, Smucker shareholders will receive a cash payment, and the number of new Smucker common shares they receive in the merger will be reduced ratably to reflect the amount of cash received.

     After the merger, Smucker will operate the Jif and Crisco businesses under their current brand names, and will also continue its current businesses and retain its current brand names. Smucker will continue to use the name "The J. M. Smucker Company" after the merger.

     The new Smucker common shares will have time phase voting rights, but only with respect to certain specified matters, such as mergers, sales of all, or substantially all, of our assets, change of control transactions, and amendments to our articles of incorporation and regulations. With respect to all other matters, including the election of directors, the new Smucker common shares will be entitled to one vote per share. All new Smucker common shares issued in the merger will be listed on The New York Stock Exchange and will initially be ten-vote shares for time phase voting purposes.

     We encourage you to read the agreements that govern the merger, which are attached as Annexes A and B to this document, because they set forth the terms of the transfer of the Jif and Crisco businesses to P&G Ohio and the merger of P&G Ohio into Smucker.

MERGER CONSIDERATION (PAGE   )

  SMUCKER SHAREHOLDERS

     The number of new Smucker common shares you will receive and whether you will receive a cash payment in the merger will depend on whether P&G obtains certain tax rulings it has requested from the IRS.

     - If P&G receives all of the tax rulings it has requested, Smucker shareholders will receive in the aggregate approximately 47.5% of the new Smucker common shares to be issued in the merger. In that case, we expect that you will receive approximately 0.96 new Smucker common shares for each Smucker common share that you hold as of the record date for the special meeting and that you would not receive any cash payment other than cash paid in lieu of issuing fractional shares.

     - If P&G does not receive certain tax rulings it has requested and decides to complete the merger anyway, Smucker shareholders could, under the terms of the merger agreement, receive in the aggregate as few as 45% of the new Smucker common shares to be issued in the merger. In that case, we expect that you would receive approximately 0.87 new Smucker common shares and between $1.40 to $2.05 in cash for each Smucker common share that you hold as of the record date for the special meeting in addition to the cash paid in lieu of issuing fractional shares, depending on the average closing price of Smucker common shares prior to the closing of the merger.

     For example, if you own 1,000 Smucker common shares as of the record date for the distribution we expect that you would receive the following:

                                        APPROXIMATE NUMBER OF NEW     APPROXIMATE
                                          SMUCKER COMMON SHARES     AMOUNT OF CASH
                                        -------------------------   ---------------
All requested tax rulings received....             960                          -0-
No requested tax rulings received.....             870              $1,400 - 2,050*

* Amount of cash will depend on the closing price for Smucker's common shares for the 15-day period prior to the effective date of the merger.

     If P&G receives a portion of the tax rulings it has requested, the number of new Smucker common shares you will receive and the amount of cash you will receive will fall between the above examples.

     The examples given above assume that the number of Smucker common shares and P&G common shares outstanding on the closing of the merger remains the same as were outstanding on July 31, 2001 and September 30, 2001, respectively. The number of outstanding shares will, however, change prior to closing. For a more complete description of the consideration to be received by Smucker shareholders, see "The Merger Agreement -- Merger Consideration; Conversion of Shares."

  P&G OHIO SHAREHOLDERS

     In the merger, P&G shareholders holding shares of P&G Ohio will receive one new Smucker common share for every 50 common shares of P&G that they held on the record date for the distribution of shares of P&G Ohio to the holders of P&G shares.

  CONDITIONS TO THE COMPLETION OF THE MERGER (PAGE   )

     The merger will be completed if a number of conditions are met (or where permitted, waived) including the following:

     - we receive the required approval of our shareholders;

     - no injunction or order would make completion of the merger unlawful;

     - The New York Stock Exchange approves our listing of the new Smucker common shares;

     - the registration statement we have filed with the Securities and Exchange Commission in connection with the issuance of the new Smucker common shares in the merger becomes effective;

     - all necessary governmental approvals are obtained;

     - the representations and warranties of each party are true and correct in all respects except where the failure to be true and correct would not have a material adverse effect on the business of Smucker or the Jif and Crisco businesses, as the case may be;

     - each party performs in all material respects all covenants required to be performed by it under the merger agreement and related transaction agreements; and

     - each of P&G and Smucker receives a written opinion from its tax advisor that the merger will be tax-free to its shareholders.

     In addition, we do not have to complete the merger unless the following conditions are met:

     - our shareholders receive in the aggregate at least 45% of the new Smucker common shares to be issued in the merger; and

     - P&G transfers the Jif and Crisco businesses to P&G Ohio and completes the spin-off of P&G Ohio to its shareholders.

     Further, P&G does not have to complete the merger unless the following conditions are met:

     - P&G receives a letter ruling from the IRS with respect to certain specified issues relating to the tax treatment of the transactions to P&G and its shareholders; and

     - if P&G does not obtain certain other rulings from the IRS requested in its ruling request, and as a result thereof some cash will be paid to Smucker shareholders in the merger, the total amount of the cash will not exceed $50 million.

  TERMINATION OF THE MERGER AGREEMENT (PAGE   )

     Smucker and P&G may agree to terminate the merger agreement at any time, including after the special meeting of Smucker's shareholders. In addition, either party may terminate the merger agreement if:

     - the other party breaches its representations, warranties, covenants or agreements under the merger agreement in a material respect and does not or cannot cure the breach;

     - a governmental order prohibits the merger;

     - the parties do not complete the merger by June 30, 2002; or

     - we do not receive the required approval of our shareholders.

     In addition, Smucker may terminate the merger agreement if P&G breaches its representations, warranties, covenants or agreements under the contribution agreement in a material respect and does not or cannot cure the breach.

     In addition, P&G may terminate the merger agreement if:

     - our board of directors changes or fails to confirm its recommendation that you vote in favor of the merger; or

     - the value of the new Smucker common shares to be issued to P&G shareholders in the merger (based on the trading price of our shares) is less than $715 million in the aggregate.

     Termination Fees. We must pay P&G a fee of $20 million if P&G terminates the merger agreement because our board of directors changes or fails to confirm its recommendation that you vote for the merger. In addition, we must pay P&G a fee of $10 million if P&G terminates the merger agreement because our shareholders do not approve the merger and a competing transaction has been publicly announced prior to the special meeting.

AMENDED ARTICLES OF INCORPORATION (PAGE   )

     If the merger is completed, the articles of incorporation of Smucker will be in the form attached as Annex F to this document. Those articles differ from our current articles in that holders of new Smucker common shares will have time phase voting rights only with respect to the following specified matters submitted to the shareholders:

     - any matter that relates to or would result in the dissolution or liquidation of Smucker;

     - the amendment of the articles of incorporation or regulations of Smucker other than any amendment that increases the number of votes to which holders of new Smucker common shares are entitled or expand the matters to which time phase voting applies;

     - any proposal or other action to be taken by Smucker shareholders relating to Smucker's shareholder rights plan or any successor plan;

     - any matter relating to any benefit, stock option, compensation or other similar plan;

     - any matter that relates to or may result in a change in control of Smucker including any merger, consolidation, majority share acquisition, control share acquisition, sale or other disposition of all, or substantially all, of Smucker's assets; or

     - any matter relating to the issuance, redemption or repurchase of shares of Smucker or any of its subsidiaries.

     With respect to all other matters, including the election of directors, all new Smucker common shares will be entitled to one vote per share under the new articles of incorporation.

BOARD OF DIRECTORS RECOMMENDATION TO SHAREHOLDERS (PAGE   )

     Your board of directors has unanimously approved the merger and has determined that the terms of the merger are fair to, and in the best interests of, Smucker and its shareholders. Accordingly, your board of directors unanimously recommends that you vote FOR the merger.

FAIRNESS OPINION OF WILLIAM BLAIR & COMPANY, L.L.C. (PAGE   )

     In deciding to approve the merger, your board of directors considered an opinion from its financial advisor, William Blair & Company, L.L.C., as to the fairness, from a financial point of view, to Smucker and the holders of Smucker common shares of the consideration to be paid by Smucker to the holders of P&G Ohio shares in the merger pursuant to the merger agreement. The opinion is attached as Annex D to this document. We encourage you to read this opinion in its entirety.

SHAREHOLDERS AGREEMENT (PAGE   )

     In connection with the merger, several Smucker family members entered into an agreement with P&G that requires them to vote for the merger and grants to P&G a proxy to vote their shares:

     - in favor of the adoption of the merger agreement and the issuance of new Smucker common shares pursuant to the merger;

     - against the approval of any action, agreement, or proposal that would result in Smucker breaching the merger agreement or that would delay the completion of the merger or that would prevent fulfillment of a condition to any party's obligation to complete the merger; and

     - against any action, agreement, or proposal made in opposition to or in competition with the issuance of new Smucker common shares pursuant to the merger and the completion of the merger, including any competing transaction or superior proposal.

     As of the record date for the special meeting, the shareholders that are a
party to the shareholders agreement hold between   % and   % of the voting power
of Smucker under our current time phase voting.

ANCILLARY AGREEMENTS (PAGE   )

     In connection with the merger, Smucker and P&G entered into a transitional services agreement and will enter into a manufacturing plant separation agreement to aid in the transition of the Jif and Crisco businesses from P&G to Smucker. Smucker and P&G will also enter into a tax sharing agreement relating to the allocation of certain tax obligations.

LISTING OF NEW SMUCKER COMMON SHARES (PAGE   )

     The new Smucker common shares to be issued in the merger will be listed on The New York Stock Exchange under the symbol "SJM."

                               FINANCIAL SUMMARY

MARKET PRICE DATA AND DIVIDENDS

     Our common shares are currently traded on The New York Stock Exchange under the symbol "SJM." The following table sets forth the high and low sales prices of our common shares as reported by The New York Stock Exchange Composite Tape for the periods referenced below and also lists the dividends declared per Smucker common share for the periods indicated.

                                         CLASS A                        CLASS B
                                         COMMON                         COMMON                         COMMON
                                        SHARES(1)                      SHARES(1)                      SHARES(1)
                                     ---------------                ---------------                ---------------
       YEAR ENDED APRIL 30,           HIGH     LOW     DIVIDENDS     HIGH     LOW     DIVIDENDS     HIGH     LOW     DIVIDENDS
       --------------------          ------   ------   ---------    ------   ------   ---------    ------   ------   ---------
2000
First Quarter......................  $25.75   $20.06     $0.15      $22.50   $17.13     $0.15
Second Quarter.....................   24.19    19.50      0.15       21.31    16.25      0.15
Third Quarter......................   21.38    17.00      0.15       17.88    15.13      0.15
Fourth Quarter.....................   18.50    15.00      0.16       16.00    12.50      0.16
2001
First Quarter......................   19.50    15.75      0.16       19.06    13.25      0.16          --       --        --
Second Quarter.....................   19.31    17.88                 19.25    17.63                $25.00   $18.13     $0.16
Third Quarter......................                                                                 29.00    21.63      0.16
Fourth Quarter.....................                                                                 29.00    23.95      0.16
2002
First Quarter......................                                                                 27.77    23.91      0.16
Second Quarter.....................                                                                 36.10    23.90      0.16
Third Quarter (through November 19,
  2001)............................                                                                 34.09    31.60        --

---------------

(1) On August 29, 2000, during Smucker's 2001 second fiscal quarter, Smucker began trading of its Class A and Class B common shares as a single class of common shares.

     The last reported sales prices of our common shares as reported by The New York Stock Exchange Composite Tape on October 9, 2001 and January , 2002 were
$25.89 and $          , respectively. October 9, 2001 was the last full trading
day prior to the public announcement of the merger. January   , 2002 was the
last full trading day prior to the printing of this document.

     The Jif and Crisco businesses are P&G brands and do not trade separately from P&G common shares.

DIVIDEND POLICY

     Historically, Smucker has distributed between 40 - 50% of its earnings to its shareholders in the form of dividends. Smucker currently expects to continue this practice following the merger.

                 SELECTED HISTORICAL FINANCIAL DATA OF SMUCKER

     The following table sets forth selected historical financial data of Smucker as of and for each of the periods indicated. Smucker derived the selected historical financial data for each of the periods presented from Smucker's audited consolidated financial statements and unaudited quarterly financial statements. This information is only a summary and you should read it in conjunction with the historical consolidated financial statements, and the related notes and "Management's Discussion and Analysis of the Financial Condition and Results of Operations," contained in our annual report on Form 10-K and Quarterly Reports on Form 10-Q and other information that we have filed with the Securities and Exchange Commission. See "Where You Can Find More Information." This information should also be read in conjunction with the unaudited condensed combined pro forma financial statements of Smucker, which you can find beginning on page F-1.

                                   THREE MONTHS ENDED
                                        JULY 31,                         YEAR ENDED APRIL 30,
                                   -------------------   ----------------------------------------------------
                                     2001       2000       2001       2000       1999       1998       1997
                                   --------   --------   --------   --------   --------   --------   --------
                                       (UNAUDITED)
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Net sales........................  $169,792   $166,328   $651,242   $641,885   $612,662   $574,855   $534,723
Operating income(1)..............    15,232     16,066     54,637     41,235     58,975     57,064     53,204
Income before cumulative effect
  of change in accounting
  method(1)......................  $  8,387   $  9,558   $ 31,659   $ 26,357   $ 37,763   $ 36,348   $ 30,935
Cumulative effect of change in
  accounting method(2)(3)........        --       (992)      (992)        --         --     (2,958)        --
                                   --------   --------   --------   --------   --------   --------   --------
Net income.......................  $  8,387   $  8,566   $ 30,667   $ 26,357   $ 37,763   $ 33,390   $ 30,935
                                   ========   ========   ========   ========   ========   ========   ========
BALANCE SHEET DATA:
Total assets.....................  $486,159   $490,550   $470,469   $466,054   $425,881   $399,690   $381,502
Long-term debt...................   135,000     75,000    135,000     75,000         --         --         --
Shareholders' equity.............   250,064    317,212    247,111    313,473    324,329    302,177    291,891
OTHER DATA:
EARNINGS PER COMMON SHARE:
Income before cumulative effect
  of change in accounting
  method(1)......................  $   0.35   $   0.34   $   1.25   $   0.92   $   1.30   $   1.25   $   1.06
Cumulative effect of change in
  accounting method(2)(3)........        --      (0.04)     (0.04)        --         --      (0.10)        --
                                   --------   --------   --------   --------   --------   --------   --------
Net income.......................  $   0.35   $   0.30   $   1.21   $   0.92   $   1.30   $   1.15   $   1.06
                                   ========   ========   ========   ========   ========   ========   ========
Income before cumulative effect
  of change in accounting
  method -- assuming
  dilution(1)....................  $   0.34   $   0.34   $   1.23   $   0.92   $   1.29   $   1.24   $   1.06
Cumulative effect of change in
  accounting method -- assuming
  dilution(2)(3).................        --      (0.04)     (0.04)        --         --      (0.10)        --
                                   --------   --------   --------   --------   --------   --------   --------
Net income -- assuming
  dilution.......................  $   0.34   $   0.30   $   1.19   $   0.92   $   1.29   $   1.14   $   1.06
                                   ========   ========   ========   ========   ========   ========   ========
Dividends declared per common
  share..........................  $   0.16   $   0.16   $   0.64   $   0.61   $   0.57   $   0.53   $   0.52
Book value per common share......  $  10.24              $  10.14

---------------

(1) Includes, in the year ended April 30, 2001, a nonrecurring charge of $2,152 ($1,313 after tax) or $0.05 per share relating to the sale of the former Mrs. Smith's real estate, and in the year ended April 30, 2000, nonrecurring charges of $14,492 ($9,626 after tax) or $0.34 per share relating to the impairment of certain long-lived assets.

(2) Reflects, in the year ended April 30, 2001 and the three months ended July 31, 2000, the impact of adopting the provisions of the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101). Had SAB 101 been retroactively applied to all periods presented, earnings per common share would have been $0.01 lower in 1999.

(3) Reflects, in the year ended April 30, 1998, the cumulative effect of adopting the provisions of the Emerging Issues Task Force of the Financial Accounting Standards Board Issue No. 97-13, Accounting for Costs Incurred in Connection with a Consulting Contract that Combines Business Process Reengineering and Information Technology Transformation (EITF 97-13).

  SELECTED COMBINED HISTORICAL FINANCIAL DATA OF THE JIF AND CRISCO BUSINESSES

     The following table sets forth selected combined historical financial data of the Jif and Crisco businesses for the periods indicated and represents the Jif and Crisco businesses on a combined basis while under the management of P&G. The selected combined historical financial data for each of the three years in the period ended June 30, 2001 have been derived from the audited "Combined Statements of Inventory and Property, Plant and Equipment -- Net," as of June 30, 2001 and 2000 and the audited "Combined Statements of Revenues, Direct Cost of Products Sold, Direct Marketing Expenses and Direct Administrative and Other Expenses" for each of the three years in the period ended June 30, 2001 of the Jif and Crisco businesses included elsewhere in this document. The selected combined historical financial data for the three months ended September 30, 2001 and 2000 have been derived from the unaudited "Combined Statement of Inventory and Property, Plant and Equipment -- Net," as of September 30, 2001 and the unaudited "Combined Statements of Revenues, Direct Cost of Products Sold, Direct Marketing Expenses and Direct Administrative and Other Expenses" for the three months ended September 30, 2001 and 2000, of the Jif and Crisco businesses included elsewhere in this document. CERTAIN INDIRECT COSTS OF THE JIF AND CRISCO BUSINESSES HAVE NOT BEEN INCLUDED IN THE HISTORICAL "COMBINED STATEMENTS OF REVENUES, DIRECT COST OF PRODUCTS SOLD, DIRECT MARKETING EXPENSES AND DIRECT ADMINISTRATIVE AND OTHER EXPENSES" PREPARED BY P&G. THESE INDIRECT COSTS INCLUDE SELLING COSTS AND CORPORATE OVERHEAD AND HAVE BEEN INCLUDED AS PRO FORMA ADJUSTMENTS IN THE UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS OF SMUCKER INCLUDED ELSEWHERE IN THIS DOCUMENT. The table below should be read in conjunction with the Jif and Crisco businesses' historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the Jif and Crisco businesses included elsewhere in this document. The table below should also be read in conjunction with the unaudited condensed combined pro forma financial statements of Smucker, which you can find beginning on page F-1.

                             THREE MONTHS ENDED
                                SEPTEMBER 30,                      YEAR ENDED JUNE 30,
                             -------------------   ----------------------------------------------------
                             2001(2)    2000(2)      2001       2000       1999     1998(2)    1997(2)
                             --------   --------   --------   --------   --------   --------   --------
                                                           (IN THOUSANDS)
STATEMENT OF REVENUES,
  DIRECT COST OF PRODUCTS
  SOLD, DIRECT MARKETING
  EXPENSES AND DIRECT
  ADMINISTRATIVE AND OTHER
  EXPENSES DATA:
Net revenues...............  $157,100   $154,100   $615,300   $647,200   $653,600   $659,700   $678,700
Excess of net revenues over
  direct cost of products
  sold, direct marketing
  expenses and direct
  administrative and other
  expenses.................    49,700     41,800    178,700    172,100    167,800    166,000    166,300
STATEMENT OF INVENTORY AND
  PROPERTY, PLANT AND
  EQUIPMENT -- NET DATA:
Inventory..................    34,200     49,100     35,200     49,300     59,300(2)   49,200    33,900
Property, plant and
  equipment -- net.........    88,000           (1)   89,800    93,700           (1)         (1)         (1)

---------------

(1) The information is not available as it is not practical to retrieve such information from P&G's consolidated accounting systems.

(2) This information has been derived from P&G's consolidated accounting systems as of and for the periods indicated. This information is unaudited.

   SELECTED UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA OF SMUCKER

     WE ARE PROVIDING THE UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA FOR ILLUSTRATIVE PURPOSES ONLY. THE COMPANIES MAY HAVE PERFORMED DIFFERENTLY HAD THEY BEEN COMBINED DURING THE PERIODS PRESENTED. YOU SHOULD NOT RELY ON THE UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA AS BEING INDICATIVE OF THE HISTORICAL RESULTS THAT WOULD HAVE BEEN ACHIEVED HAD THE COMPANIES BEEN COMBINED DURING THE PERIODS PRESENTED OR OF THE FUTURE RESULTS THAT THE COMBINED COMPANY WILL EXPERIENCE.

     The selected unaudited condensed combined pro forma financial data give effect to the merger of Smucker and the Jif and Crisco businesses of The Procter & Gamble Company using the purchase method of accounting under which Smucker is the acquiring enterprise. The pro forma statement of income data reflects the combination of data from the "Statement of Consolidated Income" of Smucker for the year ended April 30, 2001, and the "Condensed Statement of Consolidated Income" for the three months ended July 31, 2001, with data from the "Combined Statement of Revenues, Direct Cost of Products Sold, Direct Marketing Expenses and Direct Administrative and Other Expenses" of the Jif and Crisco businesses for the year ended June 30, 2001, and the three months ended September 30, 2001, respectively. The pro forma balance sheet data reflect the combination of data from the "Condensed Consolidated Balance Sheet" of Smucker as of July 31, 2001, with data from the "Combined Statement of Inventory and Property, Plant and Equipment -- Net" of the Jif and Crisco businesses as of September 30, 2001. The allocation of the purchase price reflected in the selected unaudited condensed combined pro forma financial data is preliminary. We urge you to read the selected unaudited condensed combined pro forma financial data in connection with the unaudited condensed combined pro forma financial statements and notes beginning on page F-1.

                                                              THREE MONTHS ENDED      YEAR ENDED
                                                                 JULY 31, 2001      APRIL 30, 2001
                                                              -------------------   ---------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Net sales...................................................      $  326,892          $1,266,542
Operating income............................................          51,447             179,397
Income before cumulative effect of change in accounting
  method....................................................          30,478             107,763
BALANCE SHEET DATA:
Total assets................................................      $1,410,332
Long-term debt..............................................         135,000
Shareholders equity.........................................       1,027,841
OTHER DATA:
Earnings per common share...................................      $     0.62          $     2.14
Earnings per common share -- assuming dilution..............            0.62                2.13
Dividends per common share(1)...............................            0.16                0.64
Book value per common share.................................           20.83

---------------

(1) Pro forma dividends per share assume the same per share dividends as declared by Smucker in each of the respective periods.

                           COMPARATIVE PER SHARE DATA

     The historical and pro forma per share data of Smucker are included in the previous sections on pages and , respectively. The pro forma per share data presented for Smucker give effect to the proposed merger of the Jif and Crisco businesses with and into Smucker as if the merger was consummated on May 1, 2000. Historical and pro forma per share data for the Jif and Crisco businesses have not been prepared as those businesses are brands of P&G and not separate legal entities.

                                  RISK FACTORS

     In addition to the other information included in this document, including the matters addressed in "Special Note Regarding Forward-Looking Statements"
starting on page   , you should carefully consider the matters described below in determining whether to vote in favor of the merger.

IF THE OPERATING RESULTS FOR THE JIF AND CRISCO BUSINESSES FOLLOWING THE MERGER ARE POOR, WE MAY NOT ACHIEVE THE SIGNIFICANT INCREASES IN REVENUES AND NET EARNINGS WE EXPECT TO ACHIEVE AS A RESULT OF THE MERGER.

     Smucker has projected that it will derive a significant portion of its revenues and net earnings from the operations of Jif and Crisco following the merger. Therefore, any negative impact on those business operations after the merger could materially impact Smucker's operating results. Some of the more significant factors that could negatively impact the business operations of Jif and Crisco, and therefore negatively impact the future combined operating results of Smucker following the merger, include:

     - increases in raw materials and packing costs for the Jif and Crisco businesses, including the cost of peanuts, sugar, and crude edible oils;

     - increases in advertising costs associated with the support of the Jif and Crisco brands;

     - increased competition;

     - a decline in the vegetable oils market; and

     - the level of training and experience of the employees of Jif and Crisco, especially those Crisco facility employees who become employees of Smucker after the merger and who lack prior experience at the Crisco facility upon completion of the merger.

     See "Special Note Regarding Forward-Looking Statements."

OUR FAILURE TO INTEGRATE THE JIF AND CRISCO BUSINESSES INTO OUR OPERATIONS SUCCESSFULLY AND IN A TIMELY MANNER COULD REDUCE OUR PROFITABILITY.

     We expect that the merger of Jif and Crisco will result in certain synergies, business opportunities and new prospects for growth through product development and acquisitions. It is possible, however, that we may never realize these expected synergies, business opportunities and growth prospects due to:

     - increased competition that limits our ability to expand our business;

     - faulty assumptions underlying our expectations with regard to synergies;
       or

     - deteriorating general industry and business conditions.

     In addition, integrating operations will require significant efforts of both Smucker and P&G personnel. These integration efforts may require significant expenditures. It is also possible that personnel of the Jif and Crisco businesses may choose to remain with P&G or seek other employment. Our management may have its attention diverted while trying to integrate the Jif and Crisco businesses into our operations. If these factors limit our ability to integrate the operations of Jif and Crisco successfully or in a timely manner, our expectations of future results of operations, including certain synergies expected to result from the merger, may not be met. See "Special Note Regarding Forward-Looking Statements."

     Although we will enter into a manufacturing plant separation agreement and have entered into a transitional services agreement with P&G in connection with our acquisition of Crisco's manufacturing facility, we may have difficulties in operating that facility as a stand-alone facility given its co-location with other P&G facilities and its current dependence on services from P&G. We cannot assure you that we will be able to separate that facility fully from P&G or acquire services necessary for its operations.

     In addition, certain employees of the Crisco business will be offered employment with Smucker in connection with the merger. Some of those employees are subject to a labor agreement that relates to

P&G's Ivorydale facility, which houses the Crisco operations as well as other operations of P&G that are not being acquired by Smucker. Under the terms of the labor agreement, senior Crisco employees may choose to remain with P&G rather than transferring to Smucker by "bumping" more junior employees of P&G's other Ivorydale operations. In that case, Smucker may be forced to hire totally new employees with no experience at the Ivorydale facility. Consequently, it is possible that the employees of the Crisco business as conducted by Smucker after the merger will not be as experienced as the current workforce of the Crisco business.

WE EXPECT TO INCUR A SIGNIFICANT ONE-TIME CHARGE RELATING TO OUR INTEGRATION PLAN THAT COULD MATERIALLY AND ADVERSELY AFFECT THE PERIOD TO PERIOD RESULTS OF OPERATION OF SMUCKER FOLLOWING THE MERGER.

     We are developing a plan to integrate the operations of the Jif and Crisco businesses with Smucker after the merger. We anticipate that Smucker will incur a one-time charge to earnings in connection with the integration. We will not be able to quantify the amount of this charge or the time at which it will be incurred until after the merger is completed. The amount of the charge may be significant, and the charge may have a material and adverse effect on the results of operations of Smucker in the period in which it is recorded.

SALES OF NEW SMUCKER COMMON SHARES BY P&G SHAREHOLDERS MAY NEGATIVELY AFFECT OUR STOCK PRICE AND IMPAIR OUR ABILITY TO RAISE CAPITAL THROUGH THE SALE OF EQUITY SECURITIES.

     As a result of the merger, P&G shareholders will receive up to 55% of the new Smucker common shares outstanding immediately following the merger. Some of these P&G shareholders are index funds tied to the Standard & Poor's 500 Index, the Dow Jones Industrial Average or other stock indices, or are institutional investors bound by various investing guidelines. Since Smucker will not be included in these indices at the time of the merger or may not meet the investing guidelines of some of these institutional investors, these index funds and institutional investors may be required to sell the new Smucker common shares that they receive in the merger. While management intends to conduct investor relations activities designed to introduce the new Smucker company to potential investors, we are currently unable to predict whether a sufficient number of buyers would be in the market to absorb these potential sales. Consequently, our stock price may fall. This potential decline in our stock price, if not reversed, could impair our ability to raise capital through future sales of new Smucker common shares.

SMUCKER WILL HAVE TO ABIDE BY POTENTIALLY SIGNIFICANT RESTRICTIONS WITH RESPECT TO ISSUANCES OF ITS COMMON SHARES FOR A TWO-YEAR PERIOD FOLLOWING THE MERGER.

     Under the terms of a tax sharing agreement to be entered into by Smucker and P&G, Smucker will be required to indemnify P&G against taxable gain resulting from the spin-off of P&G's Jif and Crisco businesses, if that gain results from any event involving the shares or assets of Smucker occurring after the merger which caused the spin-off of the Jif and Crisco businesses to be a taxable event to P&G as a result of the application of section 355(e) of the Internal Revenue Code.

     Because of the limitations imposed by section 355(e) of the Internal Revenue Code, the amount of shares that Smucker can issue to make acquisitions or to raise additional capital in the two years subsequent to the merger will be limited.

THE VOTING POWER OF SMUCKER SHAREHOLDERS WILL BE DILUTED AS A RESULT OF THE MERGER.

     All new Smucker common shares to be issued in connection with the merger initially will be ten-vote shares for time phase voting purposes. Consequently, the voting power of current Smucker shareholders, especially those Smucker shareholders who now hold ten-vote shares, will be diluted. Upon completion of the merger, Smucker's articles of incorporation will allow only one vote per share in the election of directors, among other matters. As a result of this change from Smucker's current articles of incorporation, Smucker shareholders holding ten-vote shares, including Smucker family members, will no longer be able to exercise ten votes for each share they hold in the election of directors.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This document, including information incorporated by reference into this document, contains forward-looking statements, such as projected operating results, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance, or achievements expressed or implied by those forward-looking statements.

     You should understand that the following important factors and assumptions could affect the future results of Smucker following the merger and could cause actual results to differ materially from those expressed in the forward-looking statements:

     - the success of Smucker's marketing programs during the period in question;

     - competitive activity;

     - the mix of products sold and level of marketing expenditures needed to generate sales;

     - an increase in costs of packaging materials, ingredients, or raw materials, including fruit, peanuts, sugar, edible oils, soybeans, and sweeteners;

     - the ability of Smucker to maintain and/or improve sales and earnings performance;

     - foreign currency exchange and interest rate fluctuations;

     - general economic and business conditions that adversely affect Smucker or its suppliers, distributors or customers;

     - the level of capital resources required for future acquisitions; and

     - the successful integration of the Jif and Crisco businesses with Smucker's businesses, processes, and systems.

     Smucker does not undertake any obligation, other than as required by law, to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or changes in future operating results over time. Smucker claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                                   THE MERGER

     The discussion in this document of the merger and the principal terms of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, a copy of which is attached to this document as Annex A and is incorporated by reference into this document. References in this document to "Smucker" or "P&G" include their respective subsidiaries unless otherwise noted.

BACKGROUND OF THE MERGER

     We have viewed the Jif peanut butter business for decades as an attractive acquisition candidate and an excellent strategic fit with our preserves, jams, jellies and other fruit spreads and products. Paul Smucker, our former chief executive officer and the grandson of company founder Jerome Monroe Smucker, first approached John Smale, then-chief executive officer of P&G, expressing an interest in buying the Jif business as early as the mid-1970s.

     Tim Smucker and Richard Smucker, our current co-CEO's and the sons of Paul Smucker, have also expressed to P&G an ongoing interest in acquiring the Jif brand during their tenure as our fourth-generation management. Tim Smucker, who is Chairman as well as co-CEO, has made in the past few years informal inquiries of P&G's Chairman, John Pepper, regarding P&G's interest in selling the Jif business. Each time that it was approached, however, P&G indicated that the Jif business was not for sale.

     On April 25, 2001, P&G publicly announced that it was exploring strategic alternatives with respect to its Jif and Crisco brands in furtherance of its continuing efforts to divest non-core businesses. In that announcement, P&G noted that it would consider various structures with respect to the Jif and Crisco brands, including a sale, joint venture or a swap for other consumer brands. In late April 2001, Merrill Lynch, P&G's financial advisor, informed senior management of Smucker that P&G planned to conduct a controlled auction process of the Jif and Crisco businesses.

     Shortly after their discussions with Merrill Lynch, our management discussed with members of our board of directors P&G's proposed sale of its Jif and Crisco businesses. Our management relayed to the directors that it believed both Jif and Crisco, two profitable businesses with strong consumer brands, would be excellent strategic fits for us. Our directors indicated that they supported exploring the acquisition of those businesses and agreed that management should take preliminary steps in connection with that process. Our management and its advisors then began to discuss and explore the acquisition of Jif and Crisco, including alternative transaction structures, expected synergies and valuation of the brands.

     During the month of May, Smucker considered a number of financial advisors to aid in the evaluation of the proposed transaction. Management chose William Blair & Company, L.L.C. and Rhone Group Advisors LLC to act as its financial advisors and our board confirmed those choices. William Blair was chosen based on its expertise in mergers and acquisitions advisory services, its long-standing relationship with us and its strong knowledge of our existing businesses and markets. Rhone was chosen based on its extensive expertise in the consumer product and food sectors in which the Jif and Crisco businesses operate.

     In early June 2001, we received a bid invitation package from Merrill Lynch on behalf of P&G. That package included a bid invitation letter that outlined the procedures and timeline for the auction process and confidential information memoranda containing certain business information related to the Jif and Crisco businesses.

     In the next several weeks, William Blair and Rhone prepared, at management's direction and with the assistance of members of management, analyses relating to the valuation of the Jif and Crisco businesses, our current operating and financial position, and the potential impact of the proposed transaction on Smucker and our shareholders.

     During the first three weeks of June 2001, our management and advisors had a series of discussions and meetings relating to the proposed transaction. Those discussions addressed, among other things, the potential benefits to each of Smucker's and P&G's shareholders that could result from the proposed transaction, the appropriate valuation of the Jif and Crisco businesses, the most desirable structure for such a transaction, financing alternatives, and the contents of our initial proposal letter for the transaction. Informal discussions were held by management with our directors during this same period to keep them apprised of developments and to ensure that they supported continuing exploration of a possible transaction with P&G.

     On June 20, 2001, we submitted our initial non-binding proposal with respect to the acquisition of the Jif and Crisco businesses. Our initial proposal was structured as a transaction in which both the Jif and Crisco businesses would be separated from P&G, spun off to P&G's shareholders, and immediately merged into Smucker. Smucker would survive the merger as a stand-alone entity that would hold the Jif and Crisco businesses as well as our historic businesses. In the merger, shareholders of both P&G and Smucker would receive shares of the combined company, with P&G shareholders holding 50.1% of the combined company. This "spin and merge" form of transaction was designed to be a transaction that would be tax-free to P&G and its shareholders. We also submitted alternative bids to acquire only the Jif business in a similar spin and merge transaction and on a cash-only basis. We did not submit a cash bid for both brands because the amount of debt that we would have had to incur in order to do a cash transaction for both brands would have been prohibitive.

     During the week of July 16, 2001, our senior management and financial and legal advisors met in Cincinnati, Ohio, to attend presentations conducted by P&G management and to take tours of P&G's Jif and Crisco facilities. In addition, our management and advisors conducted at this time a comprehensive due diligence review of the Jif and Crisco businesses.

     After the meetings in Cincinnati, Ohio, our management communicated with Merrill Lynch and the management of P&G from time to time to discuss the proposed transaction, the auction process, and to request additional information and materials to assist in Smucker's due diligence review process.

     On or about August 8, 2001, we received a package from Merrill Lynch inviting final bids, which included draft documentation to be executed in connection with the proposed transactions.

     During the following three weeks, our management continued to hold discussions with Merrill Lynch and P&G management concerning the proposed transaction. The subject of these conversations included, among other things, follow-up questions by our management related to its due diligence review, the structure of the proposed transaction, the legal and tax issues involved in the transaction, and the nature of the assets to be acquired and liabilities to be assumed in the transaction. Our management also updated our board of directors at meetings on August 14, 2001, and August 30, 2001, on the status of the transaction process and the proposed terms of our final bid for the Jif and Crisco brands. We decided as a result of these discussions that we would bid for the two brands together and would not submit a separate cash offer for Jif alone.

     On September 5, 2001, following further internal discussions and analyses and discussions with our financial and legal advisors, our management submitted our second proposal to P&G. The proposal outlined our desire to acquire both the Jif and Crisco businesses in the form of the proposed tax-free "spin and merge" transaction detailed in our first proposal, with P&G shareholders holding 50.1% of the combined company upon the completion of the transaction. Our proposal was conditioned upon certain legal and financial issues being resolved between the parties, including resolution of a number of issues in the definitive documentation for the proposed transaction. Our proposal was also subject to final review and approval by our board of directors, and receipt of required shareholder and regulatory approvals, among other things.

     On September 7, 2001, Smucker submitted to Merrill Lynch revised documentation relating to the proposed transaction, including a revised merger agreement, contribution agreement, and ancillary agreements.

     On October 1, 2001, our board of directors met with our senior management and our legal and financial advisors to discuss the status of the auction process and the financial and legal implications of the proposed transaction. Our management updated our board of directors on the central issues then outstanding related to the proposed transaction, including resolving issues related to Smucker's ability to provide certainty to P&G with respect to the tax-free nature of the proposed transaction and the value of the consideration to be received by P&G and its shareholders, and our ability to reach agreement with P&G on several outstanding legal and business issues. Among the issues reviewed was P&G's request that its shareholders be guaranteed to receive a "floor price" for Smucker common shares and the negotiations that then ensued with P&G with respect to whether such a floor price was acceptable to Smucker and, if so, at what level. Our board of directors questioned management concerning P&G's proposal and its implications on negotiating definitive documentation relating to the proposed transaction, including inquiries made with respect to the mechanics of P&G's proposed floor price, the risks to Smucker and its shareholders associated with P&G's proposal and the likelihood that the floor price could be achieved prior to the closing of the proposed transaction. Our board then questioned management on the tax implications of the proposed transaction and the modifications to our articles of incorporation that would be required as a result of those implications. In addition to the presentations by our management, our financial advisors presented a preliminary valuation analysis of the proposed transaction and discussed, among other things, the implications of P&G's proposed floor price. After thorough discussion concerning valuation, our board of directors concluded the meeting by indicating that it was still interested in pursuing the proposed transaction with P&G and directed our senior management to continue with the negotiation and auction process.

     Later that afternoon, our management and advisors were invited by P&G to travel to its headquarters in Cincinnati, Ohio, to meet to negotiate the final financial and legal terms and to finalize the definitive documentation for the proposed transaction. Our management and advisors held these negotiations with P&G and its financial and legal advisors in a series of meetings held in Cincinnati on October 2 through October 6, 2001. Negotiations with respect to the financial and legal terms of the transaction and finalization of the transaction documents continued through October 9, 2001.

     On October 8, 2001, our board of directors met to review with our management and legal and financial advisors the status of the negotiations and the proposed terms and conditions of the transaction. All of our directors were present at the meeting in person or by conference telephone. Our management reviewed the material terms and conditions of the transaction agreements, as currently negotiated, and discussed with our board the differences between those terms and conditions and those outlined at the October 1 meeting. In particular, our management noted that P&G had requested and we had agreed to a proposal that would allow P&G to terminate the proposed transaction if the aggregate market value of the Smucker common shares to be received by P&G shareholders in the transaction was less than $715 million. In addition, management noted that it had agreed to an increase in the percentage of new Smucker common shares to be held by P&G shareholders after the proposed transaction from 50.1% to between
52.5 - 55%. In addition to the mechanics of the exchange ratios that would result in Smucker and P&G shareholders holding the desired percentage of the combined company's shares after the transaction and the appropriate valuation levels to be applied to the proposed transaction, management also discussed several open issues that still needed to be resolved before a definitive agreement could be reached with P&G. In addition, our outside legal counsel reviewed with our board the documentation to be executed in connection with the proposed transaction and our board's legal duties. At the conclusion of the meeting, William Blair reviewed its financial analyses of the consideration to be paid by Smucker. It also presented to the board of directors its opinion (later confirmed in writing after the final details of the transaction were agreed to by Smucker and P&G) to the effect that, subject to the matters described in its opinion, the consideration to be paid by Smucker to the holders of P&G Ohio shares in the merger, pursuant to the merger agreement was fair, from a financial point of view, to Smucker and the holders of Smucker common shares. Our board of directors carefully considered the benefits and risks to Smucker and its shareholders of the proposed transaction and decided to continue the meeting the following day.

     During the afternoon of October 9, 2001, our board of directors resumed its meeting by teleconference to review and discuss the final terms of the transaction. Following a thorough discussion, our board of directors unanimously determined that the transaction was in the best interests of the shareholders of

Smucker and unanimously resolved to recommend that our shareholders vote to approve the merger. In addition, our board authorized management to resolve any remaining outstanding issues consistent with the discussions and to execute the merger agreement and the contribution agreement. Shortly after that time, the merger agreement was executed by all of the parties. In addition, several members of the Smucker family entered into a shareholders agreement with P&G that requires them to vote their Smucker common shares in favor of the merger, the issuance of new Smucker common shares pursuant to the merger and the adoption of the merger agreement, and grants to P&G a proxy to vote their shares in favor of those matters.

     Prior to the opening of trading on The New York Stock Exchange on the morning of October 10, 2001, Smucker and P&G issued a joint press release announcing the approval of the transaction and the execution of the merger agreement.

REASONS FOR THE MERGER; RECOMMENDATION OF THE SMUCKER BOARD

     OUR BOARD OF DIRECTORS BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, SMUCKER AND ITS SHAREHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER, AND RECOMMENDS THAT SHAREHOLDERS OF SMUCKER VOTE FOR THE MERGER.

     In reaching its decision to approve the merger, the Smucker board of directors consulted with its financial and legal advisors and considered a variety of factors, including the following:

     - the views of Smucker management regarding the proposed merger and the expectation that, after realization of anticipated operating income improvements, the merger would approximately double Smucker's revenues and almost triple Smucker's projected net earnings (excluding one-time costs associated with the merger) for fiscal 2003;

     - the enhanced strategic and market position of the combined company beyond that achievable by Smucker alone;

     - the financial strength of the combined company and the increased flexibility that this strength should provide, including a greater ability to pursue new product developments and acquisition opportunities;

     - the compatibility of Smucker's distribution channels and customers with those of the Jif and Crisco businesses;

     - the belief that the merger should increase the liquidity and trading volume of Smucker common shares, expand Smucker's investor base, and generate enhanced analyst coverage of the combined company;

     - the expectation that the combined earnings power of the three brands -- Smucker's, Jif and Crisco -- will allow Smucker to continue its historic strong dividend payment practice;

     - the expectation that the compatibility of Smucker's and P&G's corporate values, basic beliefs, and business ethics will facilitate a smooth integration of the businesses;

     - information concerning the business, assets, liabilities, capital structure, financial performance and condition and prospects of Smucker and the Jif and Crisco businesses;

     - the structure of the merger as a tax-free reorganization for federal income tax purposes; and

     - the opinion of William Blair to the Smucker board of directors to the effect that, on the date of its opinion and based upon and subject to the various considerations set forth in its opinion, the consideration to be paid by Smucker to the holders of P&G Ohio shares in the merger, pursuant to the merger agreement was fair, from a financial point of view, to Smucker and the holders of Smucker common shares.

     The Smucker board of directors also considered certain countervailing factors in its deliberations concerning the merger, including:

     - the possibility that the increased revenues, earnings, and synergies expected to result from the merger would fail to materialize;

     - the challenges of integrating the Jif and Crisco businesses into Smucker, given the size of those businesses, and the difficulty in separating the operations of those businesses from P&G;

     - the possible disruption of Smucker's business that might result from the announcement of the merger and the diversion of management's attention from the Smucker businesses because of the merger;

     - the dilution of Smucker shareholders' voting power that would result from the issuance of new Smucker common shares in the merger;

     - the risk that some key employees of the Jif and Crisco businesses would choose not to accept offers of employment from Smucker;

     - the required payment by Smucker in certain circumstances of termination fees under the merger agreement; and

     - the possibility that the merger may not be consummated and the potential adverse consequences if the merger is not completed.

     The foregoing discussion of the information and factors discussed by the Smucker board of directors is not meant to be exhaustive but is believed to include all material factors considered by it. The Smucker board of directors did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the terms of the merger are fair to, and in the best interests of, Smucker and its shareholders. Rather, the Smucker board of directors viewed its position and recommendation as being based on the totality of the information presented to and considered by it. As a result of its consideration of the foregoing and other relevant considerations, the Smucker board of directors unanimously determined that the merger, including the terms of the merger agreement and the other agreements relating to the merger, are fair to, and in the best interests of, Smucker and its shareholders. ACCORDINGLY, THE SMUCKER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER BY ADOPTING THE MERGER AGREEMENT RELATING TO THE MERGER.

OPINION OF SMUCKER'S FINANCIAL ADVISOR

     Smucker retained William Blair & Company, L.L.C. to act as a financial advisor in connection with a possible transaction with P&G. As part of its engagement, Smucker asked William Blair to render a fairness opinion relating to the merger. On October 8, 2001, William Blair delivered an oral opinion, later confirmed in writing as of that date, to the Smucker board of directors that, as of that date and based upon and subject to the assumptions and qualifications stated in its opinion, the consideration to be paid by Smucker to the holders of P&G Ohio shares in the merger, pursuant to the merger agreement was fair, from a financial point of view, to Smucker and the current holders of Smucker common shares.

     THE FULL TEXT OF WILLIAM BLAIR'S WRITTEN OPINION IS ATTACHED AS ANNEX D TO THIS DOCUMENT AND INCORPORATED BY REFERENCE. YOU SHOULD READ THE ENTIRE OPINION CAREFULLY TO LEARN ABOUT THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY WILLIAM BLAIR IN RENDERING ITS OPINION. WILLIAM BLAIR'S OPINION RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO SMUCKER AND THE CURRENT HOLDERS OF SMUCKER COMMON SHARES OF THE CONSIDERATION TO BE PAID BY SMUCKER TO THE HOLDERS OF P&G OHIO SHARES IN THE MERGER, PURSUANT TO THE MERGER AGREEMENT, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW THAT SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE APPROVAL OF THE MERGER. THE FOLLOWING SUMMARY OF WILLIAM BLAIR'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. WILLIAM BLAIR'S OPINION WAS DIRECTED TO THE

SMUCKER BOARD OF DIRECTORS FOR ITS BENEFIT AND USE IN EVALUATING THE FAIRNESS OF THE CONSIDERATION. WE URGE YOU TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

     In connection with its opinion, William Blair reviewed, among other things:

     - drafts of the merger agreement, the contribution agreement, the manufacturing plant separation agreement, the shareholders agreement, the transitional services agreement and the tax sharing agreement;

     - certain audited historical financial statements of Smucker for each of the three years in the period ended April 30, 2001;

     - audited statements of inventory, property, plant and equipment -- net as of June 30, 2001 and June 30, 2000 and the audited statements of revenues, direct cost of products sold, direct marketing expenses and direct administrative and other expenses for each of the three years in the period ended June 30, 2001 for the Jif and Crisco businesses;

     - the unaudited financial statements of Smucker for the three months ended July 31, 2001;

     - certain internal business, operating and financial information of Smucker and the Jif and Crisco businesses, prepared by the senior management of Smucker and P&G, respectively;

     - information regarding the strategic, financial and operational benefits anticipated from the proposed merger and the prospects of Smucker (with and without the proposed merger) prepared by the senior management of Smucker;

     - the pro forma impact of the proposed merger on the earnings per share of Smucker based on certain financial information prepared by the senior management of Smucker and P&G, respectively;

     - information provided by Smucker's senior management regarding the amount and timing of cost savings and related expenses and potential synergies that the senior management of Smucker expects will result from the proposed merger;

     - publicly available financial terms of certain other business combinations that William Blair deemed relevant;

     - the financial position and operating results of Smucker and operating results of the Jif and Crisco businesses compared with those of certain other publicly traded companies William Blair deemed relevant;

     - current and historical market prices and trading volumes of Smucker's common shares;

     - certain other publicly available information relating to Smucker, P&G and the Jif and Crisco businesses; and

     - such other materials and information as William Blair deemed relevant.

     William Blair also held discussions with respective representatives and the members of the respective senior management of Smucker, P&G and the Jif and Crisco businesses to discuss the foregoing and the past and current business operations, financial condition and future prospects of Smucker and the Jif and Crisco businesses. William Blair also met with the Smucker board of directors and Smucker's legal counsel to discuss the Jif and Crisco businesses, the merger and other transactions contemplated by the transaction agreements, and the results of its analysis and examination. William Blair also considered other matters which it deemed relevant to its inquiry, and has taken into account the accepted financial and investment banking procedures and considerations that it deemed relevant or appropriate. The senior management of Smucker has advised William Blair that Smucker was not considering any change of control transaction and accordingly, William Blair did not evaluate the fairness, from a financial point of view, to the holders of existing Smucker common shares of the merger consideration in the context of a change of control of Smucker.

     In rendering its opinion, William Blair assumed and relied, without any duty of independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with William Blair for purposes of its opinion, including the number of existing Smucker common shares, P&G common shares and P&G Ohio common shares currently issued and outstanding, or expected to be issued and outstanding. William Blair was advised by the respective senior management of Smucker and P&G that their respective business, operating and financial information, and the operational benefits anticipated to result from the merger and the other information and data provided to or otherwise reviewed by, discussed with, or examined by, William Blair had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Smucker or P&G, as the case may be, as to the future financial performance of Smucker and the Jif and Crisco businesses and the strategic implications anticipated to result from the merger. In addition, William Blair assumed that the synergies expected to result from the merger have been reasonably prepared to reflect the best currently available estimates and judgment of the senior management of Smucker. In that regard, William Blair assumed, with the consent of the Smucker board of directors, that:

     - on a stand-alone basis, Smucker and the Jif and Crisco businesses would perform, and on a pro forma basis following the completion of the proposed merger Smucker will perform, substantially in accordance with such business, operating and financial information, giving effect to the synergies expected to result from the merger; and

     - all material assets and liabilities (contingent or otherwise) of the Jif and Crisco businesses are as set forth in the Jif and Crisco businesses' financial statements or other information made available to William Blair.

     William Blair expressed no opinion with respect to the business, operating, and financial information provided by each of Smucker or P&G, respectively, or the synergies expected to result from the merger, or the estimates and judgments on which they were based.

     With the consent of the Smucker board of directors, William Blair, in rendering its opinion, also assumed:

     - that the total number of new Smucker common shares that will be issued to holders of existing Smucker common shares pursuant to the merger will be at least equal to 45% of the total number of new Smucker common shares issued and outstanding immediately following the completion of the merger;

     - that there are and will be no outstanding rights or options to acquire or obligations to issue P&G Ohio common shares or any other security of P&G Ohio other than pursuant to the spin-off of P&G Ohio to the shareholders of P&G;

     - that the merger and the other transactions contemplated by the merger agreement (other than the receipt of the cash payment, if any, by Smucker shareholders) will be non-taxable for United States federal and other income tax purposes to the respective shareholders of Smucker, P&G and P&G Ohio, that none of Smucker, P&G or P&G Ohio will recognize material income, gain or loss for United States federal or other income tax purposes as a result of the merger and the other transactions contemplated by the merger agreement and the other transaction agreements and that, following the consummation of the merger, no indemnification payments with respect to any taxes or otherwise will be required to be made by Smucker pursuant to those agreements; and

     - that the merger and the other transactions contemplated by the merger agreement and the other transaction agreements will be consummated on the terms described in those agreements, without any waiver of any material terms or conditions by P&G, P&G Ohio or Smucker, and that the executed forms of those agreements will be in substantially the form of the last drafts of such agreements provided to William Blair.

     William Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of Smucker, P&G Ohio or the Jif and Crisco businesses. William Blair was not requested to solicit, and did not solicit, any expressions of interest from any other parties with respect to the sale of all or any part of Smucker or any other alternative transaction and accordingly relied on its discussions with the senior management of Smucker with respect to the availability and consequences of alternatives to the proposed merger. William Blair was not requested to consider, and its opinion did not address, any term of the merger, the merger agreement or related transaction agreements other than the consideration to be paid by Smucker pursuant to the merger. William Blair has relied as to all legal and tax matters on advice of counsel and tax advisors to Smucker, respectively, and did not independently verify the tax treatment of the merger and the other transactions contemplated by the merger agreement or related transaction agreements. William Blair expressed no view with respect to the tax treatment that will be required to be applied to the merger and the other transactions contemplated by the merger agreement and related transaction agreements.

     William Blair did not express any opinion as to the price at which Smucker common shares will trade at any future time or as to the effect of the merger on the trading price of new Smucker common shares subsequent to the completion of the merger. Those trading prices may be affected by a number of factors, including but not limited to:

     - dispositions of new Smucker common shares by shareholders within a short period of time after the completion of the merger;

     - changes in the prevailing interest rates and other factors which generally influence the price of securities;

     - adverse changes in the current capital markets;

     - the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of Smucker or of the Jif and Crisco businesses or in the markets they serve;

     - any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities; and

     - timely completion of the merger and the other transactions contemplated by the merger agreement and related transaction agreements on the terms and conditions described in this document.

     William Blair's opinion was based upon market, economic, financial and other conditions as in effect on, and information made available to William Blair as of, the date of such opinion. Although subsequent developments may affect its opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion.

     The following is a summary of the principal financial analyses performed by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the Smucker board of directors the assumptions upon which such analyses were based, as well as other factors. The summary does not purport to be a complete description of the analyses performed or factors considered by William Blair in this regard.

     Financial information set forth below for Smucker and the Jif and Crisco businesses are based on fiscal years ending April 30 for Smucker and June 30 for Jif and Crisco.

     Analysis of Implied Jif and Crisco Merger Multiples. For purposes of determining the transaction value of the merger, William Blair assumed that
25.92 million new Smucker common shares would be issued in the merger based on the 50 to one exchange ratio and the 1,296 million P&G Ohio common shares senior management of P&G expects to be outstanding immediately prior to the merger. William Blair determined a transaction value of $731.0 million by dividing the equity value of Smucker (calculated to be $660.3 million based on Smucker's closing price on October 5, 2001 of $27.04 and the 24.42 million Smucker common shares outstanding on such date) by the ownership ratio of 0.9033 (the quotient of Smucker's shareholders implied post-merger ownership interest of 47.46% and P&G Ohio's shareholders implied post-merger ownership interest of 52.54%). William Blair reviewed the transaction value of $731.0 million proposed to be paid in terms of market equity value as well as equity value plus book value of total debt less cash and equivalents (together referred to as enterprise value) as multiples of last twelve months (LTM) sales, earnings before interest, taxes, depreciation and amortization (EBITDA), operating income (EBIT) and net income for the Jif and Crisco businesses. The calculations resulted in multiples of the implied equity value to Jif and Crisco net income of 11.7x based on LTM results. The ratios of implied enterprise value to Jif and Crisco's LTM sales, LTM EBITDA and LTM EBIT were 1.18x, 6.4x and 7.0x, respectively. For purposes of these calculations, enterprise value and equity value for the Jif and Crisco businesses were deemed by William Blair to be equivalent at $731.0 million based on the absence of debt, cash and cash equivalents associated with Jif and Crisco in the merger and as confirmed by the senior management of Smucker.

     Comparable Company Analysis. William Blair reviewed and compared certain financial information relating to Smucker and the Jif and Crisco businesses to corresponding financial information, ratios and public market multiples for 27 publicly traded companies with operations in the food industry that William Blair deemed relevant. The comparable companies selected by William Blair were:

- Nestle S.A.
- Kraft Foods Inc.
- Sara Lee Corporation
- H.J. Heinz Company
- General Mills, Inc.
- Conagra Foods, Inc.
- Kellogg Company
- Wm. Wrigley Jr. Company
- Campbell Soup Company
- Hershey Foods Corporation
- Tyson Foods, Inc.
- Tootsie Roll Industries, Inc.
- Suiza Foods Corporation
- Dole Food Company, Inc.
- Dreyer's Grand Ice Cream, Inc.
- American Italian Pasta Company
- Fresh Del Monte Produce Inc.
- The Hain Celestial Group, Inc.
- The J. M. Smucker Company
- Ralcorp Holdings, Inc.
- Aurora Foods Inc.
- Riviana Foods Inc.
- J & J Snack Foods Corp.
- Tasty Baking Company
- Odwalla, Inc.
- Seneca Foods Corporation
- Suprema Specialties, Inc.

     William Blair selected these companies because they are the publicly traded companies that engage in businesses reasonably comparable to those of the Jif and Crisco businesses.
     Among the information William Blair considered were sales, EBITDA, EBIT, net income, earnings per share, gross profit margins, EBITDA margins, EBIT margins, net income margins, growth in sales and net income, and capital structure. The operating results and margins and any corresponding derived multiples or ratios for the Jif and Crisco businesses, Smucker and the comparable companies were based on the most recent publicly available financial information as publicly disclosed for each company and the closing share prices as of October 5, 2001.

     Information regarding the multiples implied by the terms of the merger compared to the multiples from William Blair's analysis of selected comparable publicly traded companies is set forth in the following table.

                                                                    COMPARABLE COMPANY
                                                 JIF/CRISCO           MULTIPLE RANGE
                                                  IMPLIED     -------------------------------
                                                   MERGER       RELEVANT
                   MULTIPLE                      MULTIPLES        RANGE       MEDIAN    MEAN
                   --------                      ----------     --------      ------    ----
Enterprise value/LTM Sales.....................     1.18x     0.42x - 4.88x   1.11x     1.53x
Enterprise value/LTM EBITDA....................      6.4x      4.3x - 20.2x    8.9x     10.2x
Enterprise value/LTM EBIT......................      7.0x      7.1x - 37.0x   13.8x     15.5x
Equity value/LTM Net Income....................     11.7x      7.3x - 37.0x   21.2x     21.9x

     None of the selected companies is identical to the Jif and Crisco businesses. Accordingly, any analysis of the selected publicly traded companies necessarily involved complex consideration and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

     Comparable Transactions Analysis. William Blair performed an analysis of selected recent business combinations in the branded food industry, based on publicly available information. In total, William Blair examined 35 transactions that were chosen based on William Blair's judgment that they were generally comparable, in whole or in part, to the proposed merger. The selected transactions were not intended to be representative of the entire range of possible transactions in the branded food industry. The 35 transactions examined were (target/acquirer):

- AquaPenn Spring Water Company, Inc./Groupe
  Danone
- Ben & Jerry's Homemade, Inc./Unilever NV
- Bestfoods/Unilever NV
- Celestial Seasonings, Inc./The Hain Food Group,
  Inc.
- Chock Full O'Nuts Corporation/Sara Lee
  Corporation
- Dean Foods Company (Birds Eye brand)/Agrilink
  Foods, Inc.
- Dean Foods Company/Suiza Foods Corporation
- Gilardi Foods/ConAgra, L.P. Inc.
- Goodmark Foods, Inc./ConAgra, Inc.
- Grist Mill Co./International Home Foods, Inc.
- International Home Products Inc./ConAgra, Inc.
- Keebler Foods Company/Kellogg Company
- Marigold Foods, Inc. and Crowley Foods, Inc./National Dairy Holdings, L.P.
- Metz Baking Company/The Earthgrains Company
- Michaels Foods, Inc./Investor Group, Inc.
- Mother's Cake & Cookies/Parmalat SpA
- Nabisco Holdings Corp./Philip Morris Companies
  Inc.
- Orangina (Pernod Ricard S.A.)/Cadbury   Schweppes plc
- The Pillsbury Company/General Mills, Inc.
- President Baking Co./Keebler Foods Company
- The Quaker Oats Company/PepsiCo, Inc.
- Slim-Fast Foods Company/Unilever NV
- Snapple Beverage Corp./Cadbury Schweppes plc
- South Beach Beverage Co./PepsiCo, Inc.
- Terranova Foods plc/Unigate plc
- The Earthgrains Company/Sara Lee Corporation
- The Turkey Store Company (Jerome Foods, Inc.)/Hormel Foods Corporation
- Thorn Apple Valley, Inc./IBP, inc.
- Tomkins plc (European Food Bus.)/Doughty Hanson & Co. Limited
- Tropicana Products, Inc./PepsiCo, Inc.
- UB Frozen and Chilled Foods/H.J. Heinz Company
- Van Melle NV/Perfetti SpA
- Vlasic Foods International Inc. (N. American business)/Hicks, Muse, Tate & Furst Company
- WLR Foods, Inc./Pilgrim's Pride Corporation
- Worthington Foods, Inc./Kellogg Company

    Although William Blair compared the multiples implied by these transactions to the implied merger multiples for the Jif and Crisco businesses, none of the selected transactions or associated companies is identical to the merger or the Jif and Crisco businesses or Smucker. Accordingly, any analysis of the comparable transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the merger value of the Jif and Crisco businesses versus the merger values of the companies in the comparable transactions. William Blair reviewed the consideration paid in such transactions in terms of the enterprise value of such transactions as a multiple of sales, EBITDA and EBIT and the equity value as a multiple of net income for the latest twelve months prior to the announcement of such transactions. Information regarding the multiples implied by the terms of the merger compared to the multiples from William Blair's analyses of selected comparable transactions is set forth in the following table:

                                                                  COMPARABLE TRANSACTIONS
                                                 JIF/CRISCO           MULTIPLE RANGE
                                                  IMPLIED     -------------------------------
                                                   MERGER       RELEVANT
                   MULTIPLE                      MULTIPLES        RANGE       MEDIAN    MEAN
                   --------                      ----------     --------      ------    ----
Enterprise value/LTM Sales.....................     1.18x     0.35x - 3.76x   1.19x     1.46x
Enterprise value/LTM EBITDA....................      6.4x      5.8x - 18.9x   11.7x     12.0x
Enterprise value/LTM EBIT......................      7.0x      8.1x - 34.2x   17.5x     17.6x
Equity value/LTM Net Income....................     11.7x      8.2x - 53.5x   28.9x     28.4x

     Discounted Cash Flow Analysis. William Blair performed a discounted cash flow analysis of the Jif and Crisco businesses using financial information for fiscal 2002 and financial projections for 2003 and 2004, provided by the management of Smucker, both on a stand-alone basis and with synergies, for the period commencing September 30, 2001 through June 30, 2005, excluding one-time costs associated with the merger. In that analysis, William Blair assumed terminal value multiples of 7.0x to 9.0x EBITDA in fiscal 2005 and discount rates of 8.0% to 10.0%. The discounted cash flow analysis conducted by William Blair produced implied equity values for the Jif and Crisco businesses as follows:

Equity value for the Jif and Crisco businesses
  stand-alone.............................................        $772 to $1,005 million
Equity value of the Jif and Crisco businesses with
  synergies...............................................        $903 to $1,172 million

     Relative Contribution Analysis. William Blair analyzed the relative contribution of the Jif and Crisco businesses to the combined company for various measures such as sales, EBITDA, EBIT and net income as well as the pro forma ownership attained in the combined company. William Blair performed these analyses using the financial information provided by the respective managements of both Smucker and P&G for fiscal 2002, 2003 and 2004, respectively. William Blair analyzed the relative contribution of the Jif and Crisco businesses on a stand-alone basis as well as on a synergy basis. The purpose of this analysis was to assess the fairness of the proposed merger consideration based on estimated future operating and financial information by comparing the contribution of Smucker and Jif and Crisco to the combined company to the percentage ownership of the combined company that each company's shareholders would hold upon completion of the merger. The following table presents the contribution of the Jif and Crisco businesses to the combined company based on that financial information, excluding one-time costs associated with the merger:

                                                                PRO FORMA COMBINED
                                                                   CONTRIBUTION
                                                          -------------------------------
STAND-ALONE CASE                                          SMUCKER   JIF/CRISCO BUSINESSES
----------------                                          -------   ---------------------
Sales:
  2002 Estimated........................................    52.2%            47.8%
  2003 Projected........................................    53.3%            46.7%
  2004 Projected........................................    55.1%            44.9%
EBITDA:
  2002 Estimated........................................    44.3%            55.7%
  2003 Projected........................................    45.9%            54.1%
  2004 Projected........................................    46.5%            53.5%
EBIT:
  2002 Estimated........................................    36.6%            63.4%
  2003 Projected........................................    38.3%            61.7%
  2004 Projected........................................    39.3%            60.7%
Net Income:
  2002 Estimated........................................    34.4%            65.6%
  2003 Projected........................................    36.3%            63.7%
  2004 Projected........................................    37.6%            62.4%
Pro Forma Ownership of Combined Company.................   47.46%           52.54%

                                                                PRO FORMA COMBINED
                                                                   CONTRIBUTION
                                                          -------------------------------
SYNERGY CASE                                              SMUCKER   JIF/CRISCO BUSINESSES
------------                                              -------   ---------------------
Sales:
  2002 Estimated........................................    52.2%            47.8%
  2003 Projected........................................    53.3%            46.7%
  2004 Projected........................................    55.1%            44.9%
EBITDA:
  2002 Estimated........................................    40.9%            59.1%
  2003 Projected........................................    42.4%            57.6%
  2004 Projected........................................    43.0%            57.0%
EBIT:
  2002 Estimated........................................    33.9%            66.1%
  2003 Projected........................................    35.4%            64.6%
  2004 Projected........................................    36.4%            63.6%
Net Income:
  2002 Estimated........................................    30.5%            69.5%
  2003 Projected........................................    32.0%            68.0%
  2004 Projected........................................    33.3%            66.7%
Pro Forma Ownership of Combined Company.................   47.46%           52.54%

     The above table sets forth the contribution levels suggested by the selected financial performance benchmarks as compared to the pro forma ownership of the holders of Smucker common shares after the merger of 47.46% of the outstanding new Smucker common shares.

     Pro Forma Merger Analysis. William Blair analyzed the pro forma impact on Smucker earnings per share of the merger with the Jif and Crisco businesses. In conducting its analysis, William Blair assumed, among other things:

     - purchase accounting treatment with the amortizable intangible assets created in the merger;

     - estimates of cost savings and operating synergies resulting from the merger, as provided by Smucker management;

     - earnings estimates for Smucker and the Jif and Crisco businesses, as provided by the senior management of Smucker and P&G, respectively; and

     - pro forma diluted shares outstanding.

     William Blair compared the earnings per share of Smucker common shares, on a stand-alone basis, to the earnings per share of the common shares of the combined company on a pro forma basis for Smucker's 2003 fiscal year. The results of the pro forma merger analysis suggested that the merger would be accretive to Smucker on an earnings per share basis in fiscal 2003, assuming cost savings and operating synergies anticipated by Smucker management to result from the merger were achieved and excluding one-time costs associated with the merger. The results of the pro forma merger analysis are not necessarily indicative of future operating results or financial position. The actual results achieved by the company may vary from projected results and the variations may be material.

     General. This summary is not a complete description of the analyses performed by or data presented to William Blair. The preparation of an opinion regarding fairness is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the merger and add to the total mix of information available. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the merger consideration. Rather, in reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is exactly comparable to Smucker, the Jif and Crisco businesses or the merger. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

     William Blair is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. William Blair acted as the investment banker for Smucker's common share reclassification, repurchase and associated financing in 2000 and received fees for those services. In addition, in the ordinary course of its business, William Blair and its affiliates may beneficially own or actively trade common shares and other securities of Smucker as well as common shares and other securities of P&G for its own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in these securities.

     Smucker hired William Blair based on its qualifications and expertise in providing financial advice to companies and its reputation as a nationally recognized investment banking firm. Pursuant to a letter agreement dated June 4, 2001, William Blair was paid a fee of $400,000 for its role as financial advisor. William Blair will receive an additional fee of $1,600,000 upon the closing of the merger. In addition, Smucker has agreed to reimburse William Blair for all of its out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services to Smucker under the letter agreement. Smucker has also agreed to indemnify William Blair against potential liabilities arising out of its engagement.

STOCK EXCHANGE LISTING

     Following the merger, the new Smucker common shares will be listed on The New York Stock Exchange under the symbol "SJM."

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  GENERAL

     The following general discussion summarizes the material United States federal income tax consequences of the merger and is based on the Internal Revenue Code of 1986, as amended, the regulations promulgated thereunder, existing administrative interpretations and court decisions. No information is provided in this summary with respect to the tax consequences, if any, of the merger under applicable foreign, state, local and other tax laws. Future legislation, regulations, administrative interpretations or court decisions could significantly change such authorities either prospectively or retroactively. We do not address all aspects of United States federal income taxation that may be important to each Smucker shareholder in light of that shareholder's particular circumstances or to shareholders subject to special rules, such as those who are not citizens or residents of the United States, foreign corporations, financial institutions, tax-exempt organizations, insurance companies, dealers in

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

securities or shareholders who acquired Smucker common shares pursuant to the exercise of options or similar derivative securities or otherwise as compensation. This discussion assumes that each Smucker shareholder holds his or her shares of stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code.

     The merger is conditioned on P&G's receipt of a letter ruling from the Internal Revenue Service with respect to certain specified issues relating to the tax treatment of the transactions related to the merger. The letter ruling, while generally binding on the Internal Revenue Service, will be based on certain factual representations and assumptions described in the ruling and set forth in the ruling request. If any assumptions or representations are incorrect or untrue in any material respect, the letter ruling may be invalidated.

     The merger is also conditioned on receipt by Smucker and P&G of opinions from their tax advisor and tax counsel, respectively, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. An opinion of such advisor or counsel is not binding on the Internal Revenue Service or the courts, and we cannot assure you that the Internal Revenue Service will not challenge the tax treatment of the merger.

     A successful Internal Revenue Service challenge to the reorganization status of the merger would result in Smucker shareholders recognizing taxable gain or loss with respect to each current Smucker common share surrendered equal to the difference between the shareholder's basis in that share and the fair market value, as of the effective time of the merger, of the new Smucker common shares received in the exchange. In this event, a shareholder's aggregate basis in the new Smucker common shares received would equal its fair market value, and the shareholder's holding period for that stock would begin the day after the merger.

CONSEQUENCES OF THE MERGER

     The following describes the tax consequences of the merger to Smucker shareholders and Smucker, assuming that the merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

  SMUCKER SHAREHOLDERS

     - No gain or loss will be recognized by Smucker shareholders upon their exchange of current Smucker common shares for new Smucker common shares (except as described below with respect to cash received in addition to new Smucker common shares, and cash received in lieu of fractional shares).

     - If cash is received, gain, if any, will be recognized by each Smucker shareholder upon the exchange of his or her current Smucker common shares for new Smucker common shares and cash in the merger. The amount of the gain will be the lesser of (a) the amount, if any, by which the sum of the cash and fair market value, as of the effective date, of new Smucker common shares received with respect to each share of Smucker common stock exceeds the shareholder's tax basis in each exchanged Smucker share and
       (b) the amount of cash received. No loss will be recognized by the shareholders of Smucker common shares upon the exchange of their current Smucker common shares for new Smucker common shares and cash in the merger.

     - Each Smucker shareholder's tax basis in the new Smucker common shares he or she receives in the merger (including any fractional share of new Smucker common shares for which cash is received) will be the same as the tax basis of the current Smucker common shares surrendered in exchange therefor, decreased by the amount of cash received, and increased by the amount of gain recognized.

     - Each Smucker shareholder's holding period in the new Smucker common shares that the shareholder receives in the merger will include the period he or she held the current Smucker common shares surrendered in exchange therefor.

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

     - Each Smucker shareholder who receives cash in lieu of a fractional Smucker common shares will be treated as having received such fractional shares pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by Smucker. The amount of any gain or loss will be equal to the difference between the amount of cash and the tax basis allocated to the fractional share.

  SMUCKER

     The merger should not result in any material tax consequences to Smucker.

SMUCKER SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE MERGER.

ACCOUNTING TREATMENT

     The merger will be accounted for as a purchase business combination. For accounting purposes, Smucker will be treated as the acquiring enterprise. Smucker will establish a new accounting basis for the Jif and Crisco tangible and specifically identifiable intangible assets and liabilities based upon their estimated fair values at the date of the merger. Any excess of the purchase price over the estimated fair values of the Jif and Crisco tangible and specifically identifiable intangible assets and liabilities will be recorded as goodwill. Goodwill will not be amortized but will be subject to impairment testing. A final determination of the fair values has not been made. For purposes of disclosing pro forma information in this document, however, Smucker has made a preliminary determination of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision as additional information becomes available.

REGULATORY APPROVALS

  HSR ACT

     Under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, Smucker and P&G were required to give notification and furnish information to the Federal Trade Commission and the Antitrust Division of the Department of Justice and to wait the specified waiting period before they can complete the merger. Each of Smucker and P&G filed the required notification and report forms with the Federal Trade Commission and the Antitrust Division on October 25, 2001. Smucker and P&G received early termination of the statutory waiting period under the HSR Act on November 7, 2001. In addition to the foregoing, the merger is subject to state antitrust laws and could be the subject of challenges by state attorneys general under those laws, or by private parties under federal or state antitrust laws.

  FOREIGN REGULATORY FILINGS

     Smucker is not aware of any foreign governmental approvals or actions that may be required for completion of the merger. Nonetheless, in connection with the merger, the laws of a number of foreign countries and jurisdictions in which Smucker conducts its business may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in those countries and jurisdictions. The governments in those countries and jurisdictions might attempt to impose additional conditions on Smucker's operations conducted in those countries and jurisdictions as a result of the merger. If those approvals or consents are found to be required, the parties intend to make the appropriate filings and applications. In the event that a filing or application is made for the requisite foreign approvals or consents, we cannot assure you that those approvals or consents will be granted and, if those approvals or consents are received, we cannot assure you as to when those approvals or consents will be received.

DISSENTERS' RIGHTS

     Smucker shareholders that so desire are entitled to relief as dissenting shareholders under Ohio Revised Code Section 1701.85. A shareholder will be entitled to this relief, however, only if the

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

shareholder complies strictly with all of the procedural and other requirements of Section 1701.85. The following summary is not a complete statement of the method of compliance with Section 1701.85 and is qualified in its entirety by reference to the copy of Section 1701.85 and Section 1701.84 (which is referenced in Section 1701.85) attached to this document as Annex E.

     A shareholder who wishes to perfect rights as a dissenting shareholder in the event the merger is approved:

     - must have been a record holder of the Smucker common shares as to which the shareholder seeks relief on December 31, 2001, the record date for the special meeting;

     - must not have voted the shareholder's current Smucker common shares in favor of adoption of the merger agreement; and

     - must deliver to Smucker, not later than ten days after the special meeting, a written demand for payment of the fair cash value of the Smucker common shares as to which the shareholder seeks relief. The written demand must state the shareholder's name, address, and number of common shares as to which relief is sought, and the amount claimed as the fair cash value of those shares.

     A vote against the merger will not satisfy the requirement of a written demand for payment. Any written demand for payment should be mailed or delivered to:

                               The J. M. Smucker Company
                               Strawberry Lane
                               Orrville, Ohio 44667
                               Attention: Corporate Secretary

     Because the written demand must be delivered to Smucker within the ten-day period following the special meeting, it is recommended, although not required, that a shareholder use certified or registered mail, return receipt requested, to confirm that the shareholder has made a timely delivery.

     If Smucker sends the dissenting shareholder, at the address specified in the demand, a request for the certificate(s) representing the shareholder's shares, the dissenting shareholder must deliver the certificate(s) to Smucker within 15 days following the date the request was sent. Smucker may endorse the certificate(s) with a legend to the effect that the shareholder has demanded fair cash value of the shares represented by the certificate(s). Failure to deliver the certificate(s) within 15 days of the request terminates the shareholder's rights as a dissenting shareholder. Smucker must notify the shareholder of its election to terminate the shareholder's rights as a dissenting shareholder within 20 days after the lapse of the 15-day period.

     Unless the dissenting shareholder and Smucker agree on the fair cash value per Smucker common share, the shareholder must, within three months after the service of the written demand by the shareholder, file a petition in the Court of Common Pleas of Wayne County, Ohio. If the court finds that the shareholder is entitled to be paid the fair cash value of current Smucker common shares, the court may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. Fair cash value:

     - will be determined as of the day prior to the special meeting;

     - will be the amount a willing seller and willing buyer would accept or pay with neither being under compulsion to sell or buy;

     - will not exceed the amount specified in the shareholder's written demand; and

     - will exclude any appreciation or depreciation in market value resulting from the merger.

     The court will make a finding as to the fair cash value of a current Smucker common share and render judgment against Smucker for its payment with interest at a rate and from a date the court considers equitable. The costs of proceedings shall be assessed or apportioned as the court considers equitable.

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

     The rights of any dissenting shareholder will terminate if:

     - the dissenting shareholder has not complied with Section 1701.85, unless Smucker, by its board of directors, waives the failure;

     - Smucker abandons or is finally enjoined or prevented from completing the merger, or the shareholders of Smucker rescind their approval of the merger;

     - the dissenting shareholder withdraws their written demand, with the consent of Smucker acting through its board of directors; or

     - Smucker and the dissenting shareholder have not agreed upon the fair cash value per Smucker common share and neither has timely filed or joined in a petition in an appropriate court for a determination of the fair cash value of Smucker common shares.

                              THE SPECIAL MEETING

PURPOSE, TIME AND PLACE

     The special meeting will be held at The Arden Shisler Center for Education & Economic Development, 1625 Wilson Road, Wooster, Ohio (adjacent to Fisher Auditorium on the campus of the Ohio Agricultural Research and Development Center) on March 1, 2002, at 11:00 a.m., Eastern Standard Time. The purposes of the special meeting are for you to consider and vote upon a proposal to approve the merger of P&G's Jif and Crisco businesses into Smucker by adopting the merger agreement attached as Annex A to this document and to consider any other matter that may properly come before the meeting. We currently expect that no other matters will be considered at the special meeting.

     The Smucker board of directors has unanimously approved the merger and has adopted the merger agreement and recommends that you vote FOR the merger by adopting the merger agreement.

RECORD DATE; VOTING INFORMATION

     The Smucker board of directors has fixed the close of business on December 31, 2001 as the record date for determining the holders of Smucker common shares entitled to notice of, and to vote at, the special meeting. Only holders of record of Smucker common shares at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting.

     As of the record date, approximately                Smucker common shares
were issued and outstanding and entitled to vote at the special meeting. Smucker's current amended articles of incorporation provide generally that each Smucker common share may entitle the holder to ten votes on each matter to be considered at the special meeting. If, though, there has been a change in beneficial ownership of a Smucker common share during the four years immediately preceding the record date, the current owner of that share will be entitled to only one vote with respect to that share until four years pass without a change in beneficial ownership of the share. Common shares that formerly were Class B common shares prior to the combination of the Class A and Class B common shares on August 28, 2000, are an exception to these general voting provisions. Holders of these formerly Class B common shares are currently entitled to one vote per share at the special meeting until such shares are held for four years from the effective date of the combination without a change in beneficial ownership.

     As indicated above, the number of votes that holders of Smucker common shares will be entitled to cast at the special meeting will depend on how long they have owned the shares and whether their shares formerly were Class A or Class B shares prior to the combination of the two classes on August 28, 2000.
Specifically:

     - If you own former Class A common shares that were purchased prior to December 31, 1997 you will be entitled to ten votes for each of those shares. You will have only one vote per share, though, for former Class A common shares purchased on or after December 31, 1997.

       If your shares are registered with Smucker's transfer agent in your name, the agent tracks how long you have held your shares and will ensure that you receive the proper number of votes. If your shares are held in "street name" (i.e., in the name of your bank, broker, or other nominee) you will need to provide a written certification as set forth below.

     - If you own former Class B common shares, you will be entitled to one vote per share.

     - If you own Smucker common shares purchased after August 28, 2000, you will be entitled to one vote per share.

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

     Smucker has developed procedures regarding the proof that will be required for determinations of beneficial ownership. If you own Smucker common shares that are held in street name and that you acquired before December 31, 1997, you are requested to certify three things, in writing.

     - the total number of shares that you beneficially own,

     - of the shares beneficially owned by you, how many have been owned since before December 31, 1997, and

     - of those shares beneficially owned by you since before December 31, 1997, how many were formerly Class A shares and how many were formerly Class B shares.

     If your shares are held in street name a certification form for you to complete is enclosed with this document.

     Your broker must receive the certification form from you by no later than five business days prior to the special meeting. If it is not received by that time, all shares held by the beneficial owner will be entitled to only one vote per share.

     Smucker's corporate secretary reserves the right, in his sole discretion, to require such additional evidence as may be necessary to confirm that there has been no change in beneficial ownership during the four years preceding the record date.

     Based on the information with respect to beneficial ownership Smucker possesses on the date of this document, the holders of between
and                Smucker common shares will be entitled to exercise ten votes per share at the special meeting, and the holders of the remainder of the outstanding Smucker common shares will be entitled to exercise one vote per share. The actual voting power of each holder of Smucker common shares will be based on information Smucker possesses at the time of the special meeting. If you are a record holder of Smucker common shares on the record date, you may vote your Smucker common shares in person at the special meeting or by proxy as described below under "Voting by Proxy."

     At the special meeting, the inspector of elections will tabulate the results of shareholder voting. The presence in person or by proxy at the special meeting of the holders of Smucker common shares entitled to exercise at least a majority of the outstanding voting power of the Smucker common shares, giving effect to ten-vote shares, will constitute a quorum for the special meeting. Properly signed proxies that are marked "abstain" are known as "abstentions." Properly signed proxies that are held in "street name" by brokers and not voted on one or more of the items before the special meeting but are otherwise voted on at least one item, are known as "broker non-votes." Abstentions and broker non-votes will be counted for the purposes of determining whether a quorum has been achieved at the special meeting. As there are no matters expected to be voted on at the special meeting other than the merger, shares not voted by brokers will in effect be absent and not available to count toward the quorum requirements.

VOTING BY PROXY

     The affirmative vote of the holders of two-thirds of the outstanding voting power of Smucker common shares, giving effect to ten-vote shares, on the record date is required to approve the merger. If you vote your Smucker common shares by signing a proxy and returning it in time for the special meeting, your shares will be voted as indicated on your card. If your proxy is properly executed but does not contain voting instructions, your proxy will be voted FOR the merger. If you do not vote, it will have the same effect as a vote against the proposal to approve the merger. In addition, abstentions and broker non-votes will have the same effect as votes against the merger. If other matters are properly presented before the special meeting, the persons named in your proxy will have authority to vote in accordance with their judgment on any other such matter, including, without limitation, any proposal to adjourn or postpone the meeting or otherwise concerning the conduct of the meeting. However, a proxy that has been designated to vote against the merger will not be voted, either directly or through a separate proposal, to adjourn the special meeting to solicit additional votes. We do not currently expect that any matter other than as described in this document will be brought before the special meeting.

     If your broker holds your shares, you must either direct your broker on how to vote your shares or obtain a proxy from your broker to vote at the special meeting.

REVOCATION OF PROXIES

     Without affecting any vote previously taken, if you are a record holder, you may revoke your proxy in any of the following ways:

     - sending a written notice to Smucker's corporate secretary that is received prior to the special meeting and states that you are revoking your proxy;

     - signing a new, later-dated proxy card(s) that is received by Smucker's proxy solicitor prior to the special meeting; or

     - obtaining an admission card, attending the special meeting and voting in person.

     Simply attending the special meeting will not revoke your proxy. If you instructed a broker to vote your shares, you must follow your broker's directions for changing those instructions. If an adjournment occurs and no new record date is set, it will have no effect on the ability of shareholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

     As of the date of this document, Smucker directors and executive officers
as a group owned and were entitled to vote approximately                or
     % of the outstanding Smucker common shares. These shares represent
approximately      % to      % of the outstanding voting power of Smucker common
shares. All of the directors and executive officers of Smucker that are entitled to vote at the Smucker special meeting have indicated that they intend to vote their shares in favor of the merger.

     In addition, pursuant to the terms of the voting agreement between several Smucker family members and P&G, those Smucker shareholders that are parties to the voting agreement have agreed in writing to vote their shares, and have granted P&G a proxy to vote their shares, in favor of the merger and against any competing or superior proposals or proposals that would hinder or delay the completion of the merger. These Smucker shareholders hold between approximately 33% to 46% of the voting power of the outstanding Smucker common shares. For a more complete description of the voting agreement, see "The Voting Agreement."

SOLICITATION OF PROXIES

     This document is being furnished to you in connection with the Smucker board of directors' solicitation of proxies from the holders of Smucker common shares for use at the special meeting. In addition to solicitation by mail, Smucker may solicit proxies in person, by telephone, telecopy, or e-mail. Also, Smucker has engaged a professional proxy solicitation firm, Georgeson Shareholder Communications, Inc., to assist it in soliciting proxies. Smucker will pay to Georgeson Shareholder Communications, Inc. a fee of $25,000 plus expenses for its services and will bear all costs of the proxy solicitation.

    SHAREHOLDERS SHOULD NOT SEND SHARE CERTIFICATES WITH THEIR PROXY CARDS.

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

                              BUSINESS OF SMUCKER

     Following the merger, Smucker will operate the Jif and Crisco businesses under their current brand names, and will also continue its current businesses and retain its current brand names. Smucker will continue to use the name "The
J. M. Smucker Company" after the merger.

OVERVIEW AND PRODUCTS

     Smucker currently is a leading North American manufacturer and marketer of fruit spreads, natural peanut butter, dessert toppings and health and natural foods beverages. Through the merger we will also become a leading manufacturer and marketer of stabilized peanut butter, oils, and shortening. For the fiscal year ended April 30, 2001, Smucker had net sales of $651.2 million and earnings before interest, taxes, depreciation and amortization (EBITDA) of $83.7 million, excluding the impact of nonrecurring charges. For the fiscal year ended June 30, 2001, Jif and Crisco had combined net sales of $615.3 million and excess of net revenues over direct costs of products sold, direct marketing expenses, and direct administrative and other expenses of $178.7 million. Information regarding pro forma earnings for the combined company are set forth in the unaudited condensed combined pro forma financial statements included in this document. We urge you to read those statements carefully for a more complete understanding of the combined business operations of Smucker, Jif and Crisco.

     In addition to the products mentioned in the preceding paragraph, we also manufacture industrial fruit products such as bakery and yogurt fillings, fruit and vegetable juices, juice beverages, syrups, condiments, and gift packages. Our products are sold under numerous trademarks owned by Smucker, including Smucker's, Dickinson's, Baking Healthy, Lost Acres, Mary Ellen, Adams, Laura Scudder's, Goober, Simply Fruit, Magic Shell, Sundae Syrup, Smucker's Snackers, Uncrustables, IXL, Double Fruit, Good Morning, The R.W. Knudsen Family, After The Fall, Simply Nutritious, Recharge, Santa Cruz Organic, and Spritzer. We also license the use of several other trademarks.

     In the United States, these products are primarily sold through brokers to food retailers, food wholesalers, club stores, mass merchandisers, military commissaries, health and natural food stores, foodservice distributors and chain operators, and to other food manufacturers. Smucker's distribution outside the United States is principally in Canada, Australia, Brazil, Mexico, China and the Pacific Rim, Europe, and the Middle East.

     Through the merger, the Jif business will become part of Smucker. The Jif brand has been a leader in the peanut butter category for over 20 years. In 2000, the Jif brand constituted over 34% of the dollar sales of stabilized peanut butter in the United States. The Jif brand is marked by its distinct product differentiation ("more fresh roasted peanut taste") and a consistent advertising campaign ("Choosy Moms Choose Jif"). Jif's products include Jif peanut butter in Regular, Reduced Fat and Simply Jif varieties and Jif Smooth Sensations in Apple Cinnamon, Chocolate Silk, and Berry Blend varieties. Jif peanut butter products are sold primarily in the United States through food retailers, food wholesalers, club stores, and mass merchandisers.

     Smucker also manufactures and markets natural peanut butter products under the Smucker's, Adams, and Laura Scudder's trademarks and peanut butter and jelly combination products under the Smucker's Goober trademark.

     Through the merger, the Crisco business will become part of Smucker. Crisco has been a leader in the shortening and cooking oils category for over 50 years. In 2000, the Crisco brand constituted over 24% of the dollar sales of shortening, cooking oils, and sprays in the United States. Crisco products were introduced in 1911 and now include shortening, sprays, and cooking oils. Crisco products are sold primarily in the United States to food retailers, food wholesalers, club stores, and mass merchandisers. Crisco products are distributed to the Canadian market as well.

     Crisco has historically delivered strong profits and cash flows by externally leveraging the brand's equity and internally maintaining a strong focus on cost reduction. Crisco's oils business holds the number one volume share position among branded competitors in the grocery and drug channels, and the number
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

one overall share with mass merchandisers. Crisco has a portfolio of U.S. and foreign patents and pending applications relating to processes and products.

     Smucker currently does not participate in the shortening, cooking oils, or sprays categories.

  STRATEGY AND COMPETITIVE STRENGTHS

     Our strategic objectives are to develop and improve our leading positions for our core products through superior quality, product differentiation and innovation, and expansion of our product offerings. Our goals are to increase market share in our product categories by:

     - maintaining and leveraging the strength of our well-recognized brands;

     - expanding our product offerings by developing innovative new products that incorporate our core products and that complement our brand images; and

     - completing selective acquisitions of food businesses in our core categories or of other leading North American retail food brands with "center of the store" products that leverage our strong distribution network.

     The key components of our short-term strategy will be to focus on integration of the Jif and Crisco businesses, and on internal product development to expand our product offerings and leverage our brand names and distribution network. Smucker expects to integrate these business in an efficient manner by transitioning and training employees for Smucker's combined businesses and by capitalizing on our existing broker networks to distribute the products of all three businesses. Following the merger, Smucker expects sales to approximately double to $1.3 billion. For the first full year after integration, Smucker projects net earnings before one-time costs associated with the merger to be in the range of $95 to $105 million, approximately three times Smucker's current levels.

     We also expect to leverage Smucker's existing corporate infrastructure to support the Jif and Crisco businesses, and capitalize on our business' existing broker network for product distribution to better serve customers. We also plan to support the Jif and Crisco brands by increasing marketing investment over current levels. We may also use our strong balance sheet to finance strategic acquisitions.

     We believe our competitive strengths will include the following:

     - STRONG DISTRIBUTION CHANNELS. All of our core products -- fruit spreads, dessert toppings, peanut butter and peanut butter products, shortenings, oils and fruit and juice beverages -- are typically sold to food retailers, food wholesalers, club stores, mass merchandisers, military commissaries, and health and natural foods stores. We focus on "center of the store" food products and the strength of our new Jif and Crisco brands will give us a more focused presence with our customers and help us serve them better.

     - WELL-RECOGNIZED BRAND NAMES. Smucker's, Jif, and Crisco are some of the most recognized brand names in the food industry, and are associated with quality and American icon food products. The addition of Jif to our family of products will enhance our ability to leverage our brand leadership in fruit spread products.

     - STRONG BRAND MANAGEMENT. We have a strong continuity of management experience in successfully managing premier consumer food brands. Our co-chief executive officers, Timothy P. Smucker and Richard K. Smucker, are the fourth generation of Smucker family management since Smucker was founded. Our general managers, Vincent C. Byrd, who is Vice President and General Manager, Consumer Market, has over 25 years of experience, and Steven T. Oakland, who will be Vice President and General Manager of the Crisco brands, has nearly 20 years of experience, with Smucker, including experience in managing premier branded food businesses.

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

     - EXCELLENT BROKER NETWORK. We believe our food broker network is one of the strongest in the industry. Addition of the Jif and Crisco products will enable us to leverage our broker network on a much higher volume of sales. We expect that this higher volume will increase our brokers' focus on our products and better serve our food retailers and other distribution channels.

EMPLOYEES

     Following the merger, Smucker expects to employ approximately 2,700 full-time employees worldwide. Smucker believes its relations with its current employees are good.

LEGAL PROCEEDINGS

     None of Smucker, Jif, or Crisco is a party to any pending legal proceeding that would be considered material to Smucker.

PROPERTIES

     Through the merger, Smucker will acquire properties located in Lexington, Kentucky, and Cincinnati, Ohio. Following the merger, Smucker's manufacturing and processing facilities will include those listed below. All of the properties listed below are owned properties except for the West Fargo, North Dakota location, which is leased. The corporate headquarters of Smucker will continue to be located in Orrville, Ohio.

DOMESTIC MANUFACTURING          PRODUCTS PRODUCED
  LOCATIONS
Orrville, Ohio                  Fruit spreads, toppings, industrial fruit products,
                                Smucker's Snackers
Salinas, California             Fruit spreads, toppings, syrups
Memphis, Tennessee              Fruit spreads, toppings
Ripon, Wisconsin                Fruit spreads, toppings, condiments, industrial fruit
                                products
New Bethlehem, Pennsylvania     Peanut butter and Goober
Chico, California               Fruit and vegetable juices, beverages
Havre de Grace, Maryland        Fruit and vegetable juices, beverages
West Fargo, North Dakota        Frozen peanut butter and jelly sandwiches
Lexington, Kentucky             Peanut butters, reduced-fat peanut spreads, and flavored
                                peanut spreads
Cincinnati, Ohio                Shortening and cooking oils

RAW MATERIAL PROCESSING         PRODUCTS PROCESSED
  LOCATIONS
Watsonville, California         Strawberries, oranges, peaches, apricots. Also, produces
                                industrial fruit products and frozen peanut butter and jelly sandwiches
Woodburn, Oregon                Strawberries, raspberries, blackberries, blueberries. Also produces industrial fruit products
Grandview, Washington           Grapes, cherries, strawberries, cranberries, apples,
                                boysenberries, blackberries, red raspberries, red currants, and pears
Oxnard, California              Strawberries
Lexington, Kentucky             Peanuts
Cincinnati, Ohio                Edible oils

INTERNATIONAL MANUFACTURING     PRODUCTS PRODUCED
  LOCATIONS
Ste-Marie, Quebec, Canada       Fruit spreads, sweet spreads, industrial products
Kyabram, Victoria, Australia    Fruit spreads, toppings, fruit pulps, fruit bars
Livingston, Scotland            Industrial fruit products
Sao Jose do Rio Pardo, Brazil   Industrial fruit products

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                        OF THE JIF AND CRISCO BUSINESSES
                        OF THE PROCTER & GAMBLE COMPANY

     The following discussion and analysis of the Jif and Crisco businesses' financial condition and results of operations should be read in conjunction with the historical financial information included in their Combined Statements of Inventory and Property, Plant and Equipment - Net as of June 30, 2001 and 2000 and the Combined Statements of Revenues, Direct Cost of Products Sold, Direct Marketing Expenses and Direct Administrative and Other Expenses for each of the three years in the period ended June 30, 2001 (the "Combined Statements"). The Jif and Crisco businesses are P&G brands and accordingly, all of the information presented below represents the operations of these businesses when managed by P&G. Unless otherwise noted, years (2001, 2000, etc.) in this discussion refer to Jif and Crisco's fiscal years ended June 30.

     Jif is the world's leading producer of stabilized peanut butter with over 34% dollar share in the United States. The Jif brand is marked by its distinct product differentiation and a consistent advertising campaign. Jif peanut butter products are sold primarily in the United States through food retailers, food wholesalers, club stores and mass merchandisers.

     Crisco has been the leader in the shortening and cooking oils categories for over 50 years. The oils business holds the number one volume share position among branded competitors in food and drug channels, and the number one overall share with mass merchandisers. Crisco has over 24% dollar share in the combined oils, shortening and cooking spray market.

                        COMBINED STATEMENTS OF REVENUES,
       DIRECT COST OF PRODUCTS SOLD, DIRECT MARKETING EXPENSES AND DIRECT
                       ADMINISTRATIVE AND OTHER EXPENSES

     The following table sets forth the percentage of each line item in the Combined Statements in relation to net revenues. The basis of presentation of the Combined Statements is disclosed in Note 1 to the Combined Statements
included on page           of this document.

                                               2001               2000               1999
                                         ----------------   ----------------   ----------------
                                                         (DOLLARS IN THOUSANDS)
Net Revenues...........................  $615,300   100.0%  $647,200   100.0%  $653,600   100.0%
Direct Cost of Products Sold...........   400,000    65.0    421,000    65.0    451,200    69.0
                                         --------   -----   --------   -----   --------   -----
                                          215,300    35.0    226,200    35.0    202,400    31.0
Direct Marketing Expenses..............    22,700     3.7     39,700     6.2     20,600     3.2
Direct Administrative and Other
  Expenses.............................    13,900     2.3     14,400     2.2     14,000     2.1
                                         --------   -----   --------   -----   --------   -----
Excess of Net Revenues Over Direct
  Cost of Products Sold, Direct
  Marketing Expenses, and Direct
  Administrative and Other Expenses....  $178,700    29.0   $172,100    26.6   $167,800    25.7
                                         ========   =====   ========   =====   ========   =====

YEAR ENDED JUNE 30, 2001 COMPARED TO YEAR ENDED JUNE 30, 2000

  NET REVENUES

     Net revenues for the year ended June 30, 2001 of $615.3 million were 4.9% lower than net revenues of $647.2 million for fiscal 2000. Net revenues of the Jif business decreased $10.7 million due primarily to a decline in Jif Smooth Sensations volume after its initial launch in 2000 and the volume impact of a price increase executed during fiscal 2001. Net revenues of the Crisco business decreased $21.2 million due primarily to a 5.0% decline in overall volume.

  DIRECT COST OF PRODUCTS SOLD

     Direct cost of products sold is driven primarily by material pricing (i.e., oils, peanuts and packaging costs). Direct costs of product sold for the year ended June 30, 2001 of $400.0 million were 5.0% lower than direct costs of product sold for fiscal 2000 and were flat as a percent of net revenue from 2000 to 2001. This constant margin is primarily due to various cost savings programs which offset a significant increase in certain material costs. These cost savings activities included the elimination of losses in the supply chain, packaging material cost savings and improved manufacturing process reliability. For Crisco, a decrease of $13.2 million is due primarily to packaging material cost reductions.

  DIRECT MARKETING EXPENSES

     Direct marketing costs decreased by $14.8 and $2.2 million from fiscal 2000 to fiscal 2001 for Jif and Crisco, respectively. The Jif decrease is due to an increase in initiative spending in fiscal 2000 related to the Smooth Sensations launch and television advertising in support of the Jif "Choosy Moms" campaign. The Crisco decrease is due to increased spending in fiscal 2000 related to local and regional promotions and the development of the Crisco.com web site.

  EXCESS OF NET REVENUES OVER DIRECT COST OF PRODUCTS SOLD, DIRECT MARKETING EXPENSES, AND DIRECT ADMINISTRATIVE AND OTHER EXPENSES ("EXCESS CONTRIBUTION")

     Excess contribution increased 3.8% from $172.1 million in fiscal 2000 to $178.7 million in fiscal 2001. This increase was due to a return to Jif's historical levels of marketing spending and a strategic price increase during fiscal 2001 offset by a 5.0% decrease in excess contribution of Crisco due primarily to a decline in sales volume.

YEAR ENDED JUNE 30, 2000 COMPARED TO YEAR ENDED JUNE 30, 1999

  NET REVENUES

     Net revenues of $647.2 million in 2000 decreased less than 1.0% from net revenues of $653.6 million in fiscal 1999. This decrease resulted from a decline in Crisco's net revenues of $21.0 million, offset by an increase in Jif's net revenues of $14.6 million. The decrease in net revenue of Crisco was a result of a drop in crude edible oil prices and related oil list prices, consistent with the brands' transparent pricing strategy, partially offset by a 5.0% increase in overall sales volume in fiscal 2000. The increase in net revenues of Jif resulted primarily from expansion in the club distribution channel and the June 1999 launch of Jif Smooth Sensations.

  DIRECT COST OF PRODUCTS SOLD

     Direct cost of products sold for the year ended June 30, 2000 of $421.0 million were $30.2 million lower than direct costs of product sold for fiscal 1999. This decrease resulted from a decrease of direct cost of products sold of Crisco amounting to $36.9 million partially offset by the volume-related increase in direct cost of products sold of Jif amounting to $6.7 million. The decrease for Crisco resulted primarily from cost reduction in edible oils and also from significant cost savings activities. These cost savings activities include an improvement in manufacturing process reliability, reduction in headcount, elimination of losses in the supply chain and packaging material cost savings programs. From 1999 to 2000, direct cost of products sold as a percent of net revenues for Jif declined from 67% to 66% driven primarily by a decline in the cost of peanuts.

  DIRECT MARKETING EXPENSES

     Direct marketing expenses for the year ended June 30, 2000 of $39.7 million were approximately $19.1 million higher than expenses in fiscal 1999 of $20.6 million. This increase is due to an increase of Jif direct marketing expenses of $15.7 million and an increase of Crisco direct marketing expenses of $3.4 million. The Jif increase is due to an increase in initiative spending in fiscal 2000 related to the Smooth Sensations launch and television advertising in support of the Jif "Choosy Moms" campaign. The Crisco increase in spending in 2000 is related to local and regional promotions and the development of the Crisco.com web site.

  EXCESS OF NET REVENUES OVER DIRECT COST OF PRODUCTS SOLD, DIRECT MARKETING, AND DIRECT ADMINISTRATIVE AND OTHER EXPENSES ("EXCESS CONTRIBUTION")

     Excess contribution increased 2.6% from $167.8 million in fiscal 1999 to $172.1 million in fiscal 2000. This increase was due to an increase in Crisco's sales volume in combination with a decrease in edible oils costs offset by a decrease in Jif's excess contribution due primarily to increased spending associated with the Jif Smooth Sensations launch.

THREE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 2000

     The following discussion and analysis of the Jif and Crisco businesses' financial condition and results of operations should be read in conjunction with the historical financial information included in their unaudited Combined Statements of Inventory and Property, Plant and Equipment -- Net as of June 30, 2001 and the unaudited Combined Statements of Revenues, Direct Cost of Products Sold, Direct Marketing Expenses and Direct Administrative and Other Expenses for the three month periods ended September 30, 2001 and 2000.

                                                            THREE MONTHS ENDED SEPTEMBER 30,
                                                                 2001               2000
                                                           ----------------   ----------------
                                                                 (DOLLARS IN THOUSANDS)
Net Revenues.............................................  $157,100   100.0%  $154,100   100.0%
Direct Cost of Products Sold.............................    98,500    62.7    102,500    66.5
                                                           --------   -----   --------   -----
                                                             58,600    37.3     51,600    33.5
Direct Marketing Expenses................................     5,900     3.8      6,300     4.1
Direct Administrative and Other Expenses.................     3,000     1.9      3,500     2.3
                                                           --------   -----   --------   -----
Excess of Net Revenues Over Direct
  Cost of Products Sold, Direct
  Marketing Expenses, and Direct
  Administrative and Other Expenses......................  $ 49,700    31.6   $ 41,800    27.1
                                                           ========   =====   ========   =====

  NET REVENUES

     Net revenues for the three months ended September 30, 2001 of $157.1 million were $3.0 million higher than net revenues of $154.1 million for the three months ended September 30, 2000. This increase resulted from an increase in Jif's sales volume and continued impact of price increases, partially offset by Crisco's decrease in sales volume.

  DIRECT COST OF PRODUCTS SOLD

     Direct cost of products sold for the three months ended September 30, 2001 of $98.5 million were 3.9% lower than direct cost of products sold for the same period of the prior year. This decrease is due to the combination of a decline of 11% realized by the Crisco business that was driven primarily by the effects of edible oil cost management activities and a small decline of Jif direct cost of products sold due to cost savings initiatives.

  EXCESS OF NET REVENUES OVER DIRECT COST OF PRODUCTS SOLD, DIRECT MARKETING EXPENSES, AND DIRECT ADMINISTRATIVE AND OTHER EXPENSES ("EXCESS CONTRIBUTION")

     Excess contribution increased 18.9% from $41.8 million for the three months ended September 30, 2000 to $49.7 million for the three months ended September 30, 2001. Both the Crisco and Jif businesses contributed to this increase in excess contribution. The Crisco increase is due primarily to the effects of edible oil cost management activities and the Jif increase is due primarily to increased sales volume, the continued impact of the fiscal 2001 price increases and cost savings from programs initiated in the previous fiscal year.

                              THE MERGER AGREEMENT

SUMMARY OF THE TRANSACTIONS

     In connection with the merger, P&G will contribute its Jif and Crisco businesses to P&G Ohio pursuant to the terms of a contribution agreement. For a summary of the terms and conditions of the contribution agreement, see "The Contribution Agreement." After the contribution and immediately prior to the merger, P&G will spin off P&G Ohio to the shareholders of P&G by distributing all of the P&G Ohio common shares to P&G shareholders on a pro rata basis. P&G Ohio will then be merged with and into Smucker in accordance with the terms of a merger agreement, summarized below. Smucker will be the surviving corporation of the merger.

GENERAL

     The Smucker board of directors has unanimously approved the merger and the merger agreement. This section of the document describes important provisions of the merger agreement. This description is not a complete description of the terms and conditions of the merger agreement and is qualified by reference to the full text of the merger agreement, a copy of which is attached to this document as Annex A and is incorporated by reference into this document. Smucker urges you to read the merger agreement carefully and in its entirety.

TIMING OF CLOSING

     The merger will be completed upon the filing of a certificate of merger with the Secretary of State of the State of Ohio in accordance with Ohio law. Smucker expects to file the certificate of merger as soon as practicable following the satisfaction (or waiver, if permissible) of the conditions to the closing of the merger. A summary of those conditions is set forth below in this summary under the heading "Conditions to the Completion of the Merger." If the conditions to the merger are met, Smucker and P&G currently expect that the merger would be completed during the first or second calendar quarter of 2002.

ARTICLES OF INCORPORATION AND REGULATIONS OF SMUCKER

     Following the completion of the merger, Smucker's articles of incorporation will be in the form of the articles of incorporation attached to this document as Annex F. For a more complete understanding of the differences between Smucker's current articles of incorporation and the articles of incorporation of Smucker following the merger, see "Comparison of the Rights of Smucker Shareholders Before and After the Merger." Smucker's regulations will not change as a result of the merger.

BOARD OF DIRECTORS AND OFFICERS OF SMUCKER FOLLOWING THE COMPLETION OF THE
MERGER

     Smucker's current directors and officers will continue as the directors and officers of Smucker following the completion of the merger and will hold office until their respective successors are duly elected or appointed and qualified in the manner provided by Smucker's articles of incorporation and regulations in effect following the merger or as otherwise provided by law.

MERGER CONSIDERATION; CONVERSION OF SHARES

  COMMON SHARES OF P&G OHIO

     Each issued and outstanding share of P&G Ohio immediately prior to the closing of the merger (other than P&G Ohio common shares owned by Smucker or any direct or indirect wholly owned subsidiary of Smucker, except, in each case, trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties, or as to which appraisal rights have been perfected) will be converted into the right to receive one-fiftieth (1/50th) of a new Smucker common share. Following the merger, all P&G Ohio common shares will automatically be canceled and retired and will cease to exist.

  COMMON SHARES OF SMUCKER

     Each Smucker common share issued and outstanding immediately prior to the closing of the merger will be converted into a number of new Smucker common shares determined by dividing the number of new Smucker common shares to be issued to P&G Ohio shareholders in the merger by the number of Smucker common shares outstanding prior to the merger, and then multiplying that quotient by
0.9033. The above calculation assumes that P&G obtains all of the tax rulings that it is requesting in connection with the merger.

     If, however, P&G does not obtain one or more of those tax rulings, it has the right to have fewer shares issued to the Smucker shareholders in the merger in order to avoid the potential negative tax effects that could result from not obtaining a particular ruling. The consideration to be paid to Smucker shareholders would in that case be adjusted to reduce the number of new Smucker common shares they would receive in the merger and by paying those shareholders a cash payment. The cash payment will be determined based upon the number of Smucker common shares that P&G believes are necessary to be redeemed to avoid the potential negative tax effects that could result from not obtaining all of the requested tax rulings. This cash payment to Smucker shareholders would be paid on a pro rata basis and P&G would contribute working capital to P&G Ohio equal to that payment. Currently, it is impossible to determine the exact number of new Smucker shares to be issued to Smucker shareholders and what cash payment, if any, they may receive because we cannot determine the number of Smucker common shares and P&G Ohio common shares that will be outstanding on the closing date and P&G's tax ruling requests are still pending. The determination of the number of new Smucker shares and the amount of cash, if any, to be issued to Smucker shareholders will be based on a formula, which is described below.

     Each Smucker common share issued and outstanding immediately prior to the closing of the merger will be converted into the applicable percentage of a new Smucker common share set forth below and, to the extent that one or more supplemental tax rulings are not obtained, a cash amount as determined below.

     - Applicable percentage. The applicable percentage is a fraction, the numerator of which is the product obtained by multiplying (i) the quotient obtained by dividing (A) the total number of new Smucker common shares to be issued to P&G shareholders in the merger by (B) the sum of
       (x) the product obtained by multiplying the total number of Smucker common shares outstanding immediately prior to the closing of the merger and 1.1070 and (y) the applicable number (defined below), and (ii) the difference obtained by subtracting the applicable number from the total number of Smucker common shares outstanding immediately prior to the effective time of the merger; and the denominator of which is the total number of Smucker common shares outstanding immediately prior to the effective time of the merger. The applicable percentage will be expressed as a decimal and will be rounded to the fourth decimal place.

       The "applicable number" is that number of Smucker common shares that P&G determines in good faith and in its sole discretion is required to be effectively redeemed by Smucker in order to, together with the corresponding adjustment to the applicable percentage set forth above, avoid the negative tax effects of failing to obtain certain tax rulings by providing that the holders of P&G Ohio common shares, as a group, and the holders of Smucker common shares, as a group, receive the same relative proportion of Smucker common shares to be issued in the merger, that they would have received if these tax rulings had been obtained. If P&G obtains all of the tax rulings that it is requesting in connection with the merger, the applicable number will be zero.

     - Cash amount. The cash amount is the quotient obtained by dividing (i) the product obtained by multiplying (A) the applicable number by (B) a cash price equal to the average closing price for Smucker common shares on The New York Stock Exchange for the five trading days ending two trading days prior to the closing of the merger by (ii) the total number of Smucker common shares outstanding immediately prior to the closing of the merger. If P&G obtains all tax rulings that it requests in connection with the merger, the cash amount will be zero.

EXCHANGE AGENT; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     Prior to the completion of the merger, P&G will appoint a bank or trust company reasonably acceptable to Smucker to act as the exchange agent for the merger. Following the merger, Smucker will deposit with the exchange agent certificates representing new Smucker common shares to be issued to both Smucker and P&G shareholders. The exchange agent will then make the following distributions:

     - certificates representing new Smucker common shares converted in accordance with the merger agreement;

     - the amount of dividends or other distributions, if any, with a record date on or after the closing date of the merger that became payable on the new Smucker common shares since such date; and

     - the cash payments, if any, to be paid to Smucker shareholders based on the results of P&G's requested tax rulings from the IRS.

     All P&G Ohio common shares and Smucker common shares outstanding prior to the closing of the merger will be converted into new Smucker common shares. No interest will be paid on any funds to be received in the merger.

     In lieu of any fractional new Smucker common shares, each P&G Ohio shareholder or Smucker shareholder who would otherwise have been entitled to a fraction of a new Smucker common share will receive a cash payment in lieu of that fractional share.

     Holders of current Smucker common shares that fail to perfect their dissenters' rights in accordance with applicable Ohio law will have their current Smucker common shares exchanged in accordance with the procedures described above. For a discussion of the applicable provisions of Ohio law governing dissenters' rights, see the section of this document entitled "The Merger -- Dissenters' Rights."

REPRESENTATIONS AND WARRANTIES

     Smucker and P&G have made certain customary representations and warranties in the merger agreement. Some of the most significant of these include, with respect to each company:

     - that it is duly organized, validly existing and in good standing and has the requisite corporate power and authority to own, lease and operate and to carry on its businesses and that its businesses (in the case of P&G, the Jif and Crisco businesses) are duly qualified or licensed;

     - that it has the full corporate power and authority to execute and deliver the merger agreement and related transaction agreements, that the execution, delivery and performance of the agreements have been properly authorized, and that, when executed and delivered by the other party, will be valid and binding obligations;

     - subject to some exceptions, the absence of violations or conflicts of its charter documents or applicable laws, the absence of any governmental consent or approval and the absence of violations, breaches, or encumbrances on its assets or agreements (in the case of P&G, the Jif and Crisco businesses) upon the execution and delivery of the merger agreement and related transaction agreements;

     - its capitalization; and

     - the absence of untrue statements or omissions in this document with respect to the information supplied by it.

     In addition, Smucker made additional representations to P&G. The most significant of these additional representations include:

     - the timely filing of all registration statements, prospectuses, forms, reports, and documents and related exhibits required to be filed by it under the Securities Act or the Exchange Act since

       December 31, 1998 and the absence in any such reports or documents of material misstatements or omissions as of the time of filing;

     - the absence of undisclosed liabilities from those set forth on Smucker's consolidated balance sheet as of April 30, 2001, included in its Form 10-K for the fiscal year ended April 30, 2001;

     - the absence of certain events outside of the ordinary course of its business or where not material since April 30, 2001;

     - the absence of material litigation not otherwise disclosed in its Form 10-K for the fiscal year ended April 30, 2001 or any developments in pending or threatened litigation that has had or could reasonably be expected to have a material adverse effect on Smucker;

     - the vote required to approve the merger agreement and related transactions agreements and the transactions contemplated by those agreement and the recommendation of the board of directors with respect to the merger;

     - the title to properties and assets and the absence of encumbrances on those properties and assets;

     - compliance with applicable laws and possession of permits required for its operations;

     - the existence of insurance coverage in accordance with normal industry practice for companies engaged in Smucker's business;

     - the ownership or right to use its intellectual property;

     - the provision to P&G of access to certain employee benefit materials, agreements, plans and policies and the administration of Smucker's compensation and benefit plans in accordance with applicable laws;

     - the absence of facts which would furnish a substantial basis for or would reasonably be expected to cause Smucker to recall, withdraw or suspend its products from the market by the U.S. Food and Drug Administration or other governmental entity, or to change its marketing classification of those products, and that none of its products has been recalled at any time during the past year and there have been no proceedings during the past year seeking to recall, suspend or seize any of its products;

     - that the execution and delivery of the merger agreement and the other transaction agreements and the consummation of the transactions contemplated by those agreements will not trigger Smucker's shareholders rights plan; and

     - the absence of actions taken by it or actions failed to be taken by it or any facts or circumstances of which Smucker is aware that would prevent the merger from constituting a tax-free reorganization.

     The representations and warranties made by each of Smucker and P&G in the merger agreement will not survive the closing of the merger.

COVENANTS

  CONDUCT OF THE JIF AND CRISCO BUSINESSES

     Prior to the closing of the merger, P&G has agreed to:

     - conduct the Jif and Crisco businesses in all material respects only according to the ordinary and usual course of business consistent with past practice;

     - use its reasonable best efforts to keep available the services of its employees to be transferred to Smucker in the merger;

     - use its reasonable best efforts to maintain satisfactory relationships with third parties having significant business relationships with the Jif and Crisco businesses in the ordinary course;

     - manage inventory levels consistent with past practice; and

     - use its reasonable best efforts to cause the merger to qualify as a tax-free reorganization and not take any action that could prevent the merger from so qualifying.

     In addition, except as otherwise provided in the merger agreement or with the prior written consent of Smucker, P&G has agreed to, among other things, refrain from taking the following actions (subject to some exceptions for actions taken in the ordinary course of business or subject to certain negotiated dollar threshold limits):

     - the sale, pledge, disposal of, grant, transfer, lease, license, guarantee, encumbrance, or authorization of those actions with respect to the Jif and Crisco assets;

     - acquiring any interest in the Jif and Crisco assets or incurring any debt if Smucker would be required to assume that debt upon the completion of the merger;

     - entering into media buy commitments for the Jif and Crisco businesses through March 2002 in excess of the budgeted amounts previously disclosed to Smucker;

     - except as may be required by law, taking any action that is intended or may reasonably be expected to result in any of its representations or warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the closing of the merger or any conditions in the merger agreement not being satisfied or in a violation of any provision of the merger agreement;

     - at any time after the record date set for the P&G Ohio spin off and prior to the closing of the merger, the issuance of any shares of its capital stock (other than in connection with the exercise of currently outstanding stock options for P&G common shares) or redeeming or otherwise acquiring or reclassifying, combining, splitting or subdividing any shares of its capital stock; and

     - agreeing, in writing or otherwise, to take any of the above actions.

  CONDUCT OF THE SMUCKER BUSINESS

     Prior to the closing, Smucker has agreed to:

     - conduct its operations in all material respects according to the ordinary and usual course of business consistent with past practice; and

     - use its reasonable best efforts to cause the merger to qualify as a tax-free reorganization and not take any actions that could prevent the merger from so qualifying.

     In addition, except as otherwise provided in the merger agreement or with the prior written consent of P&G, Smucker has agreed to, among other things, refrain from taking the following actions (subject to some exceptions for actions taken in the ordinary course of business or subject to certain negotiated dollar threshold limits) prior to the closing:

     - amending or otherwise changing its articles of incorporation or regulations;

     - the sale, pledge, disposal of, grant, transfer, lease, license, guarantee, encumbrance or authorization of those actions of, any of its properties or assets;

     - declaring or paying any dividends (other than regular quarterly cash dividends at a rate not in excess of $0.60 per share);

     - entering into any agreement with respect to the voting of its capital stock;

     - issuing any shares of its capital stock (other than in connection with the exercise of currently outstanding stock options for Smucker common shares) or redeeming or otherwise acquiring or reclassifying, combining, splitting or subdividing any shares of its capital stock;

     - acquiring assets or incurring debt;

     - except as required by law, taking any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the closing of the merger, or any conditions in the merger agreement not being satisfied or in a violation of any provision of the merger agreement; and

     - agreeing, in writing or otherwise, to take any of the above actions.

  NO SHOPPING

     Under the terms of the merger agreement, subject to some exceptions, Smucker has agreed to:

     - refrain from, and cause its affiliates and representatives to refrain from, directly or indirectly soliciting, initiating, or encouraging any inquiries or proposals from, discussing or negotiating with, or providing any non-public information to any person (other than P&G and its representatives) relating to any competing transaction; and

     - promptly advise P&G in writing of the receipt of any inquiries or proposals relating to a competing transaction, including the identity of the person submitting that inquiry or proposal and the terms of the inquiry or proposal.

     A "competing transaction" means:

     - any merger, consolidation, share exchange, business combination, or other similar transaction or series of transactions involving Smucker;

     - any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation, or share exchange), in a single transaction or a series of related transactions, of any assets that represent more than 20% of the book value of Smucker's assets;

     - any acquisition by any person or group of persons, directly or indirectly, of beneficial ownership of that number of Smucker common shares which, when added to the number of Smucker common shares then beneficially owned, directly or indirectly, by such person or group of persons, is 10% or more of the then-outstanding Smucker common shares; or

     - any other transaction or series of transactions that would hinder or delay any of the transactions contemplated by the merger agreement.

  NON-COMPETITION

     For a period of two years after the closing of the merger, P&G may not, without Smucker's prior written consent, engage in the manufacturing, packaging, distributing and marketing within the United States and Canada of the following:

     - peanut butter and peanut butter based spreads for human consumption and/or;

     - shortening and/or oil products for human consumption.

     Notwithstanding the limitations above, P&G is not restricted from making any acquisition of or investment in any business or person if the annual net sales attributable to the competing portion of the acquired business constitutes less than five percent of the total net sales of such business or person for the most recently ended fiscal year. If, however, if the annual net sales attributable to the competing business exceed $25 million for the most recently ended fiscal year, P&G will sell or otherwise dispose of the restricted businesses in a commercially reasonable manner after the completion of the acquisition of such business or person.

     In addition, these restrictions do not, in any event, apply to P&G's continuation of its Culinary Sol business or any successor to that business or to the production and sale by P&G or any successor of any products produced at P&G's Olestra facility other than packaged goods and oils substantially similar to the products produced by the Jif and Crisco businesses.

  STANDSTILL

     For a period of three years after the date of the merger agreement, except as requested in writing by Smucker, P&G will not propose or publicly announce or otherwise disclose an intent to propose:

     - any form of business combination, acquisition, or other transaction relating to Smucker;

     - any form of restructuring, recapitalization, or similar transaction with respect to Smucker;

     - any demand, request or proposal to amend, waive, or terminate the standstill provisions;

     - to acquire or offer, propose or agree to acquire, by purchase or otherwise, any Smucker common shares or any options or other rights to acquire Smucker common shares;

     - to make, or in any way participate in, any solicitation of proxies with respect to any Smucker common shares or any options or other rights to acquire Smucker common shares (including by the execution of action by written consent), become a participant in any election contest with respect to Smucker, seek to influence any person with respect to any such Smucker common shares or options or other rights, or demand a copy of the list of Smucker shareholders or other books and records of Smucker;

     - to participate in or encourage the formation of any partnership, syndicate, or other group which owns or seeks or offers to acquire beneficial ownership of any such Smucker common shares or any options or other rights to acquire Smucker common shares or which seeks to affect control of the other party or has the purpose of circumventing any provision in this section;

     - to otherwise act, alone or in concert with others (including by providing financing for another person), to seek or to offer to control or influence, in any manner, Smucker management, board of directors, or Smucker's policies; or

     - to make any proposal or other communication designed to compel another party to make a public announcement in respect of any matter referred to above.

  ACCESS TO INFORMATION; CONFIDENTIALITY

     Under the terms of the merger agreement, subject to some exceptions as described in the merger agreement and subject to the requirements of antitrust laws, Smucker and P&G have agreed to allow their designated officers, attorneys, accountants, and other representatives access at reasonable times and upon reasonable notice to the personnel, records, files, and other information relating to the business and affairs of the Jif and Crisco businesses and Smucker, as the case may be, including inspection of their respective properties in order to facilitate a timely and efficient transition of the operations of the Jif and Crisco businesses.

     Smucker and P&G have agreed to maintain the confidentiality of certain technical and business information relating to the Jif and Crisco businesses for a period of three years after the closing of the merger.

  COOPERATION IN TAX MATTERS

     Under the terms of the merger agreement, following the closing of the merger, neither Smucker nor its affiliates will take any action, cause any action to be taken, fail to take any action, or fail to cause any action to be taken, which action or failure to act could cause the merger to fail to qualify as a reorganization under Section 368(a) of the Internal Revenue Code or cause gain or loss to be recognized by P&G or the P&G shareholders in the spin-off. In addition, Smucker and P&G have agreed to cooperate in the preparation of tax returns and the submissions necessary to obtain a letter ruling from the IRS relating to the tax effect of the transactions contemplated by the merger agreement.

  TRANSFERRING EMPLOYEES AND RESTRICTIONS ON SOLICITATION AND HIRING

     In connection with the merger, Smucker agreed to offer continued employment, effective from the closing of the merger, to the employees to be transferred from the Jif and Crisco businesses to Smucker, as soon as reasonably practicable after the date of the merger agreement. In addition, Smucker agreed that the terms and conditions of the employment for these employees would be, with certain specified exceptions, the same in all material respects to the terms and conditions as in effect immediately prior to the closing of the merger.

     In addition, Smucker agreed to cause the terms and conditions of employment of these employees not to be changed in a manner that is unfavorable to those employees for a one-year period after the effective time of the merger.

     In addition, Smucker and P&G agreed to use reasonable best efforts to cause these employees to maintain their employment in the Jif and Crisco businesses. P&G and P&G Ohio also have agreed to cooperate with Smucker to facilitate the transition of these employees from the employee benefit plans, programs and arrangements of P&G and its affiliates to the employee benefit plans, programs and arrangements of Smucker and its affiliates.

     Subject to some exceptions, Smucker also agreed to cause to be extended to each of these employees full credit for the entire period of continuous service preceding the closing of the merger rendered to P&G and P&G Ohio as if that service had occurred with Smucker, for purposes of eligibility to participate and vesting under any of Smucker's and its affiliates benefit plans, pension, retirement and/or profit sharing plans, insurance and vacation and for purposes of determining severance for any Jif or Crisco employee terminated after the closing of the merger and levels of benefits under any Smucker pension or profit sharing plan.

     In addition to the agreements reached between Smucker and P&G described above, both parties have agreed to refrain from hiring, soliciting or otherwise inducing or entering into any form of consulting arrangement or agreement with certain employees of Smucker, including those employees to be transferred to Smucker from P&G under the terms of the merger agreement, or P&G for a two-year period after the date of the merger agreement.

CONDITIONS TO THE COMPLETION OF THE MERGER

     The completion of the merger is subject to a number of conditions, including the following mutual conditions:

     - obtaining the required approval of the merger agreement by Smucker shareholders at the special meeting;

     - no preliminary or permanent injunction or other order will have been issued that would make unlawful the consummation of the transactions contemplated by the merger agreement or the other transaction agreements;

     - new Smucker common shares to be issued in the merger have been authorized for listing on The New York Stock Exchange, subject to notice of official issuance; and

     - all other authorizations of or filings with any governmental entity required to complete the transactions contemplated by the merger agreement and the other transaction agreements have been made or obtained, except where the failure to obtain or make those consents, authorizations, orders, approvals or filings would not, individually or in the aggregate, have a material adverse effect on the Jif and Crisco businesses or on Smucker.

     In addition, Smucker's obligation to complete the merger is subject to, among other things:

     - all covenants of P&G under the merger agreement and the other transaction agreements to be performed on or before the closing of the merger will have been duly performed by P&G in all material respects;

     - the representations and warranties of P&G in the merger agreement and of P&G and The Procter & Gamble Manufacturing Company in the contribution agreement (which for purposes of this paragraph will be read as though none of them contained any materiality or material adverse effect qualifications) will be true and correct in all respects as of the closing of the merger with the same effect as though made as of the closing of the merger, except that any representation and warranty made as of a date other than the date of the merger agreement will continue on the date of the closing of the merger to be true and correct in all material respects as of the specified date and except where the failure of the representations and warranties to be true and correct in all material respects would not in the aggregate have, a Jif/Crisco material adverse effect (as described below), and Smucker will have received a certificate of P&G addressed to Smucker and dated as of the date of the closing of the merger, signed on behalf of P&G by an executive officer of P&G (on P&G's behalf and without personal liability), confirming the matters set forth in this paragraph and the bullet immediately above;

     A "Jif/Crisco material adverse effect" is a material adverse effect on the business, financial condition, operations or results of operations of the Jif and Crisco businesses taken as a whole or the ability of P&G and P&G Ohio to consummate the merger and to perform their obligations under the merger agreement and the other transaction agreements or to consummate the transactions contemplated by those agreements.

     - Smucker will have received a written opinion from its tax advisor, dated as of the closing date of the merger, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     - the total number of new Smucker common shares that will be issued to holders of Smucker common shares outstanding immediately prior to the effective time of the merger will be at least equal to 45% of the new Smucker common shares issued in the merger; and

     - P&G and The Procter & Gamble Manufacturing Company will have performed all obligations required to be performed by them under the contribution agreement and the spin off of P&G Ohio from P&G will have been consummated.

     In addition, P&G's obligation to complete the merger is subject to, among other things:

     - all covenants of Smucker under the merger agreement and the other transaction agreements to be performed on or before the closing date of the merger will have been duly performed by Smucker in all material respects;

     - the representations and warranties of Smucker (which for purposes of this paragraph will be read as though none of them contained any materiality or material adverse effect qualifications) will be true and correct in all respects as of the closing date of the merger with the same effect as though made as of the closing date of the merger, except that any representation and warranty made as of a date other than the date of the merger agreement will continue on the closing date of the merger to be true and correct in all respects as of the specified date and except where the failure of the representations and warranties to be true and correct in all respects would not in the aggregate have a Smucker material adverse effect (as described below), and P&G will have received a certificate of Smucker addressed to P&G and dated as of the closing date of the merger, signed on behalf of Smucker by an executive officer of Smucker (on Smucker's behalf and without personal liability), confirming the matters set forth in this paragraph and the bullet immediately above;

     A "Smucker material adverse effect" is a material adverse effect on the business, financial condition, operations or results of operations of Smucker and its subsidiaries taken as a whole or the ability of Smucker to consummate the merger and to perform their obligations under the merger agreement and the other transaction agreements or to consummate the transactions contemplated by those agreements.

     - P&G will have received a written opinion, dated as of the closing date of the merger, from its tax counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     - P&G will have received a letter ruling from the Internal Revenue Service, reasonably satisfactory to P&G to the effect that:

          - no gain or loss will be recognized by (and no amount will be includible in the income of) the P&G shareholders as a result of the spin off of P&G Ohio from P&G pursuant to Section 355(a) of the Internal Revenue Code;

          - no gain will be recognized by P&G as a result of the spin-off of P&G Ohio from P&G pursuant to Section 361(c)(1) of the Internal Revenue Code;

          - consummation of the merger will not adversely affect the rulings described in the immediately preceding two bullets;

          - for purposes of applying Section 355(e) of the Internal Revenue Code to the spin-off of P&G Ohio from P&G, new Smucker shares will be considered to have one vote per share for all periods after the merger; and

          - for purposes of determining whether the merger qualifies as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code, the merger will be respected as a separate transaction occurring after the distribution of P&G Ohio in the spin-off; provided that the condition described in this bullet will be deemed satisfied if P&G has received written advice from the Internal Revenue Service, reasonably satisfactory to P&G, to the same effect and that written advice clearly indicates that the only reason the Internal Revenue Service is not providing a favorable formal ruling is because the request does not raise a significant issue within the meaning of Section 3.01(29) of Rev. Proc. 2001-3 and that issuing a formal ruling would violate the Revenue Procedure's prohibition against "comfort rulings;" and

     - the amount of cash to be paid to Smucker's shareholders in connection with the merger if certain tax rulings requested by P&G are not received will not be greater than $50 million. For a more complete description of the payment of the cash amount, see "The Merger Agreement -- Merger Consideration; Conversion of Shares -- Common Shares of Smucker."

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to the closing of the merger:

     - by the mutual written consent of Smucker and P&G;

     - by either Smucker or P&G, if:

          - any order by any governmental entity preventing or prohibiting consummation of the transactions contemplated by the merger agreement and the other transaction agreements will have become final and nonappealable;

          - the merger has not occurred prior to June 30, 2002, unless failure of the merger to have occurred by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe in all material respects the covenants and agreements of that party set forth in the merger agreement;

          - Smucker shareholders fail to adopt the merger agreement at the special meeting.

     - by Smucker (provided that Smucker is not then in material breach of any covenant, representation or warranty or other agreement contained in the merger agreement), if there has been a breach by P&G of any of its representations, warranties, covenants or agreements contained in the merger agreement or of P&G and The Procter & Gamble Manufacturing Company in the contribution agreement, or any of those representations and warranties will have become untrue, in either case such that the conditions related to Smucker's obligation to complete the merger with respect to P&G's covenants and representations and warranties would be incapable of being satisfied, and such breach or condition has not been cured within 30 days following receipt by Smucker of notice of that breach;

     - by P&G, if:

          - there has been a breach by Smucker of any of its representations, warranties, covenants, or agreements contained in the merger agreement, or any of those representations and warranties will have become untrue, in either case, such that the conditions related to P&G's obligation to complete the merger with respect to Smucker's covenants and representations and warranties would be incapable of being satisfied, and that breach or condition has not been cured within 30 days following receipt by P&G of notice of that breach; or if P&G's condition to complete the merger with respect to its receipt of a letter ruling from the Internal Revenue Service is incapable of being satisfied provided that P&G is not then in material breach of any covenant, representation, or warranty or other agreement contained in the merger agreement;

          - the board of directors of Smucker has not recommended or has modified its recommendation that Smucker shareholders adopt the merger agreement or fails to confirm that recommendation within seven business days of P&G's request; or

          - on or prior to the effective date of the merger, the product of (i)
            0.5254 times (ii) the aggregate number of new Smucker common shares to be issued in the merger multiplied by (iii) the average closing price of Smucker common shares on The New York Stock Exchange for the preceding fifteen trading days ending two trading days prior to the closing date of the merger is less than $715 million.

EFFECT OF TERMINATION; TERMINATION FEES

     If P&G or Smucker terminates the merger agreement in accordance with the provisions described above, the merger agreement will become void and there will be no liability on the part of P&G or Smucker, except to the extent the termination results from the material breach by P&G or Smucker of any of its covenants or agreements set forth in the merger agreement.

     If P&G terminates the merger agreement because the board of directors of Smucker has not recommended or has modified its recommendation that Smucker shareholders adopt the merger agreement or fails to confirm that recommendation within seven business days of P&G's request, Smucker will pay to P&G a termination fee of $20 million within one business day of the termination of the merger agreement.

     If P&G terminates the merger agreement because Smucker shareholders fail to adopt the merger agreement at the special meeting and a competing transaction has been publicly announced prior to the special meeting, Smucker will pay P&G a termination fee of $10 million within one business day of the termination of the merger agreement.

                           THE CONTRIBUTION AGREEMENT

SUMMARY OF THE TRANSACTIONS

     In connection with the merger, P&G will contribute its Jif and Crisco businesses to P&G Ohio pursuant to the terms of the contribution agreement summarized below. After the contribution and immediately prior to the merger, P&G will spin off P&G Ohio by distributing all of the P&G Ohio common shares to P&G shareholders on a pro rata basis. P&G Ohio will then be merged with and into Smucker in accordance with the terms of a merger agreement. For a summary of the terms of the merger agreement, see "The Merger Agreement" beginning on page
               .

GENERAL

     The following is a summary of the important terms of the contribution agreement and is qualified by reference to the complete text of the contribution agreement, which is incorporated by reference and attached to this document as Annex B. You should read the contribution agreement carefully and in its entirety.

CONTRIBUTION AND TRANSFER OF THE JIF AND CRISCO BUSINESSES AND THE ASSUMPTION OF LIABILITIES

     Under the terms of the contribution agreement, on the closing date of the merger but prior to the spin-off of P&G Ohio and prior to the filing of the certificate of merger, P&G will convey, assign, transfer and deliver to P&G Ohio all of P&G's right, title, and interest in the Jif and Crisco assets. P&G Ohio will assume only certain specified liabilities and P&G will retain all liabilities relating to the Jif and Crisco businesses not specifically assumed in the contribution agreement.

     The Jif and Crisco assets include, among other things:

     - P&G's books, records and other documents, and any related copyrights (including, without limitation, customer and supplier lists and files; distribution lists; mailing lists; sales materials; operating, production, and other manuals; plans; files; specifications; process drawings; computer programs data and information; manufacturing and quality control records and procedures; research and development files; and advertising and promotional materials) used exclusively in the Jif and Crisco businesses;

     - the claims, interests, rights and benefits of P&G arising after the closing date under the contracts which are exclusively related to the Jif and Crisco businesses to be conveyed and transferred to P&G Ohio;

     - certain specified equipment relating to the Jif and Crisco businesses;

     - certain specified trademarks relating to the Jif and Crisco businesses, including the Jif and Crisco trademarks;

     - the goodwill exclusively related to the Jif and Crisco businesses;

     - all right, title and interest in or to the improved and unimproved land specified in the contribution agreement and all buildings, structures, erections, improvements, appurtenances, and fixtures situated on or forming part of that land;

     - all maintenance supplies, spare parts, raw materials, inventory, finished products, goods-in-process, and packaging supplies which are exclusively used in connection with the Jif or Crisco businesses, or are of the character of inventory identified on the balance sheet to the audited statements of the Jif and Crisco businesses previously provided to Smucker;

     - all licenses, permits, approvals, variances, waivers or consents, to the extent transferable without consent, issued by any governmental entity exclusively related to the Jif or Crisco businesses;

     - the domain names related to the Jif and Crisco businesses as specified in the contribution agreement, as well as the look and feel of the corresponding internet sites;

     - certain specified patents plus any of P&G's non-patented formulations, trade secrets, process knowledge, and technological and manufacturing know-how, in each case, exclusively used in the Jif or Crisco businesses as of the closing of the merger;

     - to the extent that P&G does not obtain certain tax rulings that it is requesting in connection with the merger and, as a result, a cash payment is required to be made to Smucker shareholders pursuant to the terms of the merger agreement, P&G will contribute additional working capital in a form reasonably acceptable to Smucker in an aggregate amount equal to any such required cash payment; and

     - all assets exclusively related to the Jif and Crisco businesses of the nature set forth on the audited statements of the Jif and Crisco businesses previously provided to Smucker other than those assets exclusively related to P&G's Culinary Sol business.

     The Jif and Crisco assets being contributed and transferred to P&G Ohio do not include P&G's Culinary Sol business except for a patent used in the Culinary Sol business which will be contributed to P&G Ohio and licensed back to P&G. After completion of the merger, P&G will continue to own and operate its Culinary Sol business.

     The liabilities assumed by P&G Ohio include the following:

     - all liabilities arising out of or related to the ownership or operation of the Jif and Crisco businesses after the closing of the merger;

     - all liabilities for product liability and product warranty for products of the Jif and Crisco businesses manufactured by or for P&G Ohio or Smucker after the closing of the merger;

     - the following environmental liabilities of the Jif and Crisco businesses:

          - all of those environmental liabilities disclosed to P&G Ohio and Smucker in the contribution agreement;

          - the initial $1 million of undisclosed environmental liabilities;

          - 20% of undisclosed environmental liabilities in excess of $1 million but less than $32.5 million;

          - 100% of undisclosed environmental liabilities in excess of $32.5 million; and

          - all environmental liabilities arising from actions occurring after the closing of the merger.

     - all liabilities for taxes arising out of or related to the operation of the Jif and Crisco businesses after the closing of the merger, ownership of the Jif and Crisco businesses after the closing of the merger, and the assumption of the liabilities assumed by P&G Ohio pursuant to the contribution agreement;

     - all liabilities and obligations of P&G Ohio set forth in the agreements entered into in connection with the merger;

     - all liabilities of P&G arising after the merger pursuant to any contract assumed by P&G Ohio pursuant to the contribution agreement;

     - all liabilities after the closing of the merger for administration and redemption of coupons of the Jif and Crisco businesses, except for certain coupons distributed before the closing of the merger and redeemed at P&G's coupon redemption center within 60 days after the closing of the merger;

     - all liabilities for returns of products of the Jif and Crisco businesses shipped prior to the closing of the merger, but returned after the closing, as well as for any products shipped after the closing of the merger;

     - all obligations related to the employees to be transferred to P&G Ohio arising due to facts and circumstances occurring after the closing of the merger;

     - all out-of-pocket costs incurred by P&G arising out of the continued performance of certain specified contracts of the Jif and Crisco businesses not being assumed by P&G Ohio; and

     - the liabilities and obligations of the Jif and Crisco businesses set forth on the audited statements for the Jif and Crisco businesses previously provided to P&G Ohio and Smucker, less payments thereon and discharges thereof prior to the effective date of the merger.

     P&G will retain all of the liabilities and obligations of the Jif and Crisco businesses not expressly assumed by P&G Ohio in the contribution agreement.

REPRESENTATIONS AND WARRANTIES

     The contribution agreement contains representations and warranties by P&G. Some of the most significant of these include:

     - the organization and good standing of P&G with respect to the Jif and Crisco businesses;

     - the full corporate power and authority of P&G to execute and deliver the contribution agreement and to consummate the transactions contemplated by the agreement and the enforceability of the contribution agreement against P&G;

     - the good working condition of the equipment to be transferred and conveyed to P&G Ohio, except where not material and on a "where is" and "as is" basis;

     - environmental matters;

     - the absence of infringements of the trademarks to be transferred to P&G Ohio and the absence of certain claims or actions with respect to intellectual property;

     - the absence of litigation with respect to the Jif and Crisco businesses;

     - good title to, or valid leasehold interests in, the Jif and Crisco assets to be contributed to P&G Ohio;

     - the absence of violations of laws, rules or regulations, orders, judgments or decrees, or the organizational documents of P&G;

     - compliance with laws;

     - the enforceability of contracts to be transferred and contributed to P&G Ohio;

     - certain regulatory and employee benefit matters related to the Jif and Crisco businesses;

     - the operation in the ordinary course and the absence of changes to the Jif and Crisco businesses since June 30, 2001; and

     - the merchantable quality, and the usable and salable nature of the inventory to be transferred and conveyed to P&G Ohio.

     Most of P&G's representations and warranties will survive the effective date of the merger for a period of 18 months. However, P&G's representations and warranties that relate to its authority and authorization to enter into the contribution agreement, its organization and standing, and the absence of violations of laws or breaches of its organizational documents, that will survive indefinitely. In addition, P&G's representations and warranties made with respect to environmental matters and its good title to and valid leasehold interest in the Jif and Crisco assets to be contributed to P&G Ohio will survive for five years from the closing of the merger.

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

COVENANTS

     Each of P&G and P&G Ohio (and, after the merger, Smucker) have agreed to take certain actions after signing the contribution agreement. Some of the most significant of these include the following:

     - for a period of three years after the closing of the merger, P&G and Smucker will cooperate with each other with respect to third-party litigation arising in connection with the Jif and Crisco businesses;

     - the allocation of duties, expenses, and responsibilities with respect to the assignment of intellectual property;

     - except as specifically set forth in the contribution agreement, Smucker will not operate the Jif and Crisco businesses utilizing, based on or taking advantage of the name, reputation or corporate goodwill of P&G and Smucker will cease use of packaging, advertising, sales and promotional material bearing any of P&G's corporate names, product identification numbers or consumer information telephone numbers beginning six months after the effective date of the merger;

     - that immediately prior to the closing of the merger, any employee that will transfer from P&G to P&G Ohio pursuant to the terms of the merger agreement will cease to be an employee of P&G and will automatically become an employee of P&G Ohio;

     - P&G will remain liable for redemption of and administrative costs related to certain disclosed coupons that are distributed before, but redeemed at P&G's coupon redemption center no later than 60 days after the effective date of the merger; and

     - Smucker will assume responsibility for all returns of products of the Jif and Crisco businesses shipped prior to, but returned after, the closing of the merger, as well as all products of the Jif and Crisco businesses shipped after the effective date of the merger.

INDEMNIFICATION AND ARBITRATION

     Each of P&G and P&G Ohio (and, after the merger, Smucker) has agreed to defend, indemnify and hold the other harmless from and against all claims, losses, liabilities, damages, costs, and expenses (including, without limitation, reasonable fees and expenses of attorneys incurred in investigation or defense of any third-party action, but excluding fees, costs and expenses of attorneys, accountants, consultants and other experts and witnesses incurred in the investigation or prosecution of any non-third-party action) arising out of or related to any liabilities not assumed by P&G Ohio (and, after the merger, Smucker) with respect to P&G and assumed by P&G Ohio (and, after the merger, Smucker) with respect to P&G Ohio or a breach of a representation or warranty (except with respect to P&G's representations and warranties related to environmental matters, which are covered separately) or covenant of the other set forth in the contribution agreement.

     Each of P&G's and P&G Ohio's (and, after the merger, Smucker's) aggregate liability arising out of or related to breaches of representations and warranties is limited to the amount by which those liabilities exceed $20 million, and in no event will either party's aggregate liability exceed $120 million. In any event, P&G and P&G Ohio (and, after the merger, Smucker) may only bring a claim or action for breaches of representations and warranties if the amount of that claim or action exceeds $100,000. Environmental liabilities are treated separately as described above.

     Neither P&G nor P&G Ohio (and, after the merger, Smucker) will be permitted to recover any consequential, indirect or punitive damages arising out of or related to the contribution agreement. In addition, each of P&G and P&G Ohio has agreed to submit their disputes relating to the merger and the related transaction documents to arbitration.

                           THE SHAREHOLDERS AGREEMENT

     The following is a summary of the material terms of the shareholders agreement between P&G and certain Smucker shareholders and is qualified by reference to the complete text of the agreement, which is incorporated by reference and attached to this document as Annex C. You should read the shareholders agreement carefully and in its entirety.

AGREEMENT TO VOTE AND PROXY

     In connection with the merger, P&G and several Smucker shareholders entered
into a shareholders agreement. On November   , 2001, these shareholders
beneficially owned in the aggregate                Smucker common shares. These
shares represented between 33% and 46% of the voting power of Smucker common
shares outstanding on November   , 2001.

     Under the terms of the shareholders agreement, these Smucker shareholders agreed that, until the shareholders agreement is terminated, they would vote or consent or cause to be voted, and grant P&G a proxy to vote, their shares:

     - in favor of the issuance of new Smucker common shares pursuant to the merger and the adoption of the merger agreement (including any amendment to Smucker's governing documents that is necessary or desirable in order to consummate the merger) and, to the extent that a vote is solicited in connection with the voting agreement or the merger agreement, any other action required or desirable in furtherance of the voting agreement or the merger agreement;

     - against approval of any action, agreement or proposal that would result in a breach of any representation, warranty, covenant, or obligation of Smucker in the merger agreement or that would delay or hinder the consummation of the merger or that would preclude fulfillment of a condition precedent under the merger agreement to Smucker's, P&G's or P&G Ohio's obligation to consummate the merger; and

     - against approval of any action, agreement, or proposal made in opposition to or in competition with the issuance of new Smucker common shares pursuant to the merger and the consummation of the merger, including, without limitation, any competing transaction or superior proposal.

     In addition, each of the Smucker shareholders granted to P&G a proxy to vote that Smucker shareholder's shares in accordance with the foregoing.

RESTRICTIONS ON TRANSFER

     Each Smucker shareholder that is a party to the voting agreement also agreed that from the date of the voting agreement until its termination, the shareholder will not, directly or indirectly:

     - transfer any or all of his, her, or its Smucker common shares or any interest in them, except pursuant to the terms of the merger agreement;

     - grant any proxy or power of attorney, deposit any Smucker common shares into a voting trust or enter into a voting agreement or arrangement with respect to that shareholder's shares, except as provided in the voting agreement; or

     - take any other action that would make any representation or warranty of the Smucker shareholder contained in the voting agreement untrue or incorrect or have the effect of preventing or disabling that shareholder from performing that shareholder's obligations under the voting agreement.

     In addition the voting agreement provides that, to the extent these Smucker shareholders are already bound by an agreement requiring them to transfer their shares to another person or entity, the shareholder will not effect that transfer unless, prior to the transfer, the shareholder causes the transferee to be bound by and to execute an agreement in the form of the voting agreement with respect to the shares to be transferred.

     Subject to certain exceptions for the receipt of certain restricted stock awards and the receipt and exercise of Smucker stock options granted by Smucker to employees, officers, and directors, the Smucker shareholders bound by the shareholders agreement are also prohibited from purchasing or acquiring record or beneficial ownership of any additional Smucker common shares (or warrants or options to acquire Smucker common shares) for two years after the effective date of the merger, or entering into any agreement or commitment to purchase Smucker common shares or warrants or options to acquire Smucker common shares for the same two-year period.

STANDSTILL

     In addition, the Smucker shareholders that are a party to the shareholders agreement agreed that they would not solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to any person relating to any transaction regarding a competing transaction. For a detailed description of a competing transaction, see "The Merger Agreement -- No Shopping."

TERMINATION

     The shareholders agreement, other than the restrictions on transfer set forth above that last for two years from the date of the shareholders agreement, will terminate upon the earlier to occur of:

     - the completion of the merger; and

     - the termination of the merger agreement in accordance with its terms.

                              ANCILLARY AGREEMENTS

     In connection with the merger, Smucker and P&G have entered into or will enter into additional agreements in order to aid in the transfer and transition of the Jif and Crisco businesses from P&G to Smucker. These agreements include a transitional services agreement and a manufacturing plant separation agreement. Smucker and P&G will also enter into a tax sharing agreement

TRANSITIONAL SERVICES AGREEMENT

     In connection with the merger, Smucker and P&G entered into a transitional services agreement to provide for certain transitional services for the Jif and Crisco businesses. Under the terms of the agreement, P&G agreed to provide to Smucker the following services:

SHORT-TERM TRANSITIONAL SERVICES

     For a period not to exceed six months following the merger, P&G has agreed to provide Smucker with short-term transitional services that Smucker may only terminate after the first three months that these services are provided. Smucker has agreed to pay a fee related to some of these short-term transitional services, including, among others, order placements, product shipments, purchase orders and bills of ladings, accounts receivable, payments to buyers and suppliers, new data management, consumer relation services, information technology services, and sales support. Smucker will be provided some short-term transitional services free of charge, including, among others, informational meetings to discuss the products and P&G's marketing plans for the brands, sending letters to P&G's customers notifying them of the merger of the Jif and Crisco businesses into Smucker, and various other informational and marketing meetings.

CRISCO LONG-TERM MANUFACTURING SERVICES

     In addition to the short-term transitional services, P&G agreed to provide Smucker with certain long-term manufacturing services related to the Crisco manufacturing facility for a period of at least 30 months following the merger. These services include providing Smucker with, among other things, steam, access to P&G's conveying facilities to move finished product cases to the warehouse located at P&G's Ivorydale manufacturing site, the warehousing of finished products, nitrogen, and use of P&G's rail scale for weighing Smucker's incoming rail cars. In addition, P&G agreed to use commercially reasonable efforts to assign to Smucker the existing hydrogen service contract between P&G and its supplier.

CRISCO TRANSITION MANUFACTURING SERVICES

     In addition, P&G agreed to provide additional services pertaining to the Crisco manufacturing plant on a transitional basis and to assist Smucker in maintaining production while Smucker acquires the capacity to provide these services independently. These services included power, sewer and water, compressed air, and process control systems separation.

MANUFACTURING PLANT SEPARATION AGREEMENT

     Smucker and P&G have agreed to enter into a manufacturing plant separation agreement in order to separate certain physical components and services that currently serve both the Crisco manufacturing facility and P&G's other facilities and operations located at P&G's Ivorydale, Ohio facility.

  SEPARATION

     Under the terms of the agreement, P&G will agree to undertake certain separation projects in order to effectuate the physical separation of the Crisco manufacturing facility from P&G's other operations. In addition, P&G will agree to provide the Crisco manufacturing facility with certain services. The services to be provided are substantially similar to those currently available to and used by the Crisco manufacturing facility. The parties' intention in making such services available is to ensure that the Crisco manufacturing facility can be operated in accordance with its operations as conducted on the date of the manufacturing plant separation agreement.

     In addition, P&G will agree to develop a master separation plan addressing, timing, physical interfaces, compatibility, separation, standards and other details to execute and implement each of the separation projects contemplated by the agreement in order to minimize the impact and disruptions to Smucker's and P&G's operations and processes. P&G will select its own individual contractors to perform the separation project work at the Crisco manufacturing facility and will use reasonable efforts to obtain standard commercial warranties from each of those contractors with respect to the work to be done. Those warranties will be assigned to Smucker. P&G, however, will not be obligated to perform any work off of the site of the Crisco manufacturing facility or any work that may interfere or can be expected to interfere with P&G's operation of its businesses.

     The parties will also agree to permit reasonable access and necessary easements to the other to perform their obligations under the agreement and, with respect to the easements, to allow the other to continue to operate its respective plant.

  SEPARATION COSTS

     P&G will agree to bear the costs and expenses exclusively related to the separation projects contemplated by the agreement. The costs and expenses of P&G's separation projects will include the engineering, construction, and other direct costs and expenses of the separation and certain other expenses, where required.

  INDEMNIFICATION

     Smucker and P&G will defend, indemnify and hold the other harmless from and against:

     - all claims, losses, liabilities, damages, costs, and expenses arising out of or related to a breach of their respective duties, obligations, or representations or warranties under the agreement;

     - certain claims, losses, liabilities, damages, costs, and expenses related to personal injuries of their respective employees; and

     - all costs and expenses incurred in connection with the successful enforcement of any of their respective rights provided in this section.

     Neither Smucker nor P&G may recover any consequential, indirect, or punitive damages arising out of or related to the agreement. In addition, neither party will be entitled to indemnification unless their liabilities exceed $100,000, and in no event will their aggregate liability exceed $12 million. In addition, neither party can bring a claim unless that claim exceeds $10,000.

  TERM

     The manufacturing plant separation agreement will commence upon the completion of the merger and will remain in effect no longer than 18 months after the completion of the merger, unless the term is extended by the parties.

  TERMINATION

     The manufacturing plant separation agreement may be terminated prior to the end of the term by the consent of both Smucker and P&G. In addition the agreement may be terminated by either Smucker or P&G (if they themselves are not in default) upon written notice to the other upon:

     - a breach by one party of any of its obligations under the agreement, and the breach is not cured or started to cure within 30 business days after receipt of notice of that default; or

     - the filing by or against a party of a petition in bankruptcy, or any appointment of a receiver for a party or any substantial part of its assets, or any assignment for the benefit of a party's creditors, or upon a party becoming insolvent.

TAX SHARING AGREEMENT

     In order to allocate the responsibilities for taxes for P&G Ohio and certain other tax matters, Smucker and P&G will enter into a tax sharing agreement. Under the terms of the agreement, P&G will agree to be responsible for and to indemnify and hold harmless Smucker from any liability for taxes of P&G Ohio with respect to all taxable periods or portions of periods ending prior to the spin-off of P&G Ohio and any taxes of P&G or any member of the P&G group by reason of P&G Ohio being severally liable for those taxes pursuant to Internal Revenue regulations. Smucker will agree to be responsible for and to indemnify P&G for any taxes of P&G Ohio arising out of or resulting from any transaction or event occurring after the spin-off of P&G Ohio that is not in the ordinary course of business or specifically contemplated by the merger agreement or resulting from any breach of any obligation or covenant of Smucker under the terms of the tax sharing agreement; and for certain exceptions, any taxes of P&G Ohio in respect of the time period prior to the closing resulting from the completion of the merger. In addition, Smucker will agree to be responsible for and to indemnify P&G for all taxes of Smucker and P&G Ohio with respect to the period of time after the completion of the merger.

     In addition to the allocation of liability for P&G Ohio taxes, P&G and Smucker will agree on other matters with respect to other tax issues, including refunds and tax benefits, the allocation of tax benefits, the preparation of tax returns, the exchange of information, and tax contests.

     In addition to the foregoing, P&G will agree to pay any and all liability for any taxes resulting from any income or gain recognized by P&G as a result of the spin off of P&G Ohio failing to qualify for tax-free treatment under certain provisions of the Internal Revenue Code and Treasury regulations, and sales and use, gross receipts, or other transfer taxes imposed on the transfers occurring pursuant to the spin off of P&G Ohio. Smucker will agree to be liable for and to indemnify P&G for certain actions taken by Smucker or actions failed to be taken by Smucker that could jeopardize the tax-free nature of the spin-off of P&G Ohio and for certain events occurring after the merger involving stock or assets of Smucker that could cause the spin-off to be taxable to P&G.

                      COMPARISON OF THE RIGHTS OF SMUCKER
                    SHAREHOLDERS BEFORE AND AFTER THE MERGER

     If the merger is completed, Smucker's articles of incorporation will be in the form attached as Annex F to this document and incorporated by reference into this document. Those articles differ from our current articles in that holders of new Smucker common shares will have time phase voting rights only with respect to specified matters submitted to Smucker shareholders.

     Under the new articles of incorporation, except as set forth below, each outstanding new Smucker common share will entitle the holder to one vote on each matter properly submitted to the shareholders for their approval, including any vote or consent for the election or removal of Smucker's directors.

     Notwithstanding the foregoing, each outstanding new Smucker common share will entitle the holder to ten votes on each of the following matters properly submitted to the shareholders, to the extent those matters are required to be submitted to the shareholders under the Ohio Revised Code, any provisions of the new articles of incorporation, the regulations of Smucker, or stock exchange rules, or are otherwise submitted or presented to Smucker's shareholders for their approval:

     - any matter that relates to or would result in the dissolution or liquidation of Smucker, whether voluntary or involuntary, and whether pursuant to Section 1701.86 or 1701.91 of the Ohio Revised Code or otherwise;

     - the adoption of any amendment of the new articles of incorporation, or the regulations of Smucker, or the adoption of amended articles of incorporation, other than the adoption of any amendment or amended articles of incorporation that increases the number of votes to which holders of Smucker common shares are entitled or expand the matters to which this section applies;

     - any proposal or other action to be taken by the shareholders of Smucker, whether or not proposed by the shareholders of Smucker, and whether proposed by authority of the board of directors of Smucker or otherwise, relating to Smucker's rights agreement or any successor plan;

     - any matter relating to any stock option plan, stock purchase plan, executive compensation plan, or other similar plan, arrangement, or agreement;

     - adoption of any agreement or plan of or for the merger, consolidation, or majority share acquisition of Smucker or any of its subsidiaries with or into any other person, whether domestic or foreign, corporate, or noncorporate, or the authorization of the lease, sale, exchange, transfer or other disposition of all, or substantially all, of Smucker's assets;

     - any matter submitted to Smucker's shareholders pursuant to Article Fifth or Article Seventh of the new articles of incorporation, as they may be further amended, or any issuance of shares of Smucker for which shareholder approval is required by applicable stock exchange rules; and

     - any matter relating to the issuance of Smucker shares, or the repurchase of Smucker shares that Smucker's board of directors determines is required or appropriate to be submitted to Smucker's shareholders under the Ohio Revised Code or applicable stock exchange rules.

     Each new Smucker common share issued in the merger will entitle the holder to ten votes on each of the matters listed above. Upon a change of beneficial ownership of that share, the new holder will be entitled to only one vote on the matters listed above until that holder has held that share for four years without a further change in beneficial ownership.

     In addition, the new articles of incorporation will increase the authorized number of shares to 156,000,000, consisting of 6,000,000 serial preferred shares without par value and 150,000,000 new Smucker common shares. Smucker's board of directors would be permitted to increase or decrease these amounts without shareholder approval, to the extent permitted by Section 1701 of the Ohio Revised Code.

     The new articles of incorporation permit Smucker's board of directors to set the voting rights of serial preferred shares. The new articles of incorporation will also change the number of Series A Junior Participating Preferred Shares from 700,000 to 1,500,000.

     Other than the differences described above, the rights of new Smucker shareholders will remain the same as the rights of current Smucker shareholders. Smucker's regulations will not change as a result of the merger.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited Smucker's consolidated financial statements, incorporated by reference or included in its Annual Report on Form 10-K for the year ended April 30, 2001, as set forth in their reports, which are incorporated by reference in this document and in the registration statement of which this document forms a part. Smucker's consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The combined statements of inventory and property, plant and equipment -- net as of June 30, 2001 and 2000 and the combined statements of revenues, direct cost of products sold, direct marketing expenses and direct administrative and other expenses of the Jif and Crisco businesses of The Procter & Gamble Company for each of the three years in the period ended June 30, 2001 included in this document have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the new Smucker common shares offered hereby will be passed upon for Smucker by Steven J. Ellcessor, Esq., Vice President -- Finance and Administration, Secretary and General Counsel of Smucker. As of June 15, 2001, Mr. Ellcessor beneficially owned 70,527 Smucker common shares, which included restricted stock and/or shares covered by outstanding options of 46,668 shares. Mr. Ellcessor disclaimed beneficial ownership of 604 shares.

                                  TAX MATTERS

     Certain matters regarding the U.S. federal income tax consequences of the merger will be passed upon for Smucker by Ernst & Young LLP.

                   SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

     All proposals submitted by shareholders who wish those proposals be considered for inclusion in the proxy materials for the 2002 annual meeting of Smucker shareholders must be received by Smucker by March 12, 2002. Shareholder proposals not included in the proxy materials for the 2002 annual meeting of Smucker shareholders must each comply with advance notice procedures set forth in Smucker's regulations in order to be brought properly before that meeting. In general, the shareholder must:

     - be a shareholder of record at the time Smucker gives notice for the annual meeting;

     - be entitled to vote at the annual meeting; and

     - have given timely notice in writing to Smucker's corporate secretary. To be timely the shareholder notice must be received by Smucker's corporate secretary by May 11, 2002.

     In addition to the timing requirements, the advance notice provisions of Smucker's regulations contain informational content requirements that also must be met. In general, a shareholder notice to Smucker's corporate secretary must set forth, as to each matter the shareholder proposes to bring before the annual meeting, the following:

     - a description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting;

     - the shareholder's name and address, as they appear on Smucker's books;

     - the class and number of shares beneficially owned by the shareholder; and

     - any material interest the shareholder has in the business desired to be brought before the annual meeting.

     A copy of the regulation provisions governing these timing procedures and content requirements may be obtained by writing to the corporate secretary of Smucker.

     Unless shareholder proposals meet the requirements set forth above, the persons named in the proxies solicited on behalf of the Smucker board of directors will have discretionary authority to vote on and may vote against any such shareholder proposal.

                      WHERE YOU CAN FIND MORE INFORMATION

     Smucker files annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements, or other information that Smucker files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Smucker's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "www.sec.gov." Reports, proxy statements and other information concerning Smucker also may be inspected at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Smucker has filed a registration statement on Form S-4 to register with the SEC the new Smucker common shares to be issued in the merger. This document is a part of that registration statement and constitutes a prospectus of Smucker and a proxy statement of Smucker for purposes of the Smucker special meeting.

     As allowed by SEC rules, this document omits certain information contained in the registration statement or the exhibits to the registration statement. Any statements contained in this document concerning the provisions of any other document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each statement is qualified in its entirety by such reference.

     The SEC allows Smucker to incorporate by reference information into this document, which means that it can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the documents set forth below that Smucker has previously filed with the SEC. These documents contain important information about Smucker.

                              SMUCKER SEC FILINGS

(FILE NO. 1-05111)                                                 PERIOD
------------------                              ---------------------------------------------
Annual Report on Form 10-K                      Year ended April 30, 2001 (filed on July 24,
                                                2001)
Quarterly Report on Form 10-Q                   Quarter ended July 31, 2001 (filed on
                                                September 12, 2001)
Current Reports on Form 8-K                     Filed on October 12, 2001 and November 16,
                                                2001
Proxy Statement describing Smucker common
shares, including any amendments or reports
filed for the purpose of updating
such description                                Dated July 14, 2000 (filed on July 11, 2000)

     Smucker also incorporates by reference additional documents that it may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this document and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as registration statements and proxy statements.

     Smucker has supplied all information contained or incorporated by reference into this document relating to Smucker, and P&G has supplied all such information relating to P&G and its respective affiliates and brands.

     You can obtain a copy of any document incorporated by reference into this document except for the exhibits to those documents from Smucker. You may also obtain these documents from the SEC or through the SEC's Internet World Wide Web site described above. Documents incorporated by reference are available from Smucker without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this document. You may obtain documents incorporated by reference into this document by requesting them in writing or by telephone from Smucker at the following address:

                           The J. M. Smucker Company
                                Strawberry Lane
                              Orrville, Ohio 44667
                         Attention: Investor Relations
                                 (330) 682-3000

     If you would like to request documents, please do so by February 22, 2002 to receive them before the Smucker special meeting. If you request any of these documents from us we will mail them to you by first-class mail, or similar means.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS DOCUMENT IN VOTING YOUR SHARES AT THE SMUCKER SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED
JANUARY   , 2002. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE
DOCUMENT IS ACCURATE AS OF ANY OTHER DATE, AND NEITHER THE MAILING OF THIS DOCUMENT TO SMUCKER'S SHAREHOLDERS NOR THE ISSUANCE OF NEW SMUCKER COMMON SHARES IN THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.

                         INDEX TO FINANCIAL STATEMENTS

THE J. M. SMUCKER COMPANY
     Unaudited Condensed Combined Pro Forma Balance Sheet as
      of July 31, 2001......................................    F-3
     Unaudited Condensed Combined Pro Forma Statement of
      Income for the three months ended July 31, 2001.......    F-4
     Unaudited Condensed Combined Pro Forma Statement of
      Income for the year ended April 30, 2001..............    F-5
     Notes to Unaudited Condensed Combined Pro Forma
      Financial Statements..................................    F-6

JIF AND CRISCO BUSINESSES
     Independent Auditors' Report...........................    F-8
     Combined Statements of Inventory and Property, Plant
      and Equipment -- Net as of June 30, 2001 and 2000.....    F-9
     Combined Statements of Revenues, Direct Cost of
      Products Sold, Direct Marketing Expenses and Direct
      Administrative and Other Expenses for the years ended
      June 30, 2001, 2000 and 1999..........................   F-10
     Notes to the Statements................................   F-11
     Combined Statement of Inventory and Property, Plant and
      Equipment -- Net as of September 30, 2001
      (unaudited)...........................................   F-14
     Combined Statements of Revenues, Direct Cost of
      Products Sold, Direct Marketing Expenses and Direct
      Administrative and Other Expenses for the three month
      periods ended September 30, 2001 and 2000
      (unaudited)...........................................   F-15
     Notes to the Statements (unaudited)....................   F-16

          UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS

     The following unaudited condensed combined pro forma financial statements and related notes have been prepared to give effect to the merger. The merger is being accounted for as a purchase business combination as defined by Financial Accounting Standards No. 141, Business Combinations (SFAS 141). Smucker is the accounting acquirer for the merger.

     In accordance with Article 11 of Regulation S-X under the Securities Act, the following unaudited condensed combined pro forma financial statements of Smucker are presented as if the merger had been completed as of July 31, 2001 for the unaudited condensed combined pro forma balance sheet and on May 1, 2000 for the unaudited condensed combined pro forma statement of income. The unaudited condensed combined pro forma balance sheet combines the unaudited "Condensed Consolidated Balance Sheet" of Smucker as of July 31, 2001 with the unaudited "Combined Statement of Inventory and Property, Plant and
Equipment -- Net," for the Jif and Crisco businesses as of September 30, 2001. The unaudited condensed combined pro forma statements of income combine the "Statement of Consolidated Income" of Smucker, for the year ended April 30, 2001 and the unaudited "Condensed Statement of Consolidated Income" for the three-month period ended July 31, 2001, with the "Combined Statements of Revenues, Direct Cost of Products Sold, Direct Marketing Expenses and Direct Administrative and Other Expenses" for the Jif and Crisco businesses, for the year ended June 30, 2001 and the unaudited "Combined Statement of Revenues, Direct Cost of Products Sold, Direct Marketing Expenses and Direct Administrative and Other Expenses" for the three-month period ended September 30, 2001, respectively.

     The unaudited condensed combined pro forma financial statements should be read in conjunction with the historical financial statements of Smucker which are incorporated by reference into this document and with the "Combined Statements of Inventory and Property, Plant and Equipment -- Net" and "Combined Statements of Revenue, Direct Cost of Products Sold, Direct Marketing Expenses and Direct Administrative and Other Expenses" for the Jif and Crisco businesses, included in this document.

     The unaudited condensed combined pro forma financial statements are provided for illustrative purposes only, and are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the periods or on the dates indicated, nor are they necessarily reflective of any future operating results or financial position. The unaudited condensed combined pro forma financial statements do not include any adjustments related to any potential cost savings or one-time charges, which may result from the merger of the Jif and Crisco businesses into Smucker. These unaudited condensed combined pro forma financial statements reflect a preliminary allocation of purchase price which is subject to change based on finalization of the fair value of the tangible and intangible assets acquired and liabilities assumed as of the date of closing.

                           THE J. M. SMUCKER COMPANY

              UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET
                                 JULY 31, 2001

                                                SMUCKER    JIF/CRISCO   ADJUSTMENTS     PRO FORMA
                                                --------   ----------   -----------     ----------
                                                                  (IN THOUSANDS)
ASSETS
Current Assets
  Cash and cash equivalents...................  $ 50,992                                $   50,992
  Trade receivables, less allowances..........    54,405                                    54,405
  Inventories:
     Finished products........................    56,800    $ 20,800     $  6,000(1)        83,600
     Raw materials, containers and supplies...    72,792      13,400                        86,192
                                                --------    --------     --------       ----------
                                                 129,592      34,200        6,000          169,792
  Other current assets........................    11,692                                    11,692
                                                --------    --------     --------       ----------
Total Current Assets..........................   246,681      34,200        6,000          286,881
Property, plant and equipment -- net..........   171,414      88,000       26,400(2)       285,814
Other noncurrent assets
  Intangible assets...........................    11,593                  280,000(3)       328,926
                                                                           37,333(4)
  Goodwill....................................    32,995                  452,240(5)       485,235
  Other assets................................    23,476                                    23,476
                                                --------                 --------       ----------
Total Other Noncurrent Assets.................    68,064                  769,573          837,637
                                                --------    --------     --------       ----------
Total Assets..................................  $486,159    $122,200     $801,973       $1,410,332
                                                ========    ========     ========       ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable............................  $ 34,111                                $   34,111
  Other current liabilities...................    45,812                 $ 10,000(6)        55,812
                                                --------                 --------       ----------
Total Current Liabilities.....................    79,923                   10,000           89,923
Noncurrent liabilities
  Long-term debt..............................   135,000                                   135,000
  Other noncurrent liabilities................    21,172                  136,396(7)       157,568
                                                --------                 --------       ----------
Total Noncurrent Liabilities..................   156,172                  136,396          292,568
Shareholders' equity..........................   250,064                  777,777(8)     1,027,841
                                                --------                 --------       ----------
Total Liabilities and Shareholders Equity.....  $486,159                 $924,173       $1,410,332
                                                ========                 ========       ==========

                           THE J. M. SMUCKER COMPANY

           UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF INCOME
                        THREE MONTHS ENDED JULY 31, 2001

                                                  SMUCKER    JIF/CRISCO   ADJUSTMENTS     PRO FORMA
                                                  --------   ----------   -----------     ---------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.......................................  $169,792    $157,100     $              $326,892
Cost of products sold...........................   112,875      98,500          660(9)     212,035
                                                  --------    --------     --------       --------
                                                    56,917      58,600         (660)       114,857
Selling, distribution, and administrative
  expenses......................................    41,685       8,900        6,153(10)     63,410
                                                                              6,050(11)
                                                                                622(12)
                                                  --------    --------     --------       --------
Operating income................................    15,232      49,700      (13,485)        51,447
Other income (expense)
     Interest income............................       731                                     731
     Interest expense...........................    (2,281)                                 (2,281)
     Other -- net...............................        67                                      67
                                                  --------    --------     --------       --------
Income before income taxes......................    13,749      49,700      (13,485)        49,964
Income taxes....................................     5,362                   14,124(13)     19,486
                                                  --------    --------     --------       --------
Net income......................................  $  8,387    $ 49,700     $(27,609)      $ 30,478
                                                  ========    ========     ========       ========
Per Common Share:
  Net income....................................  $   0.35                                $   0.62
                                                  ========                                ========
  Net income -- assuming dilution...............  $   0.34                                $   0.62
                                                  ========                                ========
Weighted average Common Shares
  outstanding(14)...............................    24,303                                  49,243
                                                  ========                                ========
Weighted average Common Shares outstanding --
  assuming dilution(14).........................    24,524                                  49,455
                                                  ========                                ========

                           THE J. M. SMUCKER COMPANY

           UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF INCOME
                           YEAR ENDED APRIL 30, 2001

                                                SMUCKER    JIF/CRISCO   ADJUSTMENTS     PRO FORMA
                                                --------   ----------   -----------     ----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.....................................  $651,242    $615,300     $              $1,266,542
Cost of products sold.........................   438,480     400,000         2,640(9)      841,120
                                                --------    --------     ---------      ----------
                                                 212,762     215,300        (2,640)        425,422
Selling, distribution, and administrative
  expenses....................................   155,973      36,600        24,612(10)     243,873
                                                                            24,200(11)
                                                                             2,488(12)
Nonrecurring charge...........................     2,152          --            --           2,152
                                                --------    --------     ---------      ----------
Operating income..............................    54,637     178,700       (53,940)        179,397
Other income (expense)
       Interest income........................     2,918                                     2,918
       Interest expense.......................    (7,787)                                   (7,787)
       Other -- net...........................       192                                       192
                                                --------    --------     ---------      ----------
Income before income taxes and cumulative
  effect of change in accounting method.......    49,960     178,700       (53,940)        174,720
Income taxes..................................    18,301                    48,656(13)      66,957
                                                --------    --------     ---------      ----------
Income before cumulative effect of change in
  accounting method...........................  $ 31,659    $178,700     $(102,596)     $  107,763
                                                ========    ========     =========      ==========
Per Common Share:
       Income before cumulative effect of
          change in accounting method.........  $   1.25                                $     2.14
                                                ========                                ==========
       Income before cumulative effect of
          change in accounting
          method -- assuming dilution.........  $   1.23                                $     2.13
                                                ========                                ==========
Weighted average Common Shares
  outstanding(14).............................    25,428                                    50,323
                                                ========                                ==========
Weighted average Common Shares outstanding --
  assuming dilution(14).......................    25,658                                    50,544
                                                ========                                ==========

                           THE J. M. SMUCKER COMPANY

      NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

PURCHASE PRICE

     These unaudited condensed combined pro forma financial statements reflect a preliminary allocation of purchase price which is subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed as of the date of closing. The preliminary estimated fair value of the Jif and Crisco assets assumed in the merger are as follows:

Tangible assets at fair value...............................   $ 154,600
Identifiable intangible assets..............................      37,333
Identifiable intangible assets with indefinite lives........     280,000
Excess of purchase price over the fair values of net assets
  acquired..................................................     452,240
Liabilities assumed.........................................    (146,396)
                                                               ---------
Total purchase price........................................   $ 777,777
                                                               =========

     The excess of the purchase price over the fair value of net assets acquired has been classified as goodwill.

PRO FORMA ADJUSTMENTS

     The following adjustments were made to the unaudited condensed combined pro forma financial statements:

      (1) Represents the preliminary adjustment to record Jif and Crisco inventories at estimated fair values.

      (2) Represents the preliminary adjustment to record Jif and Crisco property, plant, and equipment at estimated fair values.

      (3) Represents the preliminary adjustment to record intangible assets with indefinite lives, primarily trademarks at estimated fair values.

      (4) Represents the preliminary adjustment to record amortizable intangible assets at estimated fair values.

      (5) Represents the preliminary adjustment to record the excess of purchase price over the fair value of net assets acquired.

      (6) Adjustment to accrue direct merger costs.

      (7) Represents deferred income taxes at a tax rate of 39% resulting from fair value adjustments made to the net assets acquired.

      (8) Reflects the impact of issuing approximately 25.9 million Smucker common shares at an average price of approximately $30 per share. The price represents the average closing price of Smucker common shares for the three days prior to and the three days subsequent to the announcement of the merger.

      (9) Represents the incremental depreciation expense resulting from the preliminary adjustment to record Jif and Crisco property, plant, equipment at estimated fair values using the straight-line method and assuming an average estimated useful life of ten years.

     (10) The historical Jif and Crisco statements do not include an allocation of selling expenses in that P&G deemed such an allocation would be arbitrary. The adjustment reflects our estimate to

                           THE J. M. SMUCKER COMPANY

           NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL
                           STATEMENTS -- (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

          recognize selling expenses to be incurred, assuming that the existing Smucker broker network is utilized.

     (11) The historical Jif and Crisco statements do not include an allocation for certain corporate administrative overhead expenses, including marketing, information systems, customer service, and shareholder relations, in that P&G deemed such an allocation would be arbitrary. The adjustment reflects our estimate of costs to provide similar services to the Jif and Crisco businesses.

     (12) Represents the incremental amortization expense resulting from the preliminary adjustment to record Jif and Crisco amortizable intangible assets at estimated fair values utilizing the straight-line method and assuming an average estimated useful life of 15 years.

     (13) Represents the income tax effect of the pro forma adjustments and the income tax expense related to the profit contribution of the Jif and Crisco businesses utilizing an effective income tax rate of 39%.

     (14) Pro forma per share data is based on the number of Smucker common shares that would have been outstanding had the merger occurred on the date presented. The weighted average Smucker common shares outstanding were multiplied by the expected exchange ratio of 0.96 new Smucker common shares for each current Smucker common share and combined with 25,912,000 new Smucker common shares expected to be issued to P&G shareholders. The 25,912,000 new Smucker common shares expected to be issued to P&G shareholders was based upon the number of P&G shares outstanding on September 30, 2001 divided by 50 as P&G shareholders will receive one new Smucker common share for every 50 P&G shares.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Management of The Procter & Gamble Company:

     We have audited the accompanying combined statements of inventory and property, plant, and equipment -- net of the Crisco and Jif Businesses of The Procter & Gamble Company ("Procter & Gamble") (the "Crisco and Jif Businesses") as of June 30, 2001 and 2000 and the related combined statements of revenues, direct cost of products sold, direct marketing expenses and direct administrative and other expenses for each of the three years in the period ended June 30, 2001 (collectively, the "Statements"). The Statements include the accounts of the Crisco and Jif Businesses. These businesses are under common ownership and common management. The Statements are the responsibility of Procter & Gamble management. Our responsibility is to express an opinion on the Statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements referred to above. We believe that our audit provides a reasonable basis for our opinion.

     The operations covered by the Statements referred to above are part of Procter & Gamble and have no separate legal status. As described in Note 1 to the Statements, Basis of Presentation, the Statements referred to above have been prepared from Procter & Gamble's consolidated financial records and allocations of certain costs and expenses have been made. These allocations are not necessarily indicative of the costs and expenses that would have been incurred by the Crisco and Jif Businesses on a stand-alone basis. These Statements are not intended to be a complete presentation of the financial position and results of operations of the Crisco and Jif Businesses.

     In our opinion, the Statements referred to above present fairly, in all material respects, the combined inventory and property, plant and equipment - net of the Crisco and Jif Businesses as of June 30, 2001 and 2000 and the combined revenues, direct cost of products sold, direct marketing expenses and direct administrative and other expenses for each of the three years in the period ended June 30, 2001 in conformity with accounting principles generally accepted in the United States of America.

                                          /S/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio
November 5, 2001

          THE CRISCO & JIF BUSINESSES OF THE PROCTER & GAMBLE COMPANY

   COMBINED STATEMENTS OF INVENTORY AND PROPERTY, PLANT AND EQUIPMENT -- NET
                          AS OF JUNE 30, 2001 AND 2000

                                                                    JUNE 30,
                                                              ---------------------
                                                                2001        2000
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
INVENTORY:
  Materials and supplies....................................  $   9,900   $  15,400
  Work in process...........................................      3,700       6,200
  Finished goods............................................     21,600      27,700
                                                              ---------   ---------
TOTAL INVENTORY.............................................  $  35,200   $  49,300
                                                              =========   =========
PROPERTY, PLANT AND EQUIPMENT -- NET:
  Land......................................................  $   1,500   $   1,500
  Buildings.................................................     21,900      21,300
  Machinery and equipment...................................    172,000     168,500
  Construction work in progress.............................      2,900       9,500
                                                              ---------   ---------
                                                                198,300     200,800
  Accumulated depreciation..................................   (108,500)   (107,100)
                                                              ---------   ---------
TOTAL PROPERTY, PLANT AND EQUIPMENT -- NET..................  $  89,800   $  93,700
                                                              =========   =========

                   See accompanying notes to the Statements.

          THE CRISCO & JIF BUSINESSES OF THE PROCTER & GAMBLE COMPANY

            COMBINED STATEMENTS OF REVENUES, DIRECT COST OF PRODUCTS
         SOLD, DIRECT MARKETING EXPENSES AND DIRECT ADMINISTRATIVE AND
        OTHER EXPENSES FOR THE YEARS ENDED JUNE 30, 2001, 2000 AND 1999

                                                                   YEAR ENDED JUNE 30,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
REVENUES:
  Revenues..................................................  $658,800   $691,900   $696,300
  Less: Coupon expense and other pricing allowances.........    43,500     44,700     42,700
                                                              --------   --------   --------
        Net revenues........................................   615,300    647,200    653,600
DIRECT COST OF PRODUCTS SOLD................................   400,000    421,000    451,200
                                                              --------   --------   --------
EXCESS OF NET REVENUES OVER
  DIRECT COST OF PRODUCTS SOLD..............................   215,300    226,200    202,400
DIRECT MARKETING EXPENSES...................................    22,700     39,700     20,600
DIRECT ADMINISTRATIVE AND OTHER EXPENSES....................    13,900     14,400     14,000
                                                              --------   --------   --------
EXCESS OF NET REVENUES OVER
  DIRECT COST OF PRODUCTS SOLD, DIRECT
  MARKETING EXPENSES, AND DIRECT
  ADMINISTRATIVE AND OTHER EXPENSES.........................  $178,700   $172,100   $167,800
                                                              ========   ========   ========

                   See accompanying notes to the Statements.

          THE CRISCO & JIF BUSINESSES OF THE PROCTER & GAMBLE COMPANY

                            NOTES TO THE STATEMENTS

1.  BASIS OF PRESENTATION

     On October 9, 2001, The Procter & Gamble Company ("Procter & Gamble") entered into a definitive agreement to merge the Crisco ("Crisco") and Jif ("Jif") Businesses (the "Crisco and Jif Businesses") with the J. M. Smucker Company in an all-stock transaction. Crisco produces shortening and oil products that are manufactured at a Procter & Gamble plant located in Cincinnati, Ohio ("Ivorydale Plant") and Jif produces peanut butter products that are manufactured at a Procter & Gamble plant located in Lexington, Kentucky ("Lexington Plant"). Procter & Gamble does not account for Crisco and Jif as separate entities. Accordingly, the information included in the accompanying combined statements of inventory and property, plant and equipment -- net as of June 30, 2001 and 2000 and the related combined statements of revenues, direct cost of products sold, direct marketing expenses and direct administrative and other expenses for each of the three years in the period ended June 30, 2001 (collectively, the "Statements") has been derived from Procter & Gamble's consolidated financial records.

     With respect to Crisco, for purposes of these Statements, direct cost of products sold is defined as the direct costs of the raw and packing materials used to manufacture Crisco products, direct manufacturing expenses related to the production of Crisco products incurred at the Ivorydale Plant, the effects of hedging activities, plus delivery costs (including allocated warehousing costs). Manufacturing expenses primarily include direct costs of manufacturing; however, certain costs are based on allocations (including items such as facilities management, information technology support, site human resources) as the Ivorydale Plant is shared with other Procter & Gamble businesses. The costs are allocated based on factors such as level of effort, headcount and square footage.

     With respect to Jif, for purposes of the Statements, direct cost of products sold is defined as the direct costs of the raw and packing materials used to manufacture Jif products, direct manufacturing expenses incurred at the Lexington Plant, plus delivery costs (including allocated warehousing costs).

     In addition, the Statements include allocations of certain Procter & Gamble administrative and other expenses that are allocated to Crisco and Jif based on the number of employees, including an estimate of actual time and effort spent. Procter & Gamble management believes these allocations are reasonable; however, these allocated costs may not necessarily be indicative of costs that would have been incurred by Crisco and Jif on a stand-alone basis, since these allocated costs are based on the structure of the plants' operations and related activities, as managed and operated by Procter & Gamble.

     The property, plant and equipment included in the Statements as described in Note 2, Summary of Significant Accounting Policies, represent the assets used in producing Crisco products at the Ivorydale Plant and the assets used in producing Jif products at the Lexington Plant.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INVENTORY -- Inventories are valued at cost, which is not in excess of current market price. Cost is primarily determined by the average cost or the first-in, first-out method. Certain raw materials are valued using the last-in, first-out ("LIFO") method. The combined replacement cost of Crisco and Jif LIFO inventories exceeded carrying value by approximately $5.3 million and $6.4 million at June 30, 2001 and 2000, respectively. During each of the years in the three year period ended June 30, 2001, certain raw material inventory quantities were reduced. The effect of such liquidations was to decrease direct cost of products sold by approximately $1.3 million for the year ended June 30, 2001 and to increase direct cost of products sold by approximately $0.1 million and $0.1 million for the years ended June 30, 2000 and 1999, respectively.

     PROPERTY, PLANT AND EQUIPMENT -- NET -- Property, plant and equipment primarily represents Procter & Gamble's original cost basis of land, buildings and machinery and equipment used to manufacture Crisco and Jif products, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from 3 to 50 years. Procter & Gamble periodically evaluates any possible impairments of long-lived assets in accordance with the Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

     REVENUES -- Revenues represent gross revenues less sales deductions, returns and allowances. Revenues from the sale of products are recognized when risk and title passes to the customer, which generally occurs upon shipment of the product.

     COUPON EXPENSE AND OTHER PRICING ALLOWANCES -- Coupon expense represents deductions from revenues for coupons related to products. Coupon expense is based on expected redemption rates of issued coupons based on historical data. Other pricing allowances represent deductions from revenues for incentive discounts provided to customers other than normal sales discounts.

     DIRECT COST OF PRODUCTS SOLD -- Direct cost of products sold is defined as the direct costs of the raw and packing materials used to manufacture Crisco and Jif products, direct manufacturing expenses related to the production of Crisco products at the Ivorydale Plant and the production of Jif products at the Lexington Plant, the effects of hedging activities, plus delivery costs (including allocated warehousing costs). With respect to Crisco products, manufacturing expenses primarily include direct costs of manufacturing; however, certain costs are based on allocations (including items such as facilities management, information technology support and site human resources) as the Ivorydale Plant is shared with other Procter & Gamble businesses. The costs are allocated based on factors such as level of effort, headcount and square footage.

     DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES -- Effective July 1, 2000, Procter & Gamble adopted Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("FAS 133") as amended, which requires that all derivative instruments be reported on the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships. The cumulative effect of adopting FAS 133 as of July 1, 2000 was not material to the Statements.

     Raw materials used by Procter & Gamble are subject to price volatility caused by weather, supply conditions, political and economic variables and other unpredictable factors. To manage the volatility related to forecasted inventory purchases, Procter & Gamble uses futures and options with maturities generally less than one year. These instruments are generally designated as cash flow hedges. The mark-to-market gain or loss on qualifying hedges is included in other comprehensive income to the extent effective, and reclassified into direct cost of products sold in the period during which the hedged transaction affects earnings. Qualifying cash flow hedges deferred in other comprehensive income as of June 30, 2001 were not material. These amounts will be reclassified into earnings as the underlying transactions are recognized, generally less than one year. The mark-to-market gains or losses on non-qualifying, excluded and ineffective portions of hedges are recognized in direct cost of products sold immediately. No cash flow hedges were discontinued during the year ended June 30, 2001.

     DIRECT MARKETING EXPENSES -- Direct marketing expenses represent specifically identified promotional, advertising, and other marketing expenses related to the Crisco and Jif Businesses.

     DIRECT ADMINISTRATIVE AND OTHER EXPENSES -- Direct administrative and other expenses relate to fully dedicated resources that support the operations of Crisco and Jif. Certain expenses are specifically identifiable and others are allocated to Crisco and Jif based on the number of employees, including an estimate of actual time and effort spent. These direct expenses do not include support organizations such as human resources, legal, and non-fully dedicated resources including sales and transactional accounting. As such, the Statements do not include any indirect selling, administrative, or research expenses.

     USE OF ESTIMATES - The preparation of the Statements requires management to make estimates and assumptions that affect the amounts reported in the Statements and accompanying disclosures. Although these estimates are based on management's best knowledge of current events and actions Procter & Gamble may undertake in the future, actual results ultimately may differ from the estimates.

3.  MAJOR CUSTOMER

     The Crisco and Jif Businesses have one customer (Wal-Mart and its affiliates, "Wal-Mart") with net revenues exceeding 10% of total net revenues with respect to both businesses. Net revenues from Wal-Mart as a percent of total net revenues were approximately 19%, 17% and 14% for the years ended June 30, 2001, 2000 and 1999, respectively.

          THE CRISCO & JIF BUSINESSES OF THE PROCTER & GAMBLE COMPANY

              COMBINED STATEMENT OF INVENTORY AND PROPERTY, PLANT
           AND EQUIPMENT -- NET AS OF SEPTEMBER 30, 2001 (UNAUDITED)

                                                              SEPTEMBER 30, 2001
                                                              ------------------
                                                                (IN THOUSANDS)
INVENTORY:
  Materials and supplies....................................      $  10,700
  Work in process...........................................          2,700
  Finished goods............................................         20,800
                                                                  ---------
TOTAL INVENTORY.............................................      $  34,200
                                                                  =========
PROPERTY, PLANT AND EQUIPMENT -- NET:
  Land......................................................      $   1,500
  Buildings.................................................         22,400
  Machinery and equipment...................................        169,900
  Construction work in progress.............................          3,400
                                                                  ---------
                                                                    197,200
  Accumulated depreciation..................................       (109,200)
                                                                  ---------
TOTAL PROPERTY, PLANT AND EQUIPMENT -- NET..................      $  88,000
                                                                  =========

             See accompanying notes to the Statements (unaudited).

          THE CRISCO & JIF BUSINESSES OF THE PROCTER & GAMBLE COMPANY

            COMBINED STATEMENTS OF REVENUES, DIRECT COST OF PRODUCTS
         SOLD, DIRECT MARKETING EXPENSES AND DIRECT ADMINISTRATIVE AND
                   OTHER EXPENSES FOR THE THREE MONTHS ENDED
                    SEPTEMBER 30, 2001 AND 2000 (UNAUDITED)

                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
REVENUES:
  Revenues..................................................  $167,500   $164,100
  Less: Coupon expense and other pricing allowances.........    10,400     10,000
                                                              --------   --------
          Net revenues......................................   157,100    154,100
DIRECT COST OF PRODUCTS SOLD................................    98,500    102,500
                                                              --------   --------
EXCESS OF NET REVENUES OVER
  DIRECT COST OF PRODUCTS SOLD..............................    58,600     51,600
DIRECT MARKETING EXPENSES...................................     5,900      6,300
DIRECT ADMINISTRATIVE AND OTHER EXPENSES....................     3,000      3,500
                                                              --------   --------
EXCESS OF NET REVENUES OVER
  DIRECT COST OF PRODUCTS SOLD, DIRECT
  MARKETING EXPENSES, AND DIRECT
  ADMINISTRATIVE AND OTHER EXPENSES.........................  $ 49,700   $ 41,800
                                                              ========   ========

             See accompanying notes to the Statements (unaudited).

          THE CRISCO & JIF BUSINESSES OF THE PROCTER & GAMBLE COMPANY

                      NOTES TO THE STATEMENTS (UNAUDITED)

1.  BASIS OF PRESENTATION

     On October 9, 2001, P&G entered into a definitive agreement to merge the Jif and Crisco businesses with Smucker in an all-stock transaction. Crisco produces shortening and oil products that are manufactured at a P&G plant located in Cincinnati, Ohio ("Ivorydale Plant") and Jif produces peanut butter products that are manufactured at a P&G plant located in Lexington, Kentucky ("Lexington Plant"). P&G does not account for Crisco and Jif as separate entities. Accordingly, the information included in the accompanying combined statements of inventory and property, plant and equipment -- net as of September 30, 2001 and 2000 and the related combined statements of revenues, direct cost of products sold, direct marketing expenses and direct administrative and other expenses for the quarters ended September 30, 2001 and 2000 (collectively, the "Statements") has been derived from P&G's consolidated financial records.

     With respect to Crisco, for purposes of these Statements, direct cost of products sold is defined as the direct costs of the raw and packing materials used to manufacture Crisco products, direct manufacturing expenses related to the production of Crisco products incurred at the Ivorydale Plant, the effects of hedging activities, plus delivery costs (including allocated warehousing costs). Manufacturing expenses primarily include direct costs of manufacturing; however, certain costs are based on allocations (including items such as facilities management, information technology support, site human resources) as the Ivorydale Plant is shared with other P&G businesses. The costs are allocated based on factors such as level of effort, headcount and square footage.

     With respect to Jif, for purposes of the Statements, direct cost of products sold is defined as the direct costs of the raw and packing materials used to manufacture Jif products, direct manufacturing expenses incurred at the Lexington Plant, plus delivery costs (including allocated warehousing costs).

     In addition, the Statements include allocations of certain P&G administrative and other expenses that are allocated to Jif and Crisco based on the number of employees, including an estimate of actual time and effort spent. P&G management believes these allocations are reasonable; however, these allocated costs may not necessarily be indicative of costs that would have been incurred by Jif and Crisco on a stand-alone basis, since these allocated costs are based on the structure of the plants' operations and related activities, as managed and operated by P&G.

     The property, plant and equipment included in the Statements as described in Note 2, Summary of Significant Accounting Policies, represent the assets used in producing Crisco products at the Ivorydale Plant and the assets used in producing Jif products at P&G's Lexington Plant.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INVENTORY -- Inventories are valued at cost, which is not in excess of current market price. Cost is primarily determined by the average cost or the first-in, first-out method. Certain raw materials are valued using the last-in, first-out ("LIFO") method. The combined replacement cost of Jif and Crisco LIFO inventories exceeded carrying value by approximately $5.8 million and $4.3 million at September 30, 2001 and 2000, respectively. During the quarters ended September 30, 2001 and 2000, certain raw material inventory quantities were reduced. The effect of such liquidations was to increase direct cost of products sold by approximately $0.6 million for the quarter ended September 30, 2001 and to decrease cost of products sold by approximately $2.1 million for the quarter ended September 30, 2000, respectively.

     PROPERTY, PLANT AND EQUIPMENT -- NET -- Property, plant and equipment primarily represents P&G's original cost basis of land, buildings and machinery and equipment used to manufacture Jif and Crisco products, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from 3 to 50 years. P&G periodically evaluates any possible impairments of long-lived assets in accordance with the Statement of Financial Accounting

Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

     REVENUES -- Revenues represent gross revenues less sales deductions, returns and allowances. Revenues from the sale of products are recognized when risk and title passes to the customer, which generally occurs upon shipment of the product.

     COUPON EXPENSE AND OTHER PRICING ALLOWANCES -- Coupon expense represents deductions from revenues for coupons related to products. Coupon expense is based on expected redemption rates of issued coupons based on historical data. Other pricing allowances represent deductions from revenues for incentive discounts provided to customers other than normal sales discounts.

     DIRECT COST OF PRODUCTS SOLD -- Direct cost of products sold is defined as the direct costs of the raw and packing materials used to manufacture Jifand Crisco products, direct manufacturing expenses related to the production of Crisco products at the Ivorydale Plant and the production of Jif products at the Lexington Plant, the effects of hedging activities, plus delivery costs (including allocated warehousing costs). With respect to Criscoproducts, manufacturing expenses primarily include direct costs of manufacturing; however, certain costs are based on allocations (including items such as facilities management, information technology support and site human resources) as the Ivorydale Plant is shared with other P&G businesses. The costs are allocated based on factors such as level of effort, headcount and square footage.

     DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES -- Raw materials used by P&G are subject to price volatility caused by weather, supply conditions, political and economic variables and other unpredictable factors. To manage the volatility related to forecasted inventory purchases, P&G uses futures and options with maturities generally less than one year. These instruments are generally designated as cash flow hedges. The mark-to-market gain or loss on qualifying hedges is included in other comprehensive income to the extent effective, and reclassified into direct cost of products sold in the period during which the hedged transaction affects earnings. Qualifying cash flow hedges deferred in OCI as of September 30, 2001 were not material. These amounts will be reclassified into earnings as the underlying transactions are recognized, generally less than one year. The mark-to-market gains or losses on non-qualifying, excluded and ineffective portions of hedges are recognized in direct cost of products sold immediately. No cash flow hedges were discontinued during the quarter ended September 30, 2001.

     DIRECT MARKETING EXPENSES -- Direct marketing expenses represent specifically identified promotional, advertising, and other marketing expenses related to the Jif and Crisco businesses.

     DIRECT ADMINISTRATIVE AND OTHER EXPENSES -- Direct administrative and other expenses relate to fully dedicated resources that support the operations of Jif and Crisco. Certain expenses are specifically identifiable and others are allocated to Jif and Crisco based on the number of employees, including an estimate of actual time and effort spent. These direct expenses do not include support organizations such as human resources, legal, and non-fully dedicated resources including sales and transactional accounting. As such, the Statements do not include any indirect selling, administrative, or research expenses.

     USE OF ESTIMATES - The preparation of the Statements requires management to make estimates and assumptions that affect the amounts reported in the Statements and accompanying disclosures. Although these estimates are based on management's best knowledge of current events and actions P&G may undertake in the future, actual results ultimately may differ from the estimates.

4.  MAJOR CUSTOMER

     The Jif and Crisco businesses have one customer (Wal-Mart and its affiliates, "Wal-Mart") with net revenues exceeding 10% of total net revenues with respect to both businesses. Net revenues from Wal-Mart as a percent of total net revenues were approximately 24% and 19% for the quarters ended September 30, 2001 and 2000, respectively.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         THE PROCTER & GAMBLE COMPANY,

                    THE PROCTER & GAMBLE OHIO BRANDS COMPANY

                                      AND

                            THE J.M. SMUCKER COMPANY

                                  DATED AS OF

                                OCTOBER 9, 2001

ARTICLE I         DEFINITIONS.................................................    A-4
  Section 1.01    Definitions.................................................    A-4
ARTICLE II        SPIN OFF AND MERGER.........................................    A-9
  Section 2.01    The Spin Off................................................    A-9
  Section 2.02    The Merger..................................................    A-9
  Section 2.03    Articles of Incorporation and Code of Regulations...........    A-9
  Section 2.04    Directors...................................................    A-9
  Section 2.05    Officers....................................................   A-10
ARTICLE III       CONVERSION OF SHARES AND RELATED MATTERS....................   A-10
  Section 3.01    Conversion of Capital Stock.................................   A-10
  Section 3.02    Exchange of Certificates....................................   A-11
  Section 3.03    Appraisal Rights............................................   A-12
ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF P&G.......................   A-12
  Section 4.01    Due Organization, Good Standing and Corporate Power.........   A-12
  Section 4.02    Authorization and Validity of Agreement.....................   A-13
  Section 4.03    Consents and Approvals; No Violations.......................   A-13
  Section 4.04    Information to be Supplied..................................   A-13
  Section 4.05    Capitalization of P&G and Newco.............................   A-14
ARTICLE V         REPRESENTATIONS AND WARRANTIES OF JMS.......................   A-14
  Section 5.01    Due Organization, Good Standing and Corporate Power.........   A-14
  Section 5.02    Authorization and Validity of Agreement.....................   A-15
  Section 5.03    Capitalization..............................................   A-15
  Section 5.04    Consents and Approvals; No Violations.......................   A-15
  Section 5.05    JMS SEC Filings; Financial Statements.......................   A-16
  Section 5.06    No Undisclosed Liabilities..................................   A-16
  Section 5.07    Information to be Supplied..................................   A-16
  Section 5.08    Absence of Certain Events...................................   A-17
  Section 5.09    Litigation..................................................   A-17
  Section 5.10    Voting Requirements; Approval; Board Approval...............   A-17
  Section 5.11    Title to Properties; Encumbrances...........................   A-17
  Section 5.12    Compliance with Law.........................................   A-17
  Section 5.13    Insurance...................................................   A-18
  Section 5.14    Employees and Employee Benefits.............................   A-18
  Section 5.15    Regulatory Matters..........................................   A-18
  Section 5.16    JMS Rights Agreement........................................   A-18
  Section 5.17    Broker's or Finder's Fee....................................   A-19
  Section 5.18    Tax Treatment...............................................   A-19
  Section 5.19    Intellectual Property.......................................   A-19
ARTICLE VI        COVENANTS...................................................   A-19
  Section 6.01    Conduct of Jif/Crisco Business Pending the Effective Time...   A-19
  Section 6.02    Conduct of JMS Pending the Effective Time...................   A-20
  Section 6.03    Efforts to Close; Antitrust Clearance.......................   A-21
  Section 6.04    Confidentiality.............................................   A-22
  Section 6.05    Cooperation in Litigation...................................   A-23

  Section 6.06    Cooperation in Tax Matters..................................   A-23
  Section 6.07    Cooperation of Third Parties................................   A-24
  Section 6.08    Additional Documents........................................   A-24
  Section 6.09    Access......................................................   A-24
  Section 6.10    Public Announcements........................................   A-24
  Section 6.11    Transferring Employees......................................   A-24
  Section 6.12    Restrictions on Solicitation and Hiring.....................   A-26
  Section 6.13    JMS Shareholder Meeting.....................................   A-26
                  Preparation of Proxy Statement/Prospectus; Registration
  Section 6.14    Statement...................................................   A-27
  Section 6.15    Board Recommendation........................................   A-28
  Section 6.16    No Solicitation.............................................   A-28
  Section 6.17    Notification of Certain Matters.............................   A-28
  Section 6.18    NYSE Listing................................................   A-29
  Section 6.19    Affiliates..................................................   A-29
  Section 6.20    Ancillary Agreements........................................   A-29
  Section 6.21    Consummation of the Spin Off................................   A-29
  Section 6.22    Covenant Not to Compete.....................................   A-29
  Section 6.23    Standstill..................................................   A-29
  Section 6.24    Interim Financial Information...............................   A-30
  Section 6.25    Indemnification.............................................   A-30
  Section 6.26    Title Policies..............................................   A-31
  Section 6.27    Shareholder Agreement.......................................   A-31
ARTICLE VII       CONDITIONS TO THE MERGER....................................   A-31
  Section 7.01    Conditions to the Merger....................................   A-31
  Section 7.02    Conditions to the Obligation of JMS.........................   A-31
  Section 7.03    Conditions to the Obligation of P&G.........................   A-32
ARTICLE VIII      TERMINATION AND ABANDONMENT.................................   A-33
  Section 8.01    Termination.................................................   A-33
  Section 8.02    Effect of Termination.......................................   A-34
ARTICLE IX        MISCELLANEOUS...............................................   A-34
  Section 9.01    Nonsurvival of Representations, Warranties and Agreements...   A-34
  Section 9.02    Amendment and Modification..................................   A-34
  Section 9.03    Waiver of Compliance........................................   A-34
  Section 9.04    Notices.....................................................   A-34
  Section 9.05    Third Party Beneficiaries...................................   A-35
  Section 9.06    Successors and Assigns......................................   A-35
  Section 9.07    Entire Agreement............................................   A-35
  Section 9.08    Severability................................................   A-35
  Section 9.09    Captions....................................................   A-36
  Section 9.10    Counterparts................................................   A-36
  Section 9.11    Governing Law...............................................   A-36
  Section 9.12    Expenses....................................................   A-36
  Section 9.13    Specific Performance........................................   A-36
Exhibit A: Contribution Agreement
Exhibit B: Shareholders Agreement

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 9, 2001, by and among The Procter & Gamble Company, an Ohio corporation ("P&G"), The Procter & Gamble Ohio Brands Company, an Ohio corporation and a wholly-owned subsidiary of P&G ("Newco"), and The J.M. Smucker Company, an Ohio corporation ("JMS").

     WHEREAS, P&G directly and indirectly through its wholly-owned Subsidiaries is engaged in the Jif/Crisco Business (capitalized terms used herein shall have the meaning given to them in Article I unless otherwise defined herein);

     WHEREAS, prior to the Effective Time on the Closing Date P&G shall, (i) pursuant to the Contribution Agreement, transfer, or cause to be transferred, substantially all of the assets, properties, rights and interests of P&G and its Affiliates of the Jif/Crisco Business and certain of the liabilities of the Jif/Crisco Business to Newco and (ii) distribute to all P&G Shareholders on the Record Date, one share of Newco Common Stock for each share of P&G Common Stock held by such holder on the Record Date (the "Spin Off");

     WHEREAS, the boards of directors of P&G, Newco and JMS have each approved and declared advisable the Merger of Newco with and into JMS immediately following the Spin Off, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Ohio Corporation Law;

     WHEREAS, for federal income tax purposes, it is intended that (i) the Spin Off shall be tax-free to P&G and to the P&G Shareholders pursuant to Section 355 of the Code and (ii) the Merger shall qualify as a tax-free reorganization within the meaning of Section 368 of the Code, and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Code; and

     WHEREAS, simultaneously with the execution of this Agreement, certain shareholders of JMS have entered into the Shareholders Agreement.

     NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.01 Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefore below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

     "Action" shall mean any dispute, controversy, claim, action, litigation, suit, cause of action, arbitration, mediation, or any proceeding by or before any mediator or Governmental Entity, or any investigation, subpoena, or demand preliminary to any of the foregoing.

     "Affiliate" shall mean, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

     "Agreement" shall have the meaning set forth in the preamble.

     "Ancillary Agreements" shall mean the Contribution Agreement, the Shareholders Agreement and the other agreements and documents defined as "Ancillary Agreements" in the Contribution Agreement.

     "Antitrust Laws" shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, and all other Law and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     "Applicable Number" shall have the meaning set forth in Section 3.01(g).

     "Applicable Percentage" shall have the meaning set forth in Section
3.01(e).

     "Assertion" shall have the meaning set forth in Section 6.25(b).

     "Authorization" shall mean any legally required consent, authorization, approval, order, license, certificate or Permit of or from, or declaration or filing with, any Governmental Entity, including, without limitation, any legally required filing with any Governmental Entity and the subsequent expiration of any legally required waiting period under any Antitrust Laws.

     "Business Day" shall mean any day on which commercial banks in New York, New York are open for business providing substantially all services offered by such banks.

     "Cash Amount" shall have the meaning set forth in Section 3.01(f).

     "Certificate of Merger" shall have the meaning set forth in Section
2.02(c).

     "Closing" shall have the meaning set forth in Section 2.02(b).

     "Closing Date" shall have the meaning set forth in Section 2.02(b).

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Competing Transaction" shall have the meaning set forth in Section
6.16(b).

     "Contracts" shall mean any note, bond, mortgage, indenture, license, franchise, permit, agreement, contract, lease, franchise agreement or other instrument or legal obligation of any kind.

     "Contribution Agreement" shall mean the Contribution Agreement in the form of Exhibit A among Newco, P&G and The Procter & Gamble Manufacturing Company.

     "Contributors" shall have the meaning set forth in the Contribution Agreement. "Culinary Sol Business" shall mean the culinary education and retail business for specialized cooking products as currently conducted by the Contributors in Norwood, Ohio.

     "Disclosing Party" shall have the meaning set forth in Section 6.04(b)(i).

     "Dissenting Shares" shall have the meaning set forth in Section 3.03.

     "Divestiture" shall have the meaning set forth in Section 6.03(e).

     "Effective Time" shall have the meaning set forth in Section 2.02(c).

     "Employees" shall mean:

          (a) those employees of P&G and its Affiliates currently exclusively employed to carry on the Jif/Crisco Business whose place of business is located at the Jif/Crisco Real Property, and including all employees on disability or other leave of absence; provided, however, that any such Employee who is on disability or other leave of absence and who does not return to work within one year from the Closing Date shall be deemed not to have been an Employee, and

          (b) those employees of P&G and its Affiliates currently employed outside the Jif/Crisco Business, but who will become available to JMS and its Affiliates for employment in the Jif/Crisco Business prior to the Closing Date pursuant to P&G and its Affiliates' obligations under P&G and its Affiliates' collective bargaining agreement covering the employees at P&G's Ivorydale Facility.

     "Encumbrances" shall mean all liens, security interests, pledges, mortgages, deeds of trusts, charges, options, or other encumbrances.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ESOP" shall mean The Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" shall have the meaning set forth in Section 3.02(a).

     "Exchange Fund" shall have the meaning set forth in Section 3.02(b).

     "FDA" shall mean the United States Food and Drug Administration.

     "GAAP" shall mean generally accepted accounting principles of the United States of America, as in effect from time to time.

     "Geography" shall mean the United States of America and Canada.

     "Governmental Entity" shall mean any arbitrator, court, judicial, legislative, administrative or regulatory agency, commission, department, board or bureau or body or other governmental authority or instrumentality or any person or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether foreign, Federal, state, provincial, local or other government.

     "HSR Act" shall have the meaning set forth in Section 4.03.

     "Information" shall have the meaning set forth in Section 6.04(a).

     "IRS" means the United States Internal Revenue Service.

     "Jif/Crisco Business" shall have the meaning assigned to such term in the Contribution Agreement.

     "Jif/Crisco Material Adverse Effect" shall mean a material adverse effect on the business, financial condition, operations or results of operations of the Jif/Crisco Business taken as a whole or the ability of P&G and Newco to consummate the Merger and to perform their obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions.

     "Jif/Crisco Real Property" shall mean all right, title and interest in or to the improved and unimproved land related to the Jif/Crisco Business, and all buildings, structures, erections, improvements, appurtenances, and fixtures situated on or forming part of such land listed in Schedule 1.52 of the Contribution Agreement.

     "JMS" shall have the meaning set forth in the preamble.

     "JMS Balance Sheet" shall have the meaning set forth in Section 5.06.

     "JMS Board Recommendation" shall have the meaning set forth in Section 5.10(b).

     "JMS Common Stock" shall have the meaning set forth in Section 5.03.

     "JMS Compensation and Benefit Plans" shall have the meaning set forth in
Section 5.14(a).

     "JMS Equity Interests" shall have the meaning set forth in Section 5.03.

     "JMS Intellectual Property" shall have the meaning set forth in Section
5.19.

     "JMS Material Adverse Effect" shall mean a material adverse effect on the business, financial condition, operations or results of operations of JMS and its Subsidiaries taken as a whole or the ability of JMS to consummate the Merger and to perform their obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions.

     "JMS Options" shall have the meaning set forth in Section 5.03.

     "JMS Pension Plan" shall have the meaning set forth in Section 5.14(c).

     "JMS Preferred Stock" shall have the meaning set forth in Section 5.03.

     "JMS Right" shall have the meaning set forth in Section 5.03.

     "JMS Rights Agreement" shall have the meaning set forth in Section 5.03.

     "JMS SEC Filings" shall have the meaning set forth in Section 5.05(a).

     "JMS Series A Preferred Stock" shall have the meaning set forth in Section 5.03.

     "JMS Shareholder Approval" shall have the meaning set forth in Section 5.10(a).

     "JMS Shareholders" shall mean the holders of JMS Common Stock.

     "JMS Shareholder Meeting" shall have the meaning set forth in Section 6.13.

     "Knowledge" shall mean, whether or not capitalized, in the case of an entity, the actual knowledge after due inquiry of the officers of such entity as of the date of the representation, warranty or statement.

     "Law" shall mean any statute, law, ordinance, rule or regulation of any Governmental Entity.

     "Merger" shall have the meaning set forth in Section 2.02(a).

     "Merger Registration Statement" shall have the meaning set forth in Section 4.04.

     "Newco" shall have the meaning set forth in the preamble.

     "Newco Common Stock" shall have the meaning set forth in Section 4.05(b).

     "Newco Employee" shall have the meaning set forth in Section 6.11(a).

     "Newco Equity Interests" shall have the meaning set forth in Section
4.05(b).

     "Newco Shareholder" shall mean the holders of Newco Common Stock.

     "NYSE" shall mean the New York Stock Exchange.

     "Ohio Corporation Law" shall mean the General Corporation Law of the Ohio Revised Code.

     "Old Certificates" shall mean certificates representing shares of JMS Common Stock.

     "Old JMS Shares" shall have the meaning set forth in Section 3.01(e).

     "Order" shall mean any order, judgment, decree, writ, permit or license of any Governmental Entity.

     "Permits" shall mean all permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Entities.

     "Person" shall mean and include an association, an individual, a partnership, a joint venture, joint stock company, a corporation, a trust, an unincorporated organization, a limited liability company, a group, a government or other department or agency thereof and any other entity.

     "P&G" shall have the meaning set forth in the preamble.

     "P&G Equity Interests" shall have the meaning assigned to such term in
Section 4.05(a).

     "P&G Common Stock" shall have the meaning set forth in Section 4.05(a).

     "P&G Options" shall have the meaning assigned to such term in Section 4.05(a).

     "P&G Shareholders" shall mean the holders from time to time of the P&G Common Stock.

     "Proxy Statement/Prospectus" shall have the meaning assigned to such term in Section 6.14(a)(i).

     "Receiving Party" shall have the meaning set forth in Section 6.04(b).

     "Record Date" shall mean the date with respect to which P&G Shareholders of record on such date will receive Newco Common Stock in the Spin Off.

     "Restricted Business" shall have meaning set forth in Section 6.22.

     "Rule 145 Affiliates" shall have the meaning set forth in Section 6.19.

     "SEC" shall mean the U.S. Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Settlement" shall have the meaning set forth in Section 6.03(e).

     "Shareholders Agreement" shall mean the agreement in the form attached hereto as Exhibit B, between P&G and the JMS Shareholders that are parties thereto.

     "Spin Off" shall have the meaning set forth in the recitals.

     "Spin Off Stock Certificate" shall have the meaning set forth in Section 2.01.

     "Standstill Period" shall have the meaning set forth in Section 6.23.

     "Subsidiary" of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

     "Superior Proposal" shall mean a written Competing Transaction that is for more than 50% of the outstanding shares of JMS Common Stock or all or substantially all of the assets of JMS and its Subsidiaries, which is, in the reasonable opinion of the board of directors of JMS, reasonably certain of being completed and more favorable to JMS and the JMS Shareholders than the Transactions, and which is not subject to any financing or due diligence condition; provided, however, that, without limiting the foregoing, a Competing Transaction shall not constitute a Superior Proposal unless, in the written opinion (with only customary qualifications) of JMS's independent financial advisors, such Competing Transaction is more favorable from a financial point of view to the JMS Shareholders than the Transactions, including any proposed alterations to the terms of the Transactions submitted by P&G in response to such Competing Transaction.

     "Supplemental Rulings" shall have the meaning set forth in Section 6.06(c).

     "Surviving Corporation" shall have the meaning set forth in Section
2.02(a).

     "Surviving Corporation Common Stock" shall have the meaning set forth in
Section 3.01(a).

     "Target" shall have meaning set forth in Section 6.22.

     "Tax" shall mean any United States federal, foreign, national, state, provincial, local or other jurisdictional income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, estimated, alternative, or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any Governmental Entity, together with any interest or penalty imposed thereon.

     "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Entity with respect to any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.

     "Termination Fee" shall have the meaning set forth in Section 8.02(b).

     "Trading Day" shall mean any day on which there are sales of common stock on the NYSE composite tape.

     "Transactions" shall mean the transactions contemplated by this Agreement, the Spin Off, the Merger and the Ancillary Agreements.

     "Voting Securities" shall have the meaning set forth in Section 6.23.

                                   ARTICLE II

                              SPIN OFF AND MERGER

     SECTION 2.01 The Spin Off. Prior to the Effective Time, on the Closing Date, P&G shall effect the Spin Off by executing the Contribution Agreement and consummating the transactions contemplated thereby and delivering, or causing to be delivered, to the Exchange Agent a certificate (the "Spin Off Stock Certificate") representing that number of shares of Newco Common Stock that is equal to the number of shares of P&G Common Stock that are outstanding as of the Record Date (other than treasury shares). The Exchange Agent shall hold the shares of Newco Common Stock represented by the Spin Off Stock Certificate for the P&G Shareholders on the Record Date. Except as directed by P&G in its sole discretion, the shares of Newco Common Stock represented by the Spin Off Stock Certificate shall not be transferable and the Exchange Agent shall not deliver any shares of Newco Common Stock represented by the Spin Off Stock Certificate to any P&G Shareholder.

     SECTION 2.02 The Merger.

     (a) Upon the terms and subject to the conditions of this Agreement, Newco will be merged (the "Merger") with and into JMS in accordance with the provisions of the Ohio Corporation Law. Following the Merger, JMS will continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Newco will cease.

     (b) Upon the terms and subject to the conditions set forth in this Agreement, the consummation of the Spin Off and the Merger (the "Closing") will take place at the offices of P&G, at 10:00 a.m., local time on the fifth Business Day following satisfaction or waiver of the conditions set forth in
Article VII hereof (other than those conditions, including the Spin Off, that by their nature or pursuant to the terms of this Agreement are to be satisfied at the Closing, but subject to the satisfaction or, where permitted, the waiver of those conditions), or at such other date, time or place as P&G and JMS may agree. The date on which the Closing occurs is referred to as the "Closing Date."

     (c) The Merger will be consummated by the filing of a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Ohio in accordance with Section 1701.78 of the Ohio Corporation Law. The time that the Merger becomes effective in accordance with Section 1701.78 of the Ohio Corporation Law is referred to in this Agreement as the "Effective Time."

     (d) The Merger will have the effects set forth in the Ohio Corporation Law. Without limiting the generality of the foregoing, as of the Effective Time, all properties, rights, privileges, powers and franchises of Newco and JMS will vest in the Surviving Corporation and all debts, liabilities and duties of Newco and JMS will become debts, liabilities and duties of the Surviving Corporation.

     SECTION 2.03 Articles of Incorporation and Code of Regulations. The articles of incorporation and code of regulations of the Surviving Corporation as of the Effective Time shall be in the form of the articles of incorporation and code of regulations of JMS as in effect as of the date hereof and as further amended so as to provide (a) that the provisions of paragraph (a) of Division II of Article IV of the amended articles of incorporation apply only to the voting of shares with respect to the matters set forth on Schedule 2.03 hereto, and (b) that as to all other matters as to which holders of shares of Surviving Corporation Common Stock are entitled to vote, each outstanding share of Surviving Corporation Common Stock shall entitle the holder to one vote for such share of Surviving Corporation Common Stock with respect to each such other matter and (c) for such other amendments not affecting or related to the voting power of shares of Surviving Corporation Common Stock, as P&G and JMS shall mutually agree within ten Business Days of the date hereof.

     SECTION 2.04 Directors. The directors of JMS at the Effective Time will be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided by the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by Law.

     SECTION 2.05 Officers. The officers of JMS at the Effective Time will be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided by the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by Law.

                                  ARTICLE III

                    CONVERSION OF SHARES AND RELATED MATTERS

     SECTION 3.01 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Newco, JMS or the holders of the following securities:

          (a) Each share of Newco Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Newco Common Stock to be cancelled pursuant to Section 3.01(b) or as to which appraisal rights are perfected in accordance with Section 3.05) shall be converted, subject to Section 3.02(e), into the right to receive one-fiftieth (1/50th) of a share of the common stock of the Surviving Corporation, without par value ("Surviving Corporation Common Stock"). Following the Effective Time, all shares of Newco Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

          (b) Each share of Newco Common Stock owned by JMS or any direct or indirect wholly-owned Subsidiary of JMS (other than, in each case, trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (c) Intentionally Omitted.

          (d) Each share of JMS Common Stock issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into (i) that number of shares of Surviving Corporation Common Stock equal to the Applicable Percentage of a share of Surviving Corporation Common Stock and (ii) to the extent that one or more of the Supplemental Rulings are not obtained in whole or in part, the Cash Amount. Each JMS Option shall remain outstanding and the terms of each such JMS Option shall be correspondingly adjusted to reflect the conversion of the JMS Common Stock.

          (e) The "Applicable Percentage" shall mean a fraction, the numerator of which is the product obtained by multiplying (1) the quotient obtained by dividing (i) the total number of shares of Surviving Corporation Common Stock to be issued upon the conversion of the Newco Common Stock pursuant to Section 3.01(a) by (ii) the sum of (xx) the product obtained by multiplying the total number of shares of JMS Common Stock outstanding immediately prior to the Effective Time (the "Old JMS Shares") and 1.1070 and (yy) the Applicable Number, and (2) the difference obtained by subtracting the Applicable Number from the Old JMS Shares; and the denominator of which is the Old JMS Shares. For illustrative purposes, the Applicable Percentage is set forth as a formula on Schedule 3.01(e) hereto. The Applicable Percentage shall be expressed as a decimal and shall be rounded to the fourth decimal place. To the extent all of the Supplemental Rulings are obtained in whole, the Applicable Number shall be zero.

          (f) The "Cash Amount" shall mean, to the extent that one or more of the Supplemental Rulings are not obtained in whole or in part, the quotient obtained by dividing (i) the product obtained by multiplying (x) the Applicable Number by (y) a cash price equal to the average closing price for the JMS Common Stock on the NYSE for the five Trading Days ending two Trading Days prior to the Effective Time by (ii) the Old JMS Shares.

          (g) The "Applicable Number" shall mean, to the extent that one or more of the Supplemental Rulings are not obtained in whole or in part, that number of shares of JMS Common Stock that P&G determines in good faith and in its sole discretion is required to be effectively redeemed by JMS through the Cash Amount in (f) above in order to, together with the corresponding formulaic adjustment to the Applicable Percentage in (e) above, reverse the potential tax effects of failing to obtain any of the Supplemental Rulings in whole or in part (i.e. by providing that the holders of shares of Newco Common Stock, as a group, and the holders of Old JMS Shares, as a group, receive the same relative proportion of the Surviving Corporation Common Stock to be issued in the Merger that they would have received if the Supplemental Rulings had been obtained). For avoidance of doubt, the parties intend that the Applicable Number be set so as to reverse one half of the potential tax effects of failing to obtain any of the Supplemental Rulings and that the balance of such effects are to be reversed through the formulaic adjustment of the Applicable Percentage in (e) above.

     SECTION 3.02 Exchange of Certificates.

     (a) Prior to the Closing, P&G shall appoint a bank or trust company reasonably acceptable to JMS as exchange agent (the "Exchange Agent") for the purpose of holding the Spin Off Stock Certificate on behalf of the P&G Shareholders on the Record Date and for exchanging the Spin Off Stock Certificate and the Old Certificates for certificates representing that number of shares of Surviving Corporation Common Stock that are to be issued pursuant to Section 3.01 hereof and cash for payment of the Cash Amount. The costs and expenses of the Exchange Agents shall be borne by Newco.

     (b) As soon as practicable, but in any event no later than 5 Business Days following the Effective Time, JMS shall deposit with the Exchange Agent as nominee for the benefit of the holders of Newco Common Stock and JMS Common Stock, certificates representing the shares of Surviving Corporation Common Stock (such shares of Surviving Corporation Common Stock, together with cash for payment of the Cash Amount and any dividends or distributions with respect thereto being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Sections 3.01(a) and 3.01(d).

     (c) The Exchange Agent shall, as soon as practicable, but in any event no later than 10 days following the Effective Time, distribute to each holder of shares of Newco Common Stock immediately prior to the Effective Time (other than holders of shares of Newco Common Stock that are cancelled pursuant to Section 3.01(b)) and each holder of shares of JMS Common Stock immediately prior to the Effective Time (i) certificates representing the whole number of shares of Surviving Corporation Common Stock into which the shares of Newco Common Stock or JMS Common Stock, as the case may be, held by such Person have been converted in accordance with Section 3.01(a) and Section 3.01(d), (ii) the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable with respect to such shares of Surviving Corporation Common Stock and (iii) the Cash Amount, in each case which such holder has the right to receive pursuant to the provisions of this Article III, and the Spin Off Stock Certificate and the Old Certificates shall forthwith be cancelled. In no event shall the holder of any shares of Newco Common Stock or JMS Common Stock be entitled to receive interest on any funds to be received in the Merger. From and after the Effective Time, the interest of the holders of the Newco Common Stock immediately prior to the Merger in the Spin Off Stock Certificate and the interest of the holders of shares of JMS Common Stock immediately prior to the merger in the Old Certificates shall be limited to the right to receive only (i) the whole number of shares of Surviving Corporation Common Stock into which the shares of Newco Common Stock or JMS Common Stock held by such Person have been converted in accordance with Sections 3.01(a) and 3.01(d), (ii) the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable with respect to such shares of Surviving Corporation Common Stock, (iii) the Cash Amount and (iv) the cash amount payable in lieu of fractional shares of Surviving Corporation Common Stock in accordance with Section 3.02(e).

     (d) All shares of Surviving Corporation Common Stock issued upon conversion of shares of Newco Common Stock or JMS Common Stock in accordance with the terms hereof (including the Cash Amount paid pursuant to Section 3.02(e)) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to such shares of Newco Common Stock or JMS Common Stock.

     (e) In lieu of any such fractional shares of Surviving Corporation Common Stock, each holder of shares of Newco Common Stock or JMS Common Stock who would otherwise have been entitled to a fraction of a share of Surviving Corporation Common Stock in exchange for such shares of Newco Common Stock or JMS Common Stock (after taking into account all shares of Newco Common Stock or JMS Common Stock held by such holder immediately prior to the Effective Time) shall receive from the Exchange Agent, as applicable, a cash payment in lieu of such fractional share of Surviving Corporation Common Stock. The cash payment will be the amount whereby the Exchange Agent shall receive a number of whole shares that represent the fractional shares, sells such shares and distributes the proceeds to the holder of the Newco Common Stock and JMS Common Stock who would otherwise have been entitled to a fraction of a share of Surviving Corporation Common Stock (such amount not to exceed the value of one share of Surviving Corporation Common Stock).

     (f) JMS shall be entitled to deduct and withhold from the shares of Surviving Corporation Common Stock any dividends and distributions thereon and cash in lieu of fractional shares of Surviving Corporation Common Stock otherwise payable hereunder to any holder of shares of Newco Common Stock such amounts as it is required to deduct and withhold with respect to making of such payment under any provisions of Federal, state, local or foreign income tax Law. To the extent that JMS so withholds those amounts, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Newco Common Stock in respect of which such deduction and withholding was made by JMS.

     SECTION 3.03 Appraisal Rights. Holders of JMS Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has not voted those shares in favor of the adoption of this Agreement, who shall have delivered a written demand for appraisal of those shares in accordance with the Ohio Corporation Law and who, as of the Effective Time, shall not have effectively withdrawn or lost this right to appraisal (the "Dissenting Shares") shall be entitled to those rights (but only those rights) as are granted by Section 1701.85 of the Ohio Corporation Law. Each holder of Dissenting Shares who becomes entitled to payment for those Dissenting Shares pursuant to Section 1701.85 of the Ohio Corporation Law shall receive payment from the Surviving Corporation in accordance with the Ohio Corporation Law; provided, however, that (i) if any holder of Dissenting Shares shall have failed to establish their entitlement to appraisal rights as provided in Section 1701.85 of the Ohio Corporation Law, (ii) if any holder of Dissenting Shares shall have effectively withdrawn the holder's demand for appraisal of the holder's shares or lost the holder's right to appraisal and payment for the holder's shares under Section 1701.85 of the Ohio Corporation Law or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 1701.85 of the Ohio Corporation Law, the holder shall forfeit the right to appraisal of those Dissenting Shares and each Dissenting Share shall be exchanged pursuant to Section 3.01 of this Agreement.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF P&G

     P&G hereby represents and warrants to JMS as follows:

     SECTION 4.01 Due Organization, Good Standing and Corporate Power. Each of P&G and Newco is a corporation duly organized, validly existing and in good standing under the laws of the state of Ohio. P&G and its Subsidiaries have all requisite corporate power and authority to own, lease and operate their properties that will be contributed to Newco pursuant to the Contribution Agreement and to carry on the Jif/Crisco Business as now being conducted. Each of P&G and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by the Jif/Crisco Business that will be contributed to Newco pursuant to the Contribution Agreement or the nature of the Jif/Crisco Business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Jif/Crisco Material Adverse Effect.

     SECTION 4.02 Authorization and Validity of Agreement. Each of P&G and Newco has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder or thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements by each of P&G and Newco and the consummation by each of them of the Transactions, have been duly authorized and unanimously approved by their respective boards of directors and by P&G as the sole shareholder of Newco and no other corporate action on the part of P&G or Newco is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the Transactions. This Agreement and the Ancillary Agreements have been duly executed and delivered by each of P&G and Newco, as applicable, and, to the extent it is a party thereto, each is a valid and binding obligation of each of P&G and Newco enforceable against each of P&G and Newco, in accordance with their terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting the enforcement of creditors' rights generally and by general equitable principles.

     SECTION 4.03 Consents and Approvals; No Violations. Assuming (a) the filings required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the applicable requirements of the Securities Act and the Exchange Act are met, (c) the requirements under any applicable state securities or blue sky laws are met, (d) the requirements of the NYSE in respect of the listing of the shares of Surviving Corporation Common Stock to be issued hereunder are met, and (e) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the Ohio Corporation Law, are made, the execution and delivery of this Agreement and the Ancillary Agreements by P&G and Newco, as applicable, and the consummation by P&G and Newco of the Transactions do not and will not: (i) violate or conflict with any provision of their respective articles of incorporation or code of regulations, (ii) violate or conflict with any Law or Order of any Governmental Entity applicable to P&G or Newco or by which any of their respective properties or assets that will be contributed to Newco pursuant to the Contribution Agreement may be bound; (iii) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Entity; or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Encumbrance upon any of the properties or assets of P&G and its Subsidiaries that will be contributed to Newco pursuant to the Contribution Agreement or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which P&G or Newco is a party that will be contributed to Newco pursuant to the Contribution Agreement, or by which Newco or the properties or assets that will be contributed to Newco pursuant to the Contribution Agreement may be bound, excluding in the case of clauses (i) through (iv) above, conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Encumbrances which would not have or reasonably be expected to have, individually or in the aggregate, a Jif/Crisco Material Adverse Effect.

     SECTION 4.04 Information to be Supplied. The information supplied or to be supplied by P&G for inclusion in the Proxy Statement/Prospectus registration statement on Form S-4 to be filed with the SEC or incorporated by reference by JMS in connection with the issuance of JMS Common Stock in the Merger (as amended and supplemented from time to time, the "Merger Registration Statement") will not, on the date of its filing or, in the case of the Merger Registration Statement, at the time it becomes effective under the Securities Act, or on the dates the Proxy Statement/Prospectus is mailed to the JMS Shareholders and the P&G Shareholders and at the time of the JMS Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     SECTION 4.05 Capitalization of P&G and Newco.

     (a) The authorized capital stock of P&G consists solely of 5,800 million shares of capital stock, without par value, of which 600 million are classified and designated as Series A Preferred Stock and 200 million are classified as Series B Preferred Stock and of which 5,000 million shares are classified and designated as common shares ("P&G Common Stock"). As of August 31, 2001, there were 53,751,192 shares of Series A Preferred Stock, 36,464,839 shares of Series B Preferred Stock and 1,296,878,428 shares of P&G Common Stock issued and outstanding and 103,404,387 shares of P&G Common Stock were reserved for issuance upon the exercise of outstanding options (the "P&G Options") for P&G Common Stock. All issued and outstanding shares of P&G Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. As of the date of this Agreement and except for shares issuable pursuant to the P&G Options and shares issuable upon conversion of the Series A Preferred Stock and the Series B Preferred Stock, there are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to P&G Common Stock or any capital stock equivalent or other nominal interest in P&G or any of its Subsidiaries which relate to P&G ("P&G Equity Interests") pursuant to which P&G or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for any P&G Equity Interests. Except as set forth on Schedule 4.05(a), there are no agreements, commitments or contracts to which P&G is a party relating to the issuance, sale, transfer or voting of any equity securities or other securities of P&G.

     (b) At the Closing, there will be a number of common shares, without par value, of Newco ("Newco Common Stock") issued and outstanding equal to the number of shares of P&G Common Stock outstanding. At the Closing, all issued and outstanding shares of Newco Common Stock will have been duly authorized and validly issued and fully paid and non-assessable. At the Closing, and except for
(i) shares issuable pursuant to this Agreement and the Ancillary Agreements, there will be no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Newco Common Stock or any capital stock equivalent or other nominal interest in Newco which relate to Newco ("Newco Equity Interests") pursuant to which Newco is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for any Newco Equity Interests. At the Closing, there will be no outstanding obligations of Newco to repurchase, redeem or otherwise acquire any outstanding securities of Newco Equity Interests. Except pursuant to this Agreement and the Ancillary Agreements, at the Closing, there will be no agreements, commitments or contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of Newco.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF JMS

     JMS hereby represents and warrants to P&G as follows:

     SECTION 5.01 Due Organization, Good Standing and Corporate Power.

     (a) JMS is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     (b) Each of JMS' Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (except as would not have a JMS Material Adverse Effect), and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     (c) Each of JMS and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect.

     SECTION 5.02 Authorization and Validity of Agreement. JMS has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder or thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements by JMS, and the consummation by JMS of the Transactions, have been duly authorized and unanimously approved by its board of directors and, except for the JMS Shareholder Approval, no other corporate action on the part of JMS is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the Transactions. This Agreement and the Ancillary Agreements have been duly executed and delivered by JMS and to the extent that it is a party thereto each is a valid and binding obligation of JMS enforceable against JMS in accordance with their terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting the enforcement of creditors' rights generally and by general equitable principles.

     SECTION 5.03 Capitalization. The authorized capital stock of JMS consists of 70,000,000 shares of common stock, no par value (the "JMS Common Stock") and 3,000,000 shares of serial preferred stock, no par value ("JMS Preferred Stock") of which 700,000 shares have been designated as "Series A Junior Participating Preferred Shares" (hereinafter referred to as "JMS Series A Preferred Stock"). As of October 9, 2001, there were 24,404,754 shares of JMS Common Stock issued and outstanding, 2,287,877 shares were reserved for issuance upon the exercise of outstanding options (the "JMS Options") for JMS Common Stock, and between such date and the date hereof, JMS has not issued shares of JMS Common Stock other than pursuant to the exercise of such options to purchase shares of JMS Common Stock. All issued and outstanding shares of JMS Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. One right to purchase one-hundredth of a share of JMS Series A Preferred Stock (each, a "JMS Right"), issued pursuant to the Amended and Restated Rights Agreement dated as of August 28, 2000 between JMS and Computershare Investor Services, LLC (the "JMS Rights Agreement"), is associated with and attached to each outstanding share of JMS Common Stock. As of the date of this Agreement, and except for shares of JMS Common Stock issuable pursuant to the JMS Rights Agreement and the JMS Options, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to JMS Common Stock or any capital stock equivalent or other nominal interest in JMS or any of its Subsidiaries which relate to JMS (collectively, "JMS Equity Interests") pursuant to which JMS or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any JMS Equity Interests. There are no outstanding obligations of JMS to repurchase, redeem or otherwise acquire any outstanding securities of JMS Equity Interests.

     SECTION 5.04 Consents and Approvals; No Violations. Assuming (a) the filings required under the HSR Act are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the applicable requirements of the Securities Act and the Exchange Act are met, (c) the requirements under any applicable state securities or blue sky laws are met, (d) the requirements of the NYSE in respect of the listing of the shares of JMS Common Stock to be issued hereunder are met, (e) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the Ohio Corporation Law, are made, and (f) the JMS Shareholder Approval is obtained, the execution and delivery of this Agreement and the Ancillary Agreements by JMS and the consummation by JMS of the Transactions do not and will not: (i) violate or conflict with any provision of its articles of incorporation or code regulations or the comparable governing documents of JMS or any of JMS's Subsidiaries; (ii) violate or conflict with any Law or Order of any Governmental Entity applicable to JMS or any of JMS's Subsidiaries or by which any of their respective properties or assets may be bound; (iii) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Entity; or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Encumbrance upon any of the properties or assets of JMS or any of its Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which JMS or any of JMS's Subsidiaries is a party, or by which JMS or any of JMS's Subsidiaries or by which any of their respective properties or assets may be bound, excluding from the foregoing clauses, conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Encumbrances which would not have or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect.

     SECTION 5.05 JMS SEC Filings; Financial Statements.

     (a) JMS has timely filed, or will after the date of this Agreement, timely file, all registration statements, prospectuses, forms, reports and documents and related exhibits required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since December 31, 1998 (collectively, including all SEC filings filed after the date of this Agreement and prior to the Closing, the "JMS SEC Filings"). The JMS SEC Filings (i) were prepared or will after the date of this Agreement be prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed and will not when filed after the date of this Agreement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of JMS is subject to the periodic reporting requirements of the Exchange Act.

     (b) Each of the consolidated financial statements of JMS (including, in each case, any notes thereto) contained in the JMS SEC Filings was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q under the Exchange Act and to normal and recurring adjustment) and each presented fairly in all material respects the consolidated financial position of JMS and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring adjustments, which are not material). The books and records of JMS and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

     SECTION 5.06 No Undisclosed Liabilities. Except as and to the extent set forth on the consolidated balance sheet of JMS as of April 30, 2001 included in JMS's Form 10-K for the year ended April 30, 2001 (the "JMS Balance Sheet"), including the notes thereto, neither JMS nor any of its Subsidiaries have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred since April 30, 2001 in the ordinary course of business that would not have or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect.

     SECTION 5.07 Information to be Supplied. The Merger Registration Statement and the other documents required to be filed by JMS with the SEC in connection with the Transactions will comply as to form, in all material respects, with the requirements of the Exchange Act and the Securities Act, as the case may be, and will not, on the date of their filing or, in the case of the Merger Registration Statement, at the time it becomes effective under the Securities Act, or on the dates the Proxy Statement/Prospectus is mailed to the JMS Shareholders and the P&G Shareholders and at the time of the JMS Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that JMS makes no representation or warranty with respect to statements made or incorporated by reference in the Merger Registration Statement based on information supplied by P&G expressly for inclusion or incorporation by reference therein.

     SECTION 5.08 Absence of Certain Events. Except as required or expressly permitted by this Agreement, since April 30, 2001, JMS and its Subsidiaries have operated their respective businesses only in the ordinary course of business and there has not occurred any event, occurrence or condition which would have or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect.

     SECTION 5.09 Litigation. Except as disclosed in JMS's Form 10-K for the year ended April 30, 2001, there are no investigations, actions, suits, proceedings or claims pending against JMS or any of its Subsidiaries or, to the Knowledge of JMS, threatened against JMS or any of its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any Governmental Entity or any arbitrator or arbitration tribunal, that has had or would reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect, and, to the Knowledge of JMS, no development has occurred with respect to any pending or threatened Action that has had or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect. Neither JMS nor any of its Subsidiaries are subject to any Order that has had or would reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect.

     SECTION 5.10 Voting Requirements; Approval; Board Approval.

     (a) The affirmative vote of the holders of at least two-thirds of votes entitled to be cast by the holders of the outstanding shares of JMS Common Stock is the only vote of any class or series of JMS's capital stock necessary to approve this Agreement, the Ancillary Agreements, the Merger and the Transactions (the "JMS Shareholder Approval").

     (b) The board of directors of JMS has, at a meeting duly called and held, by unanimous vote, (i) determined that the Merger is advisable and in the best interest of JMS and the JMS Shareholders, (ii) approved this Agreement, the Ancillary Agreements, the Merger and the Transactions and (iii) resolved to recommend (the "JMS Board Recommendation") that the JMS Shareholders approve and adopt this Agreement, the Ancillary Agreements, the Merger and the Transactions.

     SECTION 5.11 Title to Properties; Encumbrances. Each of JMS and its Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets except where the failure to have such good, valid and marketable title would not have or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect, in each case subject to no Encumbrances, except for (a) Encumbrances reflected in the JMS Balance Sheet,
(b) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by JMS or any of its Subsidiaries, (c) Encumbrances for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created and (d) Encumbrances which would not have or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect.

     SECTION 5.12 Compliance with Law.

     (a) Each of JMS and its Subsidiaries is in compliance with all applicable Law and Orders except where the failure to so comply would not have or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect.

     (b) Each of JMS and its Subsidiaries hold, to the extent legally required, all Permits that are required for its operation as now conducted, except where the failure to hold any such Permit would not have or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect, and there has not occurred any default under any such Permit, except to the extent that such default would not have or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect.

     SECTION 5.13 Insurance. JMS and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in business similar to that of JMS.

     SECTION 5.14 Employees and Employee Benefits.

     (a) JMS has provided P&G access to (i) all bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option, incentive, severance or change-in-control plans or other similar contracts, (ii) all employment contracts, (iii) all medical, dental, disability, health and life insurance plans or other contracts, and (iv) all other employee benefit and fringe benefit plans or other contracts, in the case of each of (i) through (iv) maintained or contributed to by JMS or any of its Subsidiaries for the benefit of any of their employees or the beneficiaries of any of the foregoing, or pursuant to which JMS or any of its Subsidiaries may have any liability (collectively, the "JMS Compensation and Benefit Plans") (but disregarding, for purposes of scheduling and the first sentence of Section 5.14(b) hereof only, any JMS Compensation and Benefit Plan that is not material).

     (b) JMS has provided P&G access to true and correct copies of all JMS Compensation and Benefit Plans, including all amendments thereto, and, with respect to each of the JMS Compensation and Benefit Plans, as applicable, the trust documents, determination, opinion and notification letters issued by the IRS, most recent annual valuation reports, summary plan descriptions, employee booklets, most recent nondiscrimination tests, most recent annual reports (Form
5500), COBRA forms and notices, correspondence or inquiries by the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation, written contracts, including administrative service agreements, group annuity contracts and group insurance contracts, and employee communications.

     (c) Except as would not have or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect, each JMS Compensation and Benefit Plan has been and is being administered in accordance with the terms thereof and all applicable Law. Each JMS Compensation and Benefit Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (each such plan, a "JMS Pension Plan") and is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS, and JMS is not aware of any circumstances which could result in the revocation or denial of any such favorable determination letter.

     SECTION 5.15 Regulatory Matters.

     (a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect, to the Knowledge of JMS, there are no facts:

          (i) which would furnish a substantial basis for the recall, withdrawal or suspension of any products of JMS or its Subsidiaries by the FDA or any other competent Governmental Entity;

          (ii) which would otherwise reasonably be expected to cause JMS or its Subsidiaries to withdraw, recall or suspend any products of JMS or its Subsidiaries from the market or to change the marketing classification of any products of JMS or its Subsidiaries or to terminate or suspend testing of any products of JMS or its Subsidiaries.

     (b) There are no:

          (i) products which have been recalled by JMS or its Subsidiaries (whether voluntarily or otherwise) at any time during the past year; and

          (ii) proceedings (whether completed or pending) at any time during the past year seeking the recall, suspension or seizure of any products of JMS or its Subsidiaries.

     SECTION 5.16 JMS Rights Agreement. None of the execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the Transactions, will cause (i) the JMS Rights to become exercisable under the JMS Rights Agreement, (ii) P&G or any of its Subsidiaries or, based on publicly available information, shareholders to be deemed an "Acquiring Person" (as defined in the JMS

Rights Agreement), (iii) any "Triggering Event" (as defined in the JMS Rights Agreement) or (iv) the "Share Acquisition Date" or the "Distribution Date" (each as defined in the JMS Rights Agreement) to occur upon any such event. JMS has made available to P&G a true and complete copy of the JMS Rights Agreement, as amended to date.

     SECTION 5.17 Broker's or Finder's Fee. Except for Rhone Group LLC and William Blair & Co. LLC, no agent, broker, Person or firm acting on behalf of JMS is, or will be, entitled to any investment banking or broker's or finder's fee for which JMS or any of its Affiliates could have any liabilities in connection with this Agreement or any of the Transactions.

     SECTION 5.18 Tax Treatment. None of JMS or any of its Subsidiaries have taken or have failed to take any action, or are aware of any facts or circumstances, that would prevent the Merger from constituting a tax-free reorganization within the meaning of Section 368(a) of the Code.

     SECTION 5.19 Intellectual Property. JMS and its Subsidiaries own, or have the right to use without infringing or violating the rights of any third parties, except where such infringement or violation would not have, or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect: (i) each trademark, trade name, brand name, service mark or other trade designation used, owned or licensed by or to JMS or any of its Subsidiaries, each patent, copyright and similar intellectual property owned or licensed to or by JMS and each license, royalty, assignment or other similar agreement and each registration and application relating to the foregoing that is material to the conduct of the business of JMS and its Subsidiaries taken as a whole; and (ii) each agreement relating to technology, know-how or processes that JMS or its Subsidiaries is licensed or authorized to use, or which it licenses or authorizes others to use, that is material to the conduct of the business of JMS and its Subsidiaries taken as a whole (collectively, the "JMS Intellectual Property"). No consent of third parties will be required for the use of the JMS Intellectual Property after the Effective Time, except where the failure to obtain such consent would not have or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect. No claim has been asserted by any Person against JMS or any of its Subsidiaries regarding the ownership of or the right to use any JMS Intellectual Property or challenging the rights of JMS or any of its Subsidiaries with respect to any of the JMS Intellectual Property which would have or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect.

                                   ARTICLE VI

                                   COVENANTS

     SECTION 6.01 Conduct of Jif/Crisco Business Pending the Effective Time.

     (a) P&G agrees that, between the date of this Agreement and the Effective Time, P&G and each of its Subsidiaries shall conduct the Jif/Crisco Business in all material respects only according to the ordinary and usual course of business consistent with past practice, and shall use their reasonable best efforts to keep available the services of its Employees, maintain satisfactory relationships with licensors, suppliers, distributors, clients, joint venture partners and others having significant business relationships with the Jif/Crisco Business in the ordinary course, including, without limitation, managing inventory levels consistent with past practice;

     (b) P&G agrees that, between the date of this Agreement and the Effective Time, P&G and each of its Subsidiaries shall use their reasonable best efforts to (i) cause the Merger to qualify as a reorganization under the provisions of
Section 368(a) of the Code and (ii) not take, and prevent any Affiliate from taking, any actions that could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code; and

     (c) Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, P&G shall not, without the prior written consent of JMS (which consent in the case of clause (i) and (ii) below and in the case of clause (v) insofar as it relates to clauses (i) and (ii), will not be unreasonably withheld or delayed), nor will it permit any of its Subsidiaries to:

          (i) sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the sale, pledge, disposition, grant, transfer, lease, guarantee or encumbrance of, other than (x) in the ordinary course of business and consistent with past practice and (y) otherwise not in excess of $1,000,000 individually, any property or assets of P&G or any of its Subsidiaries that will be assumed by Newco pursuant to the Contribution Agreement;

          (ii) (A) other than (x) in the ordinary course of business in a manner consistent with past practice and (y) otherwise not in excess of $1,000,000 individually, acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets that will be assumed by Newco pursuant to the Contribution Agreement; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person if such liabilities will be assumed by Newco pursuant to the Contribution Agreement, or (c) enter into media buy commitments for the Jif/Crisco Business through March 2002 in excess of the budget therefor disclosed to JMS prior to the date of this Agreement;

          (iii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions set forth in
     Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;

          (iv) at any time after the Record Date and prior to the Closing issue or authorize the issuance of any shares of its capital stock (other than in connection with the exercise of currently outstanding stock options for P&G Common Stock) or any other securities exercisable or exchangeable for or convertible into shares of its capital stock, or repurchase, redeem, purchase or otherwise acquire for value any shares of its capital stock or any other securities exercisable or exchangeable for or convertible into shares of capital stock or reclassify combine, split or subdivide, directly or indirectly, any of its capital stock; or

          (v) agree, in writing or otherwise, to take any of the foregoing actions.

     SECTION 6.02 Conduct of JMS Pending the Effective Time.

     (a) Except as contemplated by this Agreement or any Ancillary Agreement, JMS agrees that, between the date of this Agreement and the Effective Time, JMS and each of its Subsidiaries shall conduct their respective operations in all material respects only according to the ordinary and usual course of business consistent with past practice.

     (b) JMS agrees that, between the date of this Agreement and the Effective Time, JMS and each of its Subsidiaries shall use their reasonable best efforts to (i) cause the Merger to qualify as a reorganization under the provisions of
Section 368(a) of the Code and (ii) not take, and prevent any Affiliate from taking, any actions that could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

     (c) Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, before the Effective Time, JMS shall not, without the prior written consent of P&G (which consent will, in the case of clause (ii) and (v) below and in the case of clause (vii) insofar as it relates to clauses (ii) and (v), not be unreasonably withheld or delayed), nor will it permit any of its Subsidiaries to:

          (i) amend or otherwise change its certificate of incorporation or bylaws of equivalent organization documents;

          (ii) sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the sale, pledge, disposition, grant, transfer, lease, guarantee or encumbrance of, other than (x) in the ordinary course of business and consistent with past practice, (y) otherwise not in excess of $50,000,000 in the aggregate after the date of this Agreement or (z) previously disclosed to P&G in writing, any property or assets of JMS or any of its Subsidiaries;

          (iii) declare, set aside, make or pay any dividends or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than (i) regular quarterly cash dividends at a rate not in excess of $0.60 per share of JMS Common Stock declared and paid in the ordinary course and consistent with past practice and (ii) dividends payable by a wholly-owned Subsidiary of JMS to JMS or another wholly-owned Subsidiary), or enter any agreement with respect to the voting of its capital stock, issue or authorize the issuance of any shares of its capital stock (other than in connection with the exercise of currently outstanding stock options for JMS Common Stock) or any other securities exercisable or exchangeable for or convertible into shares of its capital stock, or repurchase, redeem, purchase or otherwise acquire for value any shares of its capital stock or any other securities exercisable or exchangeable for or convertible into shares of its capital stock;

          (iv) reclassify, combine, split or subdivide, directly or indirectly, any of its capital stock;

          (v) (A) other than (x) in the ordinary course of business in a manner consistent with past practice, (y) otherwise not in excess of $50,000,000 in the aggregate after the date of this Agreement or (z) previously disclosed to P&G in writing, acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money, except for (1) indebtedness for borrowed money incurred in the ordinary course of business or in connection with transactions otherwise permitted by this Agreement or any Ancillary Agreement, (2) indebtedness incurred to refinance any existing indebtedness or (3) other indebtedness for borrowed money under existing credit facilities;

          (vi) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions set forth in
     Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law; or

          (vii) agree, in writing or otherwise, to take any of the foregoing actions.

     SECTION 6.03 Efforts to Close; Antitrust Clearance.

     (a) P&G and JMS will use their reasonable best efforts to cause all of the conditions, as specified in Article VII of this Agreement, to the obligations of the other to consummate the Transactions to be met as soon as practicable after the date of this Agreement.

     (b) P&G and JMS will comply fully with all applicable notification, reporting and other requirements. P&G and JMS, within ten (10) Business Days after the date of this Agreement, will file the required notifications with the appropriate Governmental Entities pursuant to and in compliance with the respective Antitrust Laws. P&G and JMS will as soon as practicable file any additional information reasonably requested by any Governmental Entity.

     (c) P&G and JMS will each use its reasonable best efforts to obtain, as soon as practicable, the Authorizations that may be or become necessary for the performance of its obligations under this Agreement, the Ancillary Agreements and the consummation of the Transactions and will cooperate fully with each other in promptly seeking to obtain such Authorizations.

     (d) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.03, each of P&G and JMS shall use its reasonable best efforts to resolve such objections if any, as may be asserted with respect to the transactions contemplated hereby under any Antitrust Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of P&G and JMS shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transaction contemplated by this Agreement, including, without limitation, vigorously defending in litigation on the merits any claim asserted in any court by any party through a final and nonappealable judgment.

     (e) If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted by any Governmental Entity or any other Person challenging any of the transactions contemplated hereby as violative of any Antitrust Law, each of P&G and JMS shall use its reasonable best efforts to resolve such objections or challenge as such Governmental Entity or other Person may have to such transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of P&G and JMS (and to the extent required by any Governmental Entity, its respective Subsidiaries and Affiliates over which it exercises control) shall be required to pursue a resolution with any Governmental Entity and if acceptable to any Governmental Entity, enter into a settlement, undertaking, consent decree, stipulation or other agreement with such Governmental Entity regarding antitrust matters in connection with the transactions contemplated by this Agreement (each a "Settlement"). Notwithstanding anything else contained in this Agreement, neither P&G nor JMS shall be required to enter into any Settlement that requires P&G or JMS to sell or otherwise dispose of the Jif/Crisco Assets (as defined in the Contribution Agreement) or any assets of JMS and its Subsidiaries (any such action, a "Divestiture") if such Divestiture would have a material adverse effect on the pro forma combined business of Newco (after the Contribution) and JMS.

     SECTION 6.04 Confidentiality.

     (a) The parties acknowledge that in connection with the Transactions, the parties have disclosed to each other technical and business information which the parties consider proprietary and confidential. This information may include, by way of example and without limitation, new products, commercial plans, financial projections, technical or non-technical data, financial data, know-how, formulae, processes, patterns, strategies, compilations, programs, devices, methods, techniques, drawings, designs, sketches, photographs, plans, specifications, samples, reports, pricing information, lists of actual or potential customers and suppliers, studies, findings, inventions, ideas, and trade secrets. Such information is herein referred to as the "Information." The parties agree that, after the Effective Time, Information relating to the Jif/Crisco Business shall be Information of the Surviving Corporation and P&G shall be deemed to be the Receiving Party of such Information for purposes of
Section 6.04(b).

     (b) Each party receiving Information (the "Receiving Party") recognizes and acknowledges (i) that Information of the other party may be commercially valuable proprietary products of such party, the design and development of which may have involved the expenditure of substantial amounts of money and the use of skilled development experts over a long period of time and which afford such party a commercial advantage over its competitors; (ii) that the loss of this competitive advantage due to unauthorized disclosure or use of Information of such party may cause great injury and harm to such party; and (iii) that the restrictions imposed upon the parties under this Section 6.04 are necessary to protect the secrecy of Information and to prevent the occurrence of such injury and harm. The parties agree that:

          (i) disclosure of Information will be received and held in confidence by the Receiving Party and that such Receiving Party will not, without the prior written consent of the party from whom such Information was obtained (the "Disclosing Party"), disclose, divulge or permit any unauthorized person to obtain any Information disclosed by the Disclosing Party (whether or not such Information is in written or tangible form);

          (ii) the Receiving Party will take such steps as may be reasonably necessary to prevent the disclosure of Information to others; and

          (iii) the Receiving Party will use the Information only in connection with the Transactions unless otherwise authorized in writing by the Disclosing Party.

     (c) The commitments set forth above shall not extend to any portion of
Information:

          (i) which is already known to the Receiving Party, or is information generally available to the public; or

          (ii) which, hereafter, through no act on the part of the Receiving Party becomes generally available to the public; or

          (iii) which corresponds in substance to a disclosure furnished to the Receiving Party by any third party having a bona fide right to do so and not having any confidential obligation, direct or indirect, to the Disclosing Party with respect to the same; or

          (iv) which is required to be disclosed by Law, provided that the Receiving Party provides reasonable prior written notice of such required disclosure to the Disclosing Party.

     The commitments set forth in this Section 6.04 shall promptly and automatically terminate in their entirety upon the lapse of a period of three
(3) years from the Closing Date.

     SECTION 6.05 Cooperation in Litigation. For a period of three (3) years after the Effective Time, P&G and JMS will, in the defense of any third-party Action relating to the Jif/Crisco Business, make available during normal business hours, but without unreasonably disrupting their respective businesses, all personnel and records of the Jif/Crisco Business reasonably necessary to permit the effective defense or investigation of such Action. If information other than that pertaining to the Jif/Crisco Business is contained in such records, P&G and JMS will either agree that such information may be omitted or redacted by the producing party, or will enter into appropriate secrecy commitments to protect such information.

     SECTION 6.06 Cooperation in Tax Matters.

     (a) Following the Effective Time, neither JMS nor its Affiliates (including the Surviving Corporation) shall take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which action or failure to act could (i) cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code, or (ii) cause (x) gain or loss to be recognized by the P&G Shareholders in the Spin Off, or (y) gain or loss to be recognized by P&G in the Spin Off.

     (b) P&G and JMS will make available to each other during normal business hours, but without unreasonably disrupting their respective businesses, all personnel and records of the Jif/Crisco Business reasonably necessary in connection with the filing of any Tax Return, amended return or claim for refund; determining a liability for Taxes or a right to refund for Taxes; or in conducting an audit or other proceeding in respect of Taxes.

     (c) P&G and JMS will each use its reasonable best efforts to enable P&G to prepare and submit, as promptly as practicable after the date hereof, such submissions as are reasonably necessary to obtain the letter ruling referred to in Section 7.03(d). P&G and JMS will cooperate in good faith with each other in making such submissions, including by allowing each other to receive and comment upon all such materials. The parties further agree that the parties will further seek a letter ruling to the effect that (i) any Surviving Corporation Common Stock acquired by employees or directors of Surviving Corporation after the Merger in connection with the performance of services for Surviving Corporation in a transaction to which Section 83 of the Code applies, including without limitation pursuant to the exercise of stock options, whether granted before or after the Merger, and that is not excessive by reference to the services performed, will not be treated for purposes of Section 355(e) as acquired as part of plan or series of related transactions that includes the Spin Off; (ii) fractional shares of Surviving Corporation Common Stock sold by the Exchange Agent pursuant to Section 3.02(e) will be treated for purposes of applying

Section 355(e) as received by the Newco Shareholders and then disposed of in transactions which qualify under Safe Harbor V of Reg. 1.355-7T(e) or which otherwise are not treated for purposes of Section 355(e) as part of a plan or series of related transactions that includes the Spin Off; and (iii) for purposes of applying Section 355(e) all shares of Surviving Corporation Common Stock received by the ESOP in the Merger which are unallocated shares, will be taken into account in determining the percentage of Surviving Corporation Common stock (as successor the Newco) described in Section 355(e)(3)(A)(ii) and (iii) and the subsequent disposition by the ESOP of such stock will be treated as pursuant to transactions that qualify under Safe Harbor V of Reg. 1.355-7T(e) or which otherwise are not treated for purposes of Section 355(e) as part of a plan or series of related transactions that includes the Spin Off. The rulings described in clauses (i) through (iii) above are collectively referred to as "Supplemental Rulings."

     SECTION 6.07 Cooperation of Third Parties. Where the cooperation of third parties such as insurers or trustees would be necessary in order for a party hereto to completely fulfill its obligations under this Agreement and the Ancillary Agreements, such party will use its reasonable best efforts to cause such third parties to provide such cooperation.

     SECTION 6.08 Additional Documents. From time to time after the Effective Time, P&G and JMS will, and will cause their officers, attorneys, accountants and other respective representatives and Affiliates to, execute and deliver, without further consideration, such documents as any of them may reasonably request, in such form as may be appropriate, if necessary or advisable in connection with the consummation of the Transactions.

     SECTION 6.09 Access. From the date hereof to the Effective Time, each of P&G and JMS shall allow all designated officers, attorneys, accountants and other representatives of P&G or JMS, as the case may be, access at reasonable times upon reasonable notice and in a manner as will not adversely impact the conduct of the business of either party or the Jif/Crisco Business to the personnel, records files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Jif/Crisco Business and JMS and its Subsidiaries, as the case may be, including inspection of such properties; provided that no investigation pursuant to this Section 6.09 shall affect any representation or warranty given by any party hereunder, and provided further that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, no party shall be required to provide any information which it reasonably believes it may not provide to the other party by reason of applicable Law, which such party reasonably believes constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of Contracts with third parties. The parties hereto will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each of P&G and JMS agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section
6.09 for any purpose unrelated to the consummation of the Transactions All information provided by a party to the other party hereunder shall be subject to the confidentiality provisions of Section 6.04.

     SECTION 6.10 Public Announcements. P&G and JMS will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the Transactions and neither of them shall issue any such press release or make any such public statement without the prior approval of the other, except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange.

     SECTION 6.11 Transferring Employees.

     (a) Continued Employment. JMS shall offer continued employment, effective from the Closing, to the Employees, as soon as reasonably practicable after the date of this Agreement upon the terms and conditions as set forth in this
Section 6.11. JMS will provide P&G with a copy of its offer of employment to the Employees Following the Effective Time, any such person who accepts such offer prior to the Effective Time (each, a "Newco Employee") shall continue in the employment of the Surviving

Corporation. Subject to paragraph (f) hereof, and clauses (i) and (iii) of this sentence below, the terms and conditions of such continued employment shall be the same in all material respects to the terms and conditions as in effect immediately prior to the Effective Time, including but not limited to the following:

          (i) the same salary, shift premiums, and overtime pay as provided to the Employee immediately prior to the Effective Time;

          (ii) a pension, savings and/or other benefit plan which provides a 3% aggregate increase for the Newco Employees over amounts currently contributed by JMS to similar JMS plans, but otherwise the terms of such plans shall be the same as the JMS pension, savings, and benefit plans in effect on the Closing Date;

          (iii) compensation plans and insurance plans which provide for (a) short term disability coverage for all Newco Employees upon the terms set forth in the JMS salaried short term disability plan as in effect on the date hereof, (b) life insurance for each Newco Employee in an amount equal to one years' salary, (c) vacation accrual as provided for under the JMS vacation policy; provided, however, that no Newco Employee will be entitled to a lower vacation accrual than he or she is entitled to under the P&G plan as in effect on the date hereof, and (d) all other compensation and insurance benefits which are provided to employees of JMS and its Subsidiaries on the Closing Date.

Notwithstanding the foregoing, JMS acknowledges its obligations to comply with Laws regarding any changes in benefits to which the Employees who are covered by the collective bargaining agreement for the Ivorydale facility were entitled prior to the Closing Date.

JMS agrees to cause the terms and conditions of employment of any Newco Employee not to be changed in a manner that is unfavorable to such Newco Employee (including but not limited to termination or layoff, other than termination for cause and company wide terminations due to reductions in demand affecting the business of the Surviving Corporation) for at least one year after the Effective Time.

     (b) Cessation of Participation in P&G Plans. As of the Effective Time, neither the Surviving Corporation nor any Newco Employees shall continue to participate in, be a member of or have any rights under any employee benefit plan or arrangement of P&G or any of its Affiliates (except rights that Surviving Corporation and Newco Employees may have under any such plan or arrangement relating to participation therein prior to the Effective Time), and P&G and the Surviving Corporation shall take, or cause to be taken, all such action as may be necessary to effect the cessation of participation of the Surviving Corporation and Newco Employees as of the Effective Time.

     (c) Transition Incentive Payments. JMS may, in its discretion, cause the Surviving Corporation to offer one or more non-exempt Newco Employees a transition payment to facilitate the transition of non-exempt Newco Employees to JMS.

     (d) Employee Transition. P&G and JMS will use reasonable best efforts to cause the Employees to maintain their employment in the Jif/Crisco Business. P&G or any of its Affiliates will, however, have no liability nor make any representation or warranty on the employment decisions of the Employees whatsoever. JMS, P&G and Newco shall cooperate with each other in facilitating the transition of Newco Employees from the plans, programs and arrangements of P&G and its Affiliates to the plans, programs and arrangements of JMS and its Affiliates, including but not limited to (i) meeting with the Employees at such times as shall be agreed in advance by P&G and JMS and (ii) distributing to the Employees such forms and other documents relating thereto as JMS shall reasonably request. To the extent permitted by Law, P&G will make available to JMS all information regarding the Employees in its possession as may be reasonably requested to assist JMS in such transition. Where provisions in this Agreement would require the cooperation of third parties such as insurers or trustees, JMS and P&G agree to take reasonable best efforts to cause such third parties to cooperate with JMS.

     (e) Certain Employee Liabilities. JMS and P&G acknowledge that (i) P&G and its Affiliates shall be responsible for all liabilities and obligations relating to the Newco Employees and their dependents that arise or are incurred on or before the day on which the Effective Time occurs, whether or not reported as of the Effective Time, and (ii) JMS and its Affiliates shall be responsible for all liabilities and obligations relating to the Newco Employees and their dependents that arise or are incurred after the day on which the Effective Time occurs. For purposes of medical, dental, health and life insurance benefits, a liability or obligation shall be deemed to have arisen or to have been incurred upon the incurrence by a Newco Employee or dependent of a qualified expense for which reimbursement or payment is sought. As soon as practicable following the first anniversary of the Closing Date, P&G shall reimburse JMS for the costs and expense incurred by JMS, if any, relating to any Newco Employee who is on disability or other leave of absence and who is deemed not to have been an Employee pursuant to this Agreement.

     (f) Credit for Seniority. JMS will cause to be extended to each Newco Employee full credit for the entire period of continuous service preceding the Effective Time rendered to P&G and Newco as if such service had occurred with JMS, for purposes of eligibility to participate and vesting under any of JMS's and its Affiliates' benefit plans, pension, retirement and/or profit sharing plans, insurance and vacation; provided, however, that this sentence shall not apply to eligibility for equity-based compensation, and JMS shall, for this purpose, be permitted to consider Newco Employees newly hired. JMS will further cause to be extended full credit for service preceding the Effective Time rendered to P&G and Newco by a Newco Employee (i) whose employment is terminated by JMS at any time after the Effective Time for purposes of determining the severance or other termination pay due to such terminated Newco Employee under the applicable severance or termination plan or policy of JMS, if any, and (ii) as to early retirement subsidies and the entitlement to higher levels of benefits (such as matching combinations under a 401(k) plan, credits under a cash balance plan and other similar benefits) in respect of service following the Effective Time under any JMS pension and/or profit sharing plan, if any.

     SECTION 6.12 Restrictions on Solicitation and Hiring.

     (a) Notwithstanding any other provision of this Agreement or the Confidentiality Agreement, and except as P&G and JMS agree otherwise in writing, JMS agrees that it will not (and JMS will cause its Affiliates not to), for a period of two (2) years from the date of this Agreement, hire, or enter into any form of consulting arrangement or agreement with, any employee, other than Newco Employees, employed by P&G in P&G's Food and Beverage business as of the Effective Time, or any other employee of P&G whom JMS came into contact with as a result of the Transactions, nor will JMS (and JMS will cause its Affiliates not to) solicit (other than by means of general advertisement not directed to such employees) or otherwise induce any such employees of P&G to enter into any type of employment or consulting arrangement or agreement that would be prohibited by this Section 6.12(a). JMS acknowledges that (i) this provision is reasonable, (ii) P&G would not enter into this Agreement without JMS agreeing to and complying with this Section 6.12(a), (iii) P&G would suffer irreparable harm upon JMS's violation of this provision and (iv) P&G shall be entitled to obtain a temporary restraining order and/or injunction upon JMS's breach of this provision.

     (b) Notwithstanding any other provision of this Agreement or the Confidentiality Agreement, and except as P&G and JMS agree otherwise in writing, P&G agrees that it will not (and P&G will cause its Affiliates not to), for a period of two (2) years from the date of this Agreement, hire, or enter into any form of consulting arrangement or agreement with, any employee employed by JMS as of the Effective Time, nor will P&G (and P&G will cause its Affiliates not to) solicit (other than by means of general advertisement not directed to such employees) or otherwise induce any such employees of JMS to enter into any type of employment or consulting arrangement or agreement that would be prohibited by this Section 6.12(b). P&G acknowledges that (i) this provision is reasonable,
(ii) JMS would not enter into this Agreement without P&G agreeing to and complying with this Section 6.12(b), (iii) JMS would suffer irreparable harm upon P&G's violation of this provision and (iv) JMS shall be entitled to obtain a temporary restraining order and/or injunction upon P&G's breach of this provision.

     Section 6.13 JMS Shareholder Meeting. JMS shall call and hold a meeting of the JMS Shareholders (the "JMS Shareholder Meeting") as promptly as practicable after the Merger Registration Statement shall have become effective for the purpose of obtaining the JMS Shareholder Approval.

     Section 6.14 Preparation of Proxy Statement/Prospectus; Registration Statement.

     (a) As promptly as practicable after the execution of this Agreement, (i) JMS shall prepare and file with the SEC the Proxy Statement/Prospectus relating to the JMS Shareholder Meeting to be held in connection with the Merger (the "Proxy Statement/Prospectus") and (ii) JMS shall prepare and file with the SEC the Merger Registration Statement in which the Proxy Statement/Prospectus shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Surviving Corporation Common Stock to be issued to the holders of Newco Common Stock pursuant to the Merger. Prior to filing the Proxy Statement/Prospectus and the Merger Registration Statement with the SEC, JMS will deliver to P&G for P&G's review and approval the Proxy Statement/Prospectus and the Merger Registration Statement (which approval will not be unreasonably withheld or delayed). JMS will use its reasonable best efforts to cause the Merger Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Merger Registration Statement, JMS shall take all or any Action required under any applicable federal or state securities laws in connection with the issuance of shares of JMS Common Stock in the Merger. JMS shall furnish all information concerning it and the holders of its capital stock as required in connection with such actions and the preparation of the Merger Registration Statement and the Proxy Statement/Prospectus. As promptly as practicable after the Merger Registration Statement shall have become effective, JMS shall mail the Proxy Statement/Prospectus to the JMS Shareholders and the P&G Shareholders. The Proxy Statement/Prospectus shall include the JMS Board Recommendation.

     (b) No amendment or supplement to the Proxy Statement/Prospectus or the Merger Registration Statement will be made by JMS without the consent of P&G (which consent shall not be unreasonably withheld or delayed). JMS will advise P&G, promptly after it receives notice thereof, of the time which the Merger Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Surviving Corporation Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Merger Registration Statement or comments thereon and responses thereon or requests by the SEC for additional information.

     (c) The information supplied by JMS for inclusion in the Merger Registration Statement and the Proxy Statement/Prospectus shall not, at (i) the time the Merger Registration Statement is declared effective, (ii) the time the Proxy Statement/Prospectus (or any amendment thereof of supplement thereto) is first mailed to the JMS Shareholders and the P&G Shareholders and (iii) the time of the JMS Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time, any event or circumstances relating to JMS or any of its Subsidiaries, or their respective officers or directors, should be discovered by JMS and such information should be set forth in the Merger Registration Statement or the Proxy Statement/Prospectus, JMS shall promptly inform P&G. All documents that JMS is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     (d) P&G will provide JMS with the information concerning the Jif/Crisco Business, including financial statements and other financial information, in the form required to be included in the Merger Registration Statement and the Proxy Statement/Prospectus (including by reason of any SEC comments thereto or subsequent requests thereon). Such information shall not, at (i) the time the Merger Registration Statement is declared effective, (ii) the time the Proxy Statement/Prospectus (or any amendment thereof of supplement thereto) is first mailed to the JMS Shareholders and the P&G Shareholders and (iii) the time of the JMS Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time, any event or circumstance relating to P&G or any of its Subsidiaries, or their respective officers or directors, should be discovered by P&G and such information should be set forth in the Merger Registration Statement or

Proxy Statement/Prospectus, P&G shall promptly inform JMS. All documents that P&G is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     SECTION 6.15 Board Recommendation. JMS's board of directors has made the JMS Board Recommendation and shall, as promptly as practicable, cause JMS to take all lawful action to solicit the JMS Shareholder Approval. Subject to
Section 6.16(d), neither the board of directors of JMS nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to P&G, the JMS Board Recommendation, except as may be required by Law.

     SECTION 6.16 No Solicitation.

     (a) JMS shall immediately cease and cause to be terminated and shall not continue any discussions or negotiations, if any, with any Person conducted before the date of this Agreement with respect to any Competing Transaction and, without limitation, shall promptly, following the execution of this Agreement, request the return of all confidential information provided by JMS to all Persons who have had such discussions or negotiations or who have entered into confidentiality agreements with JMS pertaining to a Competing Transaction.

     (b) JMS will not, and will cause its respective Affiliates and representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person (other than P&G and its representatives) relating to any transaction regarding (i) any merger, consolidation, share exchange, business combination or other similar transaction or series of transactions involving JMS, (ii) any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation or share exchange), in a single transaction or a series of related transactions, of any material portion (which, for greater certainty, shall be deemed to be anything in excess of 20% of book value) of the assets of JMS and its Subsidiaries, taken as a whole,
(iii) any tender offer, exchange offer or similar transaction or series of related transactions made by any Person or group of Persons, directly or indirectly, involving the acquisition or lock-up of, or any acquisition by any Person or group of Persons, directly or indirectly, of beneficial ownership of, or the formation of any group of Persons to acquire beneficial ownership of, that number of shares of JMS Common Stock which, when added to the number of shares of JMS Common Stock then beneficially owned, directly or indirectly, by such Person or group of Persons, is 10% or more of the then outstanding shares of JMS Common Stock, or (iv) any other substantially similar transaction or series of related transactions that would hinder or delay the consummation of, or otherwise defeat the purposes of, the Transactions (a "Competing Transaction").

     (c) JMS will promptly (and in any event within two calendar days) advise P&G in writing of the receipt of any inquiries or proposals relating to a Competing Transaction, including the identity of the Person submitting such inquiry or proposal and the terms thereof.

     (d) Nothing contained in this Section 6.16 will prevent the board of directors of JMS from taking, and disclosing to the JMS Shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any publicly announced unsolicited tender offer if, in its good faith judgment based on the opinion of outside legal counsel, failure to so disclose would be inconsistent with its obligations under applicable Law; provided, however, that the board of directors of JMS will not recommend that the JMS Shareholders tender their shares of JMS Common Stock in connection with any such tender offer unless (i) such tender offer is determined to be a Superior Proposal, (ii) after consultation with outside legal counsel, the board of directors of JMS concludes that failure to do so would constitute a breach of its fiduciary duties under applicable Law.

     SECTION 6.17 Notification of Certain Matters. Each of P&G and JMS shall give prompt written notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) any Action commenced or threatened in writing against, relating to or involving or otherwise affecting it or any of its Subsidiaries that relate to the consummation of the Transactions, and (iii) any change that is reasonably likely to have, individually or in the aggregate, a Jif/Crisco Material Adverse Effect or reasonably likely to have, individually or in the aggregate, a JMS Material Adverse Effect, as the case may be.

     SECTION 6.18 NYSE Listing. JMS shall use its reasonable best efforts to cause the shares of Surviving Corporation Common Stock to be issued in connection with the Merger to be listed on the NYSE as of the Effective Time, subject to official notice of issuance.

     SECTION 6.19 Affiliates. At least ten days prior to the mailing of the Proxy Statement/Prospectus, (i) P&G shall deliver to JMS a letter identifying all persons who may be deemed to be Affiliates of Newco as of the date on which P&G, as sole shareholder of Newco, approves and adopts the Merger (the "Rule 145 Affiliates") and (ii) P&G shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities law and shall use reasonable best efforts to obtain from each person identified in such letter a written agreement in customary form and substance.

     SECTION 6.20 Ancillary Agreements. The parties hereto agree to execute, deliver and perform their respective obligations under each of the Ancillary Agreements at or prior to the Effective Time.

     SECTION 6.21 Consummation of the Spin Off. P&G will use its reasonable best efforts to consummate the Spin Off on the Closing Date.

     SECTION 6.22 Covenant Not to Compete. For a period of 24 months after the Closing Date, neither P&G nor any of its Affiliates shall, without the prior consent of JMS, engage in the Geography in the manufacturing, packaging, distributing and marketing of (i) peanut butter, peanut butter-based spreads for human consumption and/or (ii) shortening and/or oil products for human consumption (the "Restricted Business"), and provided, however, that the foregoing shall not restrict P&G or its Affiliates from making any acquisition of or investment in any business or Person (the "Target") if the annual net sales attributable to the Restricted Business for the Target's most recent fiscal year constitute less than 5% of the total net sales of the Target for such year provided, further, that if such net sales of the Restricted Business for the Target's most recent fiscal year exceed $25 million, P&G shall sell or otherwise dispose of the Restricted Business in a commercially reasonable manner after the consummation of the acquisition of the Target. The parties agree that the covenants included in this Section 6.22 are, taken as a whole, reasonable in their geographic and temporal coverage and no party shall raise any issue of geographic or temporal reasonableness in any proceeding to enforce such covenant. P&G acknowledges and agrees that in the event of a breach by P&G of the provisions of this Section 6.22, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, JMS may, in addition to any other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief or other relief in order to enforce or prevent any violation of the provisions hereof. Any purchaser or successor in interest to P&G's Olestra facility or the Culinary Sol Business shall not be bound by this Section
6.22 and P&G shall accordingly be released from any obligations relating thereto. Notwithstanding anything contained in this Section 6.22, the parties agree that the following shall not be violations of the covenants contained in this Section 6.22: (x) continuation of the Culinary Sol Business by P&G or any successor thereto; and (y) production and sale by P&G or any successor thereto of any products produced at P&G's Olestra facility other than packaged goods and oils substantially similar to the products produced by the Jif/Crisco Business.

     SECTION 6.23 Standstill. As of the date of this Agreement, except as previously disclosed to JMS in writing, none of P&G or any of its Subsidiaries beneficially owns any JMS Common Shares or any options or other rights to acquire any such securities (collectively, "Voting Securities"). For a period of three years from the date of this Agreement (the "Standstill Period"), except within the terms of a specific written request from JMS, P&G will not, and will cause its Subsidiaries not to, propose or publicly announce or otherwise disclose an intent to propose (i) any form of business combination, acquisition or other transaction relating to JMS, (ii) any form of restructuring, recapitalization or similar transaction with respect to JMS, (iii) any demand, request or proposal to amend, waive or terminate any provision of this Section 6.23, (iv) acquire, or offer, propose or agree to acquire, by purchase or otherwise, any Voting Securities, (v) make, or in any way participate in, any solicitation of proxies with respect to any such

Voting Securities (including by the execution of action by written consent), become a participant in any election contest with respect to JMS, seek to influence any Person with respect to any such Voting Securities or demand a copy of the list of JMS Shareholders or other books and records of JMS, (vi) participate in or encourage the formation of any partnership, syndicate or other group which owns or seeks or offers to acquire beneficial ownership of any such Voting Securities or which seeks to affect control of the other party or has the purpose of circumventing any provision of this Section 6.23, (vii) otherwise act, alone or in concert with others (including by providing financing for another Person), to seek or to offer to control or influence, in any manner, JMS' management, board of directors, or policies, (viii) make any proposal or other communication designed to compel another party to make a public announcement thereof in respect of any matter referred to in this Section 6.23.

     SECTION 6.24 Interim Financial Information. P&G shall, prior to the Closing, provide to JMS within a reasonable period after it closes its books for each monthly (or other) accounting period for the Jif/Crisco Business with unaudited profit and loss statements for such period, together with statements of inventory as of the end of such period. Such financial information shall be in the same format and prepared on the same basis as the comparable portions of the audited statements, except that such information may exclude footnotes and are subject to normal audit adjustment.

     SECTION 6.25 Indemnification.

     (a) Subject to the terms and conditions of this Agreement, each of P&G and JMS will indemnify and hold harmless the other from and against all claims, losses, liabilities, damages, costs and expenses (including without limitation reasonable fees and expenses of attorneys incurred in investigation or defense of any third-party Action, but excluding fees, costs and expenses of attorneys, accountants, consultants and other experts and witnesses incurred in the investigation or prosecution of any non-third-party Action) arising out of or related to a breach by such party of the representations and warranties made by the indemnifying party in Sections 4.04 and 5.07, respectively.

     (b) Promptly after receipt by the indemnified party of notice of any third-party Action in respect of which indemnity may be sought against the indemnifying party hereunder (for purposes of this Section 6.25, an "Assertion"), the indemnified party will notify the indemnifying party in writing of the Assertion, but the failure to so notify the indemnifying party will not relieve the indemnifying party of any liability it may have to the indemnified party, except to the extent the indemnifying party has suffered actual prejudice thereby. The indemnifying party will be entitled to participate in and, to the extent the indemnifying party elects by written notice to the indemnified party within thirty (30) days after receipt by the indemnifying party of notice of such Assertion, to assume the defense of such Assertion, at the indemnifying party's own expense, with counsel chosen by it which will be reasonably satisfactory to the indemnified party. With respect to any such Assertion, the indemnified party will promptly provide the indemnifying party with: (i) notice and copies of any documents served upon the indemnified party; and (ii) all reasonable cooperation which the indemnifying party deems necessary to defend such Assertion, including, without limitation, providing the indemnifying party and its outside attorneys access to any potentially-relevant documents, information, or individuals within the control of the indemnified party, other than any privileged documents. If business information of the indemnified party other than that pertaining to the Jif/Crisco Business is contained in such documents or information, the indemnifying party and the indemnified party will enter into appropriate secrecy commitments to protect such documents or information. Notwithstanding that the indemnifying party may have elected by written notice to assume the defense of any Assertion, the indemnified party will have the right to participate in the investigation and defense thereof, with separate counsel chosen by the indemnified party, but in such event the fees and expenses of the indemnified party (above those which would otherwise have been incurred) and such separate counsel will be paid by the indemnified party.

     (c) Notwithstanding anything in this Section 6.25 to the contrary: (i) the indemnifying party will have no obligation with respect to any Assertion if, in connection therewith, the indemnified party, without the written consent of the indemnifying party, settles or compromises any Action or consents to the entry of any judgment; and (ii) the indemnifying party will not, without the written consent of the indemnified party with respect to any Assertion: (A) settle or compromise any Action or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a duly executed written release of the indemnified party from all liability in respect of such Action, which release will be reasonably satisfactory in form and substance to counsel for the indemnified party; or (B) settle or compromise any Action in any manner that, in the reasonable judgment of the indemnified party or its counsel, will materially adversely affect the indemnified party other than as a result of money damages or other money payments.

     (d) Upon the payment of any settlement or judgment pursuant to this Section
6.25 with respect to any Assertion, the indemnifying party will be subrogated to all rights and remedies of the indemnified party against any third party in respect of such the Assertion to the extent of the amount so paid by the indemnifying party.

     SECTION 6.26 Title Policies. P&G shall, if so requested by JMS and at JMS' sole expense, cooperate with JMS in obtaining prior to the Closing title insurance policies covering the Jif/Crisco Real Property in a customary form.

     SECTION 6.27 Shareholder Agreement. JMS shall use its reasonable best efforts to cause Mrs. H. Ray Clark to execute and deliver a shareholders agreement, substantially in the form attached hereto as Exhibit B.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

     SECTION 7.01 Conditions to the Merger. The respective obligation of P&G and JMS to effect the Merger is subject to the satisfaction or waiver of the following conditions:

          (a) the JMS Shareholder Approval shall have been obtained at the JMS Shareholder Meeting;

          (b) no preliminary or permanent injunction or other order will have been issued that would make unlawful the consummation of the Transactions;

          (c) the Surviving Corporation Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to notice of official issuance;

          (d) the Merger Registration Statement shall have become effective in accordance with the provision of the Securities Act, no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn and all state securities or blue sky authorizations necessary to carry out the Transactions shall have been obtained and be in effect;

          (e) all applicable waiting periods under the HSR Act will have terminated or expired; and

          (f) all other Authorizations of or filings with any Governmental Entity required in connection with the consummation of the Transactions will have been made or obtained, except where the failure to obtain or make such consents, authorizations, orders, approvals or filings would not, individually or in the aggregate, have a material adverse effect on the Jif/Crisco Business and JMS, taken as a whole.

     SECTION 7.02 Conditions to the Obligation of JMS. The obligation of JMS to effect the Merger is subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of JMS and may be waived by JMS):

          (a) all covenants of P&G under this Agreement and the Ancillary Agreements to be performed on or before the Closing shall have been duly performed by P&G in all material respects;

          (b) the representations and warranties of P&G in this Agreement and of the Contributors in the Contribution Agreement (which for purposes of this paragraph shall be read as though none of them contained any materiality or material adverse effect qualifications) shall be true and correct in all respects as of the Closing with the same effect as though made as of the Closing, except that any representation and warranty made as of a date other than the date of this Agreement will continue on the Closing Date to be true and correct in all respects as of the specified date and except where the failure of the representations and warranties to be true and correct in all respects would not in the aggregate have, a Jif/Crisco Material Adverse Effect, and JMS shall have received a certificate of P&G addressed to JMS and dated the Closing Date, signed on behalf of P&G by an executive officer of P&G (on P&G's behalf and without personal liability), confirming the matters set forth in Section 7.02(a) and this Section 7.02(b); and

          (c) JMS will have received a written opinion, dated as of the Closing, from Ernst & Young, tax advisor to JMS, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of certificates executed by officers of Newco, P&G and JMS substantially in compliance with IRS published advanced ruling guidelines, with customary exceptions and modification thereto to enable such firms to deliver the legal opinions;

          (d) the total number of shares of Surviving Corporation Common Stock that will be issued to holders of shares of JMS Common Stock outstanding immediately prior to the Effective Time shall be at least equal to 45% of the outstanding shares of Surviving Corporation Common Stock issued in the Merger; and

          (e) P&G and the Contributors shall have performed all obligations required to be performed by them under the Contribution Agreement and the Spin Off shall have been consummated.

     SECTION 7.03 Conditions to the Obligation of P&G. The obligation of P&G to effect the Merger is subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of P&G and may be waived by P&G):

          (a) all covenants of JMS under this Agreement and the Ancillary Agreements to be performed on or before the Closing Date shall have been duly performed by JMS in all material respects;

          (b) the representations and warranties of JMS (which for purposes of this paragraph shall be read as though none of them contained any materiality or material adverse effect qualifications) shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date, except that any representation and warranty made as of a date other than the date of this Agreement will continue on the Closing Date to be true and correct in all respects as of the specified date and except where the failure of the representations and warranties to be true and correct in all respects would not in the aggregate have a JMS Material Adverse Effect, and P&G shall have received a certificate of JMS addressed to P&G and dated the Closing Date, signed on behalf of JMS by an executive officer of JMS (on JMS's behalf and without personal liability), confirming the matters set forth in Section 7.03(a) and this Section 7.03(b);

          (c) P&G will have received a written opinion, dated as of the Closing Date, from Fried, Frank, Harris, Shriver & Jacobson, counsel to P&G, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of certificates executed by officers of Newco, P&G and JMS substantially in compliance with IRS published advanced ruling guidelines, with customary exceptions and modification thereto to enable such firm to deliver the legal opinions;

          (d) P&G shall have received a letter ruling from the IRS, reasonably satisfactory to P&G to the effect that (i) no gain or loss will be recognized by (and no amount will be includible in the income of) the P&G Shareholders as a result of the Spin Off pursuant to Section 355(a) of the Code, (ii) no gain will be recognized by P&G as a result of the Spin Off pursuant to Section 361(c)(1), (iii) consummation of the Merger will not adversely affect the rulings described in clauses (i) or (ii) above, (iv) for purposes of applying Section 355(e) of the Code to the Spin Off, each share of

     Surviving Corporation Common Stock will be considered to have one vote per share for all periods after the Merger and (v) for purposes of determining whether the Merger qualifies as a reorganization under Section 368(a)(1)(A) of the Code, the Merger will be respected as a separate transaction occurring after the Distribution; provided that the condition described in this clause (v) shall be deemed satisfied if P&G has received written advice from the IRS, reasonably satisfactory to P&G, to the same effect and that written advice clearly indicates that the only reason the IRS is not providing a favorable formal ruling is because the request does not raise a significant issue within the meaning of Section 3.01(29) of Rev. Proc. 2001-3 and as such issuing a formal ruling would violate the Revenue Procedure's prohibition against "comfort rulings;" and

          (e) the Cash Amount to be paid in the Merger will not be greater than $50,000,000.

                                  ARTICLE VIII

                          TERMINATION AND ABANDONMENT

     SECTION 8.01 Termination. Except as otherwise provided in this Section 8.01, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the JMS Shareholder Approval:

          (a) by mutual written consent of P&G and JMS;

          (b) by JMS (provided that JMS is not then in material breach of any covenant, representation or warranty or other agreement contained herein), if there has been a breach by P&G of any of its representations, warranties, covenants or agreements contained in this Agreement or of the Contributors in the Contribution Agreement, or any such representation and warranty shall have become untrue, in either case such that Section 7.02(a) or Section 7.02(b) would be incapable of being satisfied, and such breach or condition has not been cured within thirty days following receipt by JMS of notice of such breach;

          (c) by P&G (provided that P&G is not then in material breach of any covenant, representation or warranty or other agreement contained herein), if (i) there has been a breach by JMS of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, in either case such that Section 7.03(a) or Section 7.03(b) would be incapable of being satisfied, and such breach or condition has not been cured within thirty days following receipt by P&G of notice of such breach or (ii) the condition contained in Section 7.03(d) shall be incapable of being satisfied;

          (d) by either P&G or JMS if any Order by any Governmental Entity preventing or prohibiting consummation of the Transactions shall have become final and nonappealable;

          (e) by either P&G or JMS if the Merger shall not have occurred prior to June 30, 2002, unless the failure of the Merger to have occurred by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in all material respects the covenants and agreements of such party set forth herein;

          (f) by either P&G or JMS if the JMS Shareholder Approval is not obtained at the JMS Shareholder Meeting;

          (g) by P&G if the board of directors of JMS shall not have recommended or shall have modified the JMS Board Recommendation or failed to confirm the JMS Board Recommendation within seven (7) Business Days of P&G's request; or

          (h) by P&G on or prior to the Closing Date if the product of (x) 0.5254, (y) the aggregate number of shares of Surviving Corporation Common Stock to be issued in the Merger, and (z) the average closing price of JMS Common Stock on the NYSE for the preceding fifteen Trading Days ending two Trading Days prior to the Closing Date is less than $715,000,000.

     SECTION 8.02 Effect of Termination.

          (a) In the event of termination of this Agreement by either P&G or JMS pursuant to Section 8.01, this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of P&G or JMS, except to the extent that such termination results from the material breach by a party of any of its covenants or agreements set forth in this Agreement; provided however, that the provisions of Sections 6.04, 9.12 and this Section 8.02 shall remain in full force and effect and shall survive any termination of this Agreement.

          (b) If P&G terminates this Agreement pursuant to Section 8.01(g), JMS shall pay to P&G, within one Business Day following the delivery of notice of such termination, a termination fee of $20 million (the "Termination Fee") by wire transfer of immediately available funds.

          (c) If P&G terminates this Agreement pursuant to Section 8.01(f) if a Competing Transaction shall have been publicly announced prior to the JMS Shareholders Meeting, JMS shall pay to P&G, within one (1) Business Day following the delivery of notice of such termination, the amount of $10 million by wire transfer of immediately available funds.

                                   ARTICLE IX

                                 MISCELLANEOUS

     SECTION 9.01 Nonsurvival of Representations, Warranties and
Agreements. None of the representations, warranties and agreements in this Agreement or in any Ancillary Agreements shall survive the Merger; provided, however, that the agreements contained in Article II, Article III and in Sections 6.04, 6.05, 6.06, 6.07, 6.08, 6.11, 6.12, 6.20 and this Article IX that by their terms apply or are to be performed in whole or part after the Effective Time shall survive the Merger and that the representations and warranties of the Contributors contained in the Contribution Agreement shall survive in accordance with the terms of the Contribution Agreement.

     SECTION 9.02 Amendment and Modification. Subject to applicable Law, this Agreement and the Ancillary Agreements may be amended, modified, or supplemented only by the written agreement by the parties hereto in any and all respects before the Effective Time and at any time before or after the JMS Shareholder Approval; provided, however that after the JMS Shareholder Approval is obtained there shall not be any amendment that by Law requires further approval by the shareholders of JMS without further approval of such shareholders.

     SECTION 9.03 Waiver of Compliance. Except as otherwise provided in this Agreement and the Ancillary Agreements, the failure by any Person to comply with any obligation, covenant, agreement or condition under such agreements may be waived by the Person entitled to the benefit thereof only by a written instrument signed by the Person granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Person to enforce at any time any of the provisions of such agreements will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of such agreements or any part thereof or the right of any Person thereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be a waiver of any other or subsequent breach.

     SECTION 9.04 Notices. All notices required or permitted pursuant to this Agreement will be in writing and will be deemed to be properly given when actually received by the Person entitled to receive the notice at the address stated below, or at such other address as a party may provide by notice to the other:

    If to P&G or Newco:

    Mailing
    The Procter & Gamble Company
    P.O. Box 599
    Cincinnati, OH 45201
    Attention: Secretary

    Delivery
    The Procter & Gamble Company
    One Procter & Gamble Plaza
    Cincinnati, OH 45202
    Attention: Secretary

    If to JMS:

    The J.M. Smucker Company
    Strawberry Lane
    Orrville, Ohio 44667

    With a copy to:

    The J.M. Smucker Company
    Strawberry Lane
    Orrville, Ohio 44667
    Attention: General Counsel

     SECTION 9.05 Third Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 9.06 Successors and Assigns. This Agreement and the Ancillary Agreements will be binding upon and will inure to the benefit of the signatories hereto and their respective successors and permitted assigns. Neither P&G, Newco nor JMS may assign this Agreement or any of the Ancillary Agreements, or any of their rights or liabilities thereunder, without the prior written consent of the other parties thereto, provided that P&G and Newco may so assign, in whole or in part, to one or more of its wholly-owned Subsidiaries. Any such assignment will not relieve the party making the assignment from any liability under such agreements. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that the third parties referenced in Section 6.20 shall be third-party beneficiaries of the agreement contained in such Section.

     SECTION 9.07 Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement between the parties hereto with respect to the subject matter thereof and will supersede all previous negotiations, commitments, and writings with respect to such subject matter, including the Confidentiality Agreement.

     SECTION 9.08 Severability. The illegality or partial illegality of any or all of this Agreement or any of the Ancillary Agreements, or any provision thereof, will not affect the validity of the remainder of such agreements, or any provision thereof, and the illegality or partial illegality of any such agreements will not affect the validity of any such agreements in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes such agreements to no longer contain all of the material provisions reasonably expected by the parties to be contained therein.

     SECTION 9.09 Captions. The captions appearing in this Agreement and the Ancillary Agreements are inserted only as a matter of convenience and as a reference and in no way define, limit or describe the scope or intent of such agreements or any of the provisions thereof.

     SECTION 9.10 Counterparts. This Agreement and the Ancillary Agreements may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will constitute one agreement.

     SECTION 9.11 Governing Law. This Agreement and the Ancillary Agreements will be governed by and construed in accordance with the laws of Ohio, whether common law or statutory, without reference to the choice of law provisions thereof.

     SECTION 9.12 Expenses. Except as otherwise expressly provided in this Agreement or the Ancillary Agreements, whether or not the Transactions are consummated, each of P&G and JMS will bear its own costs and expenses.

     SECTION 9.13 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Transactions, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                                          THE PROCTER & GAMBLE COMPANY

                                          By: /s/ GRETCHEN W. PRICE
                                            ------------------------------------
                                              Name: Gretchen W. Price
                                              Title: Vice President -- Treasurer

                                          THE PROCTER & GAMBLE OHIO
                                          BRANDS COMPANY

                                          By: /s/ GRETCHEN W. PRICE
                                            ------------------------------------
                                              Name: Gretchen W. Price
                                              Title: Vice President -- Treasurer

                                          THE J.M. SMUCKER COMPANY

                                          By: /s/ TIMOTHY P. SMUCKER
                                            ------------------------------------
                                              Name: Timothy P. Smucker
                                              Title: Chairman & Co-CEO

                                                                         ANNEX B

                             CONTRIBUTION AGREEMENT

                                     AMONG

                         THE PROCTER & GAMBLE COMPANY,

                   THE PROCTER & GAMBLE MANUFACTURING COMPANY

                    THE PROCTER & GAMBLE OHIO BRANDS COMPANY

                                      AND

                            THE J.M. SMUCKER COMPANY

                                  DATED AS OF

                                OCTOBER 9, 2001

                             CONTRIBUTION AGREEMENT

     CONTRIBUTION AGREEMENT (this "Agreement"), dated as of October 9, 2001, by and among The Procter & Gamble Company, an Ohio corporation ("P&G"), The Procter & Gamble Manufacturing Company (together with P&G, the "Contributors"), The Procter & Gamble Ohio Brands Company, an Ohio corporation and a wholly owned subsidiary of P&G ("Newco") and The J.M. Smucker Company, an Ohio corporation ("JMS"), each, a "Party" or together, "Parties." All capitalized terms used herein shall have the meaning set forth in Article I.

     WHEREAS, the board of directors of P&G has determined that it would be in the best interests of P&G and its shareholders to separate the Jif/Crisco Business from P&G;

     WHEREAS, P&G has caused Newco, which currently conducts no business operations and has no assets or liabilities other than in connection with its formation, to be incorporated as its wholly owned subsidiary in order to effect such separation;

     WHEREAS, the board of directors of each of the Contributors and Newco has determined that it would be appropriate and desirable for the Contributors to contribute and transfer to Newco, and for Newco to receive and assume, substantially all of the assets, properties, rights and interests of P&G and its Affiliates and certain of the liabilities associated with the Jif/Crisco Business on the terms set forth in this Agreement;

     WHEREAS, P&G and Newco intend that the contribution and assumption of assets and liabilities will qualify as a tax-free reorganization under Section 368 (a)(1)(D) of the Internal Revenue Code, as amended (the "Code");

     WHEREAS, immediately following the contribution and assumption of assets and liabilities pursuant to this Agreement, P&G, pursuant to an Agreement and Plan of Merger ("Merger Agreement") by and among P&G, Newco and JMS, will distribute to the shareholders of P&G all of the outstanding shares of Newco (the "Spin Off");

     WHEREAS, immediately following the Spin Off, Newco will merge (the "Merger") with and into JMS, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the General Corporation Law of the Ohio Revised Code;

     WHEREAS, for federal income tax purposes, it is intended that (i) the Spin Off shall be tax-free to P&G and to the shareholders of P&G pursuant to Section 355 of the Code, and (ii) the Merger shall qualify as a tax-free reorganization within the meaning of Section 368 of the Code; and

     WHEREAS, the parties intend this Agreement, including the exhibits and schedules hereto, to set forth the arrangements between them regarding the separation of the Jif/Crisco Business from the Contributors and the contribution of the Jif/Crisco Business to Newco.

     NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings:

     1.01 "Action" shall mean any dispute, controversy, claim, action, litigation, suit, cause of action, arbitration, mediation, or any proceeding by or before any mediator or Governmental Entity, or any investigation, subpoena, or demand preliminary to any of the foregoing.

     1.02 "Affiliate" shall mean, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

     1.03 "Agreement" shall have the meaning set forth in the preamble.

     1.04 "Ancillary Agreements" shall mean collectively (a) the Patent Assignment Agreement; (b) the Patent License Agreement; (c) the Patent Assignment and License Agreement; (d) the Trademark Assignment; (e) the individual trademark, domain name and patent assignment documents, by country, pursuant to Section 4.05; (f) the Manufacturing Plant Separation Agreement; (g) the Transitional Services Agreement; (h) the Tax Sharing Agreement; (i) the Shareholders Agreement; (j) the Merger Agreement; and (k) all other documents required to be delivered on the Closing Date by any party pursuant to this Agreement.

     1.05 "Assumed Liabilities" shall mean the following, and only the following liabilities and obligations, and no other liabilities or obligations whatsoever, whether known or unknown, accrued or contingent, direct or indirect, arising from the operation of the Jif/Crisco Business prior to or following the Closing
Date:

          (a) subject to the provisions of this Section 1.05, all liabilities arising out of or related to the operation of the Jif/Crisco Business or ownership of the Jif/Crisco Assets after the Closing;

          (b) all liabilities for product liability and product warranty for products of the Jif/Crisco Business manufactured by or for Newco or its successors after the Closing;

          (c) the following Environmental Costs and Liabilities:

             (i) all Environmental Costs and Liabilities for Environmental Matters disclosed pursuant to Section 3.03 of this Agreement;

             (ii) the first $1,000,000 of Environmental Costs and Liabilities not disclosed pursuant to Section 3.03 of this Agreement;

             (iii) twenty percent (20%) of Environmental Costs and Liabilities to the extent such Environmental Costs and Liabilities exceed $1,000,000 but are less than $32,250,000 and one hundred percent (100%) of such Environmental Costs and Liabilities in excess of $32,250,000; and

             (iv) all Environmental Costs and Liabilities for all Environmental Matters arising due to actions occurring after the Closing Date;

          (d) all liabilities for Taxes arising out of or related to the operation of the Jif/Crisco Business after the Closing, ownership of the Jif/Crisco Assets after the Closing, and the assumption of Assumed Liabilities;

          (e) all liabilities and obligations of Newco as set forth in the Ancillary Agreements;

          (f) all liabilities of the Contributors arising after the Closing pursuant to any Contract;

          (g) all liabilities after the Closing for administration and redemption of coupons of the Jif/Crisco Business, except as set forth in
     Section 4.12;

          (h) all liabilities for returns of products of the Jif/Crisco Business shipped prior to the Closing, but returned after the Closing, as set forth in Section 4.13;

          (i) all obligations and liabilities related to Newco Employees (as defined in the Merger Agreement) arising due to facts and circumstances occurring after the Closing;

          (j) all out-of-pocket costs incurred by Contributors arising out of the continued performance of the Portion Pac Agreement (as hereinafter defined) for up to 6 consecutive months after the Closing Date, which costs shall not be deemed to include consequential damages; and

          (k) all liabilities and obligations of the Jif/Crisco Business set forth on the Audited Statements, less payments thereon and discharges thereof prior to the Closing Date.

     1.06 "Authorization" means any Material legally-required consent, authorization, approval, order license, certificate or permit of or from, or declaration or filing with any Governmental Entity, including, without limitation, any legally-required filing with any Governmental Entity and the subsequent expiration of any legally-required waiting period under any antitrust or competition laws.

     1.07 [RESERVED]

     1.08 "Books and Records" shall mean all of the Contributors' books, records and other documents, and any copyrights related thereto, (including, without limitation, customer and supplier lists and files; distribution lists; mailing lists; sales materials; operating, production and other manuals; plans; files; specifications; process drawings; computer programs data and information; manufacturing and quality control records and procedures; research and development files; and advertising and promotional materials) exclusively used in the Jif/Crisco Business, and existing at the Closing Date. Notwithstanding the foregoing, "Books and Records" shall not include information that the Contributors received from consumers via the internet or other on-line methods that, if given to Newco, would violate any privacy laws, regulations, rules, opinions, other statements or positions of a Governmental Entity or the requirements any self-regulatory body (including, without limitation, any self-regulatory privacy body) in any country in the Geography.

     1.09 "Business Day" shall mean any day on which commercial banks in New York, New York are open for business providing substantially all services offered by such banks.

     1.10 "Claim" shall have the meaning set forth in Section 5.03(a).

     1.11 "Closing" means the closing of the transactions contemplated by this Agreement in accordance with the terms and conditions as set forth in the Merger Agreement and this Agreement.

     1.12 "Closing Date" means the date on which the Closing occurs, as provided in the Merger Agreement.

     1.13 "Code" shall have the meaning set forth in the Recitals.

     1.14 "Contracts" shall mean those purchase orders, contracts, agreements and other obligations (except Intercompany Contracts) exclusively used in the Jif/Crisco Business. The Contracts in effect as of the date of execution of this Agreement, other than those made in the ordinary course of business that involve payments of less than $100,000 per year, are set forth in Schedule 1.14, which
Schedule 1.14 shall be updated by Contributors at the Closing to reflect the Contracts at that time. Notwithstanding the foregoing, the agreement between P&G and Portion Pac Inc., dated October 26, 2000 ("Portion Pac Agreement"), shall not be deemed a Contract.

     1.15 "Contribution" shall have the meaning set forth in Section 2.01.

     1.16 "Contributors" shall have the meaning set forth in the preamble.

     1.17 "Culinary Sol Business" shall mean the culinary education and retail business for specialized cooking products conducted by the Contributors at the Rookwood Commons store in Norwood, Ohio prior to the Closing Date.

     1.18 "Domain Names" shall mean those domain names related to the Jif/Crisco Business as listed on Schedule 1.18, and the look and feel of the corresponding Internet sites as currently owned by the Contributors as used in the operation of the Jif/Crisco Business and as currently existing.

     1.19 "Employees" shall have the meaning set forth in Section 1.01 of the Merger Agreement.

     1.20 "Encumbrances" means all liens, security interests, pledges, mortgages, deeds of trusts, charges, options, or other encumbrances.

     1.21 "Environmental Laws" means all federal, state, provincial and local laws, by-laws, rules regulations, orders and permit requirements applicable to the Real Property or to owners or operators thereof or thereon or to the operations or activities conducted thereon, relating to the protection of the environment or to human health or safety, and including without limitation, those environmental laws relating to the generation, manufacture, storage, management, transportation, treatment or disposal of

Hazardous Substances, employee and product safety, and the emission or release of Hazardous Substances, nuisance, into the air, surface water, ground water, land surface, subsurface strata or any building or structure.

     1.22 "Environmental Matter" means any matter arising out of, relating to, or resulting from, pollution, protection of the environment or human health or safety, health or safety of employees, sanitation, nuisance, emissions, discharges, releases or threatened releases of Hazardous Substances or otherwise arising out of, resulting from, or relating to, the generation, manufacture, storage, management, transportation, treatment or disposal of Hazardous Substances or to the application of Environmental Laws.

     1.23 "Environmental Costs and Liabilities" shall mean any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and remedial action) arising from or under any Environmental Law or order or Contract with any Governmental Entity or other Person or any Environmental Matter with respect to Hazardous Substances. Notwithstanding the foregoing, Environmental Costs and Liabilities shall not include those Environmental Costs and Liabilities, if any, arising from Environmental Matters, in connection with any waste disposal sites located off the Real Property to which any Hazardous Substances have been transported by Contributors or Contributors' agents or contractors prior to the Closing Date, regardless of whether such waste disposal sites are disclosed in any schedule to this Agreement.

     1.24 "Equipment" shall mean only those assets as set forth in Schedule 1.24, "where is", and "as is" except as provided in Section 3.02.

     1.25 "Excluded Assets" shall mean any and all assets not expressly listed as Jif/Crisco Assets, whether or not used in the Jif/Crisco Business, including, without limitation, the following assets:

          (a) subject to Section 1.33(k) of this Agreement, cash and equivalents (or similar types of investments), prepaid expenses and accounts receivable related to the Jif/Crisco Assets that exist on the Closing Date;

          (b) insurance policies of the Contributors and their Affiliates pertaining to the Jif/Crisco Assets and all rights of the Contributors and their Affiliates of every nature and description under or arising out of such insurance policies;

          (c) all rights which the Contributors retain under the Ancillary Agreements;

          (d) claims for refunds of Taxes paid by the Contributors and/or their Affiliates arising prior to the Closing Date and relating to periods prior to Closing;

          (e) any Intercompany Contract;

          (f) the Proprietary Information Technology; and

          (g) without limitation, the assets listed in Schedule 1.25(g).

     1.26 "Excluded Liabilities" shall mean all liabilities and obligations of the Contributors, whether known or unknown, accrued or contingent, direct or indirect, whether or not of, associated with or arising from the Jif/Crisco Business or the operation thereof or any of the Jif/Crisco Assets, that are not Assumed Liabilities.

     1.27 "Geography" shall mean the United States of America and Canada.

     1.28 "Governmental Entity" shall mean any arbitrator, court, judicial, legislative, administrative or regulatory agency, commission, department, board or bureau or body or other governmental authority or instrumentality or any Person or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether foreign, federal, state, provincial, local or other.

     1.29 "Hazardous Substance" means any contaminant, pollutant, waste or other substance that could cause harm or degradation to the environment or adversely affect human health or safety, or is regulated by, or may form the basis for liability under Environmental Laws or that is present in the environment in such quantity or state that it contravenes any Environmental Laws or that its remediation is required by any Environmental Laws.

     1.30 "IAAA" shall have the meaning set forth in Section 5.03(d).

     1.31 "Intercompany Contracts" shall mean all purchase orders, contracts, agreements and other obligations between or among any of the Contributors and any of the Contributors and any of their Affiliates.

     1.32 "Inventory" shall mean, wherever situated, all maintenance supplies, spare parts, raw materials, finished products, goods in-process, and packaging supplies which are exclusively used in connection with the Jif/Crisco Business or of the character included as inventory on the balance sheet delivered as part of the Audited Statements pursuant to Section 3.15, and including without limitation all such items located on the Real Property, all as are owned by the Contributors at the Closing Date.

     1.33 "Jif/Crisco Assets" shall mean only the following assets, properties, rights and interests, wherever situated:

          (a) the Books and Records;

          (b) the claims, interests rights and benefits of the Contributors arising after the Closing Date pursuant to the Contracts;

          (c) the Equipment;

          (d) the Trademarks;

          (e) goodwill exclusively related to the Jif/Crisco Business, but not otherwise specifically identified herein;

          (f) the Real Property;

          (g) the Inventory;

          (h) the Permits;

          (i) the Domain Names;

          (j) the Technology;

          (k) to the extent that Cash Amount (as defined in the Merger Agreement) is to be paid to holders of JMS Common Stock (as defined in the Merger Agreement) pursuant to Section 3.01(d) of the Merger Agreement, additional working capital in a form reasonably acceptable to JMS in an aggregate amount sufficient for payment in respect of the Cash Amount; and

          (l) all assets exclusively related to the Jif/Crisco Business of the nature set forth on the Audited Statements, other than those assets exclusively related to the Culinary Sol Business.

     Notwithstanding the above, the Jif/Crisco Assets do not include any of the Excluded Assets.

     1.34 "Jif/Crisco Business" shall mean the direct and indirect business of P&G and its affiliates relating to the manufacturing, packaging, distributing and marketing of (i) shortening and oil products for human consumption and (ii) peanut butter and peanut butter-based spread products for human consumption, in each case by or on behalf of the Contributors under one or more Trademarks.

     1.35 "JMS" shall have the meaning set forth in the Recitals.

     1.36 "Knowledge of" means, whether or not capitalized, in the case of an entity, the actual knowledge after due inquiry of the officers of such entity as of the date of the representation, warranty or statement.

     1.37 "Manufacturing Plant Separation Agreement" shall mean the agreement in the form attached hereto as Exhibit 1.37 between Newco and the Contributors, to be executed as of the Closing Date,.

     1.38 "Material" and its variations mean, with respect to an event, circumstance or condition, that such event, circumstance or condition, individually or in the aggregate, has a material adverse effect upon the assets, financial condition or earnings of the Jif/Crisco Business.

     1.39 "Merger" shall have the meaning set forth in the Recitals.

     1.40 "Merger Agreement" shall have the meaning set forth in the Recitals.

     1.41 "Newco" shall have the meaning set forth in the preamble.

     1.42 "Newco Assertion" shall have the meaning set forth in Section 5.01(b).

     1.43 "Patent Assignment Agreement" shall mean the general assignment of the patents to Newco from P&G as set forth in Schedule 1.43, to be executed as of the Closing Date, which is in substantially the form attached hereto as Exhibit 1.43.

     1.44 "Patent License Agreement" shall mean that agreement in substantially the form attached hereto as Exhibit 1.44, with respect to a license of patents from P&G to Newco to be executed as of Closing Date. Such licensed patents are set forth in Schedule 1.44.

     1.45 "Patents" shall mean those patents, registrations, and applications therefore set forth in Schedules 1.43 and 1.46.

     1.46 "Patent Assignment and License Agreement" shall mean that agreement with respect to the Culinary Sol Business in substantially the form attached hereto as Exhibit 1.46, between P&G and Newco to be executed as of the Closing Date. Such Assigned and Licensed patents are set forth in Schedule 1.46.

     1.47 "Person" shall mean (as the context requires) an individual, a corporation, a partnership, an association, a trust, a limited liability company, or other entity or organization, including a Governmental Entity.

     1.48 "Permits" mean all licenses, permits, approvals, variances, waivers or consents, to the extent transferable without consent, issued by any Governmental Entity exclusively related to the Jif/Crisco Business.

     1.49 "P&G" shall have the meaning set forth in the preamble.

     1.50 "P&G Assertion" shall have the meaning set forth in Section 5.02(b).

     1.51 "Proprietary Information Technology" shall mean the list of software and computer programs and information technology to be part of the Excluded Assets, as identified in Schedule 1.51.

     1.52 "Real Property" shall mean all right, title and interest in or to the improved and unimproved land listed or described in Schedule 1.52, and all buildings, structures, erections, improvements, appurtenances, and fixtures situated on or forming part of such land.

     1.53 "Shareholders Agreement" shall mean the agreement dated as of October 9, 2001 among P&G and certain shareholders of JMS and is attached as Exhibit B to the Merger Agreement.

     1.54 "Spin Off" shall have the meaning set forth in the Recitals.

     1.55 "Tax Sharing Agreement" shall mean the Tax Sharing Agreement between the Contributors and Newco which will be in the form attached hereto as Exhibit 1.55.

     1.56 "Taxes or Tax" means all U.S. and non-U.S., federal, state, provincial, local and other taxes, fees, levies, duties and other assessments or charges of whatever kind (including without limitation, income, sales, use, excise, stamp, transfer, property, value added, recording, registration, intangible, documentary, goods and services, real estate, sales, payroll, gains, gross receipts, withholding and franchise taxes) together with any interest, penalties, or additions payable in connection with such taxes, fees, levies, duties or other assessments or charges.

     1.57 "Technology" shall mean the Patents plus any of the Contributors non-patented formulations, trade secrets, process knowledge, and technological and manufacturing know-how, in each case, exclusively used in the Jif/Crisco Business as of the Closing Date.

     1.58 "Trademarks" shall mean those trademarks, registrations and applications therefore set forth in Schedule 1.58 and the goodwill associated therewith.

     1.59 "Trademark Assignment Agreement" shall mean the general assignment of the Trademarks to Newco from P&G to be executed as of the Closing Date, which will be substantially in the form attached hereto as Exhibit 1.59. Individual Trademark assignment documents, by country, will be prepared and filed as provided in Section 4.05 of this Agreement.

     1.60 "Transitional Services Agreement" shall mean the agreement, in the form attached hereto as Exhibit 1.60, between Newco and the Contributors, to be executed as of the Closing Date, dealing with the short-term and long-term provisions of certain services of the Contributors to Newco.

     Other definitions are found in the following sections:

"Audited Statements"........................................  Section 3.15
"Balance Sheet Date"........................................  Section 3.15
"ERISA".....................................................  Section 3.14
"ERISA Affiliate"...........................................  Section 3.14
"Intellectual Property".....................................  Section 3.10

                                   ARTICLE II

                TRANSFER AND CONTRIBUTION OF JIF/CRISCO ASSETS;
                       ASSUMPTION OF CERTAIN LIABILITIES

     2.01 Contribution and Assumption of Liabilities. In accordance with the terms and upon the conditions of this Agreement, on the Closing Date, but prior to the closing of the Merger, the Contributors will convey, assign, transfer and deliver (the "Contribution") to Newco, and Newco will acquire and accept, all of the Contributors' right, title and interest in and to the Jif/Crisco Assets, and Newco will assume the Assumed Liabilities.

     2.02 Delivery of Closing Documents.

     (a) On the Closing Date, but prior to the closing of the Merger, the Contributors shall deliver to Newco, the following:

          (i) an instrument of assignment in a form reasonably acceptable to the Contributors, Newco and JMS for the Jif/Crisco Assets that will not be transferred pursuant to specific documents described elsewhere in this
     Section 2.02;

          (ii) such other documents as are, in the reasonable opinion of counsel for the Contributors, Newco and JMS, necessary or desirable to transfer the Assumed Liabilities and the Jif/Crisco Assets to Newco; and

          (iii) transfer deeds of land for the Real Property in a form reasonably acceptable to the Contributors, Newco and JMS.

     (b) On the Closing Date, but prior to the closing of the Merger, the Contributors and Newco concurrently will duly execute and deliver to each other the Ancillary Agreements.

     (c) On the Closing Date, but prior to the closing of the Merger, Newco shall deliver to the Contributors any documents as are in the reasonable opinion of counsel for the Contributors necessary or desirable for Newco to assume the Assumed Liabilities and to acquire the Jif/Crisco Assets.

     2.03 Interdependence.  The transfers and deliveries described in this
Article II are mutually interdependent and are to be regarded as occurring simultaneously on the Closing Date and prior to the closing of the Merger. Unless agreed to in writing by the Contributors and Newco, no such transfer or delivery will become effective until all other transfers and deliveries provided for in this Article II have also become effective.

     2.04 Contracts. Notwithstanding the provisions of Section 2.01, no Contract shall be deemed to be assigned to Newco as of the Closing unless it is freely assignable or consent for assignment has been obtained prior to the Closing.

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS

     The Contributors hereby represent and warrant to Newco:

     3.01 Authority. The Contributors have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate proceedings on the part of the Contributors that are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have occurred, and this Agreement is a valid and binding obligation of the Contributors, enforceable against the Contributors in accordance with its terms and the other Ancillary Agreements will be valid and binding obligations of the Contributors enforceable against the Contributors in accordance with their terms upon execution and delivery to Newco, in each case, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors rights and remedies generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief.

     3.02 Equipment and Real Property. The Equipment is in good working condition, except where not Material. Notwithstanding the foregoing, the Equipment and Real Property is contributed by the Contributors and accepted by Newco on a "where is", "as is" basis. Newco has had the opportunity to inspect the Equipment and the Real Property and expressly agrees on the above. The Contributors disclaim any and all express or implied warranties, including without limitation the warranties of merchantability or fitness for any purpose, with respect to the Equipment and/or the Real Property. The Equipment is sufficient to manufacture the types of products of the Jif/Crisco Business as such products are currently being manufactured by the Contributors in such quantities and on such specifications as currently manufactured by the Contributors.

     3.03 Environmental Matters.

     (a) Except as set forth in Schedule 3.03(a), to the Knowledge of P&G, at the Closing, the Contributors possess all licenses, permits and other approvals within the Geography of Governmental Entities necessary to enable them to carry on the Jif/Crisco Business as it is currently conducted;

     (b) Except as set forth in Schedule 3.03(b), to the Knowledge of P&G, no spills, discharges or other releases of Hazardous Substances have occurred in, on or beneath the Real Property;

     (c) Except as set forth in Schedule 3.03(c), to the Knowledge of P&G, there are no underground storage tanks at the Real Property;

     (d) Except as set forth in Schedule 3.03(d), to the Knowledge of P&G, there are no friable asbestos-containing materials, PCB's or PCB-containing equipment at the Real Property;

     (e) Newco acknowledges that the Contributors have made the Jif/Crisco Assets available to Newco for inspection and have shared with Newco that certain Phase I Environmental Site Assessment of the

Real Property prepared by Arcadis G&M for The Procter & Gamble Company and The Procter & Gamble Manufacturing Company dated June 21, 2001 and June 29, 2001, respectively (collectively "Phase I Studies"). Except as may be, and only to the extent, expressly set forth in this Agreement, the Contributors make no representations, warranties, covenants or declarations whatsoever as to the nature, quality, quantity, condition, development potential or fitness for purpose of any of the Jif/Crisco Assets, including but not limited to the presence or absence of any Environmental Matter, or otherwise;

     (f) Except as set forth in Schedule 3.03(f), to the Knowledge of P&G, the Real Property is not listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any other similar state list of sites requiring investigation or cleanup; and

     (g) Except as set forth in Schedule 3.03(g), for the past 3 years, there have been no, and to Contributors' Knowledge threatened, (i) claims, complaints, notices or requests for information concerning the Jif/Crisco Business with respect to any alleged violation of Environmental Laws, or (ii) complaints, notices or requests for information concerning the Jif/Crisco Business regarding potential liability under any Environmental Laws.

     (h) For purposes of Section 1.05(c)(i) and this Section 3.03 and the disclosures contained herein, any reference to the Phase I Studies shall be deemed to be adequate disclosure only if a matter contained in such Phase I Studies provides reasonably specific notice of an Environmental Matter.

     3.04 Finder's Fees and Commissions. None of the Contributors has any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement for which Newco or JMS could become liable or obligated.

     3.05 Authorizations. No Authorization is needed by the Contributors for the execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated hereby in the Geography, except as set forth in
Schedule 3.05.

     3.06 Intellectual Property. Except as set forth in Schedule 3.06 or where not Material, to the Knowledge of P&G, the Contributors' use of the Trademarks and Patents in the Jif/Crisco Business as currently conducted by the Contributors, does not infringe any trademark, trade name, service mark or patent, as the case may be, of any third party within the Geography. The Patents, Trademarks, Domain Names and the patents to be licensed on Schedule
1.44 (collectively the "Intellectual Property") are all the patents, trademarks and domain names used in the Jif/Crisco Business at the Closing Date without giving effect to "Trademarks" in the definition of Jif/Crisco Business. Except as set forth in Schedule 3.06 or where not Material, during the past 2 years no third party has made, or to the Knowledge of Contributors threatened, any claim or demand or instituted any Action and Contributors have not received any written notice that (i) challenges the rights of the Contributors in respect of any of the Patents, Domain Names or Trademarks, (ii) asserts that the operation of the Jif/Crisco Business is or was infringing, misappropriating or otherwise violating the intellectual property rights of any third party, or (iii) asserts that the Contributors are required to pay any royalty, license fee, charge or other amount with regard to any intellectual property rights of a third party. None of the Patents, Domain Names or Trademarks is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any Governmental Entity, except where not Material.

     3.07 Litigation and Claims. There is no Action pending or, to the Knowledge of P&G, threatened against or involving the Contributors arising out of the Contributors' operation of the Jif/Crisco Business with stated claims exceeding One Thousand ($1000) United States Dollars or which questions or challenges the validity of this Agreement or any action to be taken pursuant hereto, except as set forth in Schedule 3.07 or where such litigation will not have a material adverse effect on the ability of the Contributors to consummate the transactions contemplated hereby or on Newco's ability to operate the Jif/Crisco Business following the Closing.

     3.08 Organization and Good Standing. The Contributors are corporations duly organized, validly existing, and in good standing under the laws of their respective countries or states of incorporation and are duly authorized to do business therein, with full corporate power to own their properties and conduct the

Jif/Crisco Business as presently conducted by them, except where not Material or will not have a material adverse effect on the ability of the Contributors to consummate the transactions contemplated hereby or on Newco's ability to operate the Jif/Crisco Business following the Closing.

     3.09 Title to Properties; Encumbrances. The Contributors have good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all Jif/Crisco Assets, except where not Material, in each case as such property is currently being used, subject to no Encumbrances, except for (a) Encumbrances reflected in the Jif/Crisco balance sheet delivered as part of the Audited Statements pursuant to Section 3.15 of this Agreement;
(b) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, the property that will be contributed to Newco; (c) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves have been created; (d) Encumbrances of record; (e) Encumbrances set forth on Schedule 3.09; and (f) Encumbrances that are not Material. Each of P&G and its Subsidiaries is in compliance with the terms of all leases of tangible properties that will be contributed to Newco to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, in each case except where not Material.

     3.10 Violations/Breaches. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not violate any law, rule or regulation or order, judgment, or decree within the Geography binding on the Contributors and will not result in a breach of any term of the certificate of incorporation, code of regulation or by-laws of the Contributors or of any contract, agreement or other instrument to which any of the Contributors is a party, except where not Material or will not have a material adverse effect on the ability of the Contributors to consummate the transactions contemplated hereby or on Newco's ability to operate the Jif/Crisco Business following the Closing.

     3.11 Compliance with Applicable Laws. Except as set forth in Schedule 3.11 or where not Material, the Jif/Crisco Business is being conducted in compliance with all statutes, laws, ordinances, rules, orders and regulations applicable within the Geography.

     3.12 Contracts. Except as set forth in Schedule 3.12(a), to the Knowledge of P&G, each Contract is in full force and effect and is enforceable by the Contributors in accordance with its terms, except where not Material. Except as set forth in Schedule 3.12(b), or where not Material, each of the Contributors has performed all obligations required to be performed by it to date under the Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. No Intercompany Contract is material to the operation of the Jif/Crisco Business as presently conducted.

     3.13 Regulatory Matters.

     (a) Except as set forth in Schedule 3.13(a), to the Knowledge of P&G, there are no facts:

          (i) which would furnish a substantial basis for the recall, withdrawal or suspension of any products of the Jif/Crisco Business by the United States Food and Drug Administration ("FDA") or any other competent US governmental regulatory agency;

          (ii) which, in the Geography, would otherwise reasonably be expected to cause the Jif/Crisco Business to withdraw, recall or suspend any products of the Jif/Crisco Business from the market or to change the marketing classification of any products of the Jif/Crisco Business or to terminate or suspend testing of any products of the Jif/Crisco Business;

     (b) Schedule 3.13(b) contains an accurate and complete list, as of the date hereof, of:

          (i) all products which have been recalled by the Jif/Crisco Business (whether voluntarily or otherwise) at any time during the past two (2) years; and

          (ii) all proceedings (whether completed or pending) at any time during the past two (2) years seeking the recall, suspension or seizure of any products of the Jif/Crisco Business.

     3.14 Employment Matters.

     (a) No Labor Commitments. Except as otherwise disclosed on Schedule 3.14(a) as of the date hereof, in the Geography, the Jif/Crisco Business (i) is not obligated by or subject to any collective bargaining agreement, selection of a collective bargaining representative for employees, order of the National Labor Relations Board or other labor board of administration, or any unfair labor practice decision and (ii) has not received notice of its being a party to any labor dispute or unfair practice proceeding with respect to claims of, or obligation to, the Employees.

     (b) Immigration Matters. To the Knowledge of P&G, in the Geography, the Jif/Crisco Business is in material compliance with all immigration laws, statutes and regulations, including the Immigration Reform and Control Act of 1986; and is in possession of adequate documentation to demonstrate a pattern of compliance relating to immigration matters.

     (c) Compliance of Plans with ERISA and Code. As used in this Section 3.14(c), the terms "Employee Pension Benefit Plan", "Employee Welfare Benefit Plan", shall have the respective meanings assigned to such terms in Section 3 of the Employee Retirement Income Security Act of 1974 ("ERISA"). Except where not Material, to the Knowledge of P&G, all ERISA plans, as defined in Section 3.14(c), are in material compliance with the provisions of ERISA, the applicable provisions of the Code and all other applicable laws, regulations and pronouncements. With respect to all Employee Pension Benefit Plans intended to qualify under Section 401(a) of the Code, the Contributors have, prior to the date hereof, received a favorable determination letter. To the extent that such Plans have been amended since the date of receipt of the latest determination letter, none of the Contributors are aware of any information that would indicate that such amendments have adversely affected the status of such ERISA plan. The Contributors have complied with all plan qualification requirements of 401(a) of the Code, as amended by the Tax Reform Act of 1986, so as to maintain the qualified status of each Employee Pension Benefit Plan for Federal income tax purposes. Except as set forth in Schedule 3.14(c) or where not Material, to the Knowledge of P&G, as of the date hereof:

          (i) all Employee Pension Benefit Plans that are subject to the Minimum Funding Standards of Section 412 of the Code and Section 302 of ERISA have met those standards, and no Employee Pension Benefit Plan of the Contributors and any other entity which is under common control with the Contributors or is treated as a single employer under Sections 414(b), (c),
     (m), or (o) of the Code ("ERISA Affiliates") has incurred any accumulated funding deficiency (as defined in Section 4971(c) of the Code);

          (ii) the Contributors and ERISA Affiliates have made all payments due from them to date under or with respect to each Plan, and all amounts properly accrued to date as liabilities of the Contributors and ERISA Affiliates under or with respect to each Plan have been recorded on the books of the Contributors or ERISA Affiliates to the extent required by generally accepted accounting principles;

          (iii) each employee benefit plan sponsored or maintained, or contributed to, by the Contributors or ERISA Affiliates with respect to the Jif/Crisco Business employees has complied with the reporting and disclosure requirements of Title I of ERISA;

          (iv) no facts have occurred which have resulted or would result in a prohibited transaction within the meaning of Section 406 of Title I of ERISA (and not exempt under Section 408 of ERISA) or in the imposition of any material excise tax pursuant to Section 4975 of the Code with respect to any Plan;

          (v) to the Knowledge of P&G and ERISA Affiliates, there have been no breaches of fiduciary duty or violations of Part 4 of Subtitle B, Title I of ERISA by the administrators, trustees or other fiduciaries of any Plan with respect to such ERISA plan;

          (vi) each of the Contributors and ERISA Affiliates has performed all material obligations required to be performed by them under, and is not in default under, or in violation of, any material provision of any ERISA plan;

          (vii) to the Knowledge of each P&G and ERISA Affiliates, there are no actions, suits or claims pending (other than routine claims for benefits) or threatened against any ERISA plan;

          (viii) the Contributors and ERISA Affiliates never participated in, and are not obligated to contribute to any employee pension benefit plan which is a multi-employer plan; and

          (ix) the Contributors and any ERISA Affiliate have complied with the notice and continuation requirements of COBRA health care continuation coverage under 4980B of the Code (or any predecessor provision) and the regulations thereunder.

For purposes of this Section 4.14, materiality shall refer to a liability or 1088, taxes, penalties, interest and related legal fees, with such determination being made on the basis of the aggregate of affected participants of a benefit plan and not with respect to any single participant;

     (d) Overtime, Back Wages, Vacation, Minimum Wages and Workers' Compensation. To the Knowledge of P&G, except as set forth in Schedule 3.14(e) or where otherwise not Material, in the Geography, no present or former Employee has any valid and enforceable claim (whether under any foreign or domestic law) under any employment agreement, or otherwise on account of or for (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salary for any period other than the current payroll period, (iii) vacation or time off (or pay in lieu thereof), other than that earned in respect of the previous twelve months, (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work, or (v) workers' compensation.

     (e) Discrimination, Occupational Safety and Other Statutes and Regulations. To the Knowledge of P&G, except as set forth in Schedule 3.14(f), in the Geography, there is no valid and enforceable claim, against the Jif/Crisco Business arising out of any breach or violation by the Contributors of any federal, state of foreign statute, ordinance or regulation relating to discrimination in employment or employment practices or child labor or occupational safety and health standards including without limitation, The Occupational Safety and Health Act, The Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, Executive Order 11246, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, which claim, action or proceeding is or would be Material.

     3.15 Financial Statements; Absence of Changes.

     (a) Attached as Schedule 3.15(a) are true and correct copies of the audited special purpose statements of inventory and property, plant and equipment -- net as of June 30, 2001 (the "Balance Sheet Date") and June 30, 2000, together with the audited statements of revenues, direct cost of products sold, direct marketing expenses and direct administrative and other expenses of the Jif/Crisco Business and the Culinary Sol Business for the years ended June 30, 2001, 2000 and 1999 and the related supplemental schedules of direct cost of products sold accompanied by the reports thereon of Deloitte and Touche LLP (the "Audited Statements"). The Audited Statements were derived from the books and records of the Contributors and were prepared in accordance with generally accepted accounting principles of the United States, as in effect from time to time, applied on a consistent basis, and present fairly in all material respects the statements of inventory and property, plant and equipment -- net and the related statements of revenues, direct cost of products sold, direct marketing expense and direct administrative and other expenses of the Jif/Crisco Business and the Culinary Sol Business as at the dates and for the periods represented therein;

     (b) Except as set forth on Schedule 3.15(b) or as required or expressly permitted by this Agreement, since June 30, 2001, the Contributors have operated the Jif/Crisco Business in the ordinary course of business and there has not occurred any event, occurrence or conditions which has had an adverse effect, except where not Material.

     3.16 Activities of Newco. Newco has not conducted any activities other than in connection with the organization of Newco, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. After the Contribution, Newco will hold the Jif/Crisco Assets and will be liable for the Assumed Liabilities and will not hold any other assets or be obligated for any other liabilities.

     3.17 Inventory. The inventories of finished products of the Jif/Crisco Business on hand as of the Closing Date are of a good and merchantable quality and are usable and salable in the ordinary course of business.

                                   ARTICLE IV

                                   COVENANTS

     4.01 Bulk Transfer Laws. Newco waives compliance by the Contributors with any laws relating to bulk transfers and bulk sales applicable to the transactions contemplated by this Agreement.

     4.02 Cooperation in Litigation. For a period of three (3) years after the Closing Date, the Contributors and Newco will, in the defense of any third-party Action relating to the Jif/Crisco Business, make available during normal business hours, but without unreasonably disrupting their respective businesses, all personnel and records of the Jif/Crisco Business reasonably necessary to permit the effective defense or investigation of such Action. If information other than that pertaining to the Jif/Crisco Business is contained in such records, the Contributors and Newco will either agree that such information may be omitted or redacted by the producing party, or will enter into appropriate secrecy commitments to protect such information.

     4.03 Cooperation of Third Parties. Where the cooperation of third parties such as insurers or trustees would be necessary in order for a party to completely fulfill its obligations under this Agreement and the Ancillary Agreements, such party will use all reasonable efforts to cause such third parties to provide such cooperation.

     4.04 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the Contributors and Newco will bear their own costs and expenses, except that all Taxes in connection with the transactions contemplated by this Agreement (except Taxes on the income of the Contributors or Newco) will be borne by Contributors. To the extent a withholding Tax or other fee is deducted with respect to a payment between Newco and the Contributors, or with any third parties, the amount of Tax or other fee so withheld will be for the account of the Contributors. Newco will provide copies to the Contributors of all receipts from any Governmental Entity evidencing payment of such Taxes and other fees and will assist the Contributors in claiming relief from double taxation.

     4.05 Intellectual Property Assignment/Recordation/Maintenance.

     (a) Newco will be responsible for, and will pay all expenses (whether incurred before or after the Closing Date) involved in notarization, authentication, legalization and/or consularization of the signatures of the Contributors' representatives on the Trademark Assignment Agreement, the Patent Assignment Agreement and the Trademark and Domain Name documents, by country, and recording such assignment documents with the appropriate Governmental Entities. Assignment documents, by country, will be provided by the Contributors, at Newco's expense, for approval by Newco. The Contributors will be responsible for, and will pay all expenses (whether incurred before or after the Closing Date) involved in notarization, authentication, legalization and/or consularization of the signatures of the Contributors' representatives on all assignment documents.

     (b) The Contributors will pay all expenses related to the maintenance of Patents for six (6) months from and after the Closing Date, and Newco will reimburse the Contributors for such expenses. After this six-month period, Newco will be solely responsible for maintenance of the Patents. Newco will be responsible for, and will pay all expenses related to the maintenance of Trademarks and Domain Names from and after the Closing Date. If the Contributors receive any bills or invoices for expenses related to the maintenance of Trademarks and Domain Names, from and after the Closing Date, or maintenance of Patents, after six months from and after the Closing Date, then the Contributors will forward to Newco such bills or invoices for payment by Newco.

     (c) The Contributors will pay all bills and invoices for Trademark and Patent expenses which are received after the Closing Date but which relate to work performed for the benefit of the Contributors before the Closing Date or to maintain the Trademarks, Domain Names and Patents prior to the Closing Date. The phrase "work performed for the benefit of the Contributors" will not include any work, whether performed before or after the Closing Date, related to the transfer of the Trademarks, Domain Names and Patents, and the Contracts and certain purchase orders, contracts, agreements and other obligations, other than that specifically assumed by the Contributors pursuant hereto.

     4.06 Further Assurances; Books and Records. From time to time after the Closing Date, the Contributors and Newco will, and will cause their respective Affiliates to, promptly execute and deliver, without consideration, such documents as any of them may reasonably request, including, without limitation, assignment and assumption agreements with respect to the Contracts, deeds, bills of sale, consents and other instruments in addition to those specified in this Agreement, in such form as may be appropriate, or take any additional actions, if reasonably necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement to more effectively transfer, convey and assign to Newco, and to put Newco in actual possession and control of, the Jif/Crisco Assets, including without limitation obtaining any necessary third party consents or approvals. In addition, Contributors shall promptly provide Newco with copies of books and records to the extent that they are related to the Jif/Crisco Business and to the extent they already exist, upon Newco's reasonable request.

     4.07 Use of P&G's Name or Reputation; Packaging Materials;
Advertising. Except as specifically set forth herein, including to the extent that any items constitutes a Jif/Crisco Asset, Newco will not operate the Jif/Crisco Business utilizing, based on or taking advantage of the name, reputation or corporate goodwill of the Contributors. Newco will cease use of packaging, advertising, sales and promotional materials bearing any of the Contributors' corporate names, product identification numbers or consumer information telephone numbers beginning six (6) months after the Closing Date, or such shorter period if limited by the requirements of any law, rule or regulation or if new product labeling and/or packaging is printed within such six (6) month time period. Newco will maintain quality standards for products of the Jif/Crisco Business at least equal to those maintained by the Contributors at the time of the Closing Date for so long as Newco continues to use any packaging, advertising, sales or promotional materials bearing the corporate names, product identification numbers or consumer information telephone numbers of the Contributors.

     4.08 Assignment, Assumption and Consent. The Contributors will use reasonable efforts to obtain the consent of any third-party to any Contract, which consent is required for the assignment of any such Contract. For no consideration, the Contributors will, convey, assign, transfer and deliver to Newco, and Newco will acquire, accept and assume such Contract, after obtaining such required consent, if obtained, and at or after the Closing Date. If such consent cannot be obtained, Contributors shall use commercially reasonable efforts to provide Newco the benefits of such Contracts at Newco's expense. Contributors' only liability for any Contract that is not assigned to Newco or JMS shall be limited to Contributors' obligations pursuant to this Section 4.08.

     4.09 Removal of Assets. Except for those Books and Records and other documents described in the Transitional Services Agreement and/or the Manufacturing Plant Separation Agreement, all tangible Jif/Crisco Assets not located on the Real Property will be removed and shipped by the Contributors to Newco within a time frame reasonably agreed by the parties after the Closing Date from the Contributors' premises, at Newco's expense and in a manner so as to not unreasonably interfere with the Contributors' operations and to not cause damage to such premises; provided, however, the Contributors will be entitled to retain originals or copies, made at Newco's expense, of Books and Records related to Trademarks and Patents to the extent necessary for the Contributors to perform the obligations set forth in Section 4.05.

The Contributors will ship to Newco all Books and Records and other documents described in the Transitional Services Agreement or the Plant Separation Agreement within fourteen (14) days after the expiration of the Transitional Services Agreement or the Plant Separation Agreement, respectively, upon the same terms (described in the preceding sentence) as other Jif/Crisco Assets.

     4.10 Prepaid Matters. Newco will reimburse the Contributors for any Jif/Crisco Asset which is received or service which is performed for the benefit of Newco after the Closing Date pursuant to any Contract or purchase order, contract, agreement or other obligation transferred to Newco pursuant to Section
4.08 which was paid by the Contributors previous to the Closing Date. Newco will pay any reimbursement to be made as per this Section 4.10 by wire transfer to an account specified by the Contributors within 5 (five) business days following Newco's receipt of such Jif/Crisco Asset or performance of service at its actual cost.

     4.11 Transferring Employees. Immediately prior to the Closing Date, any person who is a Newco Employee (as defined in the Merger Agreement) shall cease to be an employee of the Contributors and shall automatically become an employee of Newco.

     4.12 Coupons. The Contributors will remain liable for redemption of and administrative costs relating to all coupons set forth in Schedule 4.15 and distributed before, but redeemed at P&G's coupon redemption center no later than sixty (60) days after, the Closing Date.

     4.13 Product Returns. Newco will assume responsibility for all returns of products of the Jif/Crisco Business shipped prior to, but returned after, the Closing Date, as well as all products of the Jif/Crisco Business shipped after the Closing Date. No party hereto will undertake any action to encourage returns of products of the Jif/Crisco Business other than in the ordinary course of business.

     4.14 Portion Pac Agreement. P&G shall provide notice to Portion Pac Inc. terminating the Portion Pac Agreement, which notice shall be in the form and given in the manner required by the Portion Pac Agreement, not later than 3 Business Days after all of the conditions set forth in Section 7.03 of the Merger Agreement have been fulfilled.

                                   ARTICLE V

                        INDEMNIFICATION AND ARBITRATION

     5.01 Indemnification by the Contributors.

     (a) Subject to the terms and conditions of this Agreement, P&G, on behalf of itself and the other Contributors, jointly and severally, will defend, indemnify and hold Newco harmless from and against all claims, losses, liabilities, damages, costs and expenses (including without limitation reasonable fees and expenses of attorneys incurred in investigation or defense of any third-party Action, but excluding fees, costs and expenses of attorneys, accountants, consultants and other experts and witnesses incurred in the investigation or prosecution of any non-third-party Action) arising out of or related to an Excluded Liability or breach of a representation or warranty (except for any representation or warranty to the extent such representation or warranty relates to Environmental Matters, including without limitation the representations and warranties set forth in Section 3.03) or covenant of the Contributors in this Agreement.

     (b) Promptly after receipt by Newco of notice of any third-party Action in respect of which indemnity may be sought against P&G hereunder (for purposes of this Section 5.01, a "Newco Assertion"), Newco will notify P&G in writing of the Newco Assertion, but the failure to so notify P&G will not relieve P&G of any liability it may have to Newco, except to the extent P&G demonstrates that it has suffered actual prejudice thereby. P&G will be entitled to participate in and, to the extent P&G elects by written notice to Newco within thirty (30) days after receipt by P&G of notice of such Newco Assertion, to assume the defense of such Newco Assertion (unless Newco is also a party to such Action and Newco determines in good faith that joint representation would be inappropriate), at P&G's own expense, with counsel chosen by it which will be reasonably satisfactory to Newco. With respect to any such Newco Assertion, Newco will promptly provide P&G with: (i) notice and copies of any documents served upon Newco; and (ii) all reasonable cooperation which P&G deems necessary to defend such Newco Assertion, including, without limitation, providing P&G and its outside attorneys access to any potentially-relevant documents, information, or individuals within the control of Newco, other than any privileged documents. If business information of Newco other than that pertaining to the Jif/Crisco Business is contained in such documents or information, P&G and Newco will enter into appropriate secrecy commitments to protect such documents or information. Notwithstanding that P&G may have elected by written notice to assume the defense of any Newco Assertion, Newco will have the right to participate in the investigation and defense thereof, with separate counsel chosen by Newco, but in such event the fees and expenses of Newco (above those which would otherwise have been incurred) and such separate counsel will be paid by Newco.

     (c) Notwithstanding anything in this Section 5.01 to the contrary: (i) P&G will have no obligation with respect to any Newco Assertion if, in connection therewith, Newco, without the written consent of P&G, which consent shall not be unreasonably withheld or delayed, settles or compromises any Action or consents to the entry of any judgment; and (ii) P&G will not, without the written consent of Newco with respect to any Newco Assertion: (A) settle or compromise any Action or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to Newco of a duly executed written release of Newco from all liability in respect of such Action, which release will be reasonably satisfactory in form and substance to counsel for Newco; or (B) settle or compromise any Action in any manner that, in the reasonable judgment of Newco or its counsel, will materially adversely affect Newco other than as a result of money damages or other money payments.

     (d) Upon the payment of any settlement or judgment pursuant to this Section
5.01 with respect to any Newco Assertion, P&G will be subrogated to all rights and remedies of Newco against any third party in respect of such Newco Assertion to the extent of the amount so paid by P&G.

     (e) The indemnity provided for by this Section 5.01 will be Newco's exclusive source of recovery against P&G with respect to matters covered hereby.

     5.02 Indemnification by Newco.

     (a) Subject to the terms and conditions of this Agreement, Newco will defend, indemnify and hold P&G harmless from and against all claims, losses, liabilities, damages, costs and expenses (including without limitation reasonable fees and expenses of attorneys incurred in investigation or defense of any third-party Action, but excluding fees, costs and expenses of attorneys, accountants, consultants and other experts and witnesses incurred in the investigation or prosecution of any non-third-party Action) arising out of or related to an Assumed Liability or breach of a representation, warranty or covenant of Newco in this Agreement.

     (b) Promptly after receipt by P&G of notice of any Action in respect of which indemnity may be sought against Newco hereunder (for purposes of this Section 5.02, a "P&G Assertion"), P&G will notify Newco in writing of any P&G Assertion, but the failure to so notify Newco will not relieve Newco of any liability it may have to P&G, except to the extent Newco demonstrates that it has suffered actual prejudice thereby. Newco will be entitled to participate in and, to the extent Newco elects by written notice to P&G within thirty (30) days after receipt by Newco of notice of such P&G Assertion, to assume the defense of such P&G Assertion, at its own expense, with counsel chosen by it which will be reasonably satisfactory to P&G. With respect to any such P&G Assertion (unless Contributors are also parties to such Action and Contributors determine in good faith that joint representation would be inappropriate), P&G will promptly provide Newco with: (i) notice and copies of any documents served upon P&G; and
(ii) all reasonable cooperation which Newco deems necessary to defend such P&G Assertion, including without limitation providing Newco and its outside attorneys access to any potentially-relevant documents, information, or individuals within the control of P&G, other than any privileged documents. If business information of P&G other than that pertaining to the Jif/Crisco Business is contained in such documents or information, P&G and Newco will enter into appropriate secrecy commitments to protect such documents or information. Notwithstanding that Newco may have elected by written notice to assume the defense of any P&G Assertion, P&G will have the right to participate in the investigation and defense thereof, with separate counsel chosen by P&G, but in such event the fees and expenses of P&G (above those which would otherwise have been incurred) and such separate counsel will be paid by P&G.

     (c) Notwithstanding anything in this Section 5.02 to the contrary: (i) Newco will have no obligation with respect to any P&G Assertion if, in connection therewith, P&G, without the written consent of Newco, which consent shall not be unreasonably withheld or delayed, settles or compromises any Action or consent to the entry of any judgment; and (ii) Newco will not, without the written consent of P&G with respect to any P&G Assertion: (A) settle or compromise any Action or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to P&G of a duly executed written release of P&G from all liability in respect of such Action, which release will be reasonably satisfactory in form and substance to counsel for P&G; or (B) settle or compromise any Action in any manner that, in the reasonable judgment of P&G or its counsel, will materially adversely affect P&G other than as a result of money damages or other money payments.

     (d) Upon the payment of any settlement or judgment pursuant to this Section
5.02 with respect to any P&G Assertion, Newco will be subrogated to all rights and remedies of P&G against any third party in respect of such P&G Assertion to the extent of the amount so paid by Newco.

     (e) The indemnity provided for by this Section 5.02 will be P&G's exclusive source of recovery against Newco with respect to matters covered hereby.

     5.03 Dispute Resolution.

     (a) Any Action asserted by P&G against Newco or by Newco against P&G (a "Claim") arising out of or related to this Agreement or any Ancillary Agreement, including without limitation any Claim for indemnification pursuant to Article V hereof or any issue as to whether or not a Claim is arbitrable, will be resolved pursuant to the procedures described in this Section 5.03.

     (b) Should any Claim arise, P&G and Newco will first attempt to resolve such Claim by entering into good faith negotiations by or among their appropriate employees or officers. Such negotiations will commence as soon as practicable after P&G and Newco have each received notice of such Claim, but no later than ten (10) days after such receipt, and will terminate thirty (30) calendar days after such commencement. During negotiations, P&G and Newco will not have the right to any discovery, unless agreed by each of P&G and Newco.

     (c) Any Claim which has not been resolved pursuant to Section 5.03(b) of this Agreement will be referred to good faith negotiations by or among one or more Vice Presidents of P&G and Newco. Such negotiations will commence as soon as practicable after termination of the negotiations described in Section 5.03(b), but not later than ten (10) business days thereafter, and will terminate thirty (30) calendar days after such commencement. During the negotiations, P&G and Newco will not have the right to any discovery, unless otherwise agreed by P&G and Newco.

     (d) Any Claim which has not been resolved pursuant to Section 5.03(c) of this Agreement will be determined by arbitration. The arbitration will be conducted by one arbitrator, who will be appointed pursuant to the International Arbitration Rules of the American Arbitration Association ("IAAA"). The arbitration will be held in Columbus, Ohio and will be conducted in accordance with the rules of the IAAA, except that the rules set forth in this Section 5.03(d) will govern such arbitration to the extent they conflict with the rules of the IAAA. P&G and Newco will use commercially reasonable efforts to cause the arbitration to be conducted in an expeditious manner. P&G and Newco will use commercially reasonable efforts to cause the arbitration to be completed within sixty (60) days after selection of the arbitrator. In the arbitration, Ohio law will govern, except to the extent that those laws conflict with the IAAA and the provisions of this Section 5.03(d). There will be no discovery, except as the arbitrator will permit following a determination by the arbitrator that the Person seeking such discovery has a substantial, demonstrable need. All other procedural matters will be within the discretion of the arbitrator. In the event a Person fails to comply with the procedures in any arbitration in a manner deemed material by the arbitrator, the arbitrator will fix a reasonable period of time for compliance and, if the Person does not comply within said period, a remedy deemed just by the arbitrator, including an award of default, may be imposed. The determination of the arbitrator will be final and binding on P&G and Newco. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

     5.04 Damage Limitations.

     (a) Notwithstanding anything to the contrary in the Ancillary Agreements, none of the Contributors nor Newco will be permitted to recover any consequential, indirect, or punitive damages arising out of or related to this Agreement, regardless of the form of the Claim or Action, including without limitation Claims or Actions for indemnification, tort, breach of contract, warranty, representation or covenant.

     (b) The Contributors' aggregate liability arising out of or related to breaches of representations and warranties pursuant to Section 5.01(a), regardless of the form of the Claim or Action, including, without limitation, Claims or Actions for indemnification, tort, breach of contract, warranty or representation, is limited to the amount by which all such liabilities exceed Twenty Million United States Dollars ($20,000,000), and in no event will the Contributors' aggregate liability exceed a total of One Hundred Twenty Million United States Dollars ($120,000,000). Notwithstanding the foregoing, Newco shall only bring a Claim or Action pursuant to this Section 5.04 for breaches of representations and warranties if such Claim or Action exceeds the amount of One Hundred Thousand United States Dollars ($100,000).

     (c) Newco's aggregate liability arising out of or related to breaches of representations and warranties set forth in this Agreement, regardless of the form of the Claim or Action, including without limitation Claims or Actions for indemnification, tort, breach of contract, warranty or representation, is limited to the amount by which all such liabilities exceed Twenty Million United States Dollars ($20,000,000), and in no event will Newco's aggregate liability exceed a total of One Hundred Twenty Million United States Dollars ($120,000,000). Notwithstanding the foregoing, the Contributors shall only bring a Claim or Action pursuant to this Section 5.04 for breaches of representations and warranties if such Claim or Action exceeds the amount of One Hundred Thousand United States Dollars ($100,000).

     (d) In the event any Claim or Action hereunder results in a Tax benefit or is an insured loss to the indemnified Person, the indemnifying Person will be entitled to a credit against any liability thereunder in the amount by which any Taxes of the indemnified Person will be reduced by reason of any deduction or adjustment allowed the indemnified Person for any payment, settlement or satisfaction of such claim, as well as in the amount of and to the extent of any insurance proceeds to which the indemnified Person is entitled. For the purposes hereof, it will be presumed that the maximum possible Tax benefit is derived in the shortest time period possible.

                                   ARTICLE VI

                                 MISCELLANEOUS

     6.01 Amendment. This Agreement and the Ancillary Agreements may not be amended or modified in any respect except by a written agreement signed by the parties hereto or thereto.

     6.02 Waiver of Compliance. Except as otherwise provided in this Agreement and the Ancillary Agreements, the failure by any Person to comply with any obligation, covenant, agreement or condition under such agreements may be waived by the Person entitled to the benefit thereof only by a written instrument signed by the Person granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Person to enforce at any time any of the provisions of such agreements will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of such agreements or any part thereof or the right of any Person thereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be waiver of any other or subsequent breach.

     6.03 Survival. Each of the covenants and agreements contained in this Agreement shall survive the Closing Date and continue in full force and effect in accordance with its terms, but is subject to all applicable statutes of limitation, statutes of repose and other similar defenses provided in law or equity. Each and every representation and warranty of the Contributors contained in this Agreement, the individual trademark and patent assignment documents, by country or any certificates or documents required to be delivered at Closing by any Party pursuant to Section 2.02 of this Agreement, including, without limitation, the instrument of assignment, officer's certificates and receipts, if any, will survive any investigation and will not be extinguished by the Closing, but will survive for a period of eighteen (18) months following the Closing Date, except that the representations and warranties made in Sections 3.01, 3.05, 3.08 and 3.10 survive without time limitations, and the representations and warranties in Sections 3.03 and 3.09 each survive for 5 years from the Closing Date. No Party may initiate any Claim nor will any Party be responsible for any Action arising out of or related to a breach of a representation or warranty, regardless of the form of the Claim or Action, including, without limitation, indemnification, tort, breach of contract, warranty or representation, unless such Claim or Action is initiated prior to the expiration of the relevant representation or warranty.

     6.04 Notices. All notices required or permitted pursuant to this Agreement will be in writing and will be deemed to be properly given when actually received by the Person entitled to receive the notice at the address stated below, or at such other address as a party may provide by notice to the other:

     The Contributors

     The Procter & Gamble Company
     One Procter & Gamble Plaza
     Cincinnati, OH 45201
     Attention: Director -- Acquisitions and Divestures

     With a copy to:

     The Procter & Gamble Company
     One Procter & Gamble Plaza
     Cincinnati, OH 45202
     Attention: Secretary

     If to JMS:

     The J.M. Smucker Company
     Strawberry Lane
     Orrville, Ohio 44667

     With a copy to:

     The J.M. Smucker Company
     Strawberry Lane
     Orrville, Ohio 44667
     Attention: General Counsel

     6.05 Exhibits and Schedules; Incorporation by Reference. The exhibits and schedules attached to this Agreement, each when executed and/or delivered, are incorporated by reference into and made a part of this Agreement.

     6.06 Successors and Assigns. This Agreement and the Ancillary Agreements will be binding upon and will inure to the benefit of the signatories hereto and their respective successors and permitted assigns. The Contributors and Newco may not assign this Agreement, the Ancillary Agreements, or any of their rights or liabilities hereunder or thereunder, without the prior written consent of the other parties hereto or thereto, provided that the Contributors and Newco may so assign, in whole or in part, to one or more of their Affiliates. Any such assignment will not relieve the party making the assignment from any liability under such agreements. The parties hereof acknowledge and agree that JMS shall succeed to the rights, obligations and liabilities of Newco, including, without limitation, those set forth in Articles III and V, upon consummation of the Merger.

     6.07 Third Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     6.08 Entire Agreement. This Agreement, the Merger Agreement and the Ancillary Agreements constitute the entire agreement between the parties hereto with respect to the subject matter thereof and will supersede all previous negotiations, commitments, and writings with respect to such subject matter.

     6.09 Severability. The illegality or partial illegality of any or all of this Agreement, the Ancillary Agreements, or any provision hereof or thereof, will not affect the validity of the remainder of the such agreements, or any provision thereof, and the illegality or partial illegality of any such agreements will not affect the validity of any such agreement in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes such agreements to no longer contain all of the material provisions reasonably expected by the parties to be contained therein.

     6.10 Captions. The captions appearing in this Agreement and the Ancillary Agreements are inserted only as a matter of convenience and as a reference and in no way define, limit or describe the scope or intent of such agreements or any of the provisions thereof.

     6.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will constitute one agreement.

     6.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Ohio, whether common law or statutory, without reference to the choice of law provisions thereof.

     6.13 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

     IN WITNESS WHEREOF, each of the signatories hereto has caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                          THE PROCTER & GAMBLE COMPANY

                                          By: /s/ GRETCHEN W. PRICE
                                            ------------------------------------
                                              Name: Gretchen W. Price
                                              Title: Vice President and
                                              Treasurer

                                          THE PROCTER & GAMBLE MANUFACTURING
                                          COMPANY

                                          By: /s/ GRETCHEN W. PRICE
                                            ------------------------------------
                                              Name: Gretchen W. Price
                                              Title: Vice President and
                                              Treasurer

                                          THE PROCTER & GAMBLE OHIO BRANDS
                                          COMPANY

                                          By: /s/ GRETCHEN W. PRICE
                                            ------------------------------------
                                              Name: Gretchen W. Price
                                              Title: Vice President and
                                              Treasurer

                                          THE J.M. SMUCKER COMPANY

                                          By: /s/ TIMOTHY P. SMUCKER
                                            ------------------------------------
                                              Name: Timothy P. Smucker
                                              Title: Chairman & Co-CEO

                                                                         ANNEX C

                JMS SHAREHOLDERS AGREEMENT AND IRREVOCABLE PROXY

     THIS SHAREHOLDERS AGREEMENT AND IRREVOCABLE PROXY (this "Agreement") is made and entered into as of October 9, 2001, by and among The Procter & Gamble Company, an Ohio corporation ("P&G"), and those certain shareholders set forth on the signature pages hereto (each individually, a "Shareholder" and collectively, "Shareholders") of The J.M. Smucker Company, an Ohio corporation ("JMS").

                                    RECITALS

     A. Concurrently with the execution of this Agreement, P&G, The Proctor & Gamble Ohio Brands Company, an Ohio corporation and wholly owned subsidiary of P&G ("Newco"), and JMS are entering into an Agreement and Plan of Merger of even date herewith (as such agreement may hereafter be amended from time to time, the "Merger Agreement") which provides for the merger of Newco with and into JMS (the "Merger"). Following the Merger, JMS will continue as the surviving corporation (the "Surviving Corporation"). In the Merger, shares of common stock of Newco, without par value ("Newco Common Stock") and shares of common stock of JMS, without par value ("JMS Common Stock") will automatically be converted into the right to receive shares of common stock of the Surviving Corporation, without par value ("Surviving Corporation Common Stock") on the terms and subject to the conditions of the Merger Agreement. Capitalized terms that are used in this Agreement and are not otherwise defined herein will have the same meanings that such terms have in the Merger Agreement.

     B. As of the date hereof, each Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Securities Act")) with respect to, in the aggregate, such number of Shares (as defined herein) listed opposite such Shareholder's name on Schedule A attached hereto;

     C. Each Shareholder is entering into this Agreement as a material inducement and consideration to P&G to enter into the Merger Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

     1.  Definitions.

     (a) "Action" shall mean any dispute, controversy, claim, action, litigation, suit, cause of action, arbitration, mediation, or any proceeding by or before any mediator or Governmental Entity, or any investigation, subpoena, or demand preliminary to any of the foregoing.

     (b) "Expiration Date" means the earlier to occur of (i) the Effective Time; and (ii) the termination of the Merger Agreement in accordance with its terms.

     (c) "Governmental Entity" shall mean any arbitrator, court, judicial, legislative, administrative or regulatory agency, commission, department, board or bureau or body or other governmental authority or instrumentality or any Person or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether foreign, federal, state, provincial, local or other.

     (d) "Person" shall mean and include an association, an individual, a partnership, a joint venture, joint stock company, a corporation, a trust, an unincorporated organization, a limited liability company, a group, a government or other department or agency thereof and any other entity.

     (e) "Shares" means all issued and outstanding shares of JMS Common Stock owned beneficially by each Shareholder, in each case, on the date hereof; provided, however, that any shares of capital stock of JMS of which such Shareholder becomes the record or beneficial owner after the execution of this

Agreement and prior to the Expiration Date shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares on the date hereof.

     (f) "Transfer" with respect to any security means to directly or indirectly: (i) sell, pledge, encumber, transfer or dispose of, or grant an option with respect to, such security or any interest in such security; or (ii) enter into an agreement or commitment providing for the sale, pledge, encumbrance, transfer or disposition of, or grant of an option with respect to, such security or any interest therein.

     2.  Agreement to Vote.

     2.1 Voting Agreement. (a) Each Shareholder hereby covenants and agrees that, prior to the Expiration Date, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of JMS, however called, and in any action taken by the written consent of shareholders of JMS without a meeting, unless otherwise directed in writing by P&G, each Shareholder will appear at the meeting or otherwise cause such Shareholder's Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent or cause to be voted or consented the
Shares:

          (i) in favor of the issuance of Surviving Corporation Common Stock pursuant to the Merger, the execution and delivery by JMS of the Merger Agreement and the adoption of the terms thereof, and in favor of the other actions contemplated by the Merger Agreement (including any amendment to JMS's governing documents that is necessary or desirable in order to consummate the Merger) and, to the extent that a vote is solicited in connection with this Agreement or the Merger Agreement, any other action required or desirable in furtherance hereof or thereof;

          (ii) to the extent a vote is solicited in connection with the approval of any action, agreement or proposal that would result in a breach of any representation, warranty, covenant or obligation of JMS in the Merger Agreement or that would delay or hinder the consummation of the Merger or that would preclude fulfillment of a condition precedent under the Merger Agreement to JMS's, P&G's or Newco's obligation to consummate the Merger, against the approval of such action, agreement or proposal; and

          (iii) against approval of any action, agreement or proposal made in opposition to or in competition with the issuance of the Surviving Corporation Common Stock pursuant to the Merger and the consummation of the Merger, including, without limitation, any Competing Transaction or Superior Proposal.

     (b) Prior to the Expiration Date, each Shareholder will not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with any provision of this Section 2.1. This Agreement is intended to bind each Shareholder only with respect to the specific matters set forth herein.

     2.2 Irrevocable Proxy. Contemporaneously with the execution of this Agreement, each Shareholder will deliver to P&G a proxy with respect to such Shareholder's Shares in the form attached hereto as Exhibit 1, which proxy will be irrevocable to the fullest extent permitted by applicable Law (the "Proxy"); except that the Proxy shall be automatically revoked upon termination of this Agreement in accordance with its terms.

     2.3 Transfer and Other Restrictions.

     (a) From and after the date hereof until the termination of this Agreement, each Shareholder agrees not to, directly or indirectly:

          (i) except pursuant to the terms of the Merger Agreement, Transfer any or all of the Shares or any interest therein;

          (ii) grant any proxy, power of attorney, deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares except as provided in this Agreement; or

          (iii) take any other action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing its obligations under this Agreement.

     (b) To the extent that any Shareholder is, as of the date hereof, party to a contract or agreement that requires such Shareholder to Transfer Shares to another person or entity (excluding a contract or agreement pledging Shares to JMS), such Shareholder will not effect any such Transfer unless, prior to such Transfer, such Shareholder causes the transferee to be bound by and to execute an agreement in the form of this Agreement with respect to the Shares to be Transferred. Nothing herein shall prohibit Shareholder from exercising any option or warrant Shareholder may hold (in accordance with the terms of such option or warrant, as applicable); provided, however, that the securities acquired upon such exercise shall be deemed Shares.

     (c) Each Shareholder agrees with, and covenants to, P&G that such Shareholder shall not request that JMS register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares, unless such transfer is made pursuant to and in compliance with this Agreement.

     (d) From and after the Effective Time until the second anniversary of the Effective Time, each Shareholder agrees not to, directly or indirectly, purchase, or otherwise acquire record or beneficial ownership of any additional shares of Surviving Corporation Common Stock or warrants or options to acquire Surviving Corporation Common Stock; or (ii) enter into any agreement or commitment to purchase shares of Surviving Corporation Common Stock or warrants or options to acquire Surviving Corporation Common Stock; provided, however, that this prohibition shall not apply to the acquisition of (x) options to purchase shares of Surviving Corporation Common Stock granted by JMS or the Surviving Corporation to Shareholder in connection with services performed by Shareholder as an employee or director of JMS or the Surviving Corporation ("Options"), (y) the acquisition of shares of Surviving Corporation Common Stock upon the exercise of such Options or (z) shares of Surviving Corporation Common Stock granted by the Surviving Corporation to the Shareholder in connection with services performed by such Shareholder as an officer or director of the Surviving Corporation.

     (e) The foregoing restrictions shall not prohibit a transfer of Shares (i) in the case of an individual, to any member of his or her immediate family, to a trust for the benefit of such Shareholder or any member of his or her immediate family or a transfer of Shares upon the death of any Shareholder or (ii) in the case of a partnership or limited liability company, to one or more partners or members or to an affiliated corporation; provided, however, that in each such case, (x) such Transfer is for no consideration of any kind and (y) any transferee shall, as a precondition to such transfer, agree in a writing delivered to P&G, to be bound by the terms and conditions of this Agreement and execute and deliver to P&G a proxy in the form attached hereto.

     3. Waivers. Each Shareholder agrees not to exercise any rights of appraisal and any dissenters' rights that such Shareholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger or any proposal that is necessary or desirable to consummate the Merger.

     4. Representations, Warranties and Covenants of Shareholder. Each Shareholder hereby represents, warrants and covenants to P&G severally, and not jointly, as follows:

     4.1 Authority, Enforceability. Such Shareholder has the power and authority to enter into, execute, deliver and perform such Shareholder's obligations under this Agreement and to make the representations, warranties and covenants made by such Shareholder herein. This Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

     4.2 No Conflicts, No Defaults and Consents. The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not: (i) conflict with or violate any order, decree or judgment applicable to such Shareholder or by which such Shareholder or any of such Shareholder's properties or Shares is bound or affected; (ii) conflict with or violate any agreement to which such Shareholder is a party or is subject, including, without limitation, any voting agreement or voting trust; (iii) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien, restriction, adverse claim, option on, right to acquire, or any encumbrance or security interest in or to such Shareholder's Shares, pursuant to any written, oral or other agreement, contract or legally binding commitment to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's Shares is bound or affected, or (iv) require any written, oral or other agreement, contract or legally binding commitment of any third party.

     4.3 Shares Owned. As of the date hereof, such Shareholder is the record owner, and in the case of Timothy P. Smucker, Richard K. Smucker and H. Reid Wagstaff, the beneficial owner (as defined in Rule 13d-3 under the Securities Act to the extent that such Shares are not owned of record by another Shareholder listed on Schedule A), with respect to, in the aggregate, the number of shares of JMS Common Stock listed opposite such Shareholder's name on Schedule A, and does not beneficially own or otherwise have the power to direct the voting with respect to, any shares of capital stock of JMS other than the Shares listed on Schedule A. Schedule A further sets forth as of the date hereof the number of Shares for which such Shareholder is entitled to cast one vote per Share and the number of Shares for which such Shareholder is entitled to cast ten votes per Share, in each case on any matter submitted for the approval of holders of JMS Common Stock.

     4.4 Accuracy of Representations; Reliance by Company. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Expiration Date and will be accurate in all respects as of the Effective Time of the Merger as if made on that date. Each Shareholder understands and acknowledges that P&G and Newco are entering into the Merger Agreement in reliance upon each Shareholder's execution and delivery of this Agreement.

     4.5 Further Assurances. Each Shareholder agrees to execute and deliver any additional documents reasonably necessary or desirable, in the reasonable opinion of P&G, Newco or JMS, to carry out the purposes and intent of this Agreement and the Proxy.

     4.6 No Restraint on Officer or Director Action. Notwithstanding anything herein to the contrary, no person executing this Agreement who is, or becomes during the term hereof, a director or an officer of JMS makes any agreement, understanding or undertaking herein in his or her capacity as a director or officer, and the agreements set forth herein shall in no way restrict any director or officer in the exercise of his or her fiduciary duties as a director or officer of JMS. Each Shareholder has executed this Agreement solely in his or her capacity as the beneficial holder of such Shareholder's Shares or as the trustee of a trust whose beneficiaries are the beneficial owners of such Shareholder's Shares.

     4.7 Limited Proxy. Each Shareholder will retain at all times the right to vote such Shareholder's Shares, in such Shareholder's sole discretion, on all matters other than those set forth in Section 2.1 which are at any time or from time to time presented to JMS's shareholders generally.

     4.8 Confidentiality. Each Shareholder agrees (i) to hold any non-public information regarding this Agreement and the Merger in strict confidence and
(ii) not to divulge any such non-public information to any third person.

     4.9 No Solicitation. Each Shareholder agrees that it will not take any action that Affiliates of JMS are prohibited from taking under Section 6.16 of the Merger Agreement.

     5.  Miscellaneous.

     5.1 Severability. If any provision of this Agreement is found by any court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision will, to the extent allowable by Law and the preceding sentence, not be voided or canceled but will instead be modified by such arbitrator or court so that it becomes enforceable and, as modified, will be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.

     5.2 Amendment; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed, or extended only by an agreement in writing executed by P&G and each Shareholder. The failure by any party at any time to require performance or compliance by another party of any of its obligations or agreements will in no way affect the right to require such performance or compliance at any time thereafter. The waiver by any party of a breach of any provision of this Agreement will not be treated as a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind will be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

     5.3 Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Merger Agreement and the Ancilliary Agreements, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and are not intended to convey upon any person other than P&G and each Shareholder any rights or remedies hereunder.

     5.4 Assignment. This Agreement and all rights and obligations hereunder are personal to each Shareholder and may not be transferred or assigned by any Shareholder at any time. P&G may assign its rights, and may delegate its obligations hereunder, to any Subsidiary of P&G; provided however, that any such assignee assumes the obligations of P&G hereunder. This Agreement will be binding upon, and inure to the benefit of, the persons or entities who are permitted, by the terms of this Agreement, to be successors, assigns and personal representatives of the respective parties hereto.

     5.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio, whether common law or statutory, without reference to the choice of law provisions thereof.

     5.6 Notices. All notices required or permitted pursuant to this Agreement will be in writing and will be deemed to be properly given when actually received by the person entitled to receive the notice at the address stated below, or at such other address as a party may provide by notice to the other:

     If to P&G:

     The Procter & Gamble Company
     P.O. Box 599
     Cincinnati, OH 45201
     Attention: Director -- Acquisitions Divestures

     With a copy to:

     The Procter & Gamble Company
     P.O. Box 599
     Cincinnati, OH 45201
     Attention: Secretary

     If to JMS:

     The J.M. Smucker Company
     Strawberry Lane
     Orrville, Ohio 44667

     With a copy to:

     The J.M. Smucker Company
     Strawberry Lane
     Orrville, Ohio 44667
     Attention: General Counsel

     If to the Shareholders:

     At the address listed on Schedule A.

     With a copy to:

     The J.M. Smucker Company
     Strawberry Lane
     Orrville, Ohio 44667
     Attention: General Counsel

     5.7 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Transactions, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

     5.8 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which, taken together, constitute one and the same agreement.

     5.9 Titles. The titles and captions of the sections and paragraphs of this Agreement are included for convenience of reference only and will have no effect on the construction or meaning of this Agreement.

     5.10 Termination. This Agreement, other than the Transfer prohibitions contained in Section 2.3(d), which shall terminate upon the second anniversary of the Effective Time, will be terminated and will be of no further force and effect upon the Expiration Date.

     5.11 Fees and Expenses. Except as specifically provided to the contrary in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

     5.12 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Expiration Date; provided, however, that the termination of this Agreement shall not relieve any party from any liability for any breach of this Agreement that has occurred prior to the termination of this Agreement as provided for in
Section 5.10.

     5.13 Legal Counsel. Each Shareholder acknowledges that it has been advised to, and has had the opportunity to consult with its personal attorney prior to entering into this Agreement. Each Shareholder acknowledges that attorneys for JMS represent JMS and do not represent any of the shareholders of JMS in connection with the Merger Agreement, this Agreement or any of the transactions contemplated hereby or thereby.

     5.14 Agreement Negotiated. The form of this Agreement has been negotiated by or on behalf of JMS and P&G, each of which was represented by attorneys who have carefully negotiated the provisions hereof. No law or rule relating to the construction or interpretation of contracts against the drafter of any particular clause should be applied with respect to this Agreement or the Proxy.

     5.15 Legends. Any stock certificates representing the Shares shall at the request of P&G reflect this Agreement and, if applicable, the irrevocable proxy granted by this Agreement.

     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first above written.

SHAREHOLDERS

/s/ TIMOTHY P. SMUCKER                                   /s/ TIMOTHY P. SMUCKER
-----------------------------------------------------    ------------------------------------------------------
Timothy P. Smucker                                       Timothy P. Smucker
Individually                                             Trustee, Reid S. Smucker Revocable Trust

/s/ TIMOTHY P. SMUCKER                                   /s/ TIMOTHY P. SMUCKER
-----------------------------------------------------    ------------------------------------------------------
Timothy P. Smucker                                       Timothy P. Smucker
Trustee, Sarah L. Smucker Revocable Trust                Trustee, Protected Trust and Exempt Trust
                                                         FBO Timothy P. Smucker

/s/ TIMOTHY P. SMUCKER                                   /s/ TIMOTHY P. SMUCKER
-----------------------------------------------------    ------------------------------------------------------
Timothy P. Smucker                                       Timothy P. Smucker
Trustee, Willard E. Smucker Trust                        Trustee, Willard E. Smucker Foundation
FBO Marcella S. Clark

/s/ JENNIFER C. SMUCKER                                  /s/ JENNIFER C. SMUCKER
-----------------------------------------------------    ------------------------------------------------------
Jennifer C. Smucker                                      Jennifer C. Smucker
Individually                                             Trustee, Timothy P. Smucker Trust
                                                         FBO John Enoch Smucker

/s/ RICHARD K. SMUCKER                                   /s/ RICHARD K. SMUCKER
-----------------------------------------------------    ------------------------------------------------------
Richard K. Smucker                                       Richard K. Smucker
Individually                                             Trustee, Protected Trust and Exempt Trust
                                                         FBO Julie E. Smucker

/s/ EMILY D. SMUCKER                                     /s/ EMILY D. SMUCKER
-----------------------------------------------------    ------------------------------------------------------
Emily D. Smucker                                         Emily D. Smucker
Individually                                             Custodian, Julie E. Smucker UGMA

/s/ RICHARD K. SMUCKER                                   /s/ LORRAINE E. SMUCKER
-----------------------------------------------------    ------------------------------------------------------
Richard K. Smucker                                       Lorraine E. Smucker
Trustee, Willard E. Smucker Foundation                   Trustee, Lorraine E. Smucker Personal Trust

/s/ SUSAN S. WAGSTAFF                                    /s/ SUSAN S. WAGSTAFF
-----------------------------------------------------    ------------------------------------------------------
Susan S. Wagstaff                                        Susan S. Wagstaff
Individually                                             Trustee, Protected Trust and Exempt Trust
                                                         FBO Susan S. Wagstaff

/s/ SUSAN S. WAGSTAFF                                    /s/ H. REID WAGSTAFF
-----------------------------------------------------    ------------------------------------------------------
Susan S. Wagstaff                                        H. Reid Wagstaff
Custodian, Kimberly A. Wagstaff UGMA                     Individually

                           [INTENTIONALLY LEFT BLANK]

                                          THE PROCTER & GAMBLE COMPANY

                                          By: /s/ GRETCHEN W. PRICE
                                            ------------------------------------
                                              Name: Gretchen W. Price
                                              Title: Vice President -- Treasurer

                                             EXHIBIT 1 TO SHAREHOLDERS AGREEMENT

                               IRREVOCABLE PROXY

     The undersigned shareholder (the "Shareholder") of JMS, an Ohio corporation, ("JMS") hereby irrevocably (to the fullest extent permitted by applicable law) appoints and constitutes those officers of The Procter and Gamble Company, an Ohio corporation ("P&G") designated by P&G in writing and each of them (collectively the "Proxyholders"), the agents, attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the fullest extent of the undersigned's rights with respect to (i) the shares of capital stock of JMS beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the undersigned as of the date of this proxy, which shares are specified on Schedule A to the Shareholders Agreement (as defined below); (ii) any and all other shares of capital stock of JMS with respect to which the undersigned shall become the record or beneficial owner or over which the undersigned shall otherwise exercise voting power after the date hereof, including, without limitation, in the event of a dividend or distribution of capital stock of JMS, or any change in JMS's capital stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, all shares of JMS's capital stock issued or distributed pursuant to such stock dividends and distributions and any shares of JMS's capital stock into which or for which any or all of the shares otherwise held by the undersigned may be so changed or exchanged. (The shares of the capital stock of JMS referred to in clauses (i) and (ii) of the immediately preceding sentence are collectively referred to as the "Shares.") Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and no subsequent proxies will be given with respect to any of the Shares until such time as this proxy shall be terminated in accordance with its terms.

     The Proxyholders named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the Expiration Date (as defined in the Shareholders Agreement dated as of the date hereof, between P&G and the undersigned (the "Shareholders Agreement") at any meeting of the shareholders of JMS, however called, or in any action by written consent of shareholders of JMS with respect to the following matters and only the following matters:

          (i) in favor of the issuance of JMS Common Stock pursuant to the merger (the "Merger") contemplated by the Agreement and Plan of Merger by and among P&G, The Procter & Gamble Ohio Brands Company, an Ohio corporation and a wholly owned subsidiary of P&G, ("Newco"), JMS and JMS Acquisition Corp., an Ohio corporation and a wholly owned subsidiary of JMS ("Merger Sub"), dated as of the date hereof (the "Merger Agreement"), the execution and delivery by JMS of the Merger Agreement and the adoption and approval of the terms thereof, and in favor of the other actions contemplated by the Merger Agreement (including any amendment to JMS's governing documents that is necessary or desirable in order to consummate the Merger) and, to the extent that a vote is solicited in connection with the Shareholders Agreement or the Merger Agreement, any other action required or desirable in furtherance hereof or thereof;

          (ii) against approval of any action, agreement or proposal that would result in a breach of any representation, warranty, covenant or obligation of JMS in the Merger Agreement or that would delay or hinder the consummation of the Merger or that would preclude fulfillment of a condition precedent under the Merger Agreement to JMS', P&G's or Newco's obligation to consummate the Merger; and

          (iii) against approval of any action, agreement or proposal made in opposition to or in competition with the consummation of the Merger including, without limitation, any Competing Transaction or Superior Proposal (each as defined in the Merger Agreement).

     The Proxyholders may not exercise this proxy on any other matter. The Shareholder may vote the Shares on all such other matters. The proxy granted by the Shareholder to the Proxyholders hereby is granted as of the date of this Irrevocable Proxy in order to secure the obligations of the Shareholder set forth in Section 2 of the Shareholders Agreement.

     This proxy will terminate upon the termination of the Shareholders Agreement in accordance with its terms. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned Shareholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of JMS and with any Inspector of Elections at any meeting of the shareholders of JMS.

     This proxy is irrevocable, is coupled with an interest, and shall survive the insolvency, incapacity, death or liquidation of the undersigned and will be binding upon the heirs, successors and assigns of the undersigned (including any transferee of any of the Shares).

Dated: October 9, 2001

                                          SHAREHOLDER

                                          By:
                                            ------------------------------------

                                                                         ANNEX D

                            WILLIAM BLAIR & COMPANY

October 8, 2001

Board of Directors of
The J.M. Smucker Company
Strawberry Lane
Orrville, Ohio 44667

Ladies and Gentlemen:

     We understand that The J. M. Smucker Company ("Smucker") proposes to enter into an Agreement and Plan of Merger dated as of October 9, 2001 (the "Merger Agreement") by and among Smucker, The Procter & Gamble Company ("Procter & Gamble") and The Procter & Gamble Ohio Brands Company, a wholly-owned subsidiary of Procter & Gamble ("P&G Ohio"). The Merger Agreement contemplates that, subject to the terms and conditions contained therein, (A) pursuant to a Contribution Agreement dated as of October 9, 2001 among Smucker, P&G Ohio, Procter & Gamble and certain affiliates of Procter & Gamble (the "Contribution Agreement"), substantially all of the assets, properties, rights and interests and certain of the liabilities of Procter & Gamble and its affiliates of the JIF/Crisco Business (as defined in the Contribution Agreement) will be transferred and contributed to P&G Ohio (the "Contribution"), (B) following the Contribution, Procter & Gamble will distribute to all the holders of Procter & Gamble common shares, without par value ("Procter & Gamble Common Shares"), one P&G Ohio common share, without par value ("P&G Ohio Common Shares"), for each Procter & Gamble Common Share held by such holders (the "Spin Off") and (C) immediately following the Spin Off, P&G Ohio will merge with and into Smucker (the "Merger," together with the Contribution and the Spin Off, the "Transactions") following which Smucker will be the surviving corporation (the "Surviving Corporation") and pursuant to which (i) each Smucker common share, without par value ("Smucker Common Shares"), then outstanding will be converted into the right to receive a fractional number of common shares, without par value, of the Surviving Corporation ("Surviving Corporation Common Shares") determined pursuant to a formula set forth in the Merger Agreement and defined therein as the "Applicable Percentage," together with, in certain circumstances, a cash payment defined in the Merger Agreement as the "Cash Amount," and (ii) each P&G Ohio Common Share issued and outstanding immediately prior to the effective time of the Merger (other than P&G Ohio Common Shares owned by Smucker or any of its direct or indirect wholly-owned subsidiaries) will be converted into the right to receive 0.0200 shares of Surviving Corporation Common Shares (the "Transaction Consideration").

     You have requested our opinion as to the fairness, from a financial point of view, to Smucker and the current holders of Smucker Common Shares, of the Transaction Consideration to be paid by Smucker to the holders of P&G Ohio Common Shares in the Merger pursuant to the Merger Agreement.

     In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) drafts of the Merger Agreement, the Contribution Agreement, the Manufacturing Plant Separation Agreement (as defined in the Contribution Agreement), the Shareholders Agreement (as defined in the Merger Agreement), the Transitional Services Agreement (as defined in the Contribution Agreement) and the Tax Sharing Agreement (as defined in the Contribution Agreement) (collectively, the "Agreements"); (b) certain audited historical financial statements of Smucker for the three years ended April 30, 2001; (c) audited special purpose statements of inventory, property, plant and equipment-net as of June 30, 2001 and June 30, 2000 and the audited statements of revenues, direct cost of products sold, direct marketing expenses and direct administrative and other expenses for each of the three years in the period ended June 30, 2001 for the JIF/Crisco Business; (d) the unaudited financial statements of Smucker for the three months ended July 31, 2001; (e) certain internal business, operating and financial information and projections of Smucker and the JIF/Crisco Business (the "Projections"), prepared by the senior management of Smucker and Procter & Gamble, respectively; (f) information regarding the strategic, financial and operational benefits anticipated from the Merger and the prospects of Smucker (with and without the Merger) prepared by Smucker's senior management; (g) the pro forma impact of the Merger on the earnings per share of Smucker based on certain financial information prepared by the senior management of Smucker and Procter & Gamble, respectively; (h) information provided by Smucker's senior management regarding the amount and timing of cost savings and related expenses and potential synergies that the senior management of Smucker expects will result from the Merger (the "Expected Synergies"); (i) the publicly available financial terms of certain other business combinations that we deemed relevant;
(j) the financial position and operating results of Smucker and operating results of the JIF/Crisco Business compared with those of certain other publicly traded companies we deemed relevant; (k) current and historical market prices and trading volumes of the Smucker Common Shares; and (l) certain other publicly available information relating to Smucker, Procter & Gamble and the JIF/ Crisco Business. We have also held discussions with the respective representatives and the members of the respective senior management of Smucker, Procter & Gamble and the JIF/Crisco Business to discuss the foregoing, the past and current business operations, the financial condition and the future prospects of Smucker and the JIF/Crisco Business. We have also held discussions with you and Smucker's legal counsel to discuss the JIF/Crisco Business, the Transactions and the results of our analysis and examination and have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations, as we have deemed relevant or appropriate. The senior management of Smucker has advised us that Smucker is not considering any change of control transaction and accordingly we did not evaluate the fairness, from a financial point of view, to Smucker and the current holders of Smucker Common Shares, of the Transaction Consideration to be paid by Smucker to the holders of P&G Ohio Common Shares in the Merger pursuant to the Merger Agreement in the context of a change of control of Smucker.

     In rendering our opinion, we have assumed and relied, without any duty of independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of our opinion, including without limitation the number of Smucker Common Shares, Procter & Gamble Common Shares and P&G Ohio Common Shares currently issued and outstanding, or expected to be issued and outstanding, and subject to the Transactions, and we have assumed, with your consent, that the total number of Surviving Corporation Common Shares that will be issued to the holders of Smucker Common Shares pursuant to the Merger will be at least equal to 45 percent of the total number of Surviving Corporation Common Shares issued and outstanding immediately following the completion of the Merger. We have assumed that there are and will be no outstanding rights or options to acquire or obligations to issue P&G Ohio Common Shares or any other security of P&G Ohio other than pursuant to the Spin Off. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of Smucker, P&G Ohio or the JIF/Crisco Business. We have been advised by the respective senior management of Smucker and Procter & Gamble that the Projections and the other information and data provided to or otherwise reviewed by, discussed with, or examined by us, have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Smucker or Procter & Gamble, as the case may be, as to the future financial performance of Smucker and the JIF/Crisco Business and the strategic implications and operational benefits anticipated to result from the Merger. In addition, we have assumed that the Expected Synergies have been reasonably prepared to reflect the best currently available estimates and judgments of the senior management of Smucker. In that regard, we have assumed, with your consent, that (i) on a stand alone basis, Smucker and the JIF/Crisco Business would perform, and on a pro forma basis the Surviving Corporation will perform, substantially in accordance with the Projections and the Expected Synergies and (ii) all material assets and liabilities (contingent or otherwise) of the JIF/Crisco Business are as set forth in the JIF/Crisco Business' financial statements or other information made available to us. We express no opinion with respect to the Projections or Expected Synergies or the estimates and judgments on which they are based. Our opinion does not address the relative merits of the Transactions as compared to any alternative business strategies that might exist for Smucker or the effect of any other transaction in which

Smucker might engage. We were not requested to solicit, and we did not solicit, any expressions of interest from any other parties with respect to the sale of all or any part of Smucker or any other alternative transaction and accordingly have relied upon our discussions with the senior management of Smucker with respect to the availability and consequences of alternatives to the Transactions. In addition, we were not requested to consider, and our opinion does not address, any term of the Transactions or the Agreements other than the Transaction Consideration to be paid by Smucker to the holders of P&G Ohio Common Shares in the Merger pursuant to the Merger Agreement. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion herein.

     We have further assumed, with your consent, that the Transactions (other than the receipt of the Cash Amount, if any, by holders of Smucker Common Shares) will be non-taxable for United States federal and other income tax purposes to the respective shareholders of Smucker, Procter & Gamble and P&G Ohio, and that none of Smucker, Procter & Gamble or P&G Ohio will recognize material income, gain or loss for United States federal or other income tax purposes as a result of the Transactions. We have not independently verified that such tax treatment will be available in respect of the Transactions, and we express no view with respect to the tax treatment that will be required to be applied to the Transactions. In addition, we have assumed, with your consent, that following the consummation of the Transactions, no indemnification payments with respect to any taxes or otherwise will be required to be made by Smucker pursuant to the Agreements. We have relied as to all legal and tax matters on advice of counsel and tax advisors to Smucker, and have assumed that the Transactions will be consummated on the terms described in the Agreements, without any waiver of any material terms or conditions by Procter & Gamble, P&G Ohio or Smucker, and that the executed forms of the Agreements will be in substantially the form of the last drafts of the Agreements reviewed by us.

     William Blair & Company ("Blair") has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. We have acted as an investment banker to Smucker in connection with the Transactions and will receive a fee from Smucker for our services, a significant portion of which is contingent upon consummation of the Transactions. In addition, Smucker has agreed to indemnify us against certain liabilities arising out of our engagement. Blair has, in the past, provided financial advisory and financing services to Smucker and its affiliates and may continue to do so and we have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may beneficially own or actively trade the common shares and other securities of Smucker, as well as the common shares and other securities of Procter & Gamble, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion, as set forth herein, relates to the fairness, from a financial point of view, to Smucker and the current holders of Smucker Common Shares of the Transaction Consideration to be paid by Smucker to the holders of P&G Ohio Common Shares in the Merger pursuant to the Merger Agreement. We are expressing no opinion herein as to the price at which Smucker Common Shares will trade at any future time or as to the effect of the Transactions on the trading price of Surviving Corporation Common Shares subsequent to the completion of the Transactions. Such trading price may be affected by a number of factors, including but not limited to (i) dispositions of Surviving Corporation Common Shares by shareholders within a short period of time after the completion of the Transactions, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of Smucker or of the JIF/Crisco Business or in the markets they serve, (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities and (vi) timely completion of the Transactions on terms and conditions described in the Agreements.

     Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors of Smucker in connection with its consideration of the Transactions contemplated by the Agreements. Our opinion is limited to the fairness, from a financial point of view, to Smucker and the current holders of Smucker Common Shares of the Transaction Consideration to be paid by Smucker to the holders of P&G Ohio Common Shares in the Merger pursuant to the Merger Agreement and we do not address the merits of the underlying decision by Smucker to engage in the transactions contemplated by the Agreements. Our opinion does not constitute a recommendation to any Smucker shareholder as to how such shareholder should vote or any action they should take with respect to the proposed Merger or other transactions contemplated by the Merger Agreement. It is understood that this opinion, and any written materials provided by Blair, will be solely for the confidential use of the Board of Directors of Smucker and will not be reproduced, summarized, described, relied upon or referred to or given to any other person (other than Smucker's Board of Directors or employees involved in the acquisition of the JIF/Crisco Business) for any purpose without Blair's prior written consent. Notwithstanding the preceding sentence, this opinion may be included in a filing by Smucker with the Securities and Exchange Commission or a document to be mailed to the shareholders of Smucker and Procter & Gamble in connection with the Merger, provided that (i) this opinion is reproduced therein in its entirety or (ii) any description of or reference to Blair or the advice rendered by it in such filing or document is in a form reasonably acceptable to Blair and its counsel.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Transaction Consideration to be paid by Smucker to the holders of P&G Ohio Common Shares in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to Smucker and the current holders of Smucker Common Shares.

Very truly yours,

/s/ WILLIAM BLAIR & COMPANY, L.L.C.

                                                                         ANNEX E

             SECTIONS 1701.84 AND 1701.85 OF THE OHIO REVISED CODE

SECTION 1701.84 DISSENTS IN CASE OF A MERGER, CONSOLIDATION, COMBINATION, OR MAJORITY SHARE ACQUISITION.

     The following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

     (A) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised Code;

     (B) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

     (C) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

     (D) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

     (E) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code.

SECTION 1701.85 PROCEDURE IN CASE OF DISSENTS.

     (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

       (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

       (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division
           (A)(2) of this section.

       (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

       (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

     (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or as fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

     (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

     (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

          (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

          (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

          (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

          (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

          (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

     (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                                                         ANNEX F

                                    AMENDED
                           ARTICLES OF INCORPORATION
                                       OF
                           THE J. M. SMUCKER COMPANY

     FIRST.  The name of the Company is The J. M. Smucker Company.

     SECOND. The place in Ohio where its principal office is located is the City of Orrville, in Wayne County.

     THIRD.  The purpose or purposes of the Company are:

          (a) To manufacture, preserve, can, pack, purchase, sell, import, export, store, hold, use, distribute, transport, and deal in and with food products, food by-products, and containers therefor;

          (b) To manufacture, to purchase, lease, or otherwise acquire, to hold and use, to sell, lease, or otherwise dispose of, and to deal in or with personal property of any description and any interest therein;

          (c) To purchase, lease, or otherwise acquire, to invest in, hold, use, and encumber, to sell, lease, exchange, transfer, or otherwise dispose of, and to construct, develop, improve, equip, maintain, and operate structures and real property of any description and any interest therein;

          (d) To borrow money, to issue, sell, and pledge its notes, bonds, and other evidences of indebtedness, to secure any of its obligations by mortgage, pledge, or deed of trust of all or any of its property, and to guarantee and secure obligations of any person, all to the extent necessary, useful, or conducive to carrying out any of the purposes of the Company;

          (e) To invest its funds in any shares or other securities of another corporation, business, or undertaking or of a government, governmental authority, or governmental subdivision; and

          (f) To do whatever is deemed necessary, useful, or conducive to carrying out any of the purposes of the Company and to exercise all other authority enjoyed by corporations generally by virtue of the provisions of Chapter 1701 of the Ohio Revised Code.

     Fourth. The authorized number of shares of the Company is 156,000,000 consisting of 6,000,000 serial preferred shares without par value ("Serial Preferred Shares") and 150,000,000 common shares without par value ("Common Shares"). This Article Fourth may be amended by the Board of Directors without shareholder approval as permitted by Chapter 1701 of the Ohio Revised Code, as it may be amended from time to time.

                                   DIVISION I
                    EXPRESS TERMS OF SERIAL PREFERRED SHARES

     The Serial Preferred Shares may be issued from time to time in series. Each Serial Preferred Share of any one series shall be identical with each other share of the same series in all respects, except as to the date from which dividends thereon shall be cumulative; and all Serial Preferred Shares of all series shall rank equally and shall be identical, except that there may be variations in respect of the dividend rate, the dates of payment of dividends and the dates from which they are cumulative, redemption rights and price, sinking fund requirements, conversion rights, liquidation price, and restrictions on the issuance of shares of the same series or of any other class or series. Subject to the requirement that all Serial Preferred Shares shall be identical in respect of voting rights and rights of alteration of express terms, the Board of Directors, without any further action by the shareholders, may, at any time and from time to time, adopt an amendment or amendments to these Amended Articles of Incorporation, or adopt further Amended Articles of Incorporation, in respect of any Serial Preferred Shares that constitute unissued or treasury

                                       1-F
shares at the time of such adoption for the purpose of dividing any or all of such Serial Preferred Shares into such series as the Board of Directors shall determine and fix the express terms of any such series of Serial Preferred Shares, which may include statements specifying:

          (a) Dividend rights, which may be cumulative or non-cumulative, at a specified rate, amount, or proportion, with or without further participation rights, and in preference to, junior to, or on a parity in whole or in part with dividend rights of shares of any other class or series;

          (b) Redemption rights and price;

          (c) Sinking fund requirements, which may require the Company to provide a sinking fund out of earnings or otherwise for the purchase or redemption of such shares or for dividends thereon;

          (d) Voting rights, which may be full, limited or denied, except as otherwise required by law;

          (e) Conversion rights;

          (f) Liquidation rights, preferences, and price; and

          (g) Restrictions on the issuance of shares of any class or series of the Company.

                                  DIVISION I-A
                 SERIES A JUNIOR PARTICIPATING PREFERRED SHARES

     SECTION 1. There is established hereby a series of Serial Preferred Shares that shall be designated Series A Junior Participating Preferred Shares (hereinafter sometimes called this "Series" or the "Series A Junior Participating Preferred Shares") and that shall have the terms set forth in this Division I-A.

     SECTION 2.  The number of shares of this Series shall be 1,500,000.

     SECTION 3. (a) The holders of record of Series A Junior Participating Preferred Shares shall be entitled to receive, when and as declared by the Directors in accordance with the terms hereof, out of funds legally available for the purpose, cumulative quarterly dividends payable in cash on the first day of March, June, September, and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Series A Junior Participating Preferred Share or fraction of a Series A Junior Participating Preferred Share. Such quarterly dividend payments shall be in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 per share or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, plus 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in Common Shares, or a subdivision of the outstanding Common Shares (by reclassification or otherwise)), declared on the Common Shares since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Series A Junior Participating Preferred Share or fraction of a Series A Junior Participating Preferred Share. In the event the Company shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount to which holders of Series A Junior Participating Preferred Shares were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

     (b) Dividends shall begin to accrue and be cumulative on outstanding Series A Junior Participating Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Junior Participating Preferred Shares, unless (i) the date of issue of such shares is prior to the
                                       2-F
record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or (ii) the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. No dividends shall be paid upon or declared and set apart for any Series A Junior Participating Preferred Shares for any dividend period unless at the same time a dividend for the same dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon or declared and set apart for all Serial Preferred Shares of all series then outstanding and entitled to receive such dividend. The Directors may fix a record date for the determination of holders of Series A Junior Participating Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 40 days prior to the date fixed for the payment thereof.

     SECTION 4. The Series A Junior Participating Preferred Shares are not redeemable.

     SECTION 5. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (hereinafter referred to as a "Liquidation"), no distribution shall be made to the holders of shares ranking junior (either as to dividends or upon Liquidation) to the Series A Junior Participating Preferred Shares, unless, prior thereto, the holders of Series A Junior Participating Preferred Shares shall have received at least an amount per share equal to one hundred times the then applicable Purchase Price as defined in the Rights Agreement, dated as of April 22, 1999 between the Company and Harris Trust and Savings Bank, as the same may be from time to time amended in accordance with its terms (which Purchase Price is $90.00 as of April 22, 1999), subject to adjustment from time to time as provided in the Rights Agreement, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment; provided that the holders of Series A Junior Participating Preferred Shares shall be entitled to receive at least an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Shares (the "Series A Junior Participating Preferred Shares Liquidation Preference").

     (b) In the event, however, that the net assets of the Company are not sufficient to pay in full the amount of the Series A Junior Participating Preferred Shares Liquidation Preference and the liquidation preferences of all other series of Serial Preferred Shares, if any, which rank on a parity with the Series A Junior Participating Preferred Shares as to distribution of assets in Liquidation, all shares of this Series and of such other series of Serial Preferred Shares shall share ratably in the distribution of assets (or proceeds thereof) in Liquidation in proportion to the full amounts to which they are respectively entitled.

     (c) In the event the Company shall at any time declare or pay any dividend on the Common Shares payable in consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount to which holders of Series A Junior Participating Preferred Shares were entitled immediately prior to such event pursuant to the proviso set forth in paragraph (a) above, shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

     (d) The merger or consolidation of the Company into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property or business of the Company, shall not be deemed to be a Liquidation for the purpose of this Section 5.

     SECTION 6. The Series A Junior Participating Preferred Shares shall not be convertible into Common Shares.

                                       3-F

                                  DIVISION II
                         EXPRESS TERMS OF COMMON SHARES

     SECTION 1. Except as expressly set forth in Section 2 of this Division II, each outstanding Common Share shall entitle the holder thereof to one vote on each matter properly submitted to the shareholders for their vote, consent, waiver, release, or other action, including any vote or consent for the election or removal of directors.

     SECTION 2. (a) Notwithstanding Section 1 of this Division II, each outstanding Common Share shall entitle the holder thereof to ten votes on each of the following matters properly submitted to the shareholders to the extent such matters (x) are required under the Ohio Revised Code, any provisions of these Amended Articles of Incorporation or the Regulations of the Company or applicable stock exchange rules, to be submitted to the shareholders for their vote, consent, waiver or other action or (y) are submitted or presented to the shareholders for their vote, consent waiver or other action: (1) any matter that relates to or would result in the dissolution or liquidation of the Company, whether voluntary or involuntary, and whether pursuant to Section 1701.86 or 1701.91 of the Ohio Revised Code or otherwise, (2) the adoption of any amendment to these Amended Articles of Incorporation, or the Regulations of the Company, or the adoption of Amended Articles of Incorporation, other than the adoption of any amendment or Amended Articles of Incorporation that increases the number of votes to which holders of Common Shares are entitled or expand the matters to which this Section 2(a) applies, (3) any proposal or other action to be taken by the shareholders of the Company, whether or not proposed by the shareholders of the Company, and whether proposed by authority of the Board of Directors or otherwise, relating to the Rights Agreement, dated as of April 22, 1999, as amended on August 28, 2000, and as it may be further amended from time to time pursuant to its terms, or any successor plan, (4) any matter relating to any stock option plan, stock purchase plan, executive compensation plan, executive benefit plan, or other similar plan, arrangement or agreement, (5) adoption of any agreement or plan of or for the merger, consolidation, or majority share acquisition of the Company or any subsidiary with or into any other person, whether domestic or foreign, corporate, or noncorporate, or the authorization of the lease, sale, exchange, transfer or other disposition of all, or substantially all, of the Company's assets, (6) any matter submitted to the shareholders pursuant to Article Fifth or Article Seventh of these Amended Articles of Incorporation, as they may be further amended, or any issuance of shares of the Company for which shareholder approval is required by applicable stock exchange rules or (7) any matter relating to the issuance of shares of the Company, or the repurchase of shares of the Company that the Board of Directors determines is required or appropriate to be submitted to the shareholders under the Ohio Revised Code or applicable stock exchange rules, except that:

          (i) no holder of Common Shares shall be entitled to exercise more than one vote on any such matter in respect of any Common Share with respect to which there has been a change in beneficial ownership following the Effective Time of the Merger (as such terms are defined in the Agreement and Plan of Merger, dated as of October 9, 2001, as it may be amended from time to time (the "Merger Agreement"), by and among The Procter & Gamble Company, The Procter & Gamble Ohio Brands Company and the Company) and during the four years immediately preceding the date on which a determination is made of the shareholders who are entitled to take any such action; and

          (ii) no holder shall be entitled to exercise more than one vote on any such matter in respect of any Common Share if the aggregate voting power such holder otherwise would be entitled to exercise as of the date of such a determination (disregarding the voting power of any Common Shares held by such holder on August 20, 1985 or acquired by such holder in a transaction not involving any change in beneficial ownership by reason of Section 2 (c) of this Division II) would constitute one-fifth or more of the voting power of the Company and the holders of the Common Shares have not authorized the ownership of Common Shares by such person as and to the extent contemplated by Article Seventh hereof.

     (b) A change in beneficial ownership of an outstanding Common Share shall be deemed to have occurred whenever a change occurs in any person or group of persons who, directly or indirectly, through

                                       4-F
any contract, arrangement, understanding, relationship or otherwise has or shares (1) voting power, which includes the power to vote, or to direct the voting of such Common Share, (2) investment power, which includes the power to direct the sale or other disposition of such Common Share, (3) the right to receive or retain the proceeds of any sale or other disposition of such Common Share, or (4) the right to receive any distributions, including cash dividends, in respect of such Common Share.

          (A) In the absence of proof to the contrary provided in accordance with the procedures referred to in Section 2 (d) of this Division II, a change in beneficial ownership shall be deemed to have occurred whenever a Common Share is transferred of record into the name of any other person.

          (B) In the case of a Common Share held of record in the name of a corporation, general partnership, limited partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, if it has not been established pursuant to the procedures referred to in Section 2 (d) of this Division II that there has been no change in the person or persons who direct the exercise of the rights referred to in clauses (b)(1) through
     (b)(4) of Section 2 of this Division II with respect to such Common Share during the period of four years immediately preceding the date on which a determination is made of the shareholders who are entitled to take any action, then a change in beneficial ownership shall be deemed to have occurred during such period.

          (C) In the case of a Common Share held of record in the name of any person as a trustee, agent, guardian or custodian under the Uniform Gifts to Minors Act as in effect in any state, a change in beneficial ownership shall be deemed to have occurred whenever there is a change in the beneficiary of such trust, the principal of such agent, the ward of such guardian or the minor for whom such custodian is acting or in such trustee, agent, guardian or custodian.

          (D) In the case of Common Shares beneficially owned by a person or group of persons who, after acquiring directly or indirectly the beneficial ownership of five percent of the outstanding Common Shares, failed to notify the Company of such ownership, a change in beneficial ownership of such Common Shares shall be deemed to occur on each day while such failure continues.

     (c) Notwithstanding anything in this Section 2 of this Division II to the contrary, no change in beneficial ownership shall be deemed to have occurred solely as a result of:

          (1) any event that occurred prior to August 20, 1985 or pursuant to the terms of any contract (other than a contract for the purchase and sale of Common Shares contemplating prompt settlement), including contracts providing for options, rights of first refusal and similar arrangements in existence on such date to which any holder of Common Shares is a party;

          (2) any transfer of any interest in a Common Share pursuant to a bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift that is made in good faith and not for the purpose of circumventing this Article Fourth;

          (3) any change in the beneficiary of any trust, or any distribution of a Common Share from trust, by reason of the birth, death, marriage or divorce of any natural person, the adoption of any natural person prior to age 18 or the passage of a given period of time or the attainment by any natural person of a specific age, or the creation or termination of any guardianship or custodial arrangement;

          (4) any appointment of a successor trustee, agent, guardian or custodian with respect to a Common Share if neither such successor has nor its predecessor had the power to vote or to dispose of such Common Share without further instructions from others;

          (5) any change in the person to whom dividends or other distributions in respect of a Common Share are to be paid pursuant to the issuance or modification of a revocable dividend payment order; or

                                       5-F

          (6) any issuance of a Common Share by the Company or any transfer by the Company of a Common Share held in treasury unless otherwise determined by the Board of Directors at the time of authorizing such issuance, or transfer, including without limitation those Common Shares issued pursuant to the Merger Agreement.

     (d) For purposes of Section 2 of this Division II, all determinations concerning changes in beneficial ownership, or the absence of any such change, shall be made by the Company or, at any time when a transfer agent is acting with respect to the Common Shares, by such transfer agent on the Company's behalf. Written procedures designed to facilitate such determinations shall be established by the Company and refined from time to time. Such procedures shall provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The Company and any transfer agent shall be entitled to rely on all information concerning beneficial ownership of the Common Shares coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Company nor any transfer agent shall be charged with any other knowledge concerning the beneficial ownership of the Common Shares.

     (e) In the event of any stock split or stock dividend with respect to the Common Shares, each Common Share acquired by reason of such split or dividend shall be deemed to have been beneficially owned by the same person continuously from the same date as that on which beneficial ownership of the Common Share, with respect to which such Common Share was distributed, was acquired.

     SECTION 3. No reference to any matter in this Division II shall be deemed to entitle any shareholder of the Company the right to vote thereon, consent thereto, grant a waiver or release in respect thereof, or take any other action with respect thereto.

     SECTION 4. Each Common Share, whether at any particular time the holder thereof is entitled to exercise ten votes or one vote pursuant to Section 2 of this Division II, shall be identical to all other Common Shares in all respects, and together the Common Shares shall constitute a single class of shares of the Company.

     FIFTH. (a) Unless the conditions set forth in clauses (1) through (4) of this paragraph (a) are satisfied, the affirmative vote of the holders of 85% of all shares of the Company entitled to vote in elections of Directors, considered for the purposes of this Article Fifth as one class, shall be required for the adoption or authorization of a business combination (as hereinafter defined) with any other entity (as hereinafter defined) if, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, the other entity is the beneficial owner, directly or indirectly, of more than 30% of the outstanding shares of the Company entitled to vote in elections of Directors, considered for the purposes of this Article Fifth as one class. The 85% voting requirement set forth in the foregoing sentence shall not be applicable if:

          (1) The cash, or fair market value of other consideration, to be received per share by holders of Common Shares of the Company in the business combination is at least an amount equal to (A) the highest per share price paid by the other entity in acquiring any of its holdings of the Common Shares of the Company plus (B) the aggregate amount, if any, by which 5% per annum of the per share price exceeds the aggregate amount of all dividends paid in cash, in each case since the date on which the other entity acquired the 30% interest;

          (2) After the other entity has acquired a 30% interest and prior to the consummation of the business combination: (A) the other entity shall have taken steps to ensure that the Company's Board of Directors included at all times representation by continuing director(s) (as hereinafter defined) proportionate to the shareholdings of the public holders of Common Shares of the Company not affiliated with the other entity (with a continuing director to occupy any resulting fractional board position); (B) the other entity shall not have acquired any newly issued shares, directly or indirectly, from the Company (except upon conversion of convertible securities acquired by it prior to obtaining a 30% interest or as a result of a pro rata share dividend or share split); and (C) the other entity shall not have acquired any additional outstanding Common Shares of the Company or securities

                                       6-F
     convertible into Common Shares except as a part of the transaction that resulted in the other entity's acquiring its 30% interest;

          (3) The other entity shall not have (A) received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges, or other financial assistance or tax credits provided by the Company or (B) made any major change in the Company's business or equity capital structure without in either case the approval of at least a majority of all the directors and at least two-thirds of the continuing directors, in either case prior to the consummation of the business combination; and

          (4) A proxy statement responsive to the requirements of the Securities Exchange Act of 1934 shall have been mailed to public shareholders of the Company for the purpose of soliciting shareholder approval of the business combination and shall have contained at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the business combination that the continuing directors, or any of them, may choose to state and, if deemed advisable by a majority of the continuing directors, an opinion of a reputable investment banking firm as to the fairness (or not) of the terms of the business combination, from the point of view of the remaining public shareholders of the Company (the investment banking firm to be selected by a majority of the continuing directors and to be paid a reasonable fee for their services by the Company upon receipt of the opinion).

The provisions of this Article Fifth shall also apply to a business combination with any other entity that at any time has been the beneficial owner, directly or indirectly, of more than 30% of the outstanding shares of the Company entitled to vote in elections of Directors, considered for the purposes of this Article Fifth as one class, notwithstanding the fact that the other entity has reduced its shareholdings below 30% if, as of the record date for the determination of shareholders entitled to notice of and to vote on the business combination, the other entity is an "affiliate" of the Company (as hereinafter defined).

     (b) As used in this Article Fifth, (1) the term "other entity" shall include any corporation, person, or other entity and any other entity with which it or its "affiliate" or "associate" (as defined below) has any agreement, arrangement, or understanding, directly or indirectly, for the purpose of acquiring, holding, voting, or disposing of shares of the Company, or that is its "affiliate" or "associate" as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, together with the successors and assigns of those persons in any transaction or series of transactions not involving a public offering of the Company's shares within the meaning of the Securities Act of 1933; (2) another entity shall be deemed to be the beneficial owner of any shares of the Company that the other entity (as defined above) has the right to acquire pursuant to any agreement or upon exercise of conversion rights, warrants, or options, or otherwise; (3) the outstanding shares of any class of the Company shall include shares deemed owned through application of clause (2) above but shall not include any other shares that may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants, or options, or otherwise; (4) the term "business combination" shall include (A) the sale, exchange, lease, transfer, or other disposition by the Company of all, or substantially all, of its assets or business to any other entity, (B) the consolidation of the Company with or its merger into any other entity, (C) the merger into the Company of any other entity, and (D) a "combination" or "majority share acquisition" in which the Company is the "acquiring corporation" (as those terms are defined in Section 1701.01 of the Ohio Revised Code or any similar provision hereafter enacted) and its voting shares are issued or transferred to any other entity or to shareholders of any other entity, and the term "business combination" shall also include any agreement, contract, or other arrangement with another entity providing for any of the transactions described in (A) through (D) of this clause (4); (5) the term "continuing director" shall mean either a person who was a member of the Board of Directors of the Company elected by the public shareholders prior to the time when the other entity acquired in excess of 5% of the shares of the Company entitled to vote in the election of Directors, considered for the purposes of this Article Fifth as one class, or a person recommended to succeed a continuing director or by a majority of the continuing directors; and (6), for the purposes of clause (a) (1) of this Article Fifth, the term "other consideration to be received" shall mean Common Shares of the Company retained by its
                                       7-F
existing public shareholders in the event of a business combination with the other entity in which the Company is the surviving corporation.

     (c) A majority of the continuing directors shall have the power and duty to determine for the purposes of this Article Fifth, on the basis of information known to them, whether (1) the other entity beneficially owns more than 30% of the outstanding shares of the Company entitled to vote in the election of Directors, (2) another entity is an "affiliate" or "associate" (as defined above) of another, or (3) another entity has an agreement, arrangement, or understanding with another.

     (d) No amendment to the Articles of Incorporation of the Company shall amend, alter, change, or repeal any of the provisions of this Article Fifth unless the amendment effecting such amendment, alteration, change, or repeal receives the affirmative vote of the holders of 85% of all shares of the Company entitled to vote in the election of Directors, considered for the purposes of this Article Fifth as one class, except that this paragraph (d) shall not apply to, and the 85% vote shall not be required for, any amendment, alteration, change, or repeal recommended to the shareholders by the Board of Directors of the Company if the recommendation has been approved by at least a majority of all of the directors and by at least two-thirds of the continuing directors.

     (e) Nothing contained in this Article Fifth shall be construed to relieve any other entity from any fiduciary obligation imposed by law.

     SIXTH. Section 1701.831 of the Ohio Revised Code shall not apply to "control share acquisitions" of shares of the Company so long as Article Seventh hereof is in effect.

     SEVENTH. The Control Share Acquisition provisions applicable to the shares of the Company, in lieu of those contained in Section 1701.831 of the Ohio Revised Code, are set forth in this Article Seventh.

     (A) As used in this Article Seventh:

          (1) (a) "Control Share Acquisition" means the acquisition, directly or indirectly, by any Person (as hereinafter defined) of shares of the Company (other than in accordance with the provisions of paragraph (1) (b) of this Section (A)) that, when added to all other shares of the Company in respect of which that person, directly or indirectly, may exercise or direct the exercise of voting power as provided herein, would entitle such Person, immediately after the acquisition, directly or indirectly, to exercise or direct the exercise of the voting power in the election of Directors of the Company of a number of the outstanding shares of the Company (as distinguished from the number of votes to which the holder of such shares is entitled) within any of the following ranges (each a "Range"):

             (i) One-fifth or more but less than one-third of such outstanding shares,

             (ii) One-third or more but less than a majority of such outstanding shares, and

             (iii) A majority or more of such outstanding shares.

For the purposes of this definition, a bank, broker, nominee, trustee, or other person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing this Article Seventh shall, however, be deemed to have voting power only of shares in respect of which that person would be able to exercise or direct the exercise of votes without further instruction from others on the proposed Control Share Acquisition at the meeting of shareholders called under this Article Seventh.

     (b) The acquisition of any shares of the Company does not constitute a Control Share Acquisition for the purposes of this Article Seventh if the acquisition is consummated:

          (i) Prior to August 28, 1991;

          (ii) Pursuant to a contract existing prior to August 28, 1991;

                                       8-F

          (iii) Under such circumstances that the acquisition does not result in the Person's being entitled, immediately thereafter and for the first time, to exercise or direct the exercise of voting power in the election of Directors of a number of outstanding shares within the Range of one-fifth or more but less than one-third of such outstanding shares or within a Range higher than the Range applicable prior to the acquisition;

          (iv) By bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift that is made in good faith and not for the purpose of circumventing this Article Seventh;

          (v) Pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this Article Seventh; or

          (vi) Pursuant to a merger, consolidation, combination, or majority share acquisition adopted or authorized by shareholder vote in compliance with the provisions of Section 1701.78 or 1701.79 of the Ohio Revised Code if the Company is the surviving or new corporation in the merger or consolidation or is the acquiring corporation in a combination or majority share acquisition.

The acquisition by any Person of shares of the Company in a manner described under this paragraph (1) (b) of this Section (A) shall be deemed a Control Share Acquisition authorized pursuant to this Article Seventh within the Range applicable after the acquisition, provided, in the case of an acquisition in a manner described under clause (1) (b) (iv) or (v) of this Section (A), the transferor of shares to that Person had previously obtained any authorization of shareholders required under this Article Seventh or under Section 1701.831 of the Ohio Revised Code in connection with that transferor's acquisition of shares of the Company.

     (c) The acquisition of shares of the Company in good faith and not for the purpose of circumventing this Article Seventh from any Person whose Control Share Acquisition had previously been authorized by shareholders, or from any Person whose previous acquisition of shares would have constituted a Control Share Acquisition but for paragraph (1) (b) of this Section (A), does not constitute a Control Share Acquisition unless that acquisition entitles the acquiring Person, directly or indirectly, to exercise or direct the exercise of voting power in the election of Directors of the Company of a number of shares in excess of the Range authorized by the shareholders or defined to be authorized under paragraph (1)(b) of this Section (A).

     (2) "Person" includes, without limitation, a natural person, a corporation (whether nonprofit or for profit), a partnership, a limited liability company, an unincorporated society or association, and two or more persons having a joint or common interest.

     (3) "Acquiring Person" means any Person who has delivered an Acquiring Person Statement to the Company pursuant to Section (B) of this Article Seventh.

     (4) "Acquiring Person Statement" means a written statement that complies with Section (B) of this Article Seventh.

     (5) "Interested Shares" means the shares of the Company in respect of which any of the following persons may exercise or direct the exercise of the voting power of the Company in the election of Directors:

          (a) An Acquiring Person;

          (b) Any officer of the Company elected or appointed by the Directors, provided, however, that shares which, as of the record date of any special meeting held pursuant to this Article Seventh, have been owned beneficially by such person for four or more years shall not be deemed to be "Interested Shares" for purposes of any vote at such meeting;

          (c) Any employee of the Company who is also a Director, provided, however, that shares which, as of the record date of any special meeting held pursuant to this Article Seventh, have been owned

                                       9-F
     beneficially by such person for four or more years shall not be deemed to be "Interested Shares" for purposes of any vote at such meeting; and

          (d) Any Person that acquires such shares for valuable consideration during the period beginning with the date of the first public disclosure of a proposed Control Share Acquisition of the Company or any proposed merger, consolidation, or other transaction that would result in a change in control of the Company or all or substantially all of its assets, and ending on the record date established by the directors pursuant to Section 1701.45 of the Ohio Revised Code and Section (D) of this Article Seventh, if either of the following applies:

             (i) The aggregate consideration paid or given by the Person who acquired the shares, and any other Persons acting in concert with the Person, for all such shares exceeds two hundred fifty thousand dollars;

             (ii) The number of shares acquired by the Person who acquired the shares, and any other Persons acting in concert with the Person, exceeds one-half of one per cent of the outstanding shares of the Company entitled to vote in the election of Directors.

          (e) Any Person that transfers such shares for valuable consideration after the record date described in paragraph 5(d) of this Section (D) as to shares so transferred, if accompanied by the voting power in the form of a blank proxy, an agreement to vote as instructed by the transferee, or otherwise.

     (2) If any part of this division is held to be illegal or invalid in application, the illegality or invalidity does not affect any legal and valid application thereof or any other provision or application of this Article Seventh that can be given effect without the invalid or illegal provision, and the parts and applications of this Article Seventh are severable.

     (B) Any Person who proposes to make a Control Share Acquisition, or seeks to exercise one-fifth or more of the voting power of the Company under paragraph
(a) of Division II of Article Fourth hereof, shall deliver an Acquiring Person Statement to the Company's principal executive offices. The Acquiring Person Statement shall set forth all of the following to the extent appropriate to the authorization such Person is seeking:

          (1) The identity of the Acquiring Person;

          (2) A statement that the Acquiring Person Statement is given pursuant to this Article Seventh;

          (3) The number and class of shares of the Company owned, directly or indirectly, by the Acquiring Person and the date or dates when such shares were acquired;

          (4) The Range under which the proposed Control Share Acquisition would, if consummated, fall;

          (5) A description in reasonable detail of the terms of the proposed Control Share Acquisition; and

          (6) Representations of the Acquiring Person, together with a statement in reasonable detail of the facts upon which they are based, that the proposed Control Share Acquisition, if consummated, will not be contrary to law and that the Acquiring Person has the financial capacity to make the proposed Control Share Acquisition.

     (C) Within ten days after receipt of an Acquiring Person Statement that complies with Section (B) of this Article Seventh, the Directors of the Company shall call a special meeting of shareholders of the Company for the purpose of voting on the proposed Control Share Acquisition. Unless the Acquiring Person agrees in writing to another date, the special meeting of shareholders shall be held within fifty days after receipt by the Company of the Acquiring Person Statement. If the Acquiring Person so requests in writing at the time of delivery of the Acquiring Person Statement, the special meeting shall be held no sooner than thirty days after receipt by the Company of the Acquiring Person Statement. The special

                                       10-F
meeting of shareholders shall not be held later than any other special meeting that is called, after receipt by the Company of the Acquiring Person Statement, in compliance with Section 1701.76, 1701.78, 1701.79 or 1701.83 of the Ohio Revised Code or this Article Seventh.

     (D) Notice of the special meeting of shareholders shall be given, as promptly as reasonably practicable, to all shareholders of record, whether or not entitled to vote thereat, as of the record date fixed for the meeting. The notice shall include or be accompanied by the following:

          (1) A copy of the Acquiring Person Statement delivered to the Company pursuant to this Article Seventh; and

          (2) A statement by the Company, authorized by its Directors, of its position or recommendation, or that it is taking no position or making no recommendation, with respect to the proposed Control Share Acquisition.

     (E) The Acquiring Person may make the proposed Control Share Acquisition if both of the following occur:

          (1) The shareholders of the Company who hold shares entitling them to vote in the election of Directors authorize the acquisition at the special meeting held for that purpose at which a quorum is present by an affirmative vote of a majority of the voting power of the Company in the election of Directors represented at such meeting in person or by proxy and a majority of the portion of such voting power excluding the voting power of Interested Shares represented at the meeting in person or by proxy. A quorum shall be deemed to be present at such meeting if at least a majority of the voting power of the Company in the election of Directors is represented at the meeting in person or by proxy.

          (2) The acquisition is consummated, in accordance with the terms so authorized, not later than three hundred sixty days following shareholder authorization of the Control Share Acquisition.

     (F) As provided in Section 1701.48 of the Ohio Revised Code, no proxy appointed by or in connection with a shareholder authorization of a Control Share Acquisition is valid if it (1) provides that it is irrevocable or (2) is sought, appointed, and received other than (a) in accordance with all applicable requirements of the laws of the State of Ohio and of the United States and (b) separate and apart from the sale or purchase, contract or tender for sale or purchase, or request or invitation for tender for sale of purchase, of shares of the Company.

     (G) Shares acquired in violation of this Article Seventh shall be subject to restrictions on transfer of such shares and such other provisions as may be contained in the Regulations of the Company.

     EIGHTH. No holder of shares of the Company of any class, as such, shall have any pre-emptive right to purchase or subscribe for shares of the Company, of any class, or other securities of the Company, of any class, whether now or hereafter authorized.

     NINTH. The Company, by action of its directors and without action by its shareholders, may purchase its own shares in accordance with the provisions of Chapter 1701 of the Ohio Revised Code. Such purchases may be made either in the open market or at public or private sale, in such manner and amounts of any one class or any combination of classes, from such holder or holders of outstanding shares of the Company, and at such prices as the directors shall from time to time determine without regard to differences among the classes in price and other terms under which shares may be purchased or in relative number of shares that may be available for purchase.

     Tenth. These Amended Articles of Incorporation supersede the existing Amended Articles of Incorporation of the Company.

                                       11-F

[Map showing location of Annual Meeting]

                                 FORM OF PROXY

                           THE J. M. SMUCKER COMPANY
                   STRAWBERRY LANE, ORRVILLE, OHIO 44667-0280

 SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF SHAREHOLDERS ON
                                 MARCH 1, 2002

The undersigned hereby appoints Timothy P. Smucker, Richard K. Smucker, and Steven J. Ellcessor, or any one of them, proxies with full power of substitution to vote, as designated on the reverse side, all Common Shares that the undersigned is entitled to vote at the Special Meeting of Shareholders of The J.
M. Smucker Company to be held on Friday, March 1, 2002 or at any adjournment or adjournments, and any postponement or postponements thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

 SEE REVERSE SIDE

Please note that admission to the Special Meeting will be by admission card only. If you plan to attend the meeting, please mark the indicated box on your Proxy. Also, if you plan to bring a guest, please so state on your card. Due to space limitations, no more than two admission cards per shareholder account will be provided.

                   NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE

      QUICK - EASY - IMMEDIATE - AVAILABLE 24 HOURS A DAY - 7 DAYS A WEEK

The J. M. Smucker Company encourages you to take advantage of the convenient telephone voting method to vote your shares for the proposal to be covered at the Special Meeting of Shareholders. Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. To vote by telephone, read the accompanying proxy statement and then follow these steps:

TO VOTE BY TELEPHONE
                                    Call toll free 1-800-      -      in the United States or Canada any time on a touch tone
                                    telephone.
                                    There is NO CHARGE to you for this call. Have your proxy card in hand when you call.
                                    Enter the 6-digit Control Number located below.

                                    Option #1:    To vote as the Board of Directors recommends on Proposal 1, Press 1. When asked, please confirm your vote by pressing 1.

                                    Option #2:    If you choose to vote against Proposal 1, press 0 and follow the recorded instructions.

           IF YOU VOTE BY TELEPHONE, DO NOT MAIL BACK THE PROXY CARD.
                             THANK YOU FOR VOTING!

CONTROL NUMBER

      THE J. M. SMUCKER COMPANY

--------------------------------------------------------------------------------
      [ ] Mark this box with an X if you have made changes to your name or
address details below.       CONTROL NUMBER

      PROXY CARD

     Please mark vote in box in the following
     manner using dark ink only.   X
     ----------------------------------------
      THE BOARD OF DIRECTORS RECOMMENDS A
     VOTE FOR THE FOLLOWING PROPOSAL.
     ----------------------------------------

       1. Approval of a merger of a wholly owned subsidiary of      FOR     AGAINST   ABSTAIN
          Procter & Gamble, which will hold the Jif and Crisco      [ ]       [ ]       [ ]
          businesses, into Smucker with Smucker as the surviving
          company by adoption of the merger agreement relating
          to the merger.

                                                                   WILL
                                                                  ATTEND
       Will attend meeting/number attending                         [ ]

     PLEASE REFER TO THE FRONT SIDE OF THIS PROXY CARD FOR TELEPHONE VOTING
                                 INSTRUCTIONS.

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

SIGNATURE                                SIGNATURE                                DATE

                                                                                  (MONTH)     (DAY)     (YEAR)

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     In general, a director of an Ohio corporation will not be found to have violated his or her fiduciary duties unless there is proof by clear and convincing evidence that the director (1) has not acted in good faith, (2) has not acted in a manner the director reasonably believes to be in or not opposed to the best interests of the corporation, or (3) has not acted with the care that an ordinarily prudent person in a like position would use under similar circumstances. Monetary damages for any act taken or omission made as a director are generally awarded only if it is proved by clear and convincing evidence that the director undertook such act or omission either with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.

     Under Ohio law, a corporation must indemnify its directors, officers, employees, and agents against expenses reasonably incurred in connection with the successful defense (on the merits or otherwise) of an action, suit, or proceeding. A corporation may indemnify such persons in actions, suits, and proceedings (including certain derivative suits) if the individual has acted in good faith and in a manner that the individual believes to be in or not opposed to the best interests of the corporation. In the case of a criminal proceeding, the individual must also have no reasonable cause to believe that his or her conduct was unlawful.

     Indemnification may be made only if ordered by a court or if authorized in a specific case upon a determination that the applicable standard of conduct has been met. Such a determination may be made by a majority of the disinterested directors, by independent legal counsel, or by the shareholders.

     Under Ohio law, a corporation may pay the expenses of any indemnified individual as they are incurred, in advance of the final disposition of the matter, if the individual provides an undertaking to repay the amount if it is ultimately determined that the individual is not entitled to be indemnified. Ohio law generally requires all expenses, including attorney's fees, incurred by a director in defending any action, suit, or proceeding to be paid by the corporation as they are incurred if the director agrees (i) to repay such amounts in the event that it is proved by clear and convincing evidence that the director's action or omission was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation and (ii) to reasonably cooperate with the corporation concerning the action, suit, or proceeding.

     Smucker's regulations require Smucker to indemnify, to the full extent permitted by Ohio law, any person made, or threatened to be made, a party to any threatened, pending or completed action, suit, or proceeding (whether civil, criminal, administrative, or investigative) because that person is or was a director, officer, or employee of Smucker or was serving, at the request of Smucker, as a director, trustee, officer, or employee of another entity. Smucker also has in effect insurance policies for general officers' and directors' liability insurance covering all of its directors and officers.

     Following the merger, the indemnification arrangements discussed above will remain unchanged. In addition, Smucker may enter into indemnification agreements with each of its directors and officers that indemnify its directors and officers to the maximum extent permitted by law.

     For the undertaking with respect to indemnification, see Item 22 herein.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) See Exhibit Index.

     (b) Not applicable.

     (c) The opinion of William Blair & Company, L.L.C., is included as Annex D to the proxy statement-prospectus included as part of this Registration Statement.

ITEM 22. UNDERTAKINGS.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of each of the Registrants' annual reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
         Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (g)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

       (2) The undersigned Registrant hereby undertakes that every prospectus:
           (i) that is filed pursuant to paragraph 1 immediately preceding, or
           (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Joint Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orrville, State of Ohio, on November 20, 2001.

                              THE J. M. SMUCKER COMPANY
                              (Registrant)

                              By:          /s/ STEVEN J. ELLCESSOR
                                 -----------------------------------------------
                                               Steven J. Ellcessor
                                  Vice President -- Finance and Administration,
                                          Secretary and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                   TITLE                        DATE
                  ---------                                   -----                        ----

                      *                          Chairman and Co-Chief Executive     November 20, 2001
 -------------------------------------------          Officer, and Director
             Timothy P. Smucker                   (Principal Executive Officer)

                      *                         President and Co-Chief Executive,    November 20, 2001
 -------------------------------------------               and Director
             Richard K. Smucker                   (Principal Executive Officer)

           /s/ STEVEN J. ELLCESSOR                Vice President -- Finance and      November 20, 2001
 -------------------------------------------      Administration, Secretary and
             Steven J. Ellcessor                         General Counsel
                                                  (Principal Financial Officer)

                      *                           Vice President -- Information      November 20, 2001
 -------------------------------------------     Systems and Corporate Controller
              Richard G. Jirsa                             (Controller)

                      *                                      Director                November 20, 2001
 -------------------------------------------
               Vincent C. Byrd

                      *                                      Director                November 20, 2001
 -------------------------------------------
              Kathryn W. Dindo

                      *                                      Director                November 20, 2001
 -------------------------------------------
               Fred A. Duncan

                      *                                      Director                November 20, 2001
 -------------------------------------------
             Elizabeth Valk Long

                      *                                      Director                November 20, 2001
 -------------------------------------------
           Charles S. Mechem, Jr.

                      *                                      Director                November 20, 2001
 -------------------------------------------
            William H. Steinbrink

                      *                                      Director                November 20, 2001
 -------------------------------------------
            William Wrigley, Jr.

* The undersigned, by signing his name hereto, does sign and execute this registration statement pursuant to the powers of attorney executed by the above-named officers and directors of the registrant, which are being filed herewith with the Securities and Exchange Commission on behalf of such officers and directors.


 By:           /s/ STEVEN J. ELLCESSOR
        -------------------------------------
                 Steven J. Ellcessor

                                 EXHIBIT INDEX

EXHIBIT NO.                       EXHIBIT DESCRIPTION
-----------                       -------------------

    2.1 Agreement and Plan of Merger, dated as of October 9, 2001, by and among P&G, P&G Ohio and Smucker (attached as Annex A to the proxy statement-prospectus).

    3.1       Amended Articles of Incorporation of The J. M. Smucker
              Company (attached as Annex F to the proxy statement-prospectus).

   *5.1 Opinion of General Counsel of The J. M. Smucker Company, as to the validity of the Smucker common shares being registered hereby.

   *8.1       Opinion of Ernst & Young LLP as to certain tax matters.

   10.1       Contribution Agreement, dated as of October 9, 2001, among
              P&G, The Procter & Gamble Manufacturing Company, P&G Ohio and Smucker (attached as Annex B to the proxy statement-prospectus).

   10.2 Form of Manufacturing Plant Separation Agreement between P&G and Smucker.

   10.3       Form of Tax Sharing Agreement between P&G and Smucker.

   10.4 Transitional Services Agreement, dated October 9, 2001, between P&G and Smucker.

   23.1 Consent of Ernst & Young LLP relating to the audited financial statements of Smucker.

   23.2 Consent of Deloitte & Touche relating to the audited financial statements of the Jif and Crisco businesses of The
              Procter & Gamble Company.

  *23.3       Consent of General Counsel of The J. M. Smucker Company
              (included in Exhibit 5.1).

  *23.4       Consent of Ernst & Young LLP (included in Exhibit 8.1).

   23.5       Consent of William Blair & Company, L.L.C.

   24.1       Power of Attorney of Directors and officers of Smucker.

   99.1       JMS Shareholder Agreement and Irrevocable Proxy, dated
              October 9, 2001, between P&G and the shareholders listed on the signature page thereto (attached as Annex C to the proxy statement-prospectus).

   99.2       Opinion of William Blair & Company, L.L.C. (attached as
              Annex D to the proxy statement-prospectus).

---------------
* To be filed by amendment.